    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------

                         TRUMP ATLANTIC CITY ASSOCIATES
             (Exact name of registrant as specified in its charter)

               NEW JERSEY                                   7011                                   22-3213714
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

        2500 BOARDWALK, ATLANTIC CITY, NEW JERSEY 08401, (609) 441-6060 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               NICHOLAS L. RIBIS
                                   PRESIDENT
                       TRUMP ATLANTIC CITY HOLDING, INC.
                                 2500 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 441-6060
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                     TRUMP ATLANTIC CITY FUNDING III, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    9999                                   22-3550203
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

        2500 BOARDWALK, ATLANTIC CITY, NEW JERSEY 08401, (609) 441-6060 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               NICHOLAS L. RIBIS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     TRUMP ATLANTIC CITY FUNDING III, INC.
                                 2500 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 441-6060
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                        TRUMP ATLANTIC CITY CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    9999                                   13-3592880
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

        2500 BOARDWALK, ATLANTIC CITY, NEW JERSEY 08401, (609) 441-6060 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               NICHOLAS L. RIBIS
                                   PRESIDENT
                        TRUMP ATLANTIC CITY CORPORATION
                                 2500 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 441-6060
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                         TRUMP CASINO SERVICES, L.L.C.
             (Exact name of registrant as specified in its charter)

               NEW JERSEY                                   9999                                   22-3446804
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

        2500 BOARDWALK, ATLANTIC CITY, NEW JERSEY 08401, (609) 441-6060 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                               NICHOLAS L. RIBIS
                                   PRESIDENT
                        TRUMP ATLANTIC CITY CORPORATION
                                 2500 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 441-6060
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                          TRUMP COMMUNICATIONS, L.L.C.
             (Exact name of registrant as specified in its charter)

               NEW JERSEY                                   9999                                   22-3526602
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

        2500 BOARDWALK, ATLANTIC CITY, NEW JERSEY 08401, (609) 441-6060 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               NICHOLAS L. RIBIS
                                   PRESIDENT
                        TRUMP ATLANTIC CITY CORPORATION
                                 2500 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 441-6060
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                             TRUMP PLAZA ASSOCIATES
             (Exact name of registrant as specified in its charter)

               NEW JERSEY                                   7011                                   22-3241643
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

        2500 BOARDWALK, ATLANTIC CITY, NEW JERSEY 08401, (609) 441-6060 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               NICHOLAS L. RIBIS
                                   PRESIDENT
                        TRUMP ATLANTIC CITY CORPORATION
                                 2500 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 441-6060
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                           TRUMP TAJ MAHAL ASSOCIATES
             (Exact name of registrant as specified in its charter)

               NEW JERSEY                                   7011                                   13-3469507
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

      1000 THE BOARDWALK, ATLANTIC CITY, NEW JERSEY 08401, (609) 441-6060 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               NICHOLAS L. RIBIS
                                   PRESIDENT
                        TRUMP ATLANTIC CITY CORPORATION
                                 2500 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                 (609) 441-6060
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                WITH A COPY TO:
                             DANIEL D. RUBINO, ESQ.
                            WILLKIE FARR & GALLAGHER
                              ONE CITICORP CENTER
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 821-8000
                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

               TITLE OF EACH CLASS                                                          PROPOSED MAXIMUM       AMOUNT OF
                OF SECURITIES TO                      AMOUNT TO BE      PROPOSED MAXIMUM   AGGREGATE OFFERING     REGISTRATION
                  BE REGISTERED                        REGISTERED        OFFERING PRICE          PRICE                FEE
11 1/4% First Mortgage Notes (TAC III) due
  2006...........................................     $25,000,000           94.200%           $23,550,000            $6,948
Guarantees (1)...................................         (2)                 (2)                 (2)                 (2)

(1) Trump Atlantic City Corporation, Trump Casino Services, L.L.C., Trump Communications, L.L.C., Trump Plaza Associates and Trump Taj Mahal Associates are wholly-owned subsidiaries of Trump Atlantic City Associates and each is registering Guarantees of the payment of the principal of, premium, if any, and interest on the Notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is required with respect to the Guarantees.

(2) Not applicable.
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JANUARY 9, 1998
PROSPECTUS
                         TRUMP ATLANTIC CITY ASSOCIATES
                     TRUMP ATLANTIC CITY FUNDING III, INC.

  OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF 11 1/4% FIRST MORTGAGE NOTES
                          (TAC III) DUE 2006, SERIES B
FOR EACH $1,000 IN PRINCIPAL AMOUNT OF OUTSTANDING 11 1/4% FIRST MORTGAGE NOTES
                          (TAC III) DUE 2006, SERIES A
                            ------------------------

    Trump Atlantic City Associates, a New Jersey general partnership ("Trump AC"), Trump Atlantic City Funding III, Inc., a Delaware corporation ("Funding III" and, collectively with Trump AC, the "Issuers"), and the Guarantors (as defined) hereby offer to exchange (the "Exchange Offer") up to $25,000,000 in aggregate principal amount of their 11 1/4% First Mortgage Notes (TAC III) due 2006, Series B (the "Exchange Notes") for up to $25,000,000 in aggregate principal amount of their outstanding 11 1/4% First Mortgage Notes (TAC III) due 2006, Series A issued in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") (the "Original Notes" and, together with the Exchange Notes, the "Notes"). Funding III is a wholly owned subsidiary of Trump AC. Trump AC is a wholly owned subsidiary of Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings"), which in turn is a subsidiary of Trump Hotels & Casino Resorts, Inc. ("THCR").

    The terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes will be freely transferable by holders thereof (except as provided below) and (ii) the Exchange Notes will be issued without any covenant of the Issuers regarding registration. The Exchange Notes will be issued under the indenture governing the Original Notes. The Exchange Notes will be, and the Original Notes are, senior secured obligations of the Issuers and will be and are fully and unconditionally guaranteed on a senior secured basis by Trump Plaza Associates ("Plaza Associates"), Trump Taj Mahal Associates ("Taj Associates") and all other existing and future Subsidiaries (as defined) of Trump AC (collectively, the "Guarantors" and, together with the Issuers, the "Registrants"), other than Trump Atlantic City Funding, Inc. ("Trump AC Funding"), which is one of the issuers of the TAC I Notes (as defined), Funding II, which is one of the issuers of the TAC II Notes (as defined), and Trump Atlantic City Funding III, Inc. ("Funding III"), which is one of the Issuers. The Exchange Notes will rank PARI PASSU with and be substantially similar to the outstanding $1.2 billion of 11 1/4% First Mortgage Notes due 2006 (the "TAC I Notes") of Trump AC and Trump AC Funding and the $75 million of TAC II Notes of Trump AC and Funding II.

    The Notes will bear interest from and including their respective dates of issuance. Holders whose Original Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original Notes accrued after the issuance of the Exchange Notes. Interest on the Notes will be payable in cash, semi-annually in arrears on May 1 and November 1 of each year, commencing May 1, 1998. The Notes will mature on May 1, 2006. The Notes are not redeemable prior to May 1, 2001, other than pursuant to a Required Regulatory Redemption (as defined). Thereafter, the Notes may be redeemed at the redemption prices set forth herein, together with accrued and unpaid interest and Liquidated Damages (as defined), if any, to the date of redemption. Upon the occurrence of a Change of Control (as defined), but subject to certain restrictions contained herein, each holder of the Notes (each, a "Holder") may require the Issuers to purchase such Holder's Notes at 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. See "Description of the Notes." Trump AC's consolidated outstanding indebtedness for borrowed money at September 30, 1997 would have been, on a pro forma basis after giving effect to the issuance of the Notes and the TAC II Notes, approximately $1.31 billion, consisting of $1.2 billion of TAC I Notes, $75.0 million of TAC II Notes, $25.0 million of Notes, $5.0 million of other senior indebtedness and approximately $8.7 million of other indebtedness. For a complete description of the terms of the Exchange Notes, including provisions relating to the ability of the Issuers to create indebtedness that is senior or PARI PASSU to the Exchange Notes, see "Description of the Notes." There will be no cash proceeds to the Issuers from the Exchange Offer.

    The Issuers' payment obligations under the Notes, and the guarantees thereof, will be secured on a senior basis by substantially all of the real and personal property owned or leased by Plaza Associates and Taj Associates. The liens securing the Notes will be (i) subordinate to the liens securing approximately $5.0 million of senior indebtedness and (ii) PARI PASSU with the liens on property of the Guarantors securing the TAC I Notes and the TAC II Notes. The Notes will not be secured by a pledge of the equity of any subsidiary of THCR Holdings, which equity has been pledged for the exclusive benefit of the Senior Notes (as defined).

    The Original Notes were originally issued and sold on December 10, 1997 in a transaction not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act (the "Initial Offering"). Accordingly, the Original Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission") issued to third parties, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is (i) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Issuers or (iii) a broker-dealer who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal accompanying this prospectus (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Original Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Issuers have agreed that, for a period not to exceed 180 days after the Exchange Date (as defined), they will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any Holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    The Exchange Notes will constitute a new issue of securities with no established trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered, and tendered but unaccepted, Original Notes could be adversely affected. Following consummation of the Exchange Offer, the Holders of Original Notes will continue to be subject to the existing restrictions on transfer thereof and the Issuers will have no further obligation to such Holders to provide for the registration under the Securities Act of the Original Notes except under certain limited circumstances. See "Original Notes Registration Rights." No assurance can be given as to the liquidity of the trading market for either the Original Notes or the Exchange Notes.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York City time, on       , 1998, unless extended (the
"Expiration Date"). The date of acceptance for exchange of the Original Notes (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Original Notes. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

    Concurrent with the Exchange Offer, Trump AC, Funding II, a wholly owned subsidiary of Trump AC, and the Guarantors are offering to exchange (the "Concurrent Exchange Offer") up to $75,000,000 in aggregate principal amount of their 11 1/4% First Mortgage Notes (TAC II) due 2006, Series B (the "TAC II Exchange Notes") for up to $75,000,000 in aggregate principal amount of their outstanding 11 1/4% First Mortgage Notes (TAC II) due 2006, Series A (the "TAC II Original Notes" and, together with the TAC II Exchange Notes, the "TAC II Notes") issued in reliance upon an exemption from registration under the Securities Act. The TAC II Notes will be secured PARI PASSU with the TAC I Notes and the Notes by liens on the properties of Plaza Associates and Taj Associates. The TAC II Notes will rank PARI PASSU with and be substantially similar to the Notes, except the ability of holders of the TAC II Notes to require Trump AC to repurchase the TAC II Notes in the event of an Asset Sale Offer or a Change of Control Offer (each as defined) will be subject to and conditioned on (i) the prior rights of holders of TAC I Notes and TAC II Notes to require such repurchase of their securities and (ii) compliance with provisions in the TAC I
Note Indenture (as defined) and the TAC II Note Indenture (as defined) that limit certain restricted payments, including the acquisition of indebtedness (including the Notes).
                       ----------------------------------

    SEE "RISK FACTORS" ON PAGE 18 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   NEITHER THE NEW JERSEY CASINO CONTROL COMMISSION NOR ANY OTHER REGULATORY
             AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF
        THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                       ----------------------------------

                 The date of this Prospectus is January  , 1998

                             AVAILABLE INFORMATION

    The Issuers and the Guarantors have filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Issuers are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports and other information required by the Commission. Periodic reports and other information filed by the Issuers with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of such material can also be obtained from Trump AC upon request. Any such request should be directed to the Secretary of Trump AC at 2500 Boardwalk, Atlantic City, New Jersey 08301, telephone number (609) 441-6060.

    The Issuers' obligation to file periodic reports with the Commission pursuant to the Exchange Act may be suspended if the Notes are held of record by fewer than 300 Holders at the beginning of any fiscal year of the Issuers, other than the fiscal year in which the Registration Statement or any Shelf Registration Statement (as defined) becomes effective. The Issuers have agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, they will furnish to the Holders of the Notes and submit to the Commission (unless the Commission will not accept such materials) (i) all quarterly and annual financial information that would be required to be contained in filings with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Issuers' certified independent accountants, and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Issuers' were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Issuers have agreed to make available upon request to any prospective purchaser of, or beneficial owner of Notes in connection with any offer or sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS OR THE GUARANTORS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
AVAILABLE INFORMATION..........................          ii
PROSPECTUS SUMMARY.............................           1
RISK FACTORS...................................          18
  Consequences of Failure to Exchange..........          18
  High Leverage and Fixed Charges..............          18
  Holding Company Structure....................          19
  Risk in Refinancing and Repayment of
    Indebtedness; Need for Additional
    Financing..................................          19
  Risks Associated with a Change of Control....          19
  Restrictions on Certain Activities...........          19
  Risks Associated with Use of Proceeds........          20
  Non-Recourse Nature of the Notes.............          20
  Historical Results; Past Net Losses..........          20
  Control and Involvement of Trump.............          21
  Competition..................................          21
  Reliance on Key Personnel....................          24
  Strict Regulation by Gaming Authorities......          24
  Limitations on License of the Trump Name.....          25
  Fraudulent Transfer Considerations...........          25
  Forward-Looking Statements...................          26
  Lack of Public Market for the Exchange
    Notes......................................          26
USE OF PROCEEDS................................          27
THE EXCHANGE OFFER.............................          28
  Purpose of the Exchange Offer................          28
  Terms of the Exchange........................          28
  Expiration Date; Extensions; Termination;
    Amendments.................................          29
  How to Tender................................          30
  Terms and Conditions of the Letter of
    Transmittal................................          31
  Withdrawal Rights............................          32
  Acceptance of Original Notes for Exchange;
    Delivery of Exchange Notes.................          32
  Conditions to the Exchange Offer.............          33
  Exchange Agent...............................          34
  Solicitation of Tenders; Expenses............          34
  Appraisal Rights.............................          34
  Federal Income Tax Consequences..............          34
  Other........................................          34
CAPITALIZATION.................................          36
CONSOLIDATED SELECTED FINANCIAL DATA...........          37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................          42
  Results of Operations for the Nine Months
    Ended September 30, 1997 and 1996..........          42
  Results of Operations for the Years Ended
    December 31, 1996 and 1995.................          44
  Results of Operations for the Years Ended
    December 31, 1995 and 1994.................          46
  Capital Resources and Liquidity..............          48
  Seasonality..................................          48
  Inflation....................................          48


                                                    PAGE
                                                    -----
BUSINESS.......................................          49
  Trump Plaza..................................          49
  The Taj Mahal................................          54
  TCS..........................................          57
  Trademark/Licensing..........................          58
  Certain Indebtedness.........................          58
  Atlantic City Market.........................          59
  Competition..................................          60
  Gaming and Other Laws and Regulations........          62
  Properties...................................          70
  Legal Proceedings............................          73
MANAGEMENT.....................................          76
  Directors and Executive Officers of Issuers,
    Plaza Associates and Taj Associates........          76
  Executive Compensation.......................          80
  Employment Agreements........................          82
  Compensation of Directors....................          85
  Compensation Committee Interlocks and Insider
    Participation..............................          85
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.................................          89
STOCK OWNERSHIP................................          90
DESCRIPTION OF OTHER INDEBTEDNESS..............          90
DESCRIPTION OF THE NOTES.......................          91
  General......................................          91
  Security for the Notes.......................          92
  Note Guarantees..............................          93
  Certain Bankruptcy Limitations...............          93
  Optional Redemption..........................          94
  Certain Covenants............................          95
  Reports......................................         104
  Events of Defaults and Remedies..............         105
  Legal Defeasance and Covenant Defeasance.....         106
  Amendments and Supplements...................         107
  Gaming Laws..................................         107
  Trustee......................................         108
  No Personal Liability of Partners,
    Stockholders, Officers, Directors;
    Non-recourse...............................         108
  The Mortgage.................................         108
  Certain Definitions..........................         109
  Book-entry; Delivery; Form and Transfer......         122
ORIGINAL NOTES REGISTRATION RIGHTS.............         125
CERTAIN UNITED STATES FEDERAL INCOME TAX
  CONSIDERATIONS...............................         127
  United States Holders........................         127
  Non-United States Holders....................         128
PLAN OF DISTRIBUTION...........................         130
LEGAL MATTERS..................................         131
EXPERTS........................................         131
INDEX TO FINANCIAL STATEMENTS..................         F-1

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "ISSUERS" AS USED IN THIS PROSPECTUS INCLUDES TRUMP AC AND FUNDING III. THIS PROSPECTUS CONTAINS FORWARD-LOOKING INFORMATION THAT INVOLVES RISKS AND UNCERTAINTIES AND SUCH INFORMATION IS SUBJECT TO THE ASSUMPTIONS SET FORTH IN CONNECTION THEREWITH AND THE INFORMATION CONTAINED HEREIN. SEE "RISK FACTORS-- FORWARD-LOOKING STATEMENTS."

                         TRUMP ATLANTIC CITY ASSOCIATES

    Trump AC owns and operates two "Four Star" Atlantic City casino hotels located on The Boardwalk in Atlantic City (the "Atlantic City Properties"): the Trump Taj Mahal Casino Resort (the "Taj Mahal") and Trump Plaza Hotel and Casino ("Trump Plaza"), which also includes Trump World's Fair. Through its ownership of two successful land-based casino hotels, Trump AC has a leading presence in the Atlantic City market, which, in terms of gaming revenues, has demonstrated a ten-year compound annual growth rate of approximately 5.3% through 1996 and a growth rate of approximately 2.3% for the nine months ended September 30, 1997 versus September 30, 1996. Trump AC has approximately one-quarter of Atlantic City's casino square footage, slot machines, table games and hotel room inventory. In addition, management believes the combination of the Taj Mahal with Trump Plaza provides operational efficiencies and economies of scale from the expertise and experience of management at the two operating entities. In May 1996, Trump AC completed an expansion program at Trump Plaza (the "Trump Plaza Expansion"), which included increasing Trump Plaza's frontage on The Boardwalk, opening a new casino and restaurant and an additional 349 rooms, constructing a new entranceway for easier access by car and renovating and integrating Trump World's Fair into Trump Plaza. In July 1997, Trump AC completed an expansion program at the Taj Mahal (the "Taj Mahal Expansion"), which included construction of a new bus terminal, expansion of parking facilities and expansion of casino floor space.

    Management believes that Trump AC benefits from the following factors:

    - LEADING ATLANTIC CITY FACILITIES. Trump AC owns and operates two of the largest casino hotel properties in Atlantic City, both of which are strategically located on The Boardwalk. Trump AC believes that the Atlantic City Properties' prime locations, reputations for high quality amenities and first-class customer service and targeted marketing strategies are ideally suited to capitalize on the growth in the Atlantic City gaming market. Management believes that its leading size and market share in Atlantic City provides it with a competitive advantage in marketing the Atlantic City Properties, particularly to large convention groups and multi-day stay destination resort visitors.

    - ATLANTIC CITY PROPERTIES EXPANSION. Trump AC completed the Trump Plaza Expansion in May 1996 and the Taj Mahal Expansion in July 1997, which expansion increased gaming space and hotel room capacity at the Atlantic City Properties, allowing Trump AC to meet existing room demand and positioning Trump AC to benefit from current and proposed infrastructure improvements in Atlantic City.

    - THE "TRUMP" NAME. Trump AC capitalizes on the widespread recognition of the "Trump" name and its association with high quality amenities and first-class service. To this end, Trump AC provides a broadly diversified gaming and entertainment experience consistent with the "Trump" name and reputation for quality.

    The following table profiles Trump AC's current casino and hotel capacity at the Atlantic City Properties:

                                                                   TRUMP
                                                                   PLAZA      TRUMP      TRUMP
                                                                   MAIN       PLAZA     WORLD'S      TAJ
                                                                 FACILITY     EAST       FAIR       MAHAL      TOTAL
                                                                 ---------  ---------  ---------  ---------  ---------
Gaming square footage..........................................     74,226     14,886     49,193    147,540    285,845
Slot machines..................................................      2,201        371      1,518      4,148      8,238
Table games....................................................         95          0         16        217        328
Hotel rooms....................................................        555        349        500      1,250      2,654

    Management announced in the third quarter of 1997 that it is exploring transactions involving Trump Plaza, including the possible sale of the property or another form of business combination or strategic alliance.

ATLANTIC CITY PROPERTIES

    TRUMP PLAZA. Management believes that Trump Plaza's "Four Star" Mobil Travel Guide rating and "Four Diamond" American Automobile Association rating reflect the high quality amenities and services that Trump Plaza provides to its casino patrons and hotel guests. These amenities and services include a broad selection of dining choices, headline entertainment, deluxe accommodations, tennis courts and swimming and health spa facilities.

    Management believes that as a result of the Trump Plaza Expansion and Trump Plaza's strategic location, Trump Plaza is one of the premier host properties in Atlantic City. The Trump Plaza Expansion was completed in May 1996 and increased Trump Plaza's prime central frontage on The Boardwalk to nearly a quarter of a mile. Management believes that the construction of the new convention center and the planned tourist corridor linking the new convention center with The Boardwalk enhances the desirability of Atlantic City generally and, as a result of Trump Plaza's central location, benefits Trump Plaza in particular. In addition, management has taken advantage of recent gaming regulatory changes that allow casino space to be directly visible and accessible from The Boardwalk. Trump Plaza's location on The Boardwalk at the end of the main highway into Atlantic City makes it highly accessible for both "drive-in" and "walk-in" patrons.

    As part of the Trump Plaza Expansion, Trump Plaza opened the Ocean View Casino and Bar and a total of 349 rooms, including nine super suites, located in a hotel tower adjacent to and east of Trump Plaza's main tower ("Trump Plaza East"), which is fully integrated into Trump Plaza. Trump Plaza East has approximately 15,000 square feet of casino space. Trump Plaza also completed construction of a new entranceway to Trump Plaza to provide easier access by car to Trump Plaza.

    In May 1996, Trump AC completed the renovations and integration of Trump World's Fair, located on The Boardwalk adjacent to the Atlantic City Convention Center, into Trump Plaza. Trump World's Fair contains 49,193 square feet of casino floor space, approximately 16,000 square feet of which is directly accessible from The Boardwalk, and 500 hotel rooms, connected to Trump Plaza's main tower by an enclosed walkway overlooking The Boardwalk.

    Management believes the increased hotel capacity as a result of the Trump Plaza Expansion enables Trump Plaza better to meet demand and accommodate its casino guests, as well as to host additional and larger conventions and corporate meetings.

    Trump Plaza's management team has launched a variety of initiatives designed to increase the level of casino gaming activity generally at Trump Plaza and to attract casino patrons who tend to wager more frequently than the typical Atlantic City patron. These initiatives include targeted marketing and advertising campaigns directed to select groups of customers in the Boston-New York-Washington, D.C. corridor, the introduction of new slot machines and table games and the addition of bill acceptors on slot machines. Trump World's Fair is seeking to attract the "middle market" segment (primarily bus customers and Boardwalk pedestrian traffic) by offering high value food and entertainment attractions.

    THE TAJ MAHAL. The Taj Mahal ranked first among all Atlantic City casinos in terms of total gaming revenues for the nine months ended September 30, 1997. The Taj Mahal capitalizes on the widespread recognition and marquee status of the "Trump" name and its association with high quality amenities and first-class service as evidenced by its "Four Star" Mobil Travel Guide rating. Management believes that the breadth and diversity of the Taj Mahal's casino, entertainment and convention facilities and its status as a "must see" attraction will enable the Taj Mahal to benefit from growth of the Atlantic City market.

    In recent years, Taj Associates, the owner and operator of the Taj Mahal, has completed construction of the Taj Entertainment Complex (as defined), reconfigured and expanded the casino floor to provide race simulcasting, poker wagering and keno, opened an Asian themed table game area, opened the Bengal Club for mid-level slot players and increased the number of poker tables and slot machines. The Taj Mahal's poker room is the largest in Atlantic City, which management believes adds to its customers' overall gaming experience. Taj Associates continually monitors operations to adapt to and anticipate industry trends. From 1994 to mid-1997, the Taj Mahal refurbished substantially all of its hotel guest rooms and corridors and replaced all of its existing slot machines with new, more efficient machines with bill acceptors. Moreover, to further attract high-end players, the Taj Mahal opened the Dragon Room, an Asian themed table gaming area with 16 table games, and the Sultan's Palace, a separate 5,900 square-foot high-end slot lounge and private club.

    The Taj Mahal Expansion consisted of the construction of a new 15-bay bus terminal, which was completed in December 1996, a 2,400 space expansion of the existing self parking facilities, which was completed in May 1997, and an approximately 7,000 square foot casino expansion with approximately 260 slot machines with frontage on The Boardwalk, which was completed in July 1997. In addition, to increase entertainment opportunities for customers, the Hard Rock Cafe opened in November 1996, the All Star Cafe opened in May 1997 and the Stage Deli of New York opened in October 1997. A Warner Brothers Studio Store opened at the Taj Mahal in May 1997.

ATLANTIC CITY MARKET

    The Atlantic City market has demonstrated continued growth despite the recent proliferation of new gaming venues across the country. The 12 casino hotels in Atlantic City generated approximately $3.83 billion in gaming revenues in 1996, an approximately 1.8% increase over 1995 gaming revenues of approximately $3.76 billion. From 1991 to 1996, total gaming revenues in Atlantic City have increased approximately 27.9%, while the number of hotel rooms increased only slightly during that period. Although total visitor volume to Atlantic City remained relatively constant in 1996, the volume of bus customers dropped to 9.8 million in 1996, continuing a decline from 11.7 million in 1991. The volume of customers traveling by other means to Atlantic City has grown from 20.1 million in 1991 to 34.0 million in 1996.

    The approximately $3.83 billion of gaming revenues produced by the 12 Atlantic City casino hotels in 1996 exceeded the approximately $3.58 billion of gaming revenues produced by all casinos on the Las Vegas Strip for the same period, even though the 12 Atlantic City casino hotels have less than one-quarter the number of hotel rooms of such Las Vegas Strip casinos.

    Due principally to an improved regulatory environment, the general improvement of economic conditions in 1994, 1995 and 1996 and existing high occupancy rates, significant investment in the Atlantic City market has been initiated, occurring and/or announced. For example, Trump Plaza is located at the end of the $88 million "Grand Boulevard" corridor, featuring redesigned roadways, improved lighting, complete landscaping, a cascading waterfall and a 60 foot lighthouse tower with evening laser shows. In addition, The New Jersey Sports and Exposition Authority ("NJSEA") has overseen the development of the new Atlantic City Convention Center, which opened in May 1997 and is the largest exhibition space between New York City and Washington, D.C. The new Atlantic City Convention Center is located at the base of the Atlantic City Expressway. Trump Plaza has a prime location adjacent to the existing Atlantic City Convention Center, which is scheduled to undergo a $50 million renovation, and near the new Atlantic City Convention Center, which holds approximately 500,000 square feet of exhibit and pre-function space, 45 meeting rooms, various food-service facilities and a 1,600 car underground parking garage. Additionally, the State of New Jersey has commenced a long-term capital plan to upgrade and expand the Atlantic City International Airport. To date, approximately $18 million has been spent on renovation of the airport terminal and upgrades of the airport's access roads and parking facilities. Trump AC believes that the Taj Mahal's and Trump Plaza's positions as leading Atlantic City attractions will enable them to attract a large portion of any increase in the number of potential casino hotel patrons.

THCR'S CORPORATE STRUCTURE

    The general partners of Trump AC are THCR Holdings, a Delaware limited partnership, and Trump Atlantic City Holding, Inc. ("Trump AC Holding"), a Delaware corporation wholly owned by THCR Holdings. THCR Holdings is a Delaware limited partnership which is owned approximately 61.8% by THCR as both a general and limited partner, and approximately 38.2% by Donald J. Trump ("Trump"). THCR Holdings' wholly owned subsidiaries include the following:

    - Trump AC and its subsidiaries, Plaza Associates and Taj Associates. Plaza Associates owns and operates Trump Plaza, which also includes Trump World's Fair, located in Atlantic City, New Jersey. Taj Associates owns and operates the Taj Mahal, located in Atlantic City, New Jersey.

    - Trump Indiana, Inc. ("Trump Indiana"). Trump Indiana, which commenced operations in June 1996, owns and operates a riverboat gaming facility at Buffington Harbor, on Lake Michigan, Indiana.

    - Trump's Castle Associates, L.P. ("Castle Associates"). Castle Associates owns and operates Trump Marina Hotel Casino ("Trump Marina"), located in Atlantic City, New Jersey.

    - Trump Casino Services, L.L.C. ("TCS"). TCS, through a services agreement, provides to each of Plaza Associates, Taj Associates and Castle Associates certain central management, financial and other functions and services necessary and incidental to the respective operation of each of their casino hotels.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER............  The Issuers are offering to exchange up to $25,000,000 aggregate principal amount of 11 1/4% First Mortgage Notes
                                (TAC III) due 2006, Series B for up to $25,000,000 aggregate principal amount of its outstanding 11 1/4% First Mortgage
                                Notes (TAC III) due 2006, Series A issued in reliance upon an exemption from registration under the Securities Act. The terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes will be freely
                                transferable by Holders thereof except as provided herein
                                (see "The Exchange Offer--Terms of the Exchange" and "The
                                Exchange Offer--Terms and Conditions of the Letter of
                                Transmittal") and (ii) the Exchange Notes will be issued
                                without any covenant regarding registration under the
                                Securities Act.

                                Exchange Notes issued pursuant to the Exchange Offer in
                                exchange for the Original Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is (i) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act,
                                (ii) a broker-dealer who acquired Original Notes directly
                                from the Issuer or (iii) broker-dealers who acquired
                                Original Notes as a result of market making or other trading activities) without compliance with the registration and
                                prospectus delivery provisions of the Securities Act
                                provided that such Exchange Notes are acquired in the
                                ordinary course of such Holders' business and such Holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to
                                participate in, a distribution of such Exchange Notes.

CONCURRENT EXCHANGE OFFER.....  Concurrent with the Exchange Offer, Trump AC and Funding II are offering to exchange up to $75,000,000 in aggregate
                                principal amount of their TAC II Exchange Notes for up to
                                $75,000,000 in aggregate principal amount of their
                                outstanding TAC II Original Notes issued in reliance upon an exemption from registration under the Securities Act. The
                                TAC II Notes will rank PARI PASSU with and be substantially similar to the Notes, except the ability of Holders of the
                                Notes to require Trump AC to repurchase the Notes in the
                                event of an Asset Sale Offer or a Change of Control Offer
                                will be subject to and conditioned on (i) the prior rights of holders of TAC I Notes and TAC II Notes to require such repurchase of their securities and (ii) compliance with
                                provisions in the TAC I Note Indenture and the TAC II Note
                                Indenture that limit certain restricted payments, including the acquisition of indebtedness (including the Notes).

MINIMUM CONDITION.............  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

EXPIRATION DATE...............  The Exchange Offer will expire at 5:00 p.m., New York City
                                time, on             , 1998 unless extended.

EXCHANGE DATE.................  The first date of acceptance for exchange of the Original
                                Notes will be the first business day following the
                                Expiration Date.

CONDITIONS TO THE EXCHANGE      The obligation of the Issuers to consummate the Exchange
  OFFER.......................  Offer is subject to certain conditions. See "The Exchange
                                Offer--Conditions to the Exchange Offer." The Issuers
                                reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

WITHDRAWAL RIGHTS.............  Tenders may be withdrawn at any time prior to the Expiration
                                Date. Any Original Notes not accepted for any reason will be returned without expense to the tendering Holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

PROCEDURES FOR TENDERING
  ORIGINAL NOTES..............  See "The Exchange Offer--How to Tender."

FEDERAL INCOME TAX
  CONSEQUENCES................  The exchange of Original Notes for Exchange Notes by Holders will not be a taxable exchange for federal income tax
                                purposes, and Holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

EFFECT ON HOLDERS OF ORIGINAL
  NOTES.......................  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Original
                                Notes pursuant to the terms of this Exchange Offer, the
                                Issuers will have fulfilled a covenant contained in the
                                terms of the Original Notes and the Registration Rights
                                Agreement (the "Registration Rights Agreement") dated as of
                                December 10, 1997 between the Issuers, the Guarantors and
                                Donaldson, Lufkin & Jenrette Securities Corporation (the
                                "Initial Purchaser"), and, accordingly, the Holders of the
                                Original Notes will have no further registration or other
                                rights under the Registration Rights Agreement, except under certain limited circumstances. See "Original Notes
                                Registration Rights." Holders of the Original Notes who do
                                not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and limitations applicable thereto under the
                                Note Indenture, dated as of December 10, 1997, among the
                                Issuers, the Guarantors and U.S. Bank National Association,
                                formerly known as First Bank National Association, as
                                Trustee (the "Trustee"), relating to the Original Notes and the Exchange Notes (the "Note Indenture"). All untendered, and tendered but unaccepted, Original Notes will continue to be subject to the restrictions on transfer provided for in the Original Notes and the Note Indenture. To the extent
                                that Original Notes are tendered and accepted in the
                                Exchange Offer, the trading market, if any, for the Original
                                Notes could be adversely affected. See "Risk Factors--
                                Consequences of Failure to Exchange."

                               TERMS OF THE NOTES

    The Exchange Offer applies to $25,000,000 aggregate principal amount of the Original Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes for which they may be exchanged except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Note Indenture. See "Description of the Notes."

ISSUERS.......................  Trump AC and Funding III as joint and several obligors.

NOTES OFFERED.................  $25,000,000 aggregate principal amount of 11 1/4% First
                                Mortgage Notes (TAC III) due 2006, Series B.

MATURITY DATE.................  May 1, 2006.

INTEREST......................  11 1/4% per annum, payable in cash, semi-annually in arrears, calculated on the basis of a 360-day year
                                consisting of twelve 30-day months.

INTEREST PAYMENT DATES........  May 1 and November 1, commencing May 1, 1998.

GUARANTORS....................  The Notes are fully and unconditionally guaranteed on a joint and several, senior secured basis by Plaza Associates,
                                Taj Associates and each other present and future majority
                                owned or controlled subsidiary (other than "unrestricted
                                subsidiaries," a "Subsidiary") of Trump AC, other than Trump
                                AC Funding (which is one of the issuers of the TAC I Notes),
                                Funding II (which is one of the issuers of the TAC II Notes)
                                and Funding III (which is one of the Issuers).

OPTIONAL REDEMPTION...........  The Notes are redeemable in cash at the option of the
                                Issuers, in whole or in part, at any time on or after May 1,
                                2001 at the redemption prices set forth herein, together
                                with accrued and unpaid interest and Liquidated Damages, if any, through the redemption date. In addition, the Notes are subject at any time to redemption in accordance with an
                                order of a governmental authority having jurisdiction over
                                Taj Associates' or Plaza Associates' casino licenses.

SINKING FUND..................  None.

CHANGE OF CONTROL.............  Upon the occurrence of a Change in Control (as defined in
                                "Description of the Notes--Certain Covenants--Repurchase of
                                Notes at the Option of the Upon a Change in Control"), each
                                Holder of Notes may require Trump AC to repurchase such
                                Holder's Notes at 101% of the principal amount thereof,
                                together with accrued and unpaid interest and Liquidated
                                Damages, if any, to the date of repurchase; PROVIDED,
                                HOWEVER, that the ability of Holders of Notes to require
                                such repurchase will be (i) subject to the prior rights of holders of TAC I Notes and TAC II Notes to require such
                                repurchase of their securities in the event of a Change of
                                Control and (ii) conditioned on compliance with provisions in the TAC I Note Indenture and the TAC II Note Indenture
                                that limit certain restricted payments, including the
                                acquisition of indebtedness (including the Notes).

SECURITY......................  The Notes are secured, on a PARI PASSU basis with the TAC I
                                Notes and the TAC II Notes, by one or more mortgages (the
                                "Mortgage") representing a first lien and security interest
                                (subject to the liens securing approximately $5.0 million of senior indebtedness) on substantially all of the assets
                                comprising Trump Plaza and the Taj Mahal. The security
                                interest held by a collateral agent on behalf of the Trustee and the trustees under the TAC I Note Indenture and the
                                indenture governing the TAC III Notes (the "TAC III Note
                                Indenture") also includes assignments of leases and rents
                                and operating assets and encumbers furniture, fixtures,
                                machinery and equipment. THCR Holdings' direct and indirect equity interests in Trump AC and its subsidiaries, including
                                Plaza Associates and Taj Associates, are pledged exclusively for the benefit of the holders of the 15% Senior Secured
                                Notes due 2005 (the "Senior Notes") issued by THCR Holdings and its subsidiary, Trump Hotels & Casino Resorts Funding,
                                Inc. ("THCR Funding").

NON-RECOURSE..................  No direct or indirect stockholder, partner, employee, officer or director, as such, past, present or future, of
                                either the Issuers, any Subsidiary Guarantor or any
                                successor entity shall have any personal liability in
                                respect of the obligations of the Issuers or any Guarantor under the Note Indenture, the Notes or the guarantees
                                thereof by reason of the status as such stockholder,
                                partner, employee, officer or director except to the extent such party is an Issuer or Guarantor.

CERTAIN COVENANTS.............  The Note Indenture contains certain covenants which, among other things, (i) limit Trump AC's and its Subsidiaries'
                                ability to incur certain indebtedness unless, among other
                                things, Trump AC's Consolidated Coverage Ratio (as defined)
                                for the four fiscal quarters immediately preceding such
                                event, taken as one period, would have been at least equal to the ratios set forth in the Note Indenture, subject to
                                certain exceptions; (ii) limit the making of certain
                                dividends, distributions and other restricted payments by
                                Trump AC and its Subsidiaries; (iii) limit the lines of
                                business in which Trump AC and its Subsidiaries may engage to those relating to the casino hotel business in Atlantic
                                City; (iv) limit the existence of certain liens on assets of
                                Trump AC and its Subsidiaries; (v) restrict the use of
                                proceeds from certain asset sales by Trump AC and its
                                Subsidiaries; (vi) limit transactions by Trump AC and its
                                Subsidiaries with affiliates of Trump AC (other than wholly owned Subsidiaries); (vii) restrict Trump AC and its
                                Subsidiaries from engaging in certain leasing activities;
                                (viii) limit the Issuers' ability to merge, sell or
                                consolidate; (ix) limit the obligations of Funding III to
                                those incident to its obligations under the Note Indenture and to its guarantee of the TAC I Notes; (x) limit Trump AC and its Subsidiaries from paying any amounts pursuant to
                                management, services or similar agreements with Trump; (xi)
                                require the maintenance of insurance; and (xii) limit the
                                issuing or selling of equity interests by any of Trump AC's
                                Subsidiaries (except to Trump AC or a wholly owned
                                Subsidiary thereof).

EVENTS OF DEFAULT.............  Events of Default include (i) default in payment of interest
                                (or Liquidated Damages, if any) when due for a period of 30 days; (ii) default in payment of principal or premium, if
                                any, when due; (iii) default in the performance or breach of certain specific covenants, including those relating to
                                merger, consolidation or sale of assets, as required; (iv)
                                default in the performance or breach of certain other
                                covenants of the Issuers (other than those specifically
                                covered elsewhere in the Note Indenture) for 30 days after notice; (v) certain events of bankruptcy, insolvency or
                                reorganization relating to the Issuers or significant
                                subsidiaries, which, if involuntary, continue for 60 days;
                                (vi) revocation, suspension or loss of certain permits
                                resulting in a cessation of a substantial portion of the
                                operations of Trump Plaza or the Taj Mahal for more than 90 consecutive days; (vii) acceleration prior to the maturity of certain indebtedness or the default in the payment when due of certain indebtedness of Trump AC or its Subsidiaries;
                                (viii) except as permitted by the Note Indenture or the
                                Notes, the cessation of any guarantee in any material
                                respect or the finding by any judicial proceeding that the guarantee is unenforceable or invalid in any material
                                respect or the denial or disaffirmation by any Guarantor of its obligations under its guarantee; and (ix) certain events of default under the documents governing the Mortgage. An
                                Event of Default under the Note Indenture could permit
                                acceleration of the Notes, the TAC I Notes and the TAC II
                                Notes and acceleration of certain other existing or future indebtedness of the Issuers and their affiliates under other instruments that may contain cross-acceleration or
                                cross-default provisions. See "Risk Factors--Restrictions on
                                Certain Activities."

MODIFICATION OF INDENTURE.....  Amendments to the Note Indenture are permitted with the consent of the holders of not less than a majority of the
                                principal amount of the outstanding Notes; PROVIDED,
                                HOWEVER, that the consent of all Holders is required to
                                release any of the collateral from the Liens (as defined in the Note Indenture) created by the documents governing the
                                Mortgage other than in accordance with the terms thereof or to make certain changes, including those that would change the time of payment of interest or principal or reduce the principal amount or interest rate payable on any Note or
                                that would reduce the percentage in principal amount of
                                outstanding Notes, the consent of whose Holders is required for any such modification or waiver; and PROVIDED FURTHER
                                that the holders of at least two-thirds in aggregate
                                principal amount are required to approve any change in the obligations of the Issuers to make an offer to repurchase
                                Holders' Notes upon a Change of Control. Certain changes may be made without the consent of the Holders, for example to cure any ambiguities in the documents that do not materially adversely affect the rights of the Holders.

TAC I NOTE INDENTURE            The TAC II Original Notes were issued pursuant to Section
  PROVISIONS..................  5.11(c) of the indenture governing the TAC I Notes (the "TAC
                                I Note Indenture"), which permits Trump AC to incur up to
                                $75.0 million of additional indebtedness for further
                                acquisitions, renovations and improvements with respect to
                                Trump Plaza and the Taj Mahal; PROVIDED, HOWEVER, that no
                                Indebtedness is permitted to be incurred pursuant to Section
                                5.11(c) of the TAC I Note Indenture which in an aggregate
                                principal amount exceeds 75% of the cost of such
                                acquisitions, renovations or improvements being financed,
                                and PROVIDED FURTHER that the Average Life (as defined) to
                                Stated Maturity (as defined) of any such Indebtedness must equal or exceed the remaining Average Life to Stated
                                Maturity of the TAC I Notes and the Stated Maturity of the
                                final scheduled principal payment of such Indebtedness must be on or later than the Stated Maturity of the final
                                scheduled principal payment of the TAC I Notes. The Original
                                Notes were issued pursuant to Section 5.11(e) of the TAC I
                                Note Indenture, which permits Trump AC to incur up to $25.0 million of additional indebtedness for working capital and other general corporate purposes. Pursuant to Section 5.14 of the TAC I Note Indenture, which permits Trump AC to incur
                                Permitted Liens (as defined), the Original Notes are, and
                                the Exchange Notes will be, secured by the assets of Trump
                                AC, Plaza Associates and Taj Associates on an equal and
                                ratable basis with the TAC I Notes and the TAC III Notes.

    For additional information regarding the Notes, see "Description of the Notes."

ORIGINAL NOTES REGISTRATION RIGHTS

    Pursuant to the Registration Rights Agreement, the Issuers agreed (i) to file a Registration Statement on or prior to 45 days after the issuance date of the Original Notes (the "Issuance Date") with respect to the Exchange Offer,
(ii) to use their best efforts to cause such Registration Statement to be declared effective under the Securities Act within 150 days after the Issuance Date and (iii) upon the Registration Statement being declared effective, to offer the Exchange Notes in exchange for surrender of the Original Notes. In certain circumstances, the Issuers will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Original Notes by the Holders thereof. If the Issuers do not comply with their obligations under the Registration Rights Agreement, they will be required to pay Liquidated Damages to Holders of the Original Notes under certain circumstances. See "Original Notes Registration Rights."

USE OF PROCEEDS

    There will be no proceeds to Trump AC from the exchange pursuant to the Exchange Offer. The net proceeds to Trump AC from the Initial Offering were approximately $22.4 million, after deducting discounts and commissions and expenses of the Initial Offering. The net proceeds of the Concurrent Initial Offering will be used for working capital and other general corporate purposes at Trump AC and its Subsidiaries in accordance with the Note Indenture. There will be no proceeds to Trump AC from the exchange pursuant to the Exchange Offer. The net proceeds to Trump AC from the offering of the TAC II Original Notes (the "Concurrent Initial Offering") were approximately $69.1 million, after deducting discounts and commissions and expenses of the Concurrent Initial Offering. The net proceeds of the Concurrent Initial Offering will be used for further renovations, improvements and acquisitions in Atlantic City with respect to Trump Plaza and the Taj Mahal in accordance with the TAC II Note Indenture. The use of the net proceeds may include the development of the Steel Pier (as defined), located across The Boardwalk from the Taj Mahal, or other improvements at Trump Plaza or the Taj Mahal, although no specific plans have been established.

RISK FACTORS

    See "Risk Factors" for a description of certain factors that should be considered by participants in the Exchange Offer.

                         SUMMARY FINANCIAL INFORMATION

SUMMARY FINANCIAL INFORMATION OF TRUMP AC

    The following table sets forth certain unaudited pro forma financial information of Trump AC (a) for the year ended December 31, 1996 and (b) for the last twelve months ended September 30, 1997. The results set forth for the interim period are not necessarily indicative of the results for the full year. All financial information should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and condensed financial statements and the related notes thereto all of which are included elsewhere in this Prospectus.

                                                                                PRO FORMA (C)
                                                            ------------------------------------------------------
                                                                                             LAST TWELVE MONTHS
                                                            YEAR ENDED DECEMBER 31, 1996  ENDED SEPTEMBER 30, 1997
                                                            ----------------------------  ------------------------

                                                                            (DOLLARS IN THOUSANDS)
                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues............................................          $    984,789               $    1,000,121
  Depreciation and amortization...........................                76,194                       69,559
  Income from operations..................................               115,504                      119,475
  Interest expense, net (b) (excludes amortization of
    deferred financing costs).............................               146,350                      145,751
  Net loss (e)............................................               (83,706)                     (34,385)
OTHER DATA:
  Ratio of Earnings to Fixed Charges (f)..................               (24,574)                     (34,385)
  EBITDA (a)..............................................          $    199,623               $      193,202
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash....................................................                    --               $      183,054
  Total assets............................................                    --                    1,803,271
  Total long-term debt, net of current maturities.........                    --                    1,300,020(d)
  Total capital...........................................                    --                      345,376

------------------------

(a) EBITDA represents income from operations before interest expense, taxes, depreciation, amortization, restructuring costs, pre-opening costs, non-operating income, and the noncash write-down of the New Jersey Reinvestment Development Authority ("CRDA") investments. EBITDA should not be construed as an alternative to net income or any other measure of performance determined in accordance with generally accepted accounting principles or as an indicator of Trump AC's operating performance, liquidity or cash flows generated by operating, investing and financing activities. Management has included information concerning EBITDA as management understands that it is used by certain investors as one measure of Trump AC's historical ability to service its debt. EBITDA for the year ended December 31, 1996 includes $2.3 million of assumed cost savings.

(b) Does not give effect to any return on investment of the net proceeds of the Initial Offering and the Concurrent Initial Offering. Deferred financing costs excluded from Interest expense, net were $7.6 million for the year ended December 31, 1996 and $7.3 million for the last twelve months ended September 30, 1997.

(c) The Pro Forma Statement of Operations Data and Other Data give effect to the 1996 Offerings (as defined), the Taj Acquisition (as defined), the Initial Offering and the Concurrent Initial Offering as if the same had occurred on January 1, 1996.

(d) Net of unamortized discount of $4.4 million.

(e) Net loss includes $59.1 million extraordinary loss for the year ended December 31, 1996.

(f) For purposes of computing this ratio, earnings consist of income (loss) before income taxes, extraordinary items, and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest expense, including amounts capitalized, and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rental expense). On a pro forma basis for the year ended December 31, 1996 and for the last twelve months period September 30, 1997, earnings were insufficient to cover fixed charges.

SUMMARY FINANCIAL INFORMATION OF PLAZA ASSOCIATES

    The following table sets forth (a) certain historical consolidated financial information of Plaza Associates for each of the five years ended December 31, 1992 through 1996 and (b) certain unaudited financial information of Plaza Associates for the nine months ended September 30, 1996 and 1997. The results set forth for the interim period are not necessarily indicative of the results for the full year. All financial information should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and condensed financial statements and the related notes thereto all of which are included elsewhere in this Prospectus.

                                                                 HISTORICAL
                                 ---------------------------------------------------------------------------
                                                                                            NINE MONTHS
                                               YEARS ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,
                                 -----------------------------------------------------  --------------------

                                   1992       1993       1994       1995       1996       1996       1997
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                (DOLLARS IN THOUSANDS)                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues.................  $ 313,318  $ 300,491  $ 295,063  $ 333,321  $ 418,373  $ 310,781  $ 319,492
  Depreciation and
    amortization...............     15,842     17,554     15,653     16,213     23,019     16,652     18,115
  Income from operations.......     35,003     49,640     43,415     59,787     46,356     42,036     38,639
  Interest expense, net........     31,356     39,889     48,219     43,261     46,321     33,834     36,151
  Extraordinary gain (loss)
    (a)........................    (38,205)     4,120         --     (9,250)   (59,132)   (59,132)        --
  Net income (loss) (b)........    (35,787)     9,338     (8,870)     1,533    (54,903)   (46,737)     2,488
OTHER DATA:
  EBITDA (c)...................  $  60,399  $  68,241  $  60,524  $  75,290  $  74,389  $  63,079  $  58,045
  Capital expenditures (d).....      8,643     10,052     20,489    109,756     73,573     67,684     24,798
BALANCE SHEET DATA (AT END OF
PERIODS):
  Total assets.................  $ 370,349  $ 374,498  $ 375,643  $ 480,024  $ 598,117  $ 601,869  $ 602,347
  Total long-term debt, net of
    current maturities.........    249,723    395,948    403,214    332,721    406,522    409,672    403,179
  Total capital (deficit)......     11,362    (54,710)   (63,580)   110,812    138,222    146,388    150,854
OPERATING DATA (AT END OF
PERIOD): (E)
  Casino square footage (f)....     60,000     60,000     73,000     73,604    139,474    139,474    139,474
  Number of hotel rooms........        557        557        555        732      1,404      1,404      1,404
  Hotel occupancy rate.........       86.9%      87.6%      88.6%      89.7%      89.7%      93.2%      89.6%
TABLE GAMES:
  Total Atlantic City table
    drop (g)...................  $7,055,034 $6,835,572 $6,832,517 $7,110,612 $7,415,721 $5,628,175 $5,795,962
  Atlantic City table drop
    growth.....................       (2.3)%      (3.1)%       0.0%       4.1%       4.3%       5.2%       3.0%
  Trump Plaza table drop (g)...  $ 689,919  $ 626,621  $ 599,881  $ 626,832  $ 686,908  $ 519,449  $ 496,513
  Trump Plaza table games
    market share (h)...........        9.8%       9.2%       8.8%       8.8%       9.3%       9.2%       8.6%
  Trump Plaza table games fair
    share (i)..................        8.2%       7.8%       8.0%       8.6%      10.6%      10.3%       9.6%
  Trump Plaza table games
    efficiency (j).............      118.8%     118.0%     110.6%     102.5%      87.2%      89.5%      89.7%
  Trump Plaza table units......         98         87         89         97        127        123        118
  Trump Plaza table revenue....  $  95,864  $  93,392  $  92,770  $  96,518  $ 104,025  $  78,398  $  71,191
  Trump Plaza table revenue per
    unit per day(actual
    dollars)...................  $   2,679  $   2,940  $   2,855  $   2,726  $   2,244  $   1,746  $   1,653
SLOTS:
  Total Atlantic City slot
    revenue....................  $2,113,829 $2,214,638 $2,297,280 $2,572,719 $2,626,021 $2,019,813 $2,094,758
  Atlantic City slot revenue
    growth.....................       14.2%       4.8%       3.7%      12.0%       2.1%       2.5%       3.7%
  Trump Plaza slot revenue
    (k)........................  $  68,388  $ 173,215  $ 170,316  $ 204,230  $ 269,276  $ 206,368  $ 219,793
  Trump Plaza slot market
    share (h)..................        8.0%       7.8%       7.4%       7.9%      10.3%      10.3%      10.5%
  Trump Plaza slot fair share
    (i)........................        7.8%       7.6%       8.0%       8.2%      11.5%      11.1%      12.2%
  Trump Plaza slot efficiency
    (j)........................      102.6%     103.1%      92.5%      96.7%      89.0%      92.4%      85.9%
  Trump Plaza slot units.......      1,727      1,812      2,076      2,339      3,629      3,431      4,080
  Trump Plaza slot revenue
    per unit per day (actual
    dollars) (k)...............  $     267  $     262  $     225  $     239  $     203  $     220  $     197

------------------------

(a) The extraordinary loss for the year ended December 31, 1992 consists of the effect of stating the Preferred Stock of Trump Plaza Funding, Inc. ("Plaza Funding") issued at fair value as compared to the carrying value of these securities and the write off of certain deferred financing charges and costs. The excess of the carrying value of a note obligation over the amount of the settlement payment net of related repaid expenses in the amount of $4.1 million has been reported as an extraordinary gain for the year ended December 31, 1993. The extraordinary loss of $9.3 million for the year ended December 31, 1995 relates to the redemption of the 12 1/2% Pay-in-Kind Notes due 2003 of Trump AC (the "Plaza PIK Notes") and related warrants to acquire Plaza PIK Notes (the "Plaza PIK Note Warrants") and the write off of related unamortized deferred financing costs.

(b) Net loss for 1992 includes $1.5 million of costs associated with certain litigation. Net income (loss) for the years ended December 31, 1993, 1994, 1995 and 1996 includes $3.9, $4.9, $3.7 million and $0.3 million, respectively, of real estate taxes and leasing costs associated with Trump Plaza East.

(c) EBITDA represents income from operations before interest expense, taxes, depreciation, amortization, restructuring costs, pre-opening costs, non-operating income, and the noncash write-down of the CRDA investments. EBITDA should not be construed as an alternative to net income or any other measure of performance determined in accordance with generally accepted accounting principles or as an indicator of Trump AC's operating performance, liquidity or cash flows generated by operating, investing and financing activities. Management has included information concerning EBITDA as management understands that it is used by certain investors as one measure of Trump AC's historical ability to service its debt.

(d) Capital expenditures attributable to Trump Plaza East were approximately $2.8 million, $8.7 million, $24.9 million and $8.8 million for the years ended December 31, 1993, 1994, 1995 and 1996, respectively. Capital expenditures attributable to Trump Plaza East were $8.8 million for the nine months ended September 30, 1996. Capital expenditures for the renovation of Trump World's Fair were $73.7 million and $56.6 million for the years ended December 31, 1995 and 1996, respectively. Capital expenditures attributable to Trump World's Fair were $56.0 million for the nine months ended September 30, 1996.

(e) Atlantic City industry data has been compiled from information filed with and published by the New Jersey Casino Control Commission (the "CCC") and is unaudited.

(f) The expansion of 13,000 square feet was commenced in April 1994 and completed at the end of that year.

(g) Table drop represents the total dollar value of chips purchased for table games for the period indicated.

(h) Market share represents the total Trump Plaza table drop or slot revenues, as applicable, expressed as a percentage of total Atlantic City gaming table drop or slot revenues, as applicable.

(i) Fair share is the percentage of the total number of gaming units (table games or slot machines, as applicable) in Trump Plaza to the total number of such units in casino hotels in Atlantic City.

(j) Efficiency is the ratio of Trump Plaza's market share to its fair share.

(k) Slot revenue is shown on the cash basis and excludes amounts reserved for progressive jackpot accruals.

SUMMARY FINANCIAL INFORMATION OF TAJ ASSOCIATES

    The following table sets forth historical consolidated financial information of Taj Associates for each of the years ended December 31, 1992 through 1995 and for the period from January 1, 1996 through April 17, 1996 (the date of acquisition) and for the period from April 17, 1996 through December 31, 1996 and for the period from April 17, 1996 through September 30, 1996 and for the nine months ended September 30, 1997 (unaudited). The results set forth for the interim period are not necessarily indicative of the results for the full year. All financial information should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and condensed financial statements and the related notes thereto all of which are included elsewhere in this Prospectus.

                                                                         HISTORICAL
                                ---------------------------------------------------------------------------------------------
                                                                                                                  NINE MONTHS
                                                                                                                     ENDED
                                                                                                                   SEPTEMBER
                                                            YEARS ENDED DECEMBER 31,                                  30,
                                --------------------------------------------------------------------------------  -----------
                                   1992         1993         1994         1995          1996           1996         1996(A)
                                -----------  -----------  -----------  -----------  -------------  -------------  -----------
                                                          (DOLLARS IN
                                                          THOUSANDS)                                              (UNAUDITED)

                                                                                                      FOR THE
                                                                                       FOR THE      PERIOD FROM
                                                                                     PERIOD FROM     APRIL 17,
                                                                                     JANUARY 1,        1996
                                                                                    1996 THROUGH      THROUGH
                                                                                      APRIL 17,    DECEMBER 31,
                                                                                        1996           1996
                                                                                    -------------  -------------
                                                                                    (PREDECESSOR)   (SUCCESSOR)
STATEMENT OF OPERATIONS DATA:
  Net revenues................  $   469,753  $   498,911  $   517,182  $   553,748   $   145,966        420,450   $   285,111
  Depreciation and
    amortization..............       36,388       36,858       39,750       43,387        13,647         37,820        24,805
  Income from operations......       68,027       84,458       76,634       89,890         4,902         62,253        56,097
  Interest expense, net.......     (103,126)    (106,997)    (113,292)    (116,513)      (35,499)       (66,666)      (43,210)
  Extraordinary loss..........      --           --           --           --           (116,375)       --            --
  Net income (loss)...........      (35,099)     (22,539)     (36,658)     (26,623)     (146,972)         5,587        22,887

OTHER DATA:
  EBITDA (b)..................  $   111,022  $   128,371  $   127,796  $   140,835   $    20,736    $   102,355   $    82,564
  Capital expenditures (c)....       12,111       16,752       23,030       26,498         5,277         29,079        14,354

BALANCE SHEET DATA (AT END OF
  PERIOD):
  Total assets................  $   802,556  $   811,508  $   807,612  $   821,793   $   825,561    $ 1,051,136   $ 1,056,910
  Total long-term debt, net of
    current maturities (d)....      595,682      625,765      656,701      694,192       817,508        801,273       800,628
  Total capital (deficit).....      130,913      106,641       67,812       39,635      (108,574)       192,829       210,129

OPERATING DATA (AT END OF
  PERIOD): (E)
  Casino square footage (f)...      120,000      130,110      132,317      132,856                      139,101       139,101
  Number of hotel rooms.......        1,250        1,250        1,250        1,250                        1,250         1,250
  Hotel occupancy rate........         91.3%        92.3%        92.4%        91.2%                        92.0%         93.1%

TABLE GAMES:
  Total Atlantic City table
    drop (g)..................  $ 7,055,034  $ 6,835,572  $ 6,832,517  $ 7,110,612                  $ 7,415,721   $ 5,628,175
  Atlantic City table drop
    growth....................         (2.3)%        (3.1)%         0.0%         4.1%                       4.3%          5.2%
  Taj Mahal table drop (g)....  $ 1,067,595  $ 1,062,042  $ 1,125,029  $ 1,192,200                 $  1,283,543   $   986,997
  Taj Mahal table games market
    share (h).................         15.1%        15.5%        16.5%        16.8%                        17.3%         17.5%
  Taj Mahal table games fair
    share(i)..................         13.3%        14.5%        14.2%        13.3%                        13.8%         14.0%
  Taj Mahal table games
    efficiency (j)............        113.5%       106.9%       116.2%       126.3%                       125.4%        125.0%
  Taj Mahal table units.......          159          163          159          150                          165           167
  Taj Mahal table revenue.....  $   169,112  $   173,432  $   184,774  $   201,817                 $    215,561   $   164,281
  Taj Mahal table revenue per
    unit per day actual
    dollars)..................  $     2,913  $     2,915  $     3,184  $     3,686                 $      3,569   $     3,590

                                   1997
                                -----------
STATEMENT OF OPERATIONS DATA:
  Net revenues................  $   437,698
  Depreciation and
    amortization..............       31,948
  Income from operations......       70,566
  Interest expense, net.......      (70,185)
  Extraordinary loss..........      --
  Net income (loss)...........          381
OTHER DATA:
  EBITDA (b)..................  $   104,171
  Capital expenditures (c)....       37,948
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Total assets................  $ 1,059,816
  Total long-term debt, net of
    current maturities (d)....      801,236
  Total capital (deficit).....      193,210
OPERATING DATA (AT END OF
  PERIOD): (E)
  Casino square footage (f)...      147,540
  Number of hotel rooms.......        1,250
  Hotel occupancy rate........         93.7%
TABLE GAMES:
  Total Atlantic City table
    drop (g)..................  $ 5,795,962
  Atlantic City table drop
    growth....................          3.0%
  Taj Mahal table drop (g)....  $   991,231
  Taj Mahal table games market
    share (h).................         17.1%
  Taj Mahal table games fair
    share(i)..................         12.9%
  Taj Mahal table games
    efficiency (j)............        132.6%
  Taj Mahal table units.......          160
  Taj Mahal table revenue.....  $   156,516
  Taj Mahal table revenue per
    unit per day actual
    dollars)..................  $     3,583

                                                                                  HISTORICAL
                                               --------------------------------------------------------------------------------
                                                                           YEARS ENDED DECEMBER 31,
                                               --------------------------------------------------------------------------------
                                                  1992         1993         1994         1995          1996           1996
                                               -----------  -----------  -----------  -----------  -------------  -------------
                                                                         (DOLLARS IN
                                                                         THOUSANDS)

                                                                                                                     FOR THE
                                                                                                      FOR THE      PERIOD FROM
                                                                                                    PERIOD FROM     APRIL 17,
                                                                                                    JANUARY 1,        1996
                                                                                                   1996 THROUGH      THROUGH
                                                                                                     APRIL 17,    DECEMBER 31,
                                                                                                       1996           1996
                                                                                                   -------------  -------------
                                                                                                   (PREDECESSOR)   (SUCCESSOR)
SLOTS:
  Total Atlantic City slot revenue...........  $ 2,113,829  $ 2,214,638  $ 2,297,280  $ 2,572,719                  $ 2,626,021
  Atlantic City slot revenue growth..........         14.2%         4.8%         3.7%        12.0%                         2.1%
  Taj Mahal slot revenue (k).................  $   246,947  $   264,504  $   259,114  $   285,248                  $   284,595
  Taj Mahal slot market share (h)............         11.7%        11.9%        11.3%        11.1%                        10.8%
  Taj Mahal slot fair share (i)..............         12.7%        13.1%        12.6%        12.3%                        11.7%
  Taj Mahal slot efficiency (j)..............         92.1%        90.8%        89.7%        90.2%                        92.3%
  Taj Mahal slot units.......................        2,840        3,146        3,342        3,514                        3,699
  Taj Mahal slot revenue per unit per day
    (actual dollars) (k).....................  $       238  $       230  $       213  $       222                  $       210

                                                     NINE MONTHS
                                                 ENDED SEPTEMBER 30,
                                               ------------------------
                                                 1996(A)       1997
                                               -----------  -----------
                                                     (UNAUDITED)
SLOTS:
  Total Atlantic City slot revenue...........  $ 2,019,813  $ 2,094,758
  Atlantic City slot revenue growth..........          2.5%         3.7%
  Taj Mahal slot revenue (k).................  $   216,431  $   235,305
  Taj Mahal slot market share (h)............         10.7%        11.2%
  Taj Mahal slot fair share (i)..............         11.8%        11.8%
  Taj Mahal slot efficiency (j)..............         90.7%        94.9%
  Taj Mahal slot units.......................        3,666        3,924
  Taj Mahal slot revenue per unit per day
    (actual dollars) (k).....................  $       215  $       220

------------------------
(a) On April 17, 1996, as part of the Taj Acquisition, THCR acquired Taj Associates. In connection with the Taj Acquisition, Taj Associates became a wholly owned subsidiary of Trump AC. Therefore, the financial data for the nine months ended September 30, 1996 reflects the operations of Taj Associates for the period from April 17, 1996 through September 30, 1996.
(b) EBITDA represents income from operations before depreciation, amortization, restructuring costs, pre-opening costs, non-operating income, the non-cash write-down of CRDA investments, a nonrecurring cost of a litigation settlement in 1994, lease payments on the Specified Parcels (as defined) and payments under the services agreement entered into between Taj Associates and Trump, dated as of April 1, 1991 (the "Taj Services Agreement"). In connection with the Taj Acquisition, the lease payments and payments under the Taj Services Agreement were terminated. EBITDA should not be construed as an alternative to net income or any other measure of performance determined in accordance with generally accepted accounting principles or as an indicator of Taj Associates' operating performance, liquidity or cash flows generated by operating, investing and financing activities. Management has included information concerning EBITDA, as management understands that it is used by certain investors as one measure of Taj Associates' historical ability to service its debt.
(c) The total cost of the Taj Mahal Expansion, including amounts expended in 1996, was approximately $43.0 million. Capital expenditures attributable to the expansion of the facility were approximately $30.4 million for the nine months ended September 30, 1997 and $4.8 million for the period from acquisition, April 17, 1996, to September 30, 1996.
(d) The years ended December 31, 1992, 1993, 1994 and 1995 include approximately $550,140, $580,464, $611,533, and $649,139 of 11.35% Mortgage Bonds, Series
    A, due 1999 (the "Taj Bonds"), net of discount of approximately $188,162, $172,417, $153,597, and $131,103, respectively, which is being accreted as additional interest expense to maturity and results in an effective interest rate of approximately 18.0%.
(e) Atlantic City industry data has been compiled from information filed with and published by the CCC and is unaudited.
(f) 1993, 1994, 1995 and 1996 casino square footage includes an approximately 12,000 square foot poker, keno and race simulcasting room.
(g) Table drop represents the total dollar value of chips purchased for table games for the period indicated.
(h) Market share represents the total Taj Mahal table drop or slot revenues, as applicable, expressed as a percentage of total Atlantic City table drop or slot revenues, as applicable.
(i) Fair share is the percentage of the total number of gaming units (table games or slot machines, as applicable) in the Taj Mahal to the total number of such units in casinos in Atlantic City.
(j) Efficiency is the ratio of the Taj Mahal's market share to its fair share.
(k) Slot revenue is shown on the cash basis and excludes amounts reserved for progressive jackpot accruals.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, BEFORE TENDERING THEIR ORIGINAL NOTES FOR THE EXCHANGE NOTES OFFERED HEREBY, HOLDERS OF ORIGINAL NOTES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, WHICH MAY BE GENERALLY APPLICABLE TO THE ORIGINAL NOTES AS WELL AS THE EXCHANGE NOTES. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE ISSUERS' ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Issuers do not intend to register the Original Notes under the Securities Act. In addition, any Holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes not tendered could be adversely affected. See "The Exchange Offer" and "Original Notes Registration Rights."

HIGH LEVERAGE AND FIXED CHARGES

    Trump AC and its Subsidiaries have a substantial amount of indebtedness on a consolidated basis. At September 30, 1997, after giving pro forma effect to the Initial Offering and the Concurrent Initial Offering, Trump AC's consolidated indebtedness for borrowed money would have totaled approximately $1.31 billion, principally representing the TAC I Notes, the TAC II Notes and the Notes. See "Business-- Certain Indebtedness." Assuming that the Initial Offering and the Concurrent Initial Offering had been consummated on January 1, 1997, Trump AC's ratio of consolidated earnings to fixed charges on a pro forma basis would have been insufficient to cover fixed charges by $6,128,000 for the nine months ended September 30, 1997.

    Interest on the Notes is payable semiannually in cash. The ability of the Issuers to pay interest on the Notes will be dependent upon the ability of Plaza Associates and Taj Associates to generate enough cash from operations sufficient for such purposes. See "--Holding Company Structure"; "--Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing" and "--Historical Results; Past Net Losses."

    The substantial consolidated indebtedness and fixed charges of Trump AC may limit its ability to respond to changing business and economic conditions, to fund capital expenditures for future expansion or otherwise, either through cash flow or additional indebtedness, to absorb adverse operating results or to maintain its facilities at an operating level that will continue to attract patrons. Future operating results are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are outside its control. Trump AC may be required to reduce or delay planned capital expenditures, sell assets, restructure debt or raise additional equity to meet principal repayment and other obligations of it and its subsidiaries in later years. There is no assurance that any of these alternatives could be effected on satisfactory terms, if at all. See "--Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing." Furthermore, such alternatives could impair Trump AC's competitive position, reduce cash flow and/or have a material adverse effect on its results of operations.

HOLDING COMPANY STRUCTURE

    Funding II has no material assets and Trump AC is a holding company, the principal asset of which is its direct and indirect ownership of partnership interests in Taj Associates and Plaza Associates, and it has no independent means of generating revenue. As a holding company, Trump AC depends on distributions and other permitted payments from Taj Associates and Plaza Associates to meet its cash needs. The ability of such entities to make such payments may be restricted by, among other things, the regulations of the CCC, the covenants contained in the TAC I Note Indenture, the TAC II Note Indenture and the Note Indenture. See "Business--Gaming and Other Laws and Regulations."

RISK IN REFINANCING AND REPAYMENT OF INDEBTEDNESS; NEED FOR ADDITIONAL FINANCING

    The ability of the Issuers to pay their indebtedness when due will depend upon the ability of Plaza Associates and Taj Associates to generate cash from operations sufficient for such purpose or to refinance such indebtedness on or before the date on which it becomes due. Management does not currently anticipate being able to generate sufficient cash flow from operations to repay a substantial portion of the principal amount of the TAC I Notes, the Notes and the TAC II Notes. Thus, the repayment of the principal amount of the TAC I Notes, the Notes and the TAC II Notes will likely depend primarily upon the ability to refinance the TAC I Notes, the Notes and the TAC II Notes when due. The future operating performance and the ability to refinance the TAC I Notes, the Notes and the TAC II Notes will be subject to the then prevailing economic conditions, industry conditions and numerous other financial, business and other factors, many of which are beyond the control of Trump AC. There can be no assurance that the future operating performance of Trump AC and its subsidiaries will be sufficient to meet these repayment obligations or that the general state of the economy, the status of the capital markets generally or the receptiveness of the capital markets to the gaming industry and to Trump AC will be conducive to refinancing the TAC I Notes, the Notes and the TAC II Notes or other attempts to raise capital.

RISKS ASSOCIATED WITH A CHANGE OF CONTROL

    The Note Indenture contains provisions relating to certain changes of control of THCR, THCR Holdings, Trump AC, Plaza Associates and Taj Associates. Upon the occurrence of any such change of control, Trump AC would be obligated to make an offer to purchase all of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. However, the ability of Holders of the Notes to require Trump AC to repurchase the Notes in the event of a Change of Control will be subject to and conditioned on (i) the prior rights of holders of TAC I Notes and TAC II Notes to require such repurchase of their securities in case of a Change of Control and (ii) compliance with provisions of the TAC I Note Indenture and the TAC II Note Indenture that limit certain restricted payments, including the acquisition of indebtedness (including the Notes). See "Description of the Notes--Repurchase of the Notes at the Option of the Holder Upon a Change of Control." The TAC II Note Indenture and the TAC I Note Indenture each contain change of control purchase provisions that are not subject to such conditions. There can be no assurance that Trump AC will be permitted to purchase the Notes if a Change of Control occurs or that funds necessary to effect such a purchase would be available if such an event were to occur. See "Description of the Notes."

RESTRICTIONS ON CERTAIN ACTIVITIES

    The Note Indenture imposes restrictions on Trump AC and its subsidiaries. Generally, these restrictions relate to the incurrence of additional indebtedness, the distribution of cash and/or property to partners, the repayment or repurchase of PARI PASSU or junior securities, investments, mergers and sales of assets and the creation of liens. These restrictions could limit the ability of Trump AC (including Plaza Associates and Taj Associates) to respond to changing business and economic conditions. A failure to comply with any of these obligations could also result in an event of default under the Note Indenture, which could permit acceleration of the Notes, the TAC II Notes and the TAC I Notes and acceleration of certain other indebtedness of THCR and its subsidiaries under other instruments that may contain cross-acceleration or cross-default provisions. On the other hand, the Note Indenture, the TAC I Note Indenture and the TAC II Note Indenture each allow Trump AC to make distributions to THCR Holdings to pay for, among other things, certain general and administrative expenses of THCR and THCR Holdings and interest payments on the Senior Notes. See "Description of the Notes--Certain Covenants--Limitation on Restricted Payments."

RISKS ASSOCIATED WITH USE OF PROCEEDS

    The net proceeds from the Initial Offering will be used for working capital and other general corporate purposes at Trump AC and its Subsidiaries. Accordingly, Trump AC has broad discretion in determining the precise use of the proceeds from the Initial Offering. Among other uses, Trump AC may use such proceeds, together with the net proceeds from the Concurrent Initial Offering, for further renovations, improvements and acquisitions in Atlantic City with respect to Trump Plaza and the Taj Mahal. Any such development or improvements may require Trump AC to obtain various licenses and regulatory approvals depending on the nature of the development and improvements, including for any development with respect to the Steel Pier. The failure to obtain required licenses, permits or approvals in a timely manner or the loss or suspension of any such license, permit or approval may delay, restrict or prevent such development from completion or completion as scheduled. In addition, such developments or improvements are inherently subject to development and construction risks including, but not limited to, labor disputes, shortages of material and skilled labor, weather interference, unforeseen engineering problems, environmental problems, geological problems, construction, demolition, excavation, zoning or equipment problems and unanticipated cost increases, any of which could give rise to delays or cost overruns. Accordingly, no assurance can be given that any such improvements will be completed.

NON-RECOURSE NATURE OF THE NOTES

    No direct or indirect partner, employee, officer, stockholder or director, as such, past, present or future, of either of the Issuers, any Guarantor, or any successor entity of any Issuer or Guarantor, will have any personal liability in respect of the obligations of the Issuers under the Note Indenture, the Notes or any guarantees thereof solely by reason of the status as such partner, employee, officer, stockholder or director.

HISTORICAL RESULTS; PAST NET LOSSES

    TRUMP PLAZA. Plaza Associates had net losses of $35.8 million (including an extraordinary loss of $38.2 million), $8.9 million and $55.0 million (including an extraordinary loss of $59.1 million) for the years ended December 31, 1992, 1994 and 1996, respectively, and net income of $9.3 million and $1.5 million (including an extraordinary gain of $4.1 million in 1993 and an extraordinary loss of $9.2 million in 1995) for the years ended December 31, 1993 and 1995, respectively. Plaza Associates had net income of $2.5 million for the nine months ended September 30, 1997. On May 29, 1992, Plaza Associates and Plaza Funding completed a restructuring of their indebtedness (the "1992 Plaza Restructuring"), the purpose of which was to alleviate their liquidity problems by improving the amortization schedule and extending the maturity of Plaza Associates' indebtedness. See "Business--Trump Plaza--Historical Background--The 1992 Events." In June 1993, Plaza Associates, Plaza Funding and Trump AC completed a refinancing, the purpose of which was to enhance Plaza Associates' liquidity and to position Plaza Associates for a subsequent deleveraging transaction. A portion of the proceeds from the June 1995 Offerings (as defined) was contributed to Plaza Associates to help reduce its indebtedness.

    THE TAJ MAHAL. Taj Associates had net losses of $35.1 million, $22.5 million, $36.7 million and $26.6 million for the years ended December 31, 1992, 1993, 1994 and 1995, respectively. For the period from January 1, 1996 through April 17, 1996 (the date of acquisition), Taj Associates had net losses of $147.0 million (including an extraordinary loss of $116.4 million). For the period from April 17, 1996 through

December 31, 1996, Taj Associates had net income of $5.6 million. Taj Associates had net income of $0.3 million for the nine months ended September 30, 1997.

CONTROL AND INVOLVEMENT OF TRUMP

    TRUMP'S SUBSTANTIAL VOTING POWER. Through his beneficial ownership of THCR's Class B Common Stock, par value $.01 per share (the "THCR Class B Common Stock"), Trump exercises considerable influence over the affairs of THCR and controls approximately 38.2% of the total voting power of THCR. Management believes that the involvement of Trump in the affairs of THCR is an important factor that will affect the prospects of Trump AC. Following the Exchange Offer, Trump will continue to pursue, develop, control and conduct all of his gaming business through THCR.

    RELIANCE ON TRUMP. Management believes that Trump's financial condition and general business success, together with the public's perception of such success, may be relevant to the success of Trump AC, due in part to the marquee value of the "Trump" name, even though Trump has no obligation to contribute funds to THCR, THCR Holdings or Trump AC and is not providing any personal guarantees in connection with the Initial Offering or the Exchange Offer. The association of the "Trump" name with high quality amenities and first class service at Trump AC's properties could be diminished in the event that Trump experienced business reversals or the public perceived such reversals, and, accordingly, the value of a Holder's Notes could be adversely affected. Moreover, if the CCC at any time finds Trump to be financially unstable under the New Jersey Casino Control Act (the "Casino Control Act"), the CCC is authorized to take any necessary public action to protect the public interest, including the suspension or revocation of the casino licenses of Plaza Associates and/or Taj Associates. See "--Strict Regulation by Gaming Authorities" and "Business--Gaming and Laws and Other Regulations." As security for certain of his personal indebtedness, Trump has pledged, and caused Trump Casinos, Inc. ("TCI") to pledge, all of their interests in THCR and THCR Holdings. In the event that Trump is unable to pay such indebtedness when due, subject to applicable regulatory approval, such lenders would have the right to foreclose on the pledged THCR Class B Common Stock and the pledged limited partnership interests in THCR Holdings and cause such limited partnership interests to be converted into shares of THCR's Common Stock, par value $.01 per share ("THCR Common Stock"), and to have such shares registered for resale under the Securities Act. The Initial Purchaser has rendered financial advisory services to THCR, Trump AC and Taj Associates in the past, acted as a co-manager in the June 1995 Offerings, served as underwriters in the 1996 Offerings and acted as initial purchaser in the Concurrent Initial Offering. In addition, an affiliate of the Initial Purchaser is a secured creditor of Trump.

COMPETITION

    THE ATLANTIC CITY MARKET. Competition in the Atlantic City casino hotel market is intense. The Atlantic City Properties compete with each other and with other casino hotels located in Atlantic City, including Trump Marina, which is wholly owned by THCR Holdings, the parent of Trump AC. Trump Plaza and the Taj Mahal are located on The Boardwalk, approximately 1.2 miles apart from each other. At present, there are 12 casino hotels located in Atlantic City, including the Atlantic City Properties, all of which compete for patrons. In addition, there are several sites on The Boardwalk and in the Marina district of Atlantic City (the "Marina") on which casino hotels could be built in the future and various applications for casino licenses have been filed and announcements with respect thereto made from time to time (including a casino resort by Mirage Resorts Incorporated ("Mirage") to be built at the Marina and a casino resort by MGM Grand, Inc. to be built on The Boardwalk), although management is not aware of any current construction on such sites by third parties. Substantial new expansion and development activity has recently been completed or has been announced in Atlantic City, including the expansion at Harrah's, Hilton, Caesar's, Resorts, Tropicana and Bally's Wild West Casino, which intensifies competitive pressures in the Atlantic City market. While management believes that the addition of hotel capacity would be beneficial to the Atlantic City market generally, there can be no assurance that such expansion would not be materially disadvantageous to the Atlantic City Properties. There also can be no assurance that the Atlantic City development projects which are planned or underway will be completed.

    Total Atlantic City gaming revenues have increased over the past four years, although at varying rates. In 1993, nine casinos experienced increased gaming revenues compared to 1992 (including the Taj Mahal), while three casinos (including Trump Plaza) experienced decreased revenues. In 1994, ten casinos experienced increased gaming revenues compared to 1993 (including the Taj Mahal), while two casinos (including Trump Plaza) experienced decreased revenues. During 1995, all 12 casinos experienced increased gaming revenues compared to 1994. During 1996, six casinos (including Trump Plaza and the Taj Mahal) experienced increased gaming revenues compared to 1995, while six casinos experienced decreased revenues.

    In 1992, the Atlantic City casino industry experienced an increase of 6.9% in gaming revenues per square foot from 1991. Gaming revenues per square foot increased by 1.4% for 1993 (excluding poker and race simulcast rooms, which were introduced for the first time in such year), compared to 1992. In 1994, gaming revenues per square foot decreased 2.5% (or 4.5% including square footage devoted to poker, keno and race simulcasting). The 1994 decline was due, in part, to the increase in casino floor space in Atlantic City as a result of expansion of a number of casinos and to the severe weather conditions which affected the Northeast during the winter of 1994. Between April 30, 1993 and December 31, 1995, many operators in Atlantic City expanded their facilities in anticipation of and in connection with the June 1993 legalization of simulcasting and poker, increasing total gaming square footage by approximately 181,200 square feet (23.3%) of which approximately 83,700 square feet is currently devoted to poker, keno and race simulcasting. During this same period, 172 poker tables and 5,500 slot machines were added. During 1996, a total of approximately 65,870 square feet of casino floor space was added, an increase of 47.2%, including Trump World's Fair's 49,193 square feet. Slot machines increased by approximately 1,911 units during 1996 and table games increased by approximately 44 units during 1996, of which Trump World's Fair accounted for 1,518 units and 16 units, respectively. See "Business--Competition--Atlantic City."

    The Atlantic City Properties also compete, or will compete, with facilities in the northeastern and mid-Atlantic regions of the United States at which casino gaming or other forms of wagering are currently, or in the future may be, authorized. To a lesser extent, the Atlantic City Properties face competition from gaming facilities nationwide, including land-based, cruise line, riverboat and dockside casinos located in Colorado, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, South Dakota, Ontario (Windsor and Niagara Falls), the Bahamas, Puerto Rico and other locations inside and outside the United States, and from other forms of legalized gaming in New Jersey and in its surrounding states such as lotteries, horse racing (including off-track betting), jai alai, bingo and dog racing, and from illegal wagering of various types. New or expanded operations by other persons can be expected to increase competition and could result in the saturation of certain gaming markets. In September 1995, New York introduced a keno lottery game, which is played on video terminals that have been set up in approximately 1,800 bars, restaurants and bowling alleys across the state. In December 1996, Bay Cruises began operation of a gambling cruise ship where patrons are taken from a pier in Sheepshead Bay in Brooklyn, New York to international waters to gamble. Bay Cruises temporarily ceased operations pending the outcome of its appeal of a federal prosecutor's ruling that the ships must travel 12, rather than 3, miles offshore to reach international waters. On December 2, 1997, a federal judge overruled the prosecutor's ruling, and Bay Cruises announced plans to resume operations. In September 1997, another gambling cruise ship was launched off the coast of Montauk, New York. In November 1997, Manhattan Cruises announced plans to operate overnight gambling cruises leaving from Manhattan. In Delaware, a total of approximately 2,000 slot machines were installed at 3 horse tracks in 1996, and track owners in several other states are seeking to do the same. In December 1996, Casino Niagara opened in Niagara Falls, Ontario. Ontario officials expect that two-thirds of Casino Niagara's patrons will come from the United States, predominantly from western New York. In the first quarter of 1997, THCR Holdings submitted a proposal to the Ontario

Casino Corporation to operate Casino Niagara and develop and operate a permanent casino and hotel complex in Niagara Falls, Ontario.

    In addition to competing with other casino hotels in Atlantic City and elsewhere, by virtue of their proximity to each other and the common aspects of certain of their respective marketing efforts, including the common use of the "Trump" name, the Atlantic City Properties compete directly with each other and with Trump Marina for gaming patrons.

    OTHER COMPETITION. In addition, the Atlantic City Properties face competition in a number of states from casino facilities operated by federally recognized Native American tribes. Pursuant to the Indian Gaming Regulatory Act ("IGRA"), which was passed by Congress in 1988, any state which permits casino-style gaming (even if only for limited charity purposes) is required to negotiate gaming compacts with federally recognized Native American tribes. Under IGRA, Native American tribes enjoy comparative freedom from regulation and taxation of gaming operations, which provides them with an advantage over their competitors, including the Atlantic City Properties. In March 1996, the United States Supreme Court struck down a provision of IGRA which allowed Native American tribes to sue states in federal court for failing to negotiate gaming compacts in good faith. Management cannot predict the impact of this decision on the ability of Native American tribes to negotiate compacts with states.

    In 1991, the Mashantucket Pequot Nation opened Foxwoods Casino Resort ("Foxwoods"), a casino facility in Ledyard, Connecticut, located in the far eastern portion of such state, an approximately three-hour drive from New York City and an approximately two and one-half hour drive from Boston, which currently offers 24-hour gaming and contains over 5,500 slot machines. An ongoing expansion at Foxwoods, due to be completed in April 1998, will include additional hotel rooms, restaurants and retail stores. A high speed ferry between New York City and Foxwoods is due to begin service in late 1997. The Mashantucket Pequot Nation has also announced plans for a high speed train linking Foxwoods to the interstate highway and an airport outside Providence, Rhode Island. In addition, in October 1996, the Mohegan Nation opened the Mohegan Sun Resort in Uncasville, Connecticut, located 10 miles from Foxwoods. Developed by Sun Hotel International, Ltd., the Mohegan Sun Resort has 75% of the gaming capacity of Foxwoods. The Mohegan Nation has announced plans for an expansion of the casino facilities and the construction of a hotel, convention center and entertainment center to be completed by the year 2000. In addition, the Eastern Pequots are seeking formal recognition as a Native American tribe for the purpose of opening a casino in the North Stonington area. There can be no assurance that any continued expansion of gaming operations of the Mashantucket Pequot Nation, the gaming operations of the Mohegan Nation or the commencement of gaming operations by the Eastern Pequots would not have a materially adverse impact on the operations of the Atlantic City Properties. See "Business--Competition--Other Competition."

    Legislation permitting other forms of casino gaming has been proposed, from time to time, in various states, including those bordering New Jersey. Six states have presently legalized riverboat gambling while others are considering its approval, including New York and Pennsylvania. Several states are considering or have approved large scale land-based casinos. Additionally, since 1993, the gaming space in Las Vegas has expanded significantly, with additional capacity planned and currently under construction. The operations of the Atlantic City Properties could be adversely affected by such competition, particularly if casino gaming were permitted in jurisdictions near or elsewhere in New Jersey or in other states in the Northeast. In December 1993, the Rhode Island Lottery Commission approved the addition of slot machine games on video terminals at Lincoln Greyhound Park and Newport Jai Alai, where poker and blackjack have been offered for over three years. Currently, casino gaming, other than Native American gaming, is not allowed in other areas of New Jersey or in Connecticut, New York or Pennsylvania. On November 17, 1995, a proposal to allow casino gaming in Bridgeport, Connecticut was voted down by that state's Senate. On January 28, 1997, the New York State Senate rejected a constitutional amendment to legalize casino gambling in certain areas of New York State, effectively postponing any new gambling constitutional amendment until 1999. To the extent that legalized gaming becomes more prevalent in New Jersey or other jurisdictions near Atlantic City, competition would intensify. In particular, proposals have been introduced to legalize gaming in other locations, including Philadelphia, Pennsylvania. In addition, legislation has from time to time been introduced in the New Jersey State Legislature relating to types of statewide legalized gaming, such as video games with small wagers. To date, no such legislation, which may require a state constitutional amendment, has been enacted. Management is unable to predict whether any such legislation, in New Jersey or elsewhere, will be enacted or whether, if passed, would have a material adverse impact on Trump AC.

RELIANCE ON KEY PERSONNEL

    The ability of Trump AC to operate successfully is dependent, in part, upon the continued services of certain of its employees, including Nicholas L. Ribis, the President and Chief Executive Officer of THCR and the Chief Executive Officer of THCR Holdings. Mr. Ribis' employment agreement with THCR and THCR Holdings expires on June 12, 2000 (subject to earlier termination upon the occurrence of certain events). There can be no assurance that a suitable replacement for Mr. Ribis could be found in the event of a termination of his employment. A shortage of skilled management-level employees currently exists in the gaming industry which may make it difficult and expensive to attract and retain qualified employees.

STRICT REGULATION BY GAMING AUTHORITIES

    The ownership and operation of the gaming-related businesses of Plaza Associates and Taj Associates are subject to strict state regulation under the Casino Control Act. Plaza Associates and Taj Associates and their various officers and other qualifiers have received the licenses, permits and authorizations required to operate Trump Plaza and the Taj Mahal, respectively. Failure to maintain or obtain the requisite casino licenses would have a material adverse effect on Trump AC. On June 22, 1995, the CCC renewed Taj Associates' casino license through March 31, 1999 and renewed Plaza Associates' casino license through June 30, 1999, subject to revocation or suspension upon the occurrence of certain events. In May 1996, the CCC granted Plaza Associates a license to operate Trump World's Fair through May 1997. In June 1996, the CCC granted TCS a license through July 1997, which license has been renewed through July 1998. In December 1996, the CCC allowed Plaza Associates to operate Trump Plaza and Trump World's Fair under one casino license through May 1999. No assurance can be given as to the term for which the CCC will renew these licenses or as to what license conditions, if any, may be imposed by the CCC in connection with any future renewals. A petition seeking approval of the Initial Offering by the CCC was filed on November 5, 1997. On December 3, 1997, the CCC approved the Initial Offering and the Exchange Offer.

    The Casino Control Act imposes substantial restrictions on the ownership of securities of Trump AC and its subsidiaries. See "Business--Gaming and Other Laws and Regulations." A Holder of Notes may be required to meet the qualification provisions of the Casino Control Act relating to financial sources and/or security holders. The CCC will determine the qualification of specific security holders, including Institutional Investors (as defined in the Casino Control Act) subsequent to consummation of the Initial Offering. The Note Indenture provides that if the CCC requires a holder of securities (whether the record or beneficial owner) to qualify under the Casino Control Act and such holder does not so qualify, then such holder must dispose of his interest in the Notes within 30 days after receipt by the Issuers of notice of such finding that such holder does not so qualify, or the Issuers may redeem such Notes at the lower of outstanding principal amount or their value calculated as if the investment had been made on the date of disqualification of such holder (or such lesser amount as may be required by the CCC).

    Trump AC's current gaming operations are, and any future gaming operations are likely to be, subject to significant taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees would adversely affect Trump AC.

LIMITATIONS ON LICENSE OF THE TRUMP NAME

    Subject to certain restrictions, THCR has the exclusive right to use the "Trump" name and likeness in connection with gaming and related activities pursuant to a trademark license agreement between Trump and THCR (the "License Agreement"). See "Business--Trademark/Licensing." THCR's rights under the License Agreement are secured by a security interest in the names "Trump," "Donald Trump" and "Donald J. Trump" (including variations thereon, the "Trump Names") and related intellectual property rights (collectively, the "Marks") for use in connection with casino services, pursuant to a security agreement (the "Trademark Security Agreement"). If there were a default under the License Agreement or the Trademark Security Agreement, THCR would have rights, subject to the requirements of applicable state law, to enforce the rights and remedies contained in the Trademark Security Agreement. In the event of a foreclosure sale of the Marks, the net amount realized in such sale by THCR might not yield the full amount of damages that THCR could sustain as a result of the default. In addition, the existence of rights of others to the use of the Trump Names, including pursuant to any security interests in trademarks for non-gaming hotels, could adversely affect the ability of THCR to realize the benefits of the Trademark Security Agreement. THCR's right to repossess and dispose of the Marks upon a breach of the License Agreement may be significantly impaired if the owner of the Marks were to become the subject of a case under the United States Bankruptcy Code (the "Bankruptcy Code") prior to THCR's having repossessed and disposed of the Marks. Under the Bankruptcy Code, secured creditors, such as THCR, are automatically stayed from repossessing or disposing of their collateral without bankruptcy court approval. Moreover, the Bankruptcy Code permits a defaulting debtor to retain and continue to use the collateral if the secured creditor is given "adequate protection" of its interest in the collateral. Such adequate protection under the Bankruptcy Code may take various forms, including the granting of a replacement lien or other relief that will enable the secured creditor to realize the "indubitable equivalent" of its interest in the collateral. Accordingly, it is impossible to predict whether or when THCR would repossess or dispose of the Marks, or whether or to what extent THCR would then be compensated for any delay in payment or loss of value of the Marks through the requirement of "adequate protection" if the owner of the Marks were to become the subject of a bankruptcy or reorganization case. Furthermore, the License Agreement could be rejected in connection with a bankruptcy of the licensor if, in the business judgment of a trustee or the licensor, as debtor-in-possession, rejection of the contract would benefit the licensor's estate. In the event of such rejection, THCR could assert a claim for damages, secured by THCR's lien on the Marks.

FRAUDULENT TRANSFER CONSIDERATIONS

    The obligations of Taj Associates, Plaza Associates or any other Guarantor under its guarantee of the Notes, as well as the security interest granted by Taj Associates or Plaza Associates in its assets to secure the Notes and its respective guarantee, may be subject to review under state or federal fraudulent transfer laws in the event of the bankruptcy or other financial difficulty of such Guarantor. In the event that a court were to find that at the time such Guarantor incurred such obligations or granted such security interest, it (a) did so with actual intent to hinder, delay or defraud its creditors or (b) did not receive reasonably equivalent value or fair consideration therefor, and either (i) was insolvent, (ii) was rendered insolvent, (iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iv) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, such court could avoid such Guarantor's obligations under its guarantee, as well as the security interests securing such guarantee, and direct the return of any amounts paid under such guarantee to such Guarantor or to a fund for the benefit of its creditors. The Notes will not have the benefit of a pledge of the equity interests of the Subsidiaries of Trump AC, which interests are exclusively pledged for the benefit of the Senior Notes, and will not be secured by the assets of Subsidiaries of Trump AC other than Plaza Associates and Taj Associates.

    Among other things, a court might conclude that a Guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent that the economic benefits realized by it in the

Initial Offering (including the payment of its outstanding obligations) were less than the aggregate amount of its liability under its guarantee.

    The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and matured.

FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "intends," "will," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Issuers or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both domestic and foreign; demographic changes; existing government regulations and changes in, or the failure to comply with, government regulations; legislative proposals; liability and other claims asserted against the Issuers; competition in the gaming industry; changes in operating strategy or expansion and development plans; the ability to attract and retain qualified personnel; the availability and terms of capital to fund the expansion of the Issuers' business; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions " Prospectus Summary," "Risk Factors" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Issuers disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. All forward-looking statements are expressly qualified by such cautionary statements.

LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES

    The Exchange Notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of Holders of Exchange Notes to sell their Exchange Notes or (iii) the price at which the Holders of Exchange Notes would be able to sell their Exchange Notes. If such a market were to exist, the Exchange Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and the financial performance of the Issuers and their subsidiaries. The Issuers have been advised by the Initial Purchaser that the Initial Purchaser presently intends to make a market in the Exchange Notes. However, the Initial Purchaser is not obligated to do so, and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Exchange Act. There can be no assurance that, even following registration of the Exchange Notes, an active trading market will exist for the Exchange Notes or that any such trading market will be liquid.

                                USE OF PROCEEDS

    There will be no proceeds to Trump AC from the exchange pursuant to the Exchange Offer. The net proceeds to Trump AC from the Initial Offering were approximately $22.4 million, after deducting discounts and commissions and expenses of the Initial Offering. The net proceeds of the Concurrent Initial Offering are being used for working capital and other general corporate purposes at Trump AC and its Subsidiaries in accordance with the Note Indenture. There will be no proceeds to Trump AC from the exchange pursuant to the Exchange Offer.

    The net proceeds to Trump AC from the Concurrent Initial Offering were approximately $69.1 million, after deducting discounts and commissions and expenses of the Concurrent Initial Offering. The net proceeds of the Concurrent Initial Offering will be used for further renovations, improvements and acquisitions in Atlantic City with respect to Trump Plaza and the Taj Mahal in accordance with the TAC II Note Indenture. The use of the net proceeds may include the development of the Steel Pier (as defined), located across The Boardwalk from the Taj Mahal, or other improvements at Trump Plaza or the Taj Mahal, although no specific plans have been established.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The Original Notes were originally issued and sold on December 10, 1997. Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A of the Securities Act. Pursuant to the Registration Rights Agreement, the Issuers and the Guarantors have agreed to file by the 45th day following the closing date of the Initial Offering (the "Closing Date"), a Registration Statement with respect to an offer to exchange the Original Notes for the Exchange Notes and to use their best efforts to cause such registration statement to become effective by the 150th day following the Closing Date and, upon becoming effective, to commence the Exchange Offer and cause the same to remain open for acceptance for not less than 30 days after the date of commencement. If the Exchange Offer is not consummated within 45 days following the date the Registration Statement is declared effective or, under certain circumstances, the Initial Purchaser so requests, the Issuers and the Guarantors will file and use their best efforts to cause to be declared effective a Shelf Registration Statement with respect to resales of the Original Notes and the guarantees thereof from time to time and will use their best efforts to keep such registration statement effective until three years after the effective date thereof. If the applicable registration statement is not filed or declared effective or ceases to be effective or the Exchange Offer is not consummated within the applicable time periods related thereto (each, a "Registration Default"), the Issuers will be required to pay Liquidated Damages to each Holder of the Original Notes, in the amount of $.05 per week per $1,000 principal amount of Original Notes for the initial 90-day period following such Registration Default. The amount of such Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Original Notes at the beginning of each subsequent 90-day period, up to a maximum amount of $.30 per week per $1,000 principal amount of Original Notes. If, subsequently, such Registration Default is cured, the accrual of Liquidated Damages will cease. See "Original Notes Registration Rights."

    The sole purpose of the Exchange Offer is to fulfill the obligations of the Issuers with respect to the Registration Rights Agreement.

TERMS OF THE EXCHANGE

    The Issuers hereby offer to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Original Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by Holders thereof, and the Holders of the Exchange Notes (as well as remaining Holders of any Original Notes) will not be entitled to registration rights under the Registration Rights Agreement. See "Original Notes Registration Rights." The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Note Indenture. See "Description of the Notes."

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

    Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Issuers believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is (i) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Issuer or (iii) broker-dealers who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such Holder's business, and such Holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Original Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Issuers have agreed that, for a period not to exceed 180 days after the Exchange Date, they will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any Holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Tendering Holders of Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer.

    The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Original Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original Notes accrued after the issuance of the Exchange Notes.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

    The Exchange Offer expires on the Expiration Date. The term "Expiration
Date" means 5:00 p.m., New York City time, on       , 1998, unless the Issuers
in their sole discretion extend the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Issuers, expires. The Issuers reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to U.S. Bank National Association (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Original Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

    The initial Exchange Date will be the first business day following the Expiration Date. The Issuers expressly reserve the right to (i) terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events set forth below under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Issuers and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes. If any such termination or amendment occurs, the Issuers will notify the Exchange Agent in writing and will either issue a press release or give written notice to the Holders of the Original Notes as promptly as practicable. Unless the Issuers terminate the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Issuers will exchange the Exchange Notes for the Original Notes on the Exchange Date.

    If the Issuers waive any material condition to the Exchange Offer, or amend the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to Holders of Original Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

    This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Issuers to record Holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of Holders for subsequent transmittal to beneficial owners of Original Notes.

HOW TO TENDER

    The tender to the Issuers of Original Notes by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    GENERAL PROCEDURES. A Holder of an Original Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Original Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

    If tendered Original Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Original Notes are to be reissued) in the name of the registered Holder, the signature of such signer need not be guaranteed. In any other case, the tendered Original Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Issuers and duly executed by the registered Holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Original Notes not exchanged are to be delivered to an address other than that of the registered Holder appearing on the note register for the Original Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

    Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Notes should contact such Holder promptly and instruct such Holder to tender Original Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Original Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

    BOOK-ENTRY TRANSFER. The Exchange Agent will make a request to establish an account with respect to the Original Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover page of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

    THE METHOD OF DELIVERY OF ORIGINAL NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

    Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a Holder pursuant to the Exchange Offer if the Holder does not provide his taxpayer identification number (social security number or employer identification number) and certify that such number is correct. Each tendering Holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Issuers and the Exchange Agent.

    GUARANTEED DELIVERY PROCEDURES. If a Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Original Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering Holder, the names in which the Original Notes are registered and, if possible, the certificate numbers of the Original Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Original Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Original Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Issuers may, at their option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this Prospectus and the related Letter of Transmittal.

    A tender will be deemed to have been received as of the date when the tendering Holder's properly completed and duly signed Letter of Transmittal accompanied by the Original Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Original Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Original Notes (or a timely Book-Entry Confirmation).

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Notes will be determined by the Issuers, whose determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular Holder whether or not similar defects or irregularities are waived in the case of other Holders. None of the Issuers, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Original Notes for exchange (the "Transferor") exchanges, assigns and transfers the Original Notes to the Issuers and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Original Notes, and that, when the same are accepted for exchange, the Issuers will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The Transferor further agrees that acceptance of any tendered Original Notes by the Issuers and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Issuers of their obligations under the Registration Rights Agreement and that the Issuers shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    By tendering Original Notes, the Transferor certifies (a) that it is not an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns Original Notes acquired directly from the Issuers or an affiliate of the Issuers, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes or (b) that it is an "affiliate" (as so defined) of the Issuers or of the initial purchasers in the Initial Offering of the Original Notes, and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

WITHDRAWAL RIGHTS

    Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Original Notes to be withdrawn, the certificate numbers of Original Notes to be withdrawn, the principal amount of Original Notes to be withdrawn (which must be an authorized denomination), a statement that such Holder is withdrawing his election to have such Original Notes exchanged, and the name of the registered Holder of such Original Notes, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Issuers that the person withdrawing the tender has succeeded to the beneficial ownership of the Original Notes being withdrawn. The Exchange Agent will return the properly withdrawn Original Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Issuers, and such determination will be final and binding on all parties.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Issuers shall be deemed to have accepted for exchange validly tendered Original Notes when, as and if the Issuers have given written notice thereof to the Exchange Agent.

    The Exchange Agent will act as agent for the tendering Holders of Original Notes for the purposes of receiving Exchange Notes from the Issuers and causing the Original Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange

Notes to be issued in exchange for accepted Original Notes will be made by the Exchange Agent promptly after acceptance of the tendered Original Notes. Original Notes not accepted for exchange by the Issuers will be returned without expense to the tendering Holders (or in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Issuers terminate the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Issuers will not be required to issue Exchange Notes in respect of any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer,
(ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Issuers to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Issuers might directly or indirectly result in any of the consequences referred to in clauses
(a)(i) or (ii) above or, in the sole judgment of the Issuers, might result in the Holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Issuers.

    The foregoing conditions are for the sole benefit of the Issuers and may be asserted by them with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Issuers) giving rise to such condition or may be waived by the Issuers in whole or in part at any time or from time to time in their sole discretion. The failure by the Issuers at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Issuers have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

    Any determination by the Issuers concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

    In addition, the Issuers will not accept for exchange any Original Notes tendered and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Note Indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act").

EXCHANGE AGENT

    U.S. Bank National Association has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

    Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

    The Issuers have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Issuers will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Issuers will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Issuers and are estimated at approximately $500,000.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Issuers. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuers since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Issuers may, at their discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to Holders of Original Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Issuers by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

    HOLDERS OF ORIGINAL NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

    The exchange of Original Notes for Exchange Notes by Holders will not be a taxable exchange for federal income tax purposes, and Holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

OTHER

    Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Issuers will have fulfilled a covenant contained in the terms of the Original Notes and the Registration Rights Agreement. Holders of the Original Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto, under the Note Indenture, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Original Notes will continue to be subject to the restriction on transfer set forth in the Note Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange."

    The Issuers may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuers have no present plan to acquire any Original Notes which are not tendered in the Exchange Offer.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Trump AC as of September 30, 1997 and as adjusted to give effect to the Initial Offering and the Concurrent Initial Offering. The table should be read in conjunction with Trump AC's consolidated financial statements and related notes thereto included elsewhere in this Prospectus:

                                                                    AS OF SEPTEMBER 30,
                                                                            1997
                                                                    --------------------
                                                                       (IN THOUSANDS)
                                                                                  AS
                                                                     ACTUAL    ADJUSTED
                                                                    ---------  ---------
Cash..............................................................  $  91,557  $ 183,054
TAC I Notes.......................................................  1,200,000  1,200,000
TAC II Notes......................................................         --     75,000(a)
Notes.............................................................         --     25,000(b)
Mortgage Indebtedness.............................................      5,000      5,000
Other Debt (including current maturities).........................      8,737      8,737
Total Partner's Capital...........................................    345,376    345,376
                                                                    ---------  ---------
Total Capitalization..............................................  $1,559,113 $1,659,113
                                                                    ---------  ---------
                                                                    ---------  ---------

------------------------

(a) Does not include unamortized discount of $2.9 million.

(b) Does not include unamortized discount of $1.5 million.

                      CONSOLIDATED SELECTED FINANCIAL DATA

TRUMP AC

    The following table sets forth historical consolidated financial information of Trump AC for each of the five years ended December 31, 1992 through 1996 (see
Note 1 below) and for the nine months ended September 30, 1996 and 1997 (unaudited). The results set forth for the interim period are not necessarily indicative of the results for the full year. All financial information should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and condensed financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                                                         NINE MONTHS
                                                            YEARS ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,
                                              -----------------------------------------------------  --------------------
                                                1992       1993       1994       1995       1996       1996       1997
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN THOUSANDS)                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Gaming..................................  $ 265,448  $ 264,081  $ 261,451  $ 298,073  $ 752,228  $ 542,011  $ 686,237
    Other...................................     82,735     69,203     66,869     74,182    190,995    136,353    177,004
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Gross Revenues........................    348,183    333,284    328,320    372,255    943,223    678,364    863,241
    Promotional allowances..................     34,865     32,793     33,257     38,934    104,400     82,472    106,051
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net Revenues..........................    313,318    300,491    295,063    333,321    838,823    595,892    757,190
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  COSTS AND EXPENSES:
    Gaming..................................    146,328    136,895    139,540    164,839    453,863    315,648    424,379
    Other...................................     35,509     24,778     19,765     20,259     56,052     37,660     49,483
    General and administrative..............     75,459     71,624     76,690     71,913    155,346     99,183    124,143
    Depreciation and amortization...........     15,842     17,554     15,653     16,213     60,870     41,457     50,146
    Preopening..............................         --         --         --         --      4,145      3,833         --
    Restructuring charges...................      5,177         --         --         --         --         --         --
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total costs and expenses..............    278,315    250,851    251,648    273,534    730,276    497,781    648,151
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------

    Income from operations..................     35,003     49,640     43,415     59,787    108,547     98,111    109,039
    Interest expense, net...................    (31,356)   (39,889)   (48,219)   (43,261)  (112,122)   (76,594)  (105,665)
    Other non-operating income
      (expense)(a)..........................     (1,462)    (3,873)    (4,931)    (5,743)    14,194     14,193         --
    Extraordinary (loss) gain(b)............    (38,205)     4,120         --     (9,250)   (59,132)   (59,132)        --
    (Provision) benefit for income taxes....        233       (660)       865         --         --         --         --
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net income (loss).....................  $ (35,787) $   9,338  $  (8,870) $   1,533  $ (48,513) $ (23,422) $   3,374
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
    Ratio of Earnings to Fixed Charges(c)...        1.1x       1.1x    (9,735)       1.2x       1.1x       1.4x       1.0x

BALANCE SHEET DATA (AT END OF PERIOD):
    Cash and cash equivalents...............  $  18,802  $  14,393  $  11,144  $  15,937  $  71,320  $ 127,629  $  91,557
    Property and equipment, net.............    300,266    293,141    298,354    395,942  1,456,267  1,423,006  1,472,046
    Total assets............................    370,349    374,498    375,643    480,024  1,659,006  1,720,286  1,707,666
    Total long-term debt, net of current
      maturities............................    249,723    395,948    403,214    332,721  1,207,795  1,208,765  1,204,415
    Preferred partnership interest..........     58,092         --         --         --         --         --         --
    Total capital (deficit).................     11,362    (54,710)   (63,580)   110,812    331,858    356,949    345,376

------------------------------

Note 1: On June 12, 1995, as part of the June 1995 Offerings, THCR issued $140 million of THCR Common Stock and contributed the proceeds from such offering to THCR Holdings, the beneficial owner of 100% of Trump AC, for an approximately 60% general partnership interest in THCR Holdings.

Note 2: On April 17, 1996, as part of the Taj Acquisition, THCR acquired Taj Associates. In connection with the Taj Acquisition, Taj Associates became a wholly owned subsidiary of Trump AC. Therefore, the financial data as of December 31, 1996 and September 30, 1996 and 1997 reflect the Taj Acquisition and the results for the year ended December 31, 1996 and for the nine months ended September 30, 1996 include the operations of Taj Associates for the period from the date of acquisition (April 17, 1996).

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(a) Other non-operating (income) expense for 1992 includes $1.5 million of costs associated with certain litigation. Other non-operating (income) expense for the years ended December 31, 1993, 1994 and 1995 includes $3.9 million, $4.9 million and $3.7 million, respectively, of real estate taxes and leasing costs associated with Trump Plaza East. Other non-operating (income) expense for the year ended December 31, 1995 also includes $2.0 million in costs associated with Trump World's Fair. Other non-operating (income) expense for the year ended December 31, 1996 and, for the nine months ended September 30, 1996, includes $15.0 million license fee revenue.

(b) The extraordinary loss for the year ended December 31, 1992 consists of the effect of stating Plaza Funding's Preferred Stock issued at fair value as compared to the carrying value of these securities and the write-off of certain deferred financing charges and costs. The excess of the carrying value of a note obligation over the amount of the settlement payment net of related prepaid expenses in the amount of $4.1 million has been reported as an extraordinary gain for the year ended December 31, 1993. The extraordinary loss of $9.3 million for the year ended December 31, 1995 relates to the redemption of $60 million aggregate principal amount of the Plaza PIK Notes and the Plaza PIK Note Warrants and the write-off of related unamortized deferred financing costs. The extraordinary loss for the year ended December 31, 1996 of $59.1 million relates to the redemption of $330 million aggregate principal amount of 10 7/8% Mortgage Notes due 2001 (the "Plaza Notes") and the Plaza PIK Note Warrants and the write-off of unamortized deferred financing costs.

(c) For the purposes of computing this ratio, earnings consist of income (loss) before income taxes, extraordinary items, and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest expense, including amounts capitalized, preferred partnership distribution requirements and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rental expense). Earnings were insufficient to cover fixed charges for the year ended 1994.

PLAZA ASSOCIATES

    The following table sets forth historical consolidated financial information of Plaza Associates for each of the five years ended December 31, 1992 through 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited). The results set forth for the interim period are not necessarily indicative of the results for the full year. All financial information should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and condensed financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                                                         NINE MONTHS
                                                         YEARS ENDED DECEMBER 31,                    ENDED SEPTEMBER 30,
                                        ----------------------------------------------------------  ----------------------
                                        1992           1993        1994        1995        1996        1996        1997
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                                          (DOLLARS IN THOUSANDS)                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Gaming............................  $  265,448  $  264,081  $  261,451  $  298,073  $  368,958  $  281,511  $  285,507
    Other.............................      82,735      69,203      66,869      74,182     105,713      79,655      83,726
      Gross Revenues..................     348,183     333,284     328,320     372,255     474,671     361,166     369,233
    Promotional allowances............      34,865      32,793      33,257      38,934      56,298      50,385      49,741
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
      Net Revenues....................     313,318     300,491     295,063     333,321     418,373     310,781     319,492
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Costs and Expenses:
    Gaming............................     146,328     136,895     139,540     164,839     223,868     168,210     178,719
    Other.............................      35,509      24,778      23,380      23,932      29,865      20,398      24,590
    General and administrative........      75,459      71,624      73,075      68,550      91,120      59,652      59,429
    Depreciation and amortization.....      15,842      17,554      15,653      16,213      23,019      16,652      18,115
    Preopening........................          --          --          --          --       4,145       3,833          --
    Restructuring charges.............       5,177          --          --          --          --          --          --
      Total costs and expenses........     278,315     250,851     251,648     273,534     372,017     268,745     280,853
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Income from operations............      35,003      49,640      43,415      59,787      46,356      42,036      38,639
    Interest expense, net.............     (31,356)    (39,889)    (48,219)    (43,261)    (46,321)    (33,834)    (36,151)
    Other non-operating income
      (expense)(a)....................      (1,462)     (3,873)     (4,931)     (5,743)      4,194       4,193          --
    Extraordinary (loss) gain(b)......     (38,205)      4,120          --      (9,250)    (59,132)    (59,132)         --
    (Provision) benefit for income
      taxes...........................         233        (660)        865          --          --          --          --
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net income (loss).................  $  (35,787) $    9,338  $   (8,870) $    1,533  $  (54,903) $  (46,737) $    2,488
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
  BALANCE SHEET DATA (AT END OF
  PERIOD):
    Cash and cash equivalents.........  $   18,802  $   14,393  $   11,144  $   15,937  $   26,657  $   28,836  $   23,526
    Property and equipment, net.......     300,266     293,141     298,354     395,942     525,893     495,309     532,673
    Total assets......................     370,349     374,498     375,643     480,024     598,117     601,869     602,347
    Total long-term debt, net of
      current maturities..............     249,723     395,948     403,214     332,721     406,522     406,672     403,179
    Preferred partnership interest....      58,092          --          --          --          --          --          --
    Total capital (deficit)...........      11,362     (54,710)    (63,580)    110,812     138,222     146,388     150,854

------------------------

Note 1: On June 12, 1995, as part of the June 1995 Offerings, THCR issued $140 million of THCR Common Stock and contributed the proceeds from such offering to THCR Holdings, the beneficial owner of 100% of Trump AC, for an approximately 60% general partnership interest in THCR Holdings.

(a) Other non-operating (income) expense for 1992 includes $1.5 million of costs associated with certain litigation. Other non-operating (income) expense for the years ended December 31, 1993, 1994 and 1995 includes $3.9 million, $4.9 million and $3.7 million, respectively, of real estate taxes and leasing costs associated with Trump Plaza East. Other non-operating (income) expense for the year ended December 31, 1995 also includes $2.0 million in costs associated with Trump World's Fair. Other non-operating (income) expense for the year ended December 31, 1996 includes $5.0 million license fee revenue.

(b) The extraordinary loss for the year ended December 31, 1992 consists of the effect of stating Plaza Funding's Preferred Stock issued at fair value as compared to the carrying value of these securities and the write-off of certain deferred financing charges and costs. The excess of the carrying value of a note obligation over the amount of the settlement payment net of related prepaid expenses in the amount of $4.1 million has been reported as an extraordinary gain for the year ended December 31, 1993. The extraordinary loss of $9.3 million for the year ended December 31, 1995 relates to the redemption of $60 million aggregate principal amount of Plaza PIK Notes and Plaza PIK Note Warrants to acquire an aggregate of $12 million in principal amount of additional Plaza PIK Notes and the write-off of related unamortized deferred financing costs. The extraordinary loss for the year ended December 31, 1996 of $59.1 million relates to the redemption of $330 million aggregate principal amount of Plaza Notes and the Plaza PIK Note Warrants and the write-off of unamortized deferred financing costs.

TAJ ASSOCIATES

    The following table sets forth historical consolidated financial information of Taj Associates for each of the years ended December 31, 1992 through 1995 and for the period from January 1, 1996 through April 17, 1996 (the date of acquisition) and for the period from April 17, 1996 through December 31, 1996 and for the period from April 17, 1996 through September 30, 1996 and for the nine months ended September 30, 1997 (unaudited). The results set forth for the interim period are not necessarily indicative of the results for the full year. All financial information should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and condensed financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                                                                         PERIOD
                                                                                                                         ENDED
                                                                                                                       SEPTEMBER
                                                                  YEARS ENDED DECEMBER 31,                                30,
                                        ----------------------------------------------------------------------------  ------------
                                           1992        1993        1994        1995         1996           1996         1996(A)
                                        ----------  ----------  ----------  ----------  -------------  -------------  ------------
                                                                (DOLLARS IN THOUSANDS)                                (UNAUDITED)
                                                                                           FOR THE        FOR THE
                                                                                         PERIOD FROM    PERIOD FROM
                                                                                         JANUARY 1,      APRIL 17,
                                                                                            1996           1996
                                                                                           THROUGH        THROUGH
                                                                                          APRIL 17,    DECEMBER 31,
                                                                                            1996           1996
                                                                                        -------------  -------------
                                                                                        (PREDECESSOR)   (SUCCESSOR)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Gaming............................  $  414,045  $  442,064  $  461,622  $  501,378   $   132,870    $   383,270   $    260,500
    Other.............................     116,958     113,291     117,738     116,368        30,866         85,282         56,698
                                        ----------  ----------  ----------  ----------  -------------  -------------  ------------
      Gross Revenues..................     531,003     555,355     579,360     617,746       163,736        468,522        317,198
    Promotional allowances............      61,250      56,444      62,178      63,998        17,770         48,102         32,087
                                        ----------  ----------  ----------  ----------  -------------  -------------  ------------
      Net Revenues....................  $  469,753  $  498,911  $  517,182  $  553,748   $   145,966    $   420,450        285,111
  COSTS AND EXPENSES:
    Gaming............................     227,394     237,566     260,472     283,786        88,731        229,995        147,438
    Other.............................      39,125      40,605      40,697      39,842        10,925         26,187         17,262
    General and administrative........      98,819      99,424      99,629      96,843        27,761         64,195         39,509
    Depreciation and amortization.....      36,388      36,858      39,750      43,387        13,647         37,820         24,805
                                        ----------  ----------  ----------  ----------  -------------  -------------  ------------
    Total Costs and Expenses..........     401,726     414,453     440,548     463,858       141,064        358,197        229,014
                                        ----------  ----------  ----------  ----------  -------------  -------------  ------------
    Income from operations............      68,027      84,458      76,634      89,890         4,902         62,253         56,097
    Interest expense, net.............    (103,126)   (106,997)   (113,292)   (116,513)      (35,499)       (66,666)       (43,210)
    Other non-operating income (b)....          --          --          --          --            --         10,000         10,000
    Extraordinary loss................          --          --          --          --      (116,375)            --             --
                                        ----------  ----------  ----------  ----------  -------------  -------------  ------------
    Net income (loss).................  $  (35,099) $  (22,539) $  (36,658) $  (26,623)  $  (146,972)   $     5,587   $     22,887
                                        ----------  ----------  ----------  ----------  -------------  -------------  ------------
                                        ----------  ----------  ----------  ----------  -------------  -------------  ------------
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents...........  $   34,062  $   58,044  $   61,196  $   88,941   $    87,895    $    37,423   $     32,009
  Property and equipment, net.........     742,129     722,834     706,785     690,987       691,173        929,950        926,512
  Total assets........................     802,556     811,508     807,612     821,793       825,561      1,051,136      1,056,910
  Total long-term debt, net of current
    maturities........................     595,682     625,765     656,701     694,192       817,508        801,273        800,628
  Total capital (deficit).............     130,913     106,641      67,812      39,635      (108,574)       192,829        210,129

                                            1997
                                        ------------
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Gaming............................  $    400,730
    Other.............................        93,278
                                        ------------
      Gross Revenues..................       494,008
    Promotional allowances............        56,310
                                        ------------
      Net Revenues....................  $    437,698
  COSTS AND EXPENSES:
    Gaming............................       245,660
    Other.............................        24,893
    General and administrative........        64,631
    Depreciation and amortization.....        31,948
                                        ------------
    Total Costs and Expenses..........       367,132
                                        ------------
    Income from operations............        70,566
    Interest expense, net.............       (70,185)
    Other non-operating income (b)....            --
    Extraordinary loss................            --
                                        ------------
    Net income (loss).................  $        381
                                        ------------
                                        ------------
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents...........  $     31,313
  Property and equipment, net.........       938,329
  Total assets........................     1,059,816
  Total long-term debt, net of current
    maturities........................       801,236
  Total capital (deficit).............       193,210

------------------------

(a) On April 17, 1996, as part of the Taj Acquisition, THCR acquired Taj Associates. In connection with the Taj Acquisition, Taj Associates became a wholly owned subsidiary of Trump AC. Therefore, the financial data for the nine months ended September 30, 1996 reflects the operations of Taj Associates for the period from April 17, 1996 through September 30, 1996.

(b) Other non-operating income for the period from April 17, 1996 through September 30, 1996 and December 31, 1996 includes $10.0 million license fee revenue.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

    The financial information presented below reflects the results of operations of Trump AC. Because Trump AC has no business operations other than its interest in Plaza Associates and Taj Associates, its results of operations are not discussed below. Taj Associates was acquired on April 17, 1996.

    The following table includes selected data of Plaza Associates and Taj Associates (since the date of acquisition, April 17, 1996) for the nine months ended September 30, 1997 and 1996.

                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                    ----------------------------------------------------------------------------
                                       1997         1996         1997         1996         1997         1996
                                       PLAZA        PLAZA         TAJ          TAJ         TOTAL        TOTAL
                                    ASSOCIATES   ASSOCIATES   ASSOCIATES   ASSOCIATES    TRUMP AC     TRUMP AC
                                    -----------  -----------  -----------  -----------  -----------  -----------

                                                            (IN THOUSANDS)
Revenues:
  Gaming..........................  $   258,507  $   281,511  $   400,730  $   260,500  $   686,237  $   542,011
  Other...........................       83,726       79,655       93,278       56,698      177,004      136,353
                                    -----------  -----------  -----------  -----------  -----------  -----------
  Gross Revenues..................      369,233      361,166      494,008      317,198      863,241      678,364
Less: Promotional Allowances......       49,741       50,385       56,310       32,087      106,051       82,472
                                    -----------  -----------  -----------  -----------  -----------  -----------
  Net Revenues....................      319,492      310,781      437,698      285,111      757,190      595,892
                                    -----------  -----------  -----------  -----------  -----------  -----------
Costs & Expenses:
  Gaming..........................      178,719      168,210      245,660      147,438      424,379      315,648
  Pre-opening.....................           --        3,833           --           --           --        3,833
  General & Administrative........       59,429       59,652       64,631       39,509      124,143       99,183
  Depreciation and Amortization...       18,115       16,652       31,948       24,805       50,146       41,457
  Other...........................       24,590       20,398       24,893       17,262       49,483       37,660
                                    -----------  -----------  -----------  -----------  -----------  -----------
  Total Costs and Expenses........      280,853      368,745      367,132      229,014      648,151      497,781
                                    -----------  -----------  -----------  -----------  -----------  -----------
Income from Operations............       38,639       42,036       70,566       56,097      109,039       98,111
                                    -----------  -----------  -----------  -----------  -----------  -----------
  Non-Operating Income
    (Expense).....................          429        4,768          892       10,458        1,992       15,676
  Interest Expense................      (36,580)     (34,409)     (71,077)     (43,668)    (107,657)     (78,077)
                                    -----------  -----------  -----------  -----------  -----------  -----------
  Total Non-Operating Expense.....      (36,151)     (29,641)     (70,185)     (33,210)    (105,665)     (62,401)
                                    -----------  -----------  -----------  -----------  -----------  -----------
  Income before extraordinary
    loss..........................        2,488       12,395          381       22,887        3,374       35,710
  Extraordinary Loss..............           --      (59,132)          --           --           --      (59,132)
                                    -----------  -----------  -----------  -----------  -----------  -----------
Net Income (Loss).................  $     2,488  $   (46,737) $       381  $    22,887  $     3,374  $   (23,422)
                                    -----------  -----------  -----------  -----------  -----------  -----------
                                    -----------  -----------  -----------  -----------  -----------  -----------

                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                    ----------------------------------------------------------------------------
                                       1997         1996         1997         1996         1997         1996
                                       PLAZA        PLAZA         TAJ          TAJ         TOTAL        TOTAL
                                    ASSOCIATES   ASSOCIATES   ASSOCIATES   ASSOCIATES    TRUMP AC     TRUMP AC
                                    -----------  -----------  -----------  -----------  -----------  -----------
                                                            (IN THOUSANDS)
Table Game Revenues...............  $    71,085  $    78,365  $   156,584  $   110,606  $   227,669  $   188,971
Incr (Decr) over Prior Period.....  $    (7,280)              $    45,978               $    38,698
Table Game Drop...................  $   496,513  $   519,449  $   991,231  $   645,990  $ 1,487,744  $ 1,165,439
Incr (Decr) over Prior Period.....  $   (22,936)              $   345,241               $   322,305
Table Win Percentage..............         14.3%        15.1%        15.8%        17.1%        15.3%        16.2%
Decrease over Prior Period........      (.8 pts)                 (1.3 pts)                 (.9 pts.)
Number of Table Games.............          118          123          160          166          278          289
Decrease over Prior Period........           (5)                       (6)                      (11)

Slot Revenues.....................  $   214,422  $   203,146  $   230,059  $   140,093  $   444,481  $   343,239
Increase over Prior Period........  $    11,276               $    89,966               $   101,242
Slot Handle.......................  $ 2,622,704  $ 2,417,134  $ 2,751,430  $ 1,685,494  $ 5,374,134  $ 4,102,628
Increase over Prior Period........  $   205,570               $ 1,065,936               $ 1,271,506
Slot Win Percentage...............          8.2%         8.4%         8.4%         8.3%         8.3%         8.4%
Incr (Decr) over Prior Period.....     (.2 pts.)                  .1 pts.                  (.1 pts.)
Number of Slot Machines...........        4,080        3,431        3,924        3,742        8,004        7,173
Increase over Prior Period........          649                       182                       831

Poker Revenues....................           --           --  $    12,169  $     8,360  $    12,169  $     8,360
Increase over Prior Period........           --               $     3,809               $     3,809
Number of Poker Tables............           --           --           63           64           63           64
Decrease over Prior Period........           --                        (1)                       (1)

Other Gaming Revenues.............           --           --  $     1,918  $     1,441  $     1,918  $     1,441
Increase over Prior Period........           --               $       477               $       477

Total Gaming Revenues.............  $   285,507  $   281,511  $   400,730  $   260,500  $   686,237  $   542,011
Increase over Prior Period........  $     3,996               $   140,230               $   144,226

    Gaming revenues are the primary source of Trump AC's revenues. The increase in gaming revenues is primarily attributable to the acquisition of Taj Associates on April 17, 1996.

    Gaming costs and expenses were $424.4 million for the nine months ended September 30, 1997, an increase of $108.7 million or 34.4% from $315.6 million for the comparable period in 1996. This increase is primarily attributable to the acquisition of Taj Associates on April 17, 1996. Taj Associates' gaming costs and expenses were $245.7 million for the nine months ended September 30, 1997, an increase of $98.2 million for the period from inception, April 17, 1996, to September 30, 1996. Gaming costs and expenses for Plaza Associates were $178.7 million for the nine months ended September 30, 1997, an increase of $10.5 million or 6.2% from $168.2 million for the comparable period in 1996. Plaza Associates' increase is primarily due to increased promotional and operating expenses as well as taxes associated with increased levels of gaming revenues from the comparable period in 1996.

    General and administrative expenses were $124.1 million for the nine months ended September 30, 1997, an increase of $25.0 million or 25.2% from general and administrative expenses of $99.2 million for the comparable period in 1996. This increase is primarily attributable to the acquisition of Taj Associates on April 17, 1996. Taj Associates' general and administrative expenses were $64.6 million for the nine months ended September 30, 1997, an increase of $25.1 million for the period from inception, April 17, 1996, to September 30, 1996. Plaza Associates' general and administrative expenses were $59.4 million for the nine months ended September 30, 1997, a decrease of $.2 million from the comparable period in 1996.

    During the second quarter of 1997, Trump AC revised its estimates of the useful lives of buildings, building improvements, and furniture and fixtures which were acquired in 1996. Buildings and building improvements were reevaluated to have a forty year life and furniture and fixtures were determined to have a seven year life. Trump AC believes these changes more appropriately reflect the timing of the economic benefits to be received from these assets during their estimated useful lives. For the nine months ended September 30, 1997, the net effect of applying these new lives was to increase net income by $4.0 million.

    Other non-operating income was $2.0 million for the nine months ended September 30, 1997, a decrease of $13.7 million from the comparable period in 1996. Taj Associates' non-operating income included a one-time $10.0 million non-refundable licensing fee in the nine months ended September 30, 1996 resulting from an agreement with Atlantic Jersey Thermal Systems, Inc. Plaza Associates reflects a decrease in non-operating expense of $4.3 million or 91.0% from $4.8 million in 1996. This decrease is attributable to a one time $5.0 million non-refundable licensing fee in the nine months ended September 30, 1996 resulting from an agreement with Atlantic Jersey Thermal Systems, Inc.

    The extraordinary loss of $59.1 million for the nine months ended September 30, 1996 relates to the redemption of the Plaza Notes and the write-off of unamortized deferred financing costs on April 17, 1996.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

    The financial information presented below reflects the results of operations of Trump AC. Because Trump AC has no business operations other than its interest in Plaza Associates and Taj Associates at December 31, 1996, its results of operations are not discussed below. Taj Associates was acquired on April 17, 1996.

    The following table includes selected data of Plaza Associates and Taj Associates (since date of acquisition) for the year ended December 31, 1996 and of Plaza Associates for the year ended December 31, 1995:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------------------
                                                                       1995         1996         1996         1996
                                                                       PLAZA        PLAZA         TAJ         TOTAL
                                                                    ASSOCIATES   ASSOCIATES   ASSOCIATES    TRUMP AC
                                                                    -----------  -----------  -----------  -----------

                                                                                      (IN MILLIONS)
Revenues:
  Gaming..........................................................   $   298.1    $   368.9    $   383.3    $   752.2
  Other...........................................................        74.2        105.7         85.3        191.0
                                                                    -----------  -----------  -----------  -----------
  Gross Revenues..................................................       372.3        474.6        468.6        943.2
Less: Promotional Allowances......................................        39.0         56.3         48.1        104.4
                                                                    -----------  -----------  -----------  -----------
  Net Revenues....................................................       333.3        418.3        420.5        838.8
                                                                    -----------  -----------  -----------  -----------
Costs & Expenses:
  Gaming..........................................................       164.8        223.9        230.0        453.9
  Pre-opening.....................................................          --          4.1           --          4.1
  General & Administrative........................................        71.9         91.1         64.2        155.3
  Depreciation & Amortization.....................................        16.2         23.0         37.8         60.9
  Other...........................................................        20.6         29.9         26.2         56.1
                                                                    -----------  -----------  -----------  -----------
  Total Costs and Expenses........................................       273.5        372.0        358.2        730.3
                                                                    -----------  -----------  -----------  -----------
Income from Operations............................................        59.8         46.3         62.3        108.5
                                                                    -----------  -----------  -----------  -----------
  Non-Operating Income (Expense)..................................        (4.7)         4.9         10.7         16.6
  Interest Expense................................................       (44.3)       (47.1)       (67.4)      (114.5)
                                                                    -----------  -----------  -----------  -----------
  Total Non-Operating Income (Expense)............................       (49.0)       (42.2)       (56.7)       (97.9)
                                                                    -----------  -----------  -----------  -----------
  Extraordinary Loss..............................................        (9.3)       (59.1)          --        (59.1)
  Provision for Income Taxes......................................         0.0          0.0           --          0.0
                                                                    -----------  -----------  -----------  -----------
Net Income (Loss).................................................   $     1.5    $   (55.0)   $     5.6    $   (48.5)
                                                                    -----------  -----------  -----------  -----------
                                                                    -----------  -----------  -----------  -----------

    Gaming revenues were $752.2 million for the year ended December 31, 1996, an increase of $454.1 million or 152.3% from gaming revenues of $298.1 million for 1995. This increase in gaming revenues consists of $383.3 million from Taj Associates since the date of acquisition in addition to an increase in Plaza Associates table games and slot revenues. Management believes that Plaza Associates' 23.8% increase in gaming revenues is primarily due to the May 1996 opening of Trump World's Fair, the February 1996 opening of Trump Plaza East, the availability of additional hotel rooms at both Trump World's Fair and Trump Plaza East, as well as management's marketing initiatives.

    Slot revenues were $471.0 million for the year ended December 31, 1996, an increase of $269.3 million or 133.5% from slot revenues of $201.7 million for 1995. This increase is directly attributable to the acquisition of Taj Associates which contributed $206.2 million in slot revenues. Plaza Associates slot revenues were $264.8 million for the year ended December 31, 1996, an increase of $63.1 million or 31.3% from slot revenues of $201.7 million for the year ended December 31, 1995. Plaza Associates' increase is due to the addition of 1,865 slot machines at Trump World's Fair and Trump Plaza East, as well as management's marketing programs.

    Table games revenues were $266.0 million for the year ended December 31, 1996, an increase of $169.6 million or 175.9% from $96.4 million for 1995. This increase is attributable to the acquisition of Taj Associates which contributed $161.9 million in table games revenues with a corresponding $942.5 million of table games drop (i.e., the dollar value of chips purchased). Plaza Associates' table games revenue of $104.1 million for the year ended December 31, 1996 increased by $7.7 million or 8.0% from 1995. Plaza Associates' increase is primarily due to an increase in table games drop by 9.6% for the year ended December 31, 1996.

    During the year ended December 31, 1996, gaming credit extended to customers was approximately 25.8% of overall table play. This reflects Taj Associates' gaming credit which was approximately 30.7% of overall table play since its date of acquisition in addition to Plaza Associates' gaming credit which accounted for 17.4% of Plaza Associates' overall table play. At December 31, 1996, Plaza Associates' gaming receivables amounted to approximately $11.7 million, a decrease of approximately $2.1 million from 1995, with allowances for doubtful gaming receivables of approximately $5.9 million, a decrease of $2.0 million from 1995. The increase over the prior year directly reflects Taj Associates' $41.0 million of gaming receivables at December 31, 1996, with an allowance for doubtful gaming receivables of $10.9 million.

    In addition to table games and slot revenues, Taj Associates' poker/race simulcasting/keno operations generated approximately $13.1 million in poker revenue, $1.0 million in race simulcasting revenue, and $1.1 million in keno revenue since its acquisition date.

    Other revenues were $191.0 million for the year ended December 31, 1996, an increase of $116.8 million or 157.4% from other revenues of $74.2 million for 1995. Other revenues include revenues from rooms, food and beverage and miscellaneous items. The increase primarily is attributable to the acquisition of Taj Associates which generated $85.3 million of other revenue since its acquisition date. Plaza Associates' other revenue was $105.7 million for the year ended December 31, 1996, an increase of $31.5 million or 42.5% from 1995. Plaza Associates' increase reflects the additional rooms at Trump Plaza East and Trump World's Fair as well as increases in rooms, food and beverage revenues attendant to increased levels of gaming activity due in part to increased promotional activities.

    Promotional allowances were $104.4 million for the year ended December 31, 1996, an increase of $65.4 million or 167.7% from promotional allowances of $39.0 million for the year ended December 31, 1995. Taj Associates generated $48.1 million in promotional allowances since its acquisition date. Plaza Associates experienced an increase in promotional allowances to $56.3 million or 44.4% from promotional allowances of $39.0 million in 1995. Plaza Associates' increase is attributable primarily to the additional rooms at Trump World's Fair and Trump Plaza East as well as the addition of three restaurants at Trump World's Fair, and increases in marketing initiatives during the year ended December 31, 1996.

    Gaming costs and expenses were $453.9 million for the year ended December 31, 1996, an increase of $289.1 million or 175.4% from $164.8 million for 1995. This increase was primarily attributable to Taj Associates' gaming costs and expenses of $230.0 million since its acquisition. Gaming costs and expenses for Plaza Associates were $223.9 million, an increase of $59.1 million or 35.9% from $164.8 million for 1995. Plaza Associates' increase is primarily due to increased promotional and operating expenses as well as taxes associated with increased levels of gaming revenues from 1995.

    General and administrative expenses were $155.3 million for the year ended December 31, 1996, an increase of $83.4 million or 116.0% from general and administrative expenses of $71.9 million for 1995. This increase is primarily due to the acquisition of Taj Associates which recorded $64.2 million in general and administrative expenses since its acquisition. Plaza Associates' increase of $19.2 million over 1995 is due in part to expenses associated with the Trump Plaza East and Trump World's Fair.

    Pre-opening expenses of $4.1 million were incurred by Plaza Associates and reflect the costs associated with the opening Trump World's Fair in 1996.

    Other expenses were $56.1 million for the year ended December 31, 1996, an increase of $35.5 million or 172.3% from 1995. Other expenses include costs associated with operating Trump Plaza, Trump World's Fair and the Taj Mahal hotels. The increase over the prior year reflects Taj Associates' $26.2 million of other expenses since its date of acquisition. Plaza Associates' other expenses increased by $9.3 million or 45.1 % from 1995. This increase is due to operating Trump World's Fair and Trump Plaza East, both with opening dates in 1996.

    Income from operations was $108.5 million for the year ended December 31, 1996, an increase of $48.7 million or 81.4% from income from operations of $59.8 million for 1995. Taj Associates contributed $62.3 million of income from operations since its acquisition. Plaza Associates contributed $46.3 million during the year ended December 31, 1996, a decrease of $13.5 million or 22.6% from the comparable period in 1995.

    Interest expense was $114.5 million for the year ended December 31, 1996, an increase of $70.2 million or 158.5% from interest expense of $44.3 million for 1995. This increase is attributable to the acquisition of Taj Associates with an interest expense of $67.4 million at December 31, 1996. Plaza Associates reflects $47.1 million interest expense at December 31, 1996, compared to $44.3 million for 1995.

    Other non-operating income was $16.6 million for the year ended December 31, 1996, an increase of $21.3 million from 1995. Non-operating income includes $15.0 million of non-refundable licensing fee agreements entered into with Atlantic Jersey Thermal Services, Inc. by Plaza Associates and Taj Associates and $1.5 million of interest income.

    The extraordinary loss of $59.1 million for the year ended December 31, 1996 relates to the redemption of the Plaza Notes and the write-off of unamortized deferred financing costs on April 17, 1996. The extraordinary loss of $9.3 million for the year ended December 31, 1995 relates to the redemption and write-off of unamortized deferred financing costs relating to the redemption of Plaza PIK Notes and Plaza PIK Note Warrants on June 12, 1995.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

    The financial information presented below reflects the results of operations of Plaza Associates. Because Trump AC had no business operations other than its interest in Plaza Associates at December 31, 1995, its results of operations are not discussed below.

    Gaming revenues were $298.1 million for the year ended December 31, 1995, an increase of $36.6 million or 14.0% from gaming revenues of $261.5 million in 1994. This increase in gaming revenues consisted of an increase in both table games and slot revenues. While 1994 was adversely affected by unfavorable winter weather, construction and management turnover, management believes that the increase in gaming revenues in 1995 is also due to an increased level of demand evident in the Atlantic City Market generally, as well as to management's marketing and other initiatives, including the introduction of new slot machines and table games, the addition of bill acceptors on slot machines, an increase in casino floor square footage and an increase in promotional allowances.

    Slot revenues were $201.7 million for the year ended December 31, 1995, an increase of $33.0 million or 19.6% from $168.7 million in 1994. This increase was primarily due to certain factors mentioned in the foregoing paragraph including the implementation of an aggressive slot marketing program.

    Table games revenues were $96.4 million for the year ended December 31, 1995, an increase of $3.6 million or 3.9% from table games revenues of $92.8 million in 1994. This was primarily due to an increase in table games drop (i.e., the dollar value of chips purchased) by $27.0 million or 4.5% for the year ended December 31, 1995 from 1994.

    During the year ended December 31, 1995, gaming credit extended to customers was approximately 17.7% of overall table play, an increase of approximately 0.7% from 1994. At December 31, 1995, gaming receivables amounted to approximately $13.8 million, an increase of approximately $0.1 million from 1994, with allowances for doubtful gaming receivables of approximately $7.9 million, a decrease of approximately $0.6 million from 1994.

    Other revenues were $74.2 million for the year ended December 31, 1995, an increase of $7.3 million or 10.9% from other revenues of $66.9 million in 1994. Other revenues include revenues from rooms, food and beverage and miscellaneous items. This increase primarily reflects increases in food and beverage revenues attendant to higher levels of gaming activity and promotional allowances and expenses.

    Promotional allowances were $39.0 million for the year ended December 31, 1995, an increase of $5.7 million or 17.1% from $33.3 million in 1994. This increase is primarily attributable to an increase in gaming activity.

    Gaming costs and expenses were $164.8 million for the year ended December 31, 1995, an increase of $25.3 million or 18.1% from gaming costs and expenses of $139.5 million in 1994. This increase is primarily due to increased promotional and operating expense and taxes associated with increased levels of gaming revenues from 1994.

    General and administrative expenses were $71.9 million for the year ended December 31, 1995, a decrease of $4.8 million or 6.3% from general and administrative expenses of $76.7 million in 1994. This decrease is primarily the result of cost containment measures.

    Income from operations was $59.8 million for the year ended December 31, 1995, an increase of $16.4 million or 37.8% from income from operations of $43.4 million in 1994.

    Net interest expense was $43.3 million for the year ended December 31, 1995, a decrease of $4.9 million or 10.2% from net interest expense of $48.2 million in 1994. This decrease is attributable to the retirement of the Plaza PIK Notes in June 1995 partly offset by the increased interest expense associated with equipment financing and capital leases incurred during 1995.

    Other non-operating expense was $5.7 million for the year ended December 31, 1995, an increase of $0.8 million or 16.3% from non-operating expense of $4.9 million in 1994. This increase is primarily attributable to costs associated with Trump World's Fair.

    The extraordinary loss of $9.3 million for the year ended December 31, 1995 relates to the redemption and write-off of unamortized deferred financing costs relating to the repurchase and redemption on June 12, 1995 of all of the Plaza PIK Notes and related Plaza PIK Note Warrants.

CAPITAL RESOURCES AND LIQUIDITY

    Cash flows from operating activities are Trump AC's principal source of liquidity and were $86.7 million for the nine months ended September 1997 compared to $73.3 million for the comparable period in 1996. With proceeds from the 1996 Offerings, Trump AC, among other things, retired the outstanding Taj Bonds, retired the outstanding Plaza Notes, satisfied the indebtedness of Taj Associates under its loan agreement with National Westminster Bank USA ("Nat West"), purchased certain real property used in the operation of Trump Plaza and the Taj Mahal and paid Bankers Trust Company ("Bankers Trust") to release certain liens and guarantees.

    Each of the TAC I Note Indenture, the Note Indenture and the TAC II Note Indenture restricts the ability of Trump AC and its subsidiaries to make distributions or pay dividends, as the case may be, unless certain financial ratios are achieved. In addition, the ability of Plaza Associates and Taj Associates to make payments of dividends or distributions (except for payment of interest) through Trump AC to THCR Holdings may be restricted by the CCC.

    Capital expenditures for Trump AC were $63,449,000 for the nine months ended September 30, 1997. Capital expenditures for the nine months ended September 30, 1996 includes Trump Plaza East and Trump World's Fair expansions of $36.9 million and $56.0 million, respectively. In addition, in 1997, Plaza Associates exercised its option to purchase from Seashore Four Associates ("Seashore Four"), an entity beneficially owned by Trump, one of the parcels of land underlying Trump Plaza's main tower, pursuant to the terms of a lease, the payments under which were terminated upon the exercise of such option. The exercise price and associated closing costs were $10.1 million.

    Capital expenditures attributable to the Taj Mahal were $38.0 million for the nine months ended September 30, 1997 and $76.2 million for the period from acquisition, April 17, 1996, to September 30, 1996. Capital expenditures for improvements to existing facilities were approximately $7.6 million for the nine months ended September 30, 1997 and $9.7 million for the period from acquisition, April 17, 1996, to September 30, 1996. Capital expenditures attributable to the expansion of the facility were approximately $30.4 million for the nine months ended September 30, 1997 and $4.7 million for the period from acquisition, April 17, 1996, to September 30, 1996. Capital expenditures for the period from acquisition, April 17, 1996, to September 30, 1996 included the purchase of property previously leased upon which a portion of the casino hotel complex is situated for $61.8 million.

    The Taj Mahal Expansion consisted of the construction of a new 15-bay bus terminal which was completed in December 1996, a 2,400 space expansion of the existing self parking facilities, which was completed in May 1997 and an approximate 7,000 square foot casino expansion with 260 slot machines which was completed in July 1997. The costs of the Taj Mahal Expansion including amounts expended in 1996 were approximately $43.0 million and were funded principally out of cash from operations.

SEASONALITY

    The gaming industry in Atlantic City is seasonal, with the heaviest activity occurring during the period from May through September. Consequently, Trump AC's operating results during the two quarters ending in March and December would not likely be as profitable as the two quarters ending in June and September.

INFLATION

    There was no significant impact on operations as a result of inflation during 1996, 1995 or 1994.

                                    BUSINESS

TRUMP PLAZA

    Management believes that Trump Plaza's "Four Star" Mobil Travel Guide rating and "Four Diamond" American Automobile Association rating reflect the high quality amenities and services that Trump Plaza provides to its casino patrons and hotel guests. These amenities and services include a broad selection of dining choices, headline entertainment, deluxe accommodations, tennis courts and swimming and health spa facilities.

    Management believes that as a result of the Trump Plaza Expansion and Trump Plaza's strategic location, Trump Plaza is one of the premier host properties in Atlantic City. The Trump Plaza Expansion was completed in May 1996 and increased Trump Plaza's prime central frontage on The Boardwalk to nearly a quarter of a mile. Management believes that the construction of the new convention center and the planned tourist corridor linking the new convention center with The Boardwalk enhances the desirability of Atlantic City generally and, as a result of Trump Plaza's central location, benefits Trump Plaza in particular. In addition, management has taken advantage of recent gaming regulatory changes that allow casino space to be directly visible and accessible from The Boardwalk. Trump Plaza's location on The Boardwalk at the end of the main highway into Atlantic City makes it highly accessible for both "drive-in" and "walk-in" patrons.

    As part of the Trump Plaza Expansion, Trump Plaza opened the Ocean View Casino and Bar and a total of 349 rooms, including nine super suites, located at Trump Plaza East, which is fully integrated into Trump Plaza. Trump Plaza East has approximately 15,000 square feet of casino space. Trump Plaza also completed construction of a new entranceway to Trump Plaza to provide easier access by car to Trump Plaza.

    In May 1996, Trump AC completed the renovations and integration of Trump World's Fair, located on The Boardwalk adjacent to the Atlantic City Convention Center, into Trump Plaza. Trump World's Fair contains 49,193 square feet of casino floor space, approximately 16,000 square feet of which is directly accessible from The Boardwalk, and 500 hotel rooms, connected to Trump Plaza's main tower by an enclosed walkway overlooking The Boardwalk.

    Management believes the increased hotel capacity as a result of the Trump Plaza Expansion enables Trump Plaza better to meet demand and accommodate its casino guests, as well as to host additional and larger conventions and corporate meetings.

    The following table details Trump Plaza's current casino and hotel capacity:

                                                                              TRUMP
                                                                              PLAZA      TRUMP      TRUMP
                                                                              MAIN       PLAZA     WORLD'S
                                                                            FACILITY     EAST       FAIR       TOTAL
                                                                            ---------  ---------  ---------  ---------
Gaming square footage.....................................................     74,226     14,886     49,193    138,305
Slot machines.............................................................      2,201        371      1,518      4,090
Table games...............................................................         95          0         16        111
Hotel rooms...............................................................        555        349        500      1,404

    Trump Plaza's management team has launched a variety of initiatives designed to increase the level of casino gaming activity generally at Trump Plaza and to attract casino patrons who tend to wager more frequently than the typical Atlantic City patron. These initiatives include targeted marketing and advertising campaigns directed to select groups of customers in the Boston-New York-Washington, D.C. corridor, the introduction of new slot machines and table games and the addition of bill acceptors on slot machines.

    ATLANTIC CITY MARKETING STRATEGY

    TRUMP PLAZA. Trump Plaza East has been integrated into Trump Plaza and together the two are operated as a single casino hotel facility. Trump Plaza will continue the marketing strategies it has found successful in the past, including targeting lucrative high-end drive-in slot customers. Management believes the additional hotel rooms and gaming facilities at Trump Plaza East will better enable Trump Plaza to accommodate the more profitable weekend drive-in patron, who tends to wager more per play and per visit than the typical walk-in or bus patron.

    TRUMP WORLD'S FAIR. Trump World's Fair is seeking to attract the "middle market" segment (primarily bus customers and Boardwalk pedestrian traffic) by offering high value food and entertainment attractions in a festive "World's Fair" atmosphere. The first floor of Trump World's Fair features a Boardwalk level casino offering walk-in customers direct access from The Boardwalk to 569 slot machines. In addition, Trump World's Fair constructed a new bus terminal that has a dedicated escalator leading directly to a separate casino entertainment area that contains a 500-seat buffet-style restaurant, an Oriental Pavilion and a casino with approximately 538 slot machines. The new bus terminal and dedicated casino facilities allow Trump World's Fair to serve efficiently a high volume of bus customers. The second floor of Trump World's Fair has approximately 383 slot machines and 32 table games along with additional restaurants. Moreover, with its prime location adjoining the Atlantic City Boardwalk Convention Center and near the new Atlantic City Convention Center and its newly refurbished room base of 500 rooms and approximately 50,000 square feet of total gaming space, management believes that Trump World's Fair is ideally suited to attract convention visitor traffic.

    TRUMP PLAZA BUSINESS STRATEGY

    GENERAL. A primary element of Trump Plaza's business strategy is to seek to attract patrons who tend to wager more frequently and in larger denominations than the typical Atlantic City gaming customer. Such high-end players typically wager $5 or more per play in slots and $25 or more per play in table games. In the fall of 1992, Plaza Associates decided to de-emphasize marketing efforts directed at "high roller" patrons from the Far East, who tend to wager $50,000 or more per play in table games. Plaza Associates determined that the potential benefit derived from these patrons did not outweigh the high costs associated with attracting such players and the resultant volatility in the results of operations of Trump Plaza. Revenues derived from high roller patrons have declined since 1992, although management believes that such revenue loss has not had a significant impact on profitability for the reasons discussed above. In addition, this shift in marketing strategy has allowed Plaza Associates to focus its efforts on attracting high-end players.

    Although considered one property, Trump Plaza and Trump World's Fair have separate marketing identities. Trump Plaza caters to the mid to high level segment while Trump World's Fair focuses on the "middle" market. Trump Plaza's concentration of special events, entertainment, suites and variety of gourmet restaurants define its presence and highly perceived image. The suite renovation and high-end slot club expansion projects indicate Plaza Associates' commitment to this segment of the market. While Trump Plaza strives to accommodate the more lucrative drive-in patron, Trump World's Fair offers a fun, relaxing experience which is extremely appealing to the bus rider. A combination of lower slot denominations, including Atlantic City's largest nickel lounge, lower table limits, sweepstakes, bus bingo programs, on-floor tournaments and a premier buffet make this possible.

    "COMPING" STRATEGY. In order to compete effectively with other Atlantic City casino hotels, Plaza Associates offers complimentary drinks, meals, room accommodations and/or travel arrangements to its patrons ("complimentaries" or "comps"). Management monitors Trump Plaza's policy so as to provide complimentaries primarily to patrons with a demonstrated propensity to wager at Trump Plaza.

    ENTERTAINMENT. Trump Plaza offers headline entertainment as part of its strategy to attract high-end and other patrons. Trump Plaza offers headline entertainment weekly during the summer and monthly during the off-season, and also features other entertainment and revue shows.

    PLAYER DEVELOPMENT/CASINO HOSTS. Plaza Associates currently employs gaming representatives in New Jersey, New York and other states, as well as several international representatives, to promote Trump Plaza to prospective gaming patrons. Player development personnel host special events, offer incentives and contact patrons directly in an effort to attract high-end table game patrons from the United States, Canada and South America. Trump Plaza's casino hosts assist patrons on the casino floor, make room and dinner reservations and provide general assistance. They also solicit Trump Card (the frequent player slot card) sign-ups in order to increase Plaza Associates' marketing base.

    PROMOTIONAL ACTIVITIES. The Trump Card constitutes a key element in Trump Plaza's direct marketing program. Slot machine players are encouraged to register for and utilize their personalized Trump Card to earn various complimentaries based upon their level of play. The Trump Card is inserted during play into a card reader attached to the slot machine for use in computerized rating systems. Plaza Associates' computer systems record data about the cardholders, including playing preferences, frequency and denomination of play and the amount of gaming revenues produced.

    Trump Plaza designs promotional offers, conveyed via direct mail and telemarketing, to patrons expected to provide revenues based upon their historical gaming patterns. Such information is gathered on slot wagering by the Trump Card and on table game wagering by the casino game supervisors. Promotional activities include the mailing of vouchers for complimentary slot play. Trump Plaza also utilizes a special events calendar (E.G., birthday parties, sweepstakes and special competitions) to promote its gaming operations.

    BUS PROGRAM. Trump Plaza has a bus program, which transports approximately 2,400 gaming patrons per day during the week and 3,500 per day on the weekends. Trump Plaza's bus program offers incentives and discounts to certain scheduled and chartered bus customers. Trump Plaza's Transportation Facility (as defined) contains 13 bus bays and is connected by an enclosed pedestrian walkway to Trump Plaza. The Transportation Facility provides patrons with immediate access to the casino, and contains a comfortable lounge area for patrons waiting for return buses. Trump World's Fair has a newly constructed bus terminal with a dedicated escalator leading directly to a casino entertainment area complete with an international buffet. Trump World's Fair's bus terminal provides patrons with a spacious lounge area with a view of the Atlantic Ocean and The Boardwalk. Trump World's Fair's bus program transports approximately 1,200 gaming patrons per day during the week and 2,600 per day on weekends.

    CREDIT POLICY. Historically, Trump Plaza has extended credit on a discretionary basis to certain qualified patrons. For the years ended December 31, 1994, 1995 and 1996, credit play as a percentage of total dollars wagered was approximately 17%, 18% and 17%, respectively. As part of Trump Plaza's business strategy, Trump Plaza has imposed stricter standards on applications for new or additional credit.

    FACILITIES AND AMENITIES

    TRUMP PLAZA. The casino in Trump Plaza's main tower currently offers 95 table games and 2,201 slot machines. In addition to the casino, Trump Plaza's main tower consists of a 31-story tower with 555 guest rooms, including 62 suites. Trump Plaza's main tower also offers 10 restaurants, a 750-seat cabaret theater, four cocktail lounges, 28,000 square feet of convention, ballroom and meeting room space, a swimming pool, tennis courts and a health spa.

    The entry level of Trump Plaza's main tower includes a cocktail lounge, two gift shops, a deli, a coffee shop, an ice cream parlor and a buffet. The casino level houses the casino, a fast food restaurant, an exclusive slot lounge for high-end patrons and an ocean view high-end slot area. An enclosed walkway connects Trump Plaza at the casino level with the Atlantic City Convention Center and with Trump World's Fair.

    On February 16, 1996, Trump Plaza opened the 15,000 square-foot Ocean View Casino and Bar and 249 of its 349 hotel rooms at Trump Plaza East. Management opened the remaining rooms and suites at Trump Plaza East in March 1996. The Ocean View Casino and Bar is the first gaming room in Atlantic City to combine a casino, bar and entertainment area, and features a 70-foot long bar with 27 bar-top slot machines, live entertainment and a 58 square-foot video wall, complemented by six additional television sets along the bar. With its high ceilings and windows overlooking the Atlantic Ocean and The Boardwalk, Trump Plaza has created a new and exciting entertainment environment for its casino patrons.

    Trump Plaza's guest rooms are located in two towers which afford most guest rooms a view of the ocean. While rooms are of varying size, a typical guest room consists of approximately 400 square feet. Trump Plaza's main tower also features 16 one-bedroom suites, 28 two-bedroom suites and 18 "Super Suites." The Super Suites are located on the top two floors of Trump Plaza's main tower and offer luxurious accommodations and 24-hour butler and maid service. The Super Suites and certain other suites are located on the "Club Level" which requires guests to use a special elevator key for access, and contains a lounge area that offers food and bar facilities.

    Trump Plaza's main tower is connected by an enclosed pedestrian walkway to a 10-story parking garage, which can accommodate approximately 2,650 cars, and contains 13 bus bays, a comfortable lounge, a gift shop and a waiting area (the "Transportation Facility"). The Transportation Facility provides patrons with immediate access to the casino, and is located directly off the Atlantic City Expressway, the main highway into Atlantic City.

    In July 1994, Time Warner Entertainment Company, L.P. ("Time Warner") opened its second largest Warner Brothers Studio Store occupying the entire first floor of retail space on The Boardwalk at Trump Plaza East (approximately 17,000 square feet).

    TRUMP WORLD'S FAIR. Trump World's Fair is connected to Trump Plaza's main tower by an enclosed walkway overlooking The Boardwalk and adds an additional 500 hotel rooms to Trump Plaza. In addition, Trump World's Fair is outfitted with approximately 50,000 square feet of casino floor space housing 1,460-slot machines and 32 table games. In addition to the casino, Trump World's Fair features three restaurants, including a state-of-the-art buffet, a cocktail lounge, convention and ballroom and meeting room space. The enclosed walkway runs through a portion of the Atlantic City Convention Center, which is located between Trump World's Fair and Trump Plaza's main tower. Plaza Associates has acquired an easement with regard to this walkway through the Atlantic City Convention Center.

    EMPLOYEES AND LABOR RELATIONS

    Plaza Associates has approximately 4,900 employees of whom approximately 1,700 are covered by collective bargaining agreements. The collective bargaining agreement with Local No. 54 expires on September 15, 1999. Management believes that its relationships with its employees are satisfactory. Certain of Plaza Associates' employees must be licensed or registered under the Casino Control Act.

    In April 1993, the National Labor Relations Board (the "NLRB") found that Plaza Associates had violated the National Labor Relations Act (the "NLRA") in the context of a union organizing campaign by table game dealers of Plaza Associates in association with the Sports Arena and Casino Employees Union Local 137 ("Local 137"). In connection with such finding, Plaza Associates was ordered to refrain from interfering with, restraining or coercing employees in the exercise of the rights guaranteed them by Section 7 of the NLRA, to notify its employees of such rights and to hold an election by secret ballot among its employees regarding whether they desired to be represented for collective bargaining by Local 137. The election was held on May 20 and 21, 1994 and the vote, which has been certified by the NLRB, was in favor of management and against representation by Local 137.

    HISTORICAL BACKGROUND

    THE 1992 EVENTS. Plaza Associates and Plaza Funding restructured their indebtedness through the 1992 Plaza Restructuring in order to alleviate their liquidity problems. On May 29, 1992, Plaza Associates and Plaza Funding completed the 1992 Plaza Restructuring, the purpose of which was to improve the amortization schedule and extend the maturity of Plaza Associates' indebtedness by (i) eliminating the sinking fund requirement on Plaza Funding's 12 7/8% Mortgage Bonds due 1998 (the "Original Plaza Bonds"), (ii) extending the maturity of such indebtedness from 1998 to 2002, (iii) lowering the interest rate from 12 7/8% per annum to 12% per annum, (iv) reducing the aggregate principal amount of the indebtedness under the Original Plaza Bonds and certain other indebtedness from $250 million to $225 million and (v) eliminating certain other indebtedness by reconstituting such debt in part as new bonds (the "Successor Plaza Bonds") and in part as Stock Units (as defined). The 1992 Plaza Restructuring was necessitated by the inability to either generate cash flow or obtain additional financing sufficient to make the scheduled sinking fund payment on the Original Plaza Bonds. In connection with the 1992 Plaza Restructuring, each holder of $1,000 principal amount of Original Plaza Bonds and such other indebtedness received (i) $900 principal amount of Successor Plaza Bonds, (ii) 12 Stock Units, each representing one share of Common Stock of Plaza Funding and one share of Preferred Stock of Plaza Funding (the "Stock Units") and (iii) cash payments of approximately $58.65, reflecting accrued interest.

    On May 29, 1992, Plaza Funding, which theretofore had no interest in Plaza Associates, received a 50% beneficial interest in TP/GP, Inc. ("Trump Plaza GP"), and Plaza Funding and Trump Plaza GP were admitted as partners of Plaza Associates. Plaza Funding also issued approximately three million Stock Units to holders of the Original Plaza Bonds and certain other indebtedness. Pursuant to the terms of Plaza Associates' partnership agreement, Plaza Funding was issued a preferred partnership interest, which provided Plaza Funding with partnership distributions designed to pay dividends on, and the redemption price of, the Stock Units. Trump Plaza GP became the managing general partner of Plaza Associates, and, through its Board of Directors, managed the affairs of Plaza Associates. Trump Plaza GP was subsequently merged with and into Plaza Funding, which became the managing general partner of Plaza Associates.

    THE 1993 EVENTS. The Successor Plaza Bonds and the Stock Units were redeemed in 1993 out of the proceeds of a refinancing designed to enhance Plaza Associates' liquidity and to position Plaza Associates for a subsequent deleveraging transaction. The 1993 refinancing included (i) the sale by Plaza Funding of the Plaza Notes and (ii) the sale by Trump AC (known prior to April 17, 1996 as Trump Plaza Holding Associates) of the Plaza PIK Notes and the Plaza PIK Note Warrants. Upon consummation of the refinancing, Plaza Funding held a 1% equity interest in Plaza Associates and Trump AC Holding, known prior to April 17, 1996 as Trump Plaza Holding, Inc., held a 99% equity interest.

    THE 1995 AND 1996 EVENTS. In connection with the initial public offering (the "June 1995 Stock Offering") of 10 million shares of THCR Common Stock, THCR Holdings repurchased and redeemed the Plaza PIK Notes and the Plaza PIK Note Warrants. In addition, in connection with the June 1995 Stock Offering and the offering by THCR Holdings and its wholly owned finance subsidiary, THCR Funding, of the Senior Notes (together with the June 1995 Stock Offering, the "June 1995 Offerings"), Trump transferred, pursuant to a contribution agreement, to THCR Holdings his ownership interests in Plaza Funding and Trump AC. Upon the consummation of the June 1995 Offerings, THCR Holdings owned Plaza Associates. In connection with the Taj Acquisition, THCR Holdings became the owner of both Plaza Associates and Taj Associates, through its ownership interest in Trump AC. As part of the 1996 Offerings, Trump AC and its wholly owned finance subsidiary, Trump AC Funding, issued the TAC I Notes.

THE TAJ MAHAL

    The Taj Mahal ranked first among all Atlantic City casinos in terms of total gaming revenues for the nine months ended September 30, 1997. The Taj Mahal capitalizes on the widespread recognition and marquee status of the "Trump" name and its association with high quality amenities and first-class service as evidenced by its "Four Star" Mobil Travel Guide rating. Management believes that the breadth and diversity of the Taj Mahal's casino, entertainment and convention facilities and its status as a "must see" attraction will enable the Taj Mahal to benefit from growth of the Atlantic City market.

    In recent years, Taj Associates, the owner and operator of the Taj Mahal, has completed construction of the Taj Entertainment Complex, reconfigured and expanded the casino floor to provide race simulcasting, poker wagering and keno, opened an Asian themed table game area, opened the Bengal Club for mid-level slot players and increased the number of poker tables and slot machines. The Taj Mahal's poker room is the largest in Atlantic City, which management believes adds to its customers' overall gaming experience. Taj Associates continually monitors operations to adapt to and anticipate industry trends. From 1994 to mid-1997, the Taj Mahal refurbished substantially all of its hotel guest rooms and corridors and replaced all of its existing slot machines with new, more efficient machines with bill acceptors. Moreover, to further attract high-end players, the Taj Mahal opened the Dragon Room, an Asian themed table gaming area with 16 table games, and the Sultan's Palace, a separate 5,900 square-foot high-end slot lounge and private club.

    The Taj Mahal Expansion consisted of the construction of a new 15-bay bus terminal, which was completed in December 1996, a 2,400 space expansion of the existing self parking facilities, which was completed in May 1997, and an approximately 7,000 square foot casino expansion with approximately 260 slot machines with frontage on The Boardwalk, which was completed in July 1997. In addition, to increase entertainment opportunities for customers, the Hard Rock Cafe opened in November 1996, the All Star Cafe opened in May 1997 and the Stage Deli of New York opened in October 1997. A Warner Brothers Studio Store opened at the Taj Mahal in May 1997.

    THE TAJ MAHAL OPERATIONS

    GENERAL. The Taj Mahal currently has approximately 147,500 square feet of gaming space, 217 table games and 4,148 slot machines, which includes an approximately 12,000 square-foot poker, keno and race simulcasting room with 63 poker tables, which was added in 1993 and expanded in 1994. The casino's offerings include blackjack, progressive blackjack, craps, roulette, baccarat, mini baccarat, sic-bo, pai gow, pai gow poker, Caribbean stud poker, big six, mini big six, mini dice and let it ride poker. In December 1995, the Taj Mahal opened an Asian themed table game area which offers 16 popular Asian table games catering to the Taj Mahal's growing Asian clientele. In May 1996, the Taj Mahal opened the Sultan's Palace, a high-end slot lounge. In August 1996, the Taj Mahal opened the relocated and expanded President's Club for high-end slot players in conjunction with the Sultan's Palace.

    In December 1996, the Taj Mahal opened a new bus terminal with 15 bays. In November 1996, the Hard Rock Cafe opened at the Taj Mahal adjacent to the casino and The Boardwalk. In March 1997, the All Star Cafe opened at the Taj Mahal. A Warner Brothers Studio Store opened in May 1997. An additional simulcasting facility featuring horse racing was completed in June 1997. Construction of an approximately 7,000 square-foot casino expansion with 260 slot machines, with Boardwalk frontage, was completed in July 1997. In October 1997, the Stage Deli of New York opened at the Taj Mahal. In addition, as a special bonus to high-end players, the Taj Mahal offers three clubs for the exclusive use of select customers: the Maharajah Club for table game players, the President's Club for high-end slot players and the Bengal Club for other preferred slot players.

    The Taj Mahal currently consists of a 42-story hotel tower and contiguous low-rise structure sited on approximately 30 acres of land. The Taj Mahal has 1,250 guest rooms (including 242 suites), 15 dining and 10 beverage locations, parking for approximately 6,950 cars, a 15-bay bus terminal and approximately

65,000 square feet of ballroom, meeting room and pre-function area space. In addition, the Taj Mahal features a 20,000 square-foot multi-purpose entertainment complex known as the Xanadu Theater with seating capacity for approximately 1,200 people which can be used as a theater, concert hall, boxing arena or exhibition hall (the "Taj Entertainment Complex") and the Mark Etess Arena, which comprises an approximately 63,000 square-foot exhibition hall and entertainment facility. The Xanadu Theater and Mark Etess Arena have allowed the Taj Mahal to offer longer running, more established productions that cater to the tastes of the Taj Mahal's high-end international guests, and has afforded the Taj Mahal more flexibility in the use of its facilities for sporting and other headline programs. The Taj Mahal regularly engages well-known musicians and entertainment personalities and will continue to emphasize weekend marquee events such as Broadway revues, high visibility sporting events, international festivals and contemporary concerts to maximize casino traffic and to maintain the highest level of glamour and excitement at the Taj Mahal.

    GAMING ENVIRONMENT. The Taj Mahal's management continues to capitalize on the Taj Mahal's status as one of the largest facilities in Atlantic City and a "must see" attraction, while maintaining the attractiveness of the property and providing a comfortable gaming experience. In 1994, the Taj Mahal completed a major redecoration of the hotel lobby, a casino floor expansion and a reconfiguration, as well as the addition of a new mid-level player slot club. The casino floor expansion and reconfiguration accommodated the addition of keno, poker tables and slot machines. Approximately 3,300 new slot machines were placed in service during 1994, 1995 and 1996 to replace older models. In addition, in June 1993, the Taj Mahal completed a 10,000 square-foot poker and simulcast area (which was subsequently enlarged to 12,000 square feet), which features 63 poker tables in the largest poker room in Atlantic City. For the year ended December 31, 1996, the Taj Mahal captured approximately 49.3% of the total Atlantic City poker revenues.

    The Taj Mahal currently intends to reconfigure its casino floor, subject to approval by the CCC on an ongoing basis, to accommodate changes in patron demand. Management continuously monitors the configuration of the casino floor and the games it offers to patrons with a view towards making changes and improvements. For example, the Taj Mahal's casino floor has clear, large signs for the convenience of patrons. Additionally, as new games have been approved by the CCC, management has integrated such games to the extent it deems appropriate. In 1994, the Taj Mahal introduced the newly-approved games of keno and Caribbean stud poker and, in 1995, introduced the games of pai gow, pai gow poker and let it ride poker. Progressive blackjack and mini dice were also added in 1996 and 1997, respectively.

    "COMPING" STRATEGY. In order to compete effectively with other casino hotels, the Taj Mahal offers complimentaries. Currently, the policy at the Taj Mahal is to focus promotional activities, including complimentaries, on middle and upper middle market "drive in" patrons who visit Atlantic City frequently and have proven to be the most profitable market segment. Additionally, as a result of increased regulatory flexibility, the Taj Mahal has implemented a cash comping policy to high-end players in order to compete with similar practices in Las Vegas and to attract international business.

    ENTERTAINMENT. The Taj Mahal believes headline entertainment, as well as other entertainment and revue shows, is an effective means of attracting and retaining gaming patrons. The Xanadu Theater allows the Taj Mahal to offer longer running, more established productions that cater to the tastes of the Taj Mahal's high-end international guests. The Xanadu Theater, together with the Mark Etess Arena (an approximately 63,000 square-foot exhibition hall facility), afford the Taj Mahal more flexibility in the use of its larger entertainment arena for sporting and other headline programs. The Taj Mahal regularly engages well-known musicians and entertainment personalities and will continue to emphasize weekend "marquee" events such as Broadway revues, high visibility sporting events, festivals and contemporary concerts to maintain the highest level of glamour and excitement. Mid-week uses for the facilities include convention events and casino marketing sweepstakes.

    PLAYER DEVELOPMENT. The Taj Mahal employs sales representatives as a means of attracting high-end slot and table gaming patrons to the property. The Taj Mahal currently employs numerous gaming representatives in New Jersey, New York and other states, as well as several international representatives, to host special events, offer incentives and contact patrons directly in the United States, Canada and South America. In addition, targeted marketing to international clientele will be continued and expanded through new sales representatives in Latin America, Mexico, Europe, the Far East and the Middle East.

    The casino hosts assist patrons on the casino floor, make room and dinner reservations and provide general assistance. They also solicit Trump Card (a player identification card) sign-ups in order to increase the Taj Mahal's marketing base.

    The Taj Mahal also plans to continue the development of its slot and coin programs through direct mail and targeted marketing campaigns emphasizing the high-end player. "Motorcoach Marketing," the Taj Mahal's customer bus-in program, has been an important component of player development and will continue to focus on tailoring its player base and maintaining a low-cost package.

    PROMOTIONAL ACTIVITIES. The Trump Card, a player identification card, constitutes a key element in the Taj Mahal's direct marketing program. Both table and slot machine players are encouraged to register for and utilize their personalized Trump Card to earn various complimentaries and incentives based on their level of play. The Trump Card is inserted during play into a card reader attached to the table or slot machine for use in computerized rating systems. These computer systems record data about the cardholder, including playing preferences, frequency and denomination of play and the amount of gaming revenues produced. Sales and management personnel are able to monitor the identity and location of the cardholder and the frequency and denomination of such cardholder's play. They can also use this information to provide attentive service to the cardholder while the patron is on the casino floor.

    The Taj Mahal designs promotional offers, conveyed via direct mail and telemarketing, to patrons expected to provide revenues based upon their historical gaming patterns. Such information is gathered on slot wagering by the Trump Card and on table game wagering by the casino games supervisor. Promotional activities at the Taj Mahal include the mailing of vouchers for complimentary slot play and utilization of a special events calendar (e.g., birthday parties, sweepstakes and special competitions) to promote its gaming operations.

    The Taj Mahal conducts slot machine and table game tournaments in which cash prizes are offered to a select group of players invited to participate in the tournament based upon their tendency to play. Special events such as "Slot Sweepstakes" and "bingo" are designed to increase mid-week business. Players at these tournaments tend to play at their own expense during "off-hours" of the tournament. At times, tournament players are also offered special dining and entertainment privileges that encourage them to remain at the Taj Mahal.

    CREDIT POLICY. Historically, the Taj Mahal has extended credit on a discretionary basis to certain qualified patrons. For the years ended December 31, 1994, 1995 and 1996, the Taj Mahal's credit play as a percentage of total dollars wagered was approximately 22.8%, 24.5% and 29.7%, respectively.

    EMPLOYEES

    Taj Associates has approximately 5,800 employees for the operation of the Taj Mahal, of whom approximately 1,980 employees are covered by collective bargaining agreements. The collective bargaining agreement with Local No. 54 expires on September 15, 1999. Management believes that its relationships with its employees are satisfactory and that its staffing levels are sufficient to provide superior service. Certain of Taj Associates' employees must be licensed or registered under the Casino Control Act.

    TAJ ACQUISITION

    On April 17, 1996, a subsidiary of THCR was merged (the "Taj Merger") with and into THCR Holding Corp., known prior to April 17, 1996 as Taj Mahal Holding Corp. As a result of the Taj Merger and the related transactions discussed below, THCR Holdings acquired Taj Associates (the "Taj Acquisition"). The Taj Acquisition included, among other things:

    (a) the payment of an aggregate of approximately $31,181,000 in cash and the issuance of 323,423 shares of THCR Common Stock to the holders of THCR Holding Corp.'s Class A Common Stock, par value $.01 per share;

    (b) the contribution (i) by Trump to Trump AC of all of his direct and indirect ownership interests in Taj Associates, pursuant to the contribution agreement, dated as of April 17, 1996, among, Trump, TCI, TM/GP Corporation, known after the Taj Acquisition as THCR/LP Corporation ("THCR/LP"), and THCR Holdings in exchange for a modification of Trump's limited partnership interest in THCR Holdings and (ii) by THCR to Trump AC of all of its direct ownership interests in Taj Associates acquired in the Taj Merger;

    (c) the public offerings by (i) THCR of 12,500,000 shares of THCR Common Stock (plus 750,000 shares of THCR issued in connection with the partial exercise of the underwriters' over-allotment option (together, the "1996 Stock Offering")), and (ii) Trump AC and Trump AC Funding of the TAC I Notes (collectively with the 1996 Stock Offering, the "1996 Offerings");

    (d) the redemption, immediately prior to the Taj Merger, of the outstanding shares of THCR Holding Corp.'s Class B Common Stock, par value $.01 per share, in accordance with its terms, for $.50 per share;

    (e) the redemption of the outstanding Taj Bonds;

    (f) the retirement of the outstanding Plaza Notes;

    (g) the satisfaction of the indebtedness of Taj Associates under its loan agreement with Nat West;

    (h) the purchase of certain real property used in the operation of the Taj Mahal (the "Specified Parcels") that was leased from Taj Mahal Realty Corp. ("Realty Corp.");

    (i) the purchase of Trump Plaza East;

    (j) the payment to Bankers Trust to obtain releases of liens and guarantees that Bankers Trust had in connection with indebtedness owed by Trump to Bankers Trust; and

    (k) the issuance to Trump of warrants to purchase 1,800,000 shares of THCR Common Stock (the "Trump Warrants").

TCS

    TCS, a New Jersey limited liability company, was formed on June 27, 1996 for the purpose of reducing operating costs by consolidating certain administrative functions of, and providing certain services to, each of Plaza Associates and Taj Associates, the owner and operator of Trump Plaza and the Taj Mahal, respectively. Trump AC and Trump Atlantic City Corporation ("TACC"), a wholly owned subsidiary of Trump AC, own a 99% and 1% interest, respectively, in TCS. In June 1996, the CCC granted TCS an initial casino license which, in July 1997, was renewed through July 1998. On July 8, 1996, TCS, Plaza Associates and Taj Associates entered into an agreement pursuant to which TCS provides to each of Taj Associates and Plaza Associates certain management, financial and other functions and services necessary and incidental to the respective operation of each of their casino hotels. On October 23, 1996, TCS, Plaza Associates, Taj Associates and Castle Associates, the operator of Trump Marina, entered into an Amended and Restated Services Agreement pursuant to which TCS also provides those same functions and services to Castle Associates in connection with the operation of Trump Marina. Trump Communications, L.L.C. ("Trump Communications"), a New Jersey limited liability company and a subsidiary of TCS, was formed on January 31, 1997 for the purpose of reducing operating costs by consolidating advertising functions of, and providing certain services, to each of Plaza Associates, Taj Associates and Castle Associates. As of December 31, 1997, Trump Communications ceased functioning as a separate entity and most of its activities were consolidated into TCS.

TRADEMARK/LICENSING

    Subject to certain restrictions, THCR has the exclusive right to use the "Trump" name and likeness in connection with gaming and related activities pursuant to the License Agreement. Pursuant to the License Agreement, Trump granted to THCR the world-wide right and license to use the Trump Names and the Marks in connection with casino and gaming activities and related services and products. The License Agreement does not restrict or restrain Trump from the right to use or further license the Trump Names in connection with services and products other than casino services and products.

    The license is for a term of the later of: (i) June 2015; (ii) such time as Trump and his affiliates no longer hold a 15% or greater voting interest in THCR; or (iii) such time as Trump ceases to be employed or retained pursuant to an employment, management, consulting or similar services agreement with THCR. Upon expiration of the term of the license, Trump will grant THCR a non-exclusive license for a reasonable period of transition on terms to be mutually agreed upon between Trump and THCR. Trump's obligations under the License Agreement are secured by a security agreement, pursuant to which Trump granted THCR a first priority security interest in the Marks for use in connection with casino services, as well as related hotel, bar and restaurant services.

CERTAIN INDEBTEDNESS

    TAC I NOTES. As a part of the Taj Acquisition, Trump AC and Trump AC Funding issued the TAC I Notes, which mature on May 1, 2006. The TAC I Notes include restrictive covenants prohibiting or limiting, among other things, the sale of assets, the making of acquisitions and other investments, capital expenditures, the incurrence of additional debt and liens and the payment of dividends and distributions. Non-compliance could result in the acceleration of such indebtedness.

    TAC II NOTES. Concurrent with the Initial Offering, Trump AC and Funding II, a wholly owned subsidiary of Trump AC, offered $75,000,000 aggregate principal amount of TAC II Notes in the Concurrent Initial Offering. The TAC II Notes include restrictive covenants prohibiting or limiting, among other things, the sale of assets, the making of acquisitions and other investments, capital expenditures, the incurrence of additional debt and liens and the payment of dividends and distributions. Non-compliance could result in the acceleration of such indebtedness.

    PLAZA NOTES. An aggregate of $330 million of the Plaza Notes of Plaza Funding were retired in connection with the Taj Acquisition. The Plaza Notes were issued by Plaza Funding, with Plaza Associates providing a full and unconditional guaranty thereof. The Plaza Notes were retired through repurchase and defeasance and Plaza Funding and Plaza Associates were released from their obligations under all financial and negative covenants and certain other provisions contained in the indenture under which the Plaza Notes were issued (the "Plaza Note Indenture"), and the Plaza Note Security (as defined in the Plaza Note Indenture) was released against the deposit of cash or U.S. government obligations in an amount sufficient to effect the redemption on June 15, 1998 of all of the Plaza Notes so defeased, at a redemption price of 105% of the principal amount thereof, together with accrued and unpaid interest to such date. Additionally, Plaza Funding irrevocably instructed the Plaza Note Trustee (as defined in the Plaza Note Indenture) to provide notice of such redemption not less than 30 or more than 60 days prior to June 15, 1998.

    OTHER INDEBTEDNESS. In addition to the foregoing, Trump AC's long-term indebtedness includes approximately $13.7 million of indebtedness, including, as of December 31, 1996, approximately $5.0 million due under outstanding mortgage notes described above.

ATLANTIC CITY MARKET

    The Atlantic City market has demonstrated continued growth despite the recent proliferation of new gaming venues across the country. The 12 casino hotels in Atlantic City generated approximately $3.83 billion in gaming revenues in 1996, an approximately 1.8% increase over 1995 gaming revenues of approximately $3.76 billion. From 1991 to 1996, total gaming revenues in Atlantic City have increased approximately 27.9%, while hotel rooms increased only slightly during that period. Although total visitor volume to Atlantic City remained relatively constant in 1996, the volume of bus customers dropped to 9.8 million in 1996, continuing a decline from 11.7 million in 1991. The volume of customers traveling by other means to Atlantic City has grown from 20.1 million in 1991 to 34.0 million in 1996.

    Casino revenue growth in Atlantic City has lagged behind that of other traditional gaming markets, principally Las Vegas, for the last five years. Management believes that this relatively slower growth is primarily attributable to two key factors. First, there were no significant additions to hotel capacity in Atlantic City until 1996. Las Vegas visitor volumes have increased, in part, due to the continued addition of new hotel capacity. Both markets have exhibited a strong correlation between hotel room inventory and total casino revenues. Secondly, the regulatory environment and infrastructure problems in Atlantic City have made it more difficult and costly to operate. Total regulatory costs and tax levies in New Jersey have exceeded those in Nevada since inception, and there is generally a higher level of regulatory oversight in New Jersey than in Nevada. The infrastructure problems, manifested by impaired accessibility of the casinos, downtown Atlantic City congestion and the condition of the areas surrounding the casinos have made Atlantic City less attractive to the gaming customer.

    Total Atlantic City slot revenues increased 2.1% in 1996, continuing a trend of increases over the past five years. From 1991 through 1996, slot revenue growth in Atlantic City has averaged 7.4% per year. Total table revenue increased 4.3% in 1996, while table game revenue from 1991 to 1996 has decreased on average 0.4% per year. Management believes the slow growth in table revenue is primarily attributable to two factors. First, the slot product has been significantly improved over the last five years. Bill acceptors, new slot machines, video poker and blackjack and other improvements have increased the popularity of slot play among a wider universe of casino patrons. Casino operators in Atlantic City have added slot machines in favor of table games due to increased public acceptance of slot play and due to slot machines' comparatively higher profitability as a result of lower labor and support costs. Since 1991, the number of slot machines in Atlantic City has increased 61%, while the number of table games has decreased by 5.9%. Slot revenues increased from 58% of total casino revenues in 1991 to 69% in 1996. The second reason for historic slow growth in table revenue is that table game players are typically higher end players and are more likely to be interested in overnight stays and other amenities. During peak season and weekends, room availability in Atlantic City is currently inadequate to meet demand, making it difficult for casino operators to aggressively promote table play.

    The regulatory environment in Atlantic City has improved recently. Most significantly, 24-hour gaming has been approved, poker and keno have been added and regulatory burdens have been reduced. In particular, comprehensive amendments to New Jersey gaming laws were made in January 1995, which have eliminated duplicative regulatory oversight and channeled operator's funds from regulatory support into uses of the CRDA. Administrative costs of regulation will be reduced while increasing funds will be available for new development. In addition, on July 25, 1996, legislation was enacted which eliminated the requirement that a casino consist of a "single room" in a casino hotel. A casino may now consist of "one or more locations or rooms" approved by the CCC for casino gaming.

    Atlantic City's new convention center, with approximately 500,000 square feet of exhibit and pre-function space, 45 meeting rooms, food-service facilities and a 1,600-car underground parking garage, is the largest exhibition space between New York City and Washington, D.C. It is located at the base of the Atlantic City Expressway and opened in May 1997. The old convention center, built in the late 1920s and located on The Boardwalk, will receive an approximately $50 million facelift following the opening of the new convention center and will continue to be used for special events. The State of New Jersey has commenced a long-term capital plan to upgrade and expand the Atlantic City International Airport. To date, approximately $18 million has been spent on renovation of the airport terminal and upgrades of the airport's access roads and parking facilities.

    In addition to the planned casino expansions, major infrastructure improvements have begun. The CRDA is currently overseeing the development of the $88 million "Grand Boulevard" corridor that will link the new convention center with The Boardwalk. The project has been substantially completed as of December 31, 1997.

    Management believes that recent gaming regulatory reforms will serve to permit future reductions in operating expenses of casinos in Atlantic City and to increase the funds available for additional infrastructure development through the CRDA. Due principally to an improved regulatory environment, general improvement of economic conditions and high occupancy rates, significant investment in the Atlantic City market has been initiated and/or announced. Management believes that these increases in hotel capacity, together with infrastructure improvements, will be instrumental in stimulating future revenue growth in the Atlantic City market. See "--Competition."

COMPETITION

    ATLANTIC CITY. Competition in the Atlantic City casino hotel market is intense. The Atlantic City Properties compete with each other and with other casino hotels located in Atlantic City, including Trump Marina, which is wholly owned by THCR Holdings, the parent of Trump AC. Trump Plaza and the Taj Mahal are located on The Boardwalk, approximately 1.2 miles apart from each other. At present, there are 12 casino hotels located in Atlantic City, including the Atlantic City Properties, all of which compete for patrons. In addition, there are several sites on The Boardwalk and the Marina on which casino hotels could be built in the future and various applications for casino licenses have been filed and announcements with respect thereto made from time to time (including a casino resort by Mirage to be built at the Marina and a casino resort by MGM Grand, Inc. to be built on The Boardwalk), although management is not aware of any current construction on such sites by third parties. Substantial new expansion and development activity has recently been completed or has been announced in Atlantic City, including the expansion at Harrah's, Hilton, Caesar's, Resorts, Tropicana and Bally's Wild West Casino, which intensifies competitive pressures in the Atlantic City market. While management believes that the addition of hotel capacity would be beneficial to the Atlantic City market generally, there can be no assurance that such expansion would not be materially disadvantageous to the Atlantic City Properties. There also can be no assurance that the Atlantic City development projects which are planned or underway will be completed.

    The Atlantic City Properties also compete, or will compete, with facilities in the northeastern and mid-Atlantic regions of the United States at which casino gaming or other forms of wagering are currently, or in the future may be, authorized. To a lesser extent, the Atlantic City Properties face competition from gaming facilities nationwide, including land-based, cruise line, riverboat and dockside casinos located in Colorado, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, South Dakota, Ontario (Windsor and Niagara Falls), the Bahamas, Puerto Rico and other locations inside and outside the United States, and from other forms of legalized gaming in New Jersey and in its surrounding states such as lotteries, horse racing (including off-track betting), jai alai, bingo and dog racing, and from illegal wagering of various types. New or expanded operations by other persons can be expected to increase competition and could result in the saturation of certain gaming markets. In September 1995, New York introduced a keno lottery game, which is played on video terminals that have been set up in approximately 1,800 bars, restaurants and bowling alleys across the state. In December 1996, Bay Cruises began operation of a gambling cruise ship where patrons are taken from a pier in Sheepshead Bay in Brooklyn, New York to international waters to gamble. Bay Cruises temporarily ceased operations pending the outcome of its appeal of a federal prosecutor's ruling that the ships must travel 12, rather than 3, miles offshore to reach international waters. On December 2, 1997, a federal judge overruled the prosecutor's ruling, and Bay Cruises announced plans to resume operations. In September 1997, another gambling cruise ship was launched off the coast of Montauk, New York. In November 1997, Manhattan Cruises announced plans to operate overnight gambling cruises leaving from Manhattan. In Delaware, a total of approximately 2,000 slot machines were installed at 3 horse tracks in 1996, and track owners in several other states are seeking to do the same. In December 1996, Casino Niagara opened in Niagara Falls, Ontario. Ontario officials expect that two-thirds of Casino Niagara's patrons will come from the United States, predominantly from western New York. In the first quarter of 1997, THCR Holdings submitted a proposal to the Ontario Casino Corporation to operate Casino Niagara and develop and operate a permanent casino and hotel complex in Niagara Falls, Ontario.

    In addition to competing with other casino hotels in Atlantic City and elsewhere, by virtue of their proximity to each other and the common aspects of certain of their respective marketing efforts, including the common use of the "Trump" name, the Atlantic City Properties compete directly with each other and with Trump Marina for gaming patrons.

    OTHER COMPETITION. In addition, the Atlantic City Properties face competition from casino facilities in a number of states operated by federally recognized Native American tribes. Pursuant to IGRA, which was passed by Congress in 1988, any state which permits casino-style gaming (even if only for limited charity purposes) is required to negotiate gaming compacts with federally recognized Native American tribes. Under IGRA, Native American tribes enjoy comparative freedom from regulation and taxation of gaming operations, which provides them with an advantage over their competitors, including the Atlantic City Properties. In March 1996, the United States Supreme Court struck down a provision of IGRA which allowed Native American tribes to sue states in federal court for failing to negotiate gaming compacts in good faith. Management cannot predict the impact of this decision on the ability of Native American tribes to negotiate compacts with states.

    In 1991, the Mashantucket Pequot Nation opened Foxwoods, a casino facility in Ledyard, Connecticut, located in the far eastern portion of such state, an approximately three-hour drive from New York City and an approximately two and one-half hour drive from Boston, which currently offers 24-hour gaming and contains over 5,500 slot machines. An ongoing expansion at Foxwoods, due to be completed in April 1998, will include additional hotel rooms, restaurants and retail stores. A high speed ferry between New York City and Foxwoods is due to begin service in late 1997. The Mashantucket Pequot Nation has also announced plans for a high speed train linking Foxwoods to the interstate highway and an airport outside Providence, Rhode Island. In addition, in October 1996, the Mohegan Nation opened the Mohegan Sun Resort in Uncasville, Connecticut, located 10 miles from Foxwoods. Developed by Sun Hotel International, Ltd., the Mohegan Sun Resort has 75% of the gaming capacity of Foxwoods. The Mohegan Nation has announced plans for an expansion of the casino facilities and the construction of a hotel, convention center and entertainment center to be completed by the year 2000. In addition, the Eastern Pequots are seeking formal recognition as a Native American tribe for the purpose of opening a casino in the North Stonington area. There can be no assurance that any continued expansion of gaming operations of the Mashantucket Pequot Nation, the gaming operations of the Mohegan Nation or the commencement of gaming operations by the Eastern Pequots would not have a materially adverse impact on the operations of the Atlantic City Properties.

    A group in Cumberland County, New Jersey calling itself the "Nanticoke Lenni Lenape" tribe has filed a notice of intent with the Bureau of Indian Affairs seeking formal federal recognition as a Native American tribe. Also, it has been reported that a Sussex County, New Jersey businessman has offered to donate land he owns there to the Oklahoma-based Lenape/Delaware Indian Nation which originated in New Jersey and already has federal recognition, but does not have a reservation in New Jersey. The Lenape/Delaware Indian Nation has signed an agreement with the town of Wildwood, New Jersey to open a casino; however, the plan requires federal and state approval in order to proceed. In July 1993, the Oneida Nation opened a casino featuring 24-hour table gaming and electronic gaming systems, but without slot machines, near Syracuse, New York. The Oneida Nation opened a hotel in October 1997 that included expanded gaming facilities, and has announced plans to construct a golf course and convention center.

Representatives of the St. Regis Mohawk Nation signed a gaming compact with New York State officials for the opening of a casino, without slot machines, in the northern portion of the state close to the Canadian border. The St. Regis Mohawks have also announced their intent to open a casino at the Monticello Race Track in the Catskill Mountains region of New York; however, any Native American gaming operation in the Catskills is subject to the approval of the Governor of New York. The Narragansett Nation of Rhode Island, which has federal recognition, is seeking to open a casino in Rhode Island. The Aquinnah Wampanoag Tribe is seeking to open a casino in Fall River, Massachusetts. Other Native American nations are seeking federal recognition, land and negotiation of gaming compacts in New York, Pennsylvania, Connecticut and other states near Atlantic City.

    STATE LEGISLATION. Legislation permitting other forms of casino gaming has been proposed, from time to time, in various states, including those bordering New Jersey. Six states have presently legalized riverboat gambling while others are considering its approval, including New York and Pennsylvania. Several states are considering or have approved large scale land-based casinos. Additionally, since 1993, the gaming space in Las Vegas has expanded significantly, with additional capacity planned and currently under construction. The operations of the Atlantic City Properties could be adversely affected by such competition, particularly if casino gaining were permitted in jurisdictions near or elsewhere in New Jersey or in other states in the Northeast. In December 1993, the Rhode Island Lottery Commission approved the addition of slot machine games on video terminals at Lincoln Greyhound Park and Newport Jai Alai, where poker and blackjack have been offered for over three years. Currently, casino gaming, other than Native American gaming, is not allowed in other areas of New Jersey or in Connecticut, New York or Pennsylvania. On November 17, 1995, a proposal to allow casino gaming in Bridgeport, Connecticut was voted down by that state's Senate. On January 28, 1997, the New York State Senate rejected a constitutional amendment to legalize casino gambling in certain areas of New York State, effectively postponing any new gambling constitutional amendment until 1999. To the extent that legalized gaming becomes more prevalent in New Jersey or other jurisdictions near Atlantic City, competition would intensify. In particular, proposals have been introduced to legalize gaming in other locations, including Philadelphia, Pennsylvania. In addition, legislation has from time to time been introduced in the New Jersey State Legislature relating to types of statewide legalized gaming, such as video games with small wagers. To date, no such legislation, which may require a state constitutional amendment, has been enacted. Management is unable to predict whether any such legislation, in New Jersey or elsewhere, will be enacted or whether, if passed, would have a material adverse impact on Trump AC.

GAMING AND OTHER LAWS AND REGULATIONS

    THE FOLLOWING IS ONLY A SUMMARY OF THE APPLICABLE PROVISIONS OF THE CASINO CONTROL ACT AND CERTAIN OTHER LAWS AND REGULATIONS. IT DOES NOT PURPORT TO BE A FULL DESCRIPTION THEREOF AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CASINO CONTROL ACT AND SUCH OTHER LAWS AND REGULATIONS. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO "TRUMP PLAZA" INCLUDE (A) TRUMP PLAZA'S MAIN TOWER, INCLUDING TRUMP PLAZA EAST AND (B) TRUMP WORLD'S FAIR.

    NEW JERSEY GAMING REGULATIONS

    In general, the Casino Control Act and its implementing regulations contain detailed provisions concerning, among other things, the granting and renewal of casino licenses; the suitability of the approved hotel facility and the amount of authorized casino space and gaming units permitted therein; the qualification of natural persons and entities related to the casino licensee; the licensing of certain employees and vendors of casino licensees; the rules of the games; the selling and redeeming of gaming chips; the granting and duration of credit and the enforceability of gaming debts; management control procedures, accounting and cash control methods and reports to gaming agencies; the security standards; the manufacture and distribution of gaming equipment; the simulcasting of horse races by casino licensees; equal employment opportunities for employees of casino operators, contractors of casino facilities and others; and advertising, entertainment and alcoholic beverages.

    CASINO CONTROL COMMISSION. The ownership and operation of casino/hotel facilities in Atlantic City are the subject of strict state regulation under the Casino Control Act. The CCC is empowered to regulate a wide spectrum of gaming and non-gaming related activities and to approve the form of ownership and financial structure of not only a casino licensee, but also its entity qualifiers and intermediary and holding companies and any other related entity required to be qualified.

    OPERATING LICENSES. In June 1995, the CCC renewed Plaza Associates' license to operate Trump Plaza through June 1999. In May 1996, the CCC granted Plaza Associates a license to operate Trump World's Fair through May 1997. In December 1996, the CCC allowed Plaza Associates to operate Trump Plaza and Trump World's Fair under one casino license through May 1999. In June 1995, the CCC renewed Taj Associates' license to operate the Taj Mahal through March 1999. In June 1996, the CCC also granted TCS a license through July 1997, which license has been renewed through July 1998. In June 1995, the CCC renewed Castle Associates' casino license and approved Trump as a natural person qualifier through May 1999. None of these licenses are transferable and their renewal will include a financial review of the relevant operating entities as well as their holding and intermediary companies. Upon revocation, suspension for more than 120 days or failure to renew a casino license, the Casino Control Act provides for the appointment of a conservator to take possession of the hotel and casino's business and property, subject to all valid liens, claims and encumbrances.

    CASINO LICENSE. No casino hotel facility may operate unless the appropriate license and approvals are obtained from the CCC, which has broad discretion with regard to the issuance, renewal, revocation and suspension of such licenses and approvals, which are non-transferable. The qualification criteria with respect to the holder of a casino license include its financial stability, integrity and responsibility; the integrity and adequacy of its financial resources which bear any relation to the casino project; its good character, honesty and integrity; and the sufficiency of its business ability and casino experience to establish the likelihood of a successful, efficient casino operation. The casino licenses currently held by Plaza Associates, Taj Associates and Castle Associates are renewable for periods of up to four years and the license held by TCS is renewable for a period of up to one year. The CCC may reopen licensing hearings at any time, and must reopen a licensing hearing at the request of the Division of Gaming Enforcement (the "Division").

    Each casino license, except the TCS license, entitles the holder to operate one casino. Further, no person may be the holder of a casino license if the holding of such license will result in undue economic concentration in Atlantic City casino operations by that person. On May 17, 1995, the CCC adopted a regulation defining the criteria for determining undue economic concentration which outlines the content of existing CCC precedent with respect to the subject. In its May 18, 1995 declaratory rulings with respect to Plaza Associates' petition, the CCC, among other things, determined that Plaza Associates' operation of Trump World's Fair casino space would not result in undue economic concentration in Atlantic City casino operations.

    To be considered financially stable, a licensee must demonstrate the following ability: to pay winning wagers when due; to achieve an annual gross operating profit; to pay all local, state and federal taxes when due; to make necessary capital and maintenance expenditures to insure that it has a superior first-class facility; and to pay, exchange, refinance or extend debts which will mature or become due and payable during the license term.

    In the event a licensee fails to demonstrate financial stability, the CCC may take such action as it deems necessary to fulfill the purposes of the Casino Control Act and protect the public interest, including: issuing conditional licenses, approvals or determinations; establishing an appropriate cure period; imposing reporting requirements; placing restrictions on the transfer of cash or the assumption of liabilities; requiring reasonable reserves or trust accounts; denying licensure; or appointing a conservator. See "--Conservatorship."

    Management believes that it has adequate financial resources to meet the financial stability requirements under the Casino Control Act for the foreseeable future.

    Pursuant to the Casino Control Act, CCC Regulations and precedent, no entity may hold a casino license unless each officer, director, principal employee, person who directly or indirectly holds any beneficial interest or ownership in the licensee, each person who in the opinion of the CCC has the ability to control or elect a majority of the board of directors of the licensee (other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other lien acquired in the ordinary course of business) and any lender, underwriter, agent or employee of the licensee or other person whom the CCC may consider appropriate, obtains and maintains qualification approval from the CCC. Qualification approval means that such person must, but for residence, individually meet the qualification requirements as a casino key employee.

    CONTROL PERSONS. An entity qualifier or intermediary or holding company, such as Trump AC, Trump AC Holding, Plaza Funding or TACC is required to register with the CCC and meet the same basic standards for approval as a casino licensee; PROVIDED, HOWEVER, that the CCC, with the concurrence of the Director of the Division, may waive compliance by a publicly-traded corporate holding company with the requirement that an officer, director, lender, underwriter, agent or employee thereof, or person directly or indirectly holding a beneficial interest or ownership of the securities thereof, individually qualify for approval under casino key employee standards so long as the CCC and the Director of the Division are, and remain, satisfied that such officer, director, lender, underwriter, agent or employee is not significantly involved in the activities of the casino licensee, or that such security holder does not have the ability to control the publicly-traded corporate holding company or elect one or more of its directors. Persons holding five percent or more of the equity securities of such holding company are presumed to have the ability to control the company or elect one or more of its directors and will, unless this presumption is rebutted, be required to individually qualify. Equity securities are defined as any voting stock or any security similar to or convertible into or carrying a right to acquire any security having a direct or indirect participation in the profits of the issuer.

    FINANCIAL SOURCES. The CCC may require all financial backers, investors, mortgagees, bond holders and holders of notes or other evidence of indebtedness, either in effect or proposed, which bear any relation to any casino project, including holders of publicly-traded securities of an entity which holds a casino license or is an entity qualifier, subsidiary or holding company of a casino licensee (a "Regulated Company"), to qualify as financial sources. In the past, the CCC has waived the qualification requirement for holders of less than 15% of an issue of publicly-traded mortgage bonds so long as the bonds remained widely distributed and freely traded in the public market and the holder has no ability to control the casino licensee. The CCC may require holders of less than 15% of a series of debt to qualify as financial sources even if not active in the management of the issuer or casino licensee.

    INSTITUTIONAL INVESTORS. An institutional investor ("Institutional Investor") is defined by the Casino Control Act as any retirement fund administered by a public agency for the exclusive benefit of federal, state or local public employees; any investment company registered under the Investment Company Act of 1940, as amended; any collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency; any closed end investment trust; any chartered or licensed life insurance company or property and casualty insurance company; any banking and other chartered or licensed lending institution; any investment advisor registered under the Investment Advisers Act of 1940, as amended; and such other persons as the CCC may determine for reasons consistent with the policies of the Casino Control Act.

    An Institutional Investor may be granted a waiver by the CCC from financial source or other qualification requirements applicable to a holder of publicly-traded securities, in the absence of a prima facie showing by the Division that there is any cause to believe that the holder may be found unqualified, on the basis of CCC findings that: (i) its holdings were purchased for investment purposes only and, upon request by the CCC, it files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies; PROVIDED, HOWEVER, that the Institutional Investor will be permitted to vote on matters put to the vote of the outstanding security holders; and (ii) if (x) the securities are debt securities of a casino licensee's holding or intermediary companies or another subsidiary company of the casino licensee's holding or intermediary companies which is related in any way to the financing of the casino licensee and represent either (A) 20% or less of the total outstanding debt of the company or
(B) 50% or less of any issue of outstanding debt of the company, (y) the securities are equity securities and represent less than 10% of the equity securities of a casino licensee's holding or intermediary companies or (z) the securities so held exceed such percentages, upon a showing of good cause. There can be no assurance, however, that the CCC will make such findings or grant such waiver and, in any event, an Institutional Investor may be required to produce for the CCC or the Antitrust Division of the Department of Justice upon request, any document or information which bears any relation to such debt or equity securities.

    Generally, the CCC requires each institutional holder seeking waiver of qualification to execute a certification to the effect that (i) the holder has reviewed the definition of Institutional Investor under the Casino Control Act and believes that it meets the definition of Institutional Investor; (ii) the holder purchased the securities for investment purposes only and holds them in the ordinary course of business; (iii) the holder has no involvement in the business activities of and no intention of influencing or affecting, the affairs of the issuer, the casino licensee or any affiliate; and (iv) if the holder subsequently determines to influence or affect the affairs of the issuer, the casino licensee or any affiliate, it shall provide not less than 30 days' prior notice of such intent and shall file with the CCC an application for qualification before taking any such action. If an Institutional Investor changes its investment intent, or if the CCC finds reasonable cause to believe that it may be found unqualified, the Institutional Investor may take no action with respect to the security holdings, other than to divest itself of such holdings, until it has applied for interim casino authorization and has executed a trust agreement pursuant to such an application. See "--Interim Casino Authorization."

    OWNERSHIP AND TRANSFER OF SECURITIES. The Casino Control Act imposes certain restrictions upon the issuance, ownership and transfer of securities of a Regulated Company and defines the term "security" to include instruments which evidence a direct or indirect beneficial ownership or creditor interest in a Regulated Company including, but not limited to, mortgages, debentures, security agreements, notes and warrants. Trump AC, Trump AC Funding, Funding II and Funding III are deemed to be Regulated Companies, and instruments evidencing a beneficial ownership or creditor interest therein, including a partnership interest, are deemed to be the securities of a Regulated Company.

    If the CCC finds that a holder of such securities is not qualified under the Casino Control Act, it has the right to take any remedial action it may deem appropriate, including the right to force divestiture by such disqualified holder of such securities. In the event that certain disqualified holders fail to divest themselves of such securities, the CCC has the power to revoke or suspend the casino license affiliated with the Regulated Company which issued the securities. If a holder is found unqualified, it is unlawful for the holder
(i) to exercise, directly or through any trustee or nominee, any right conferred by such securities or (ii) to receive any dividends or interest upon such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.

    With respect to non-publicly-traded securities, the Casino Control Act and CCC regulations require that the corporate charter or partnership agreement of a Regulated Company establish a right in the CCC of prior approval with regard to transfers of securities, shares and other interests and an absolute right in the Regulated Company to repurchase at the market price or the purchase price, whichever is the lesser, any such security, share or other interest in the event that the CCC disapproves a transfer. With respect to publicly-traded securities, such corporate charter or partnership agreement is required to establish that any such securities of the entity are held subject to the condition that, if a holder thereof is found to be disqualified by the CCC, such holder shall dispose of such securities.

    Under the terms of the TAC I Note Indenture and the Note Indenture, if a holder of such securities does not qualify under the Casino Control Act when required to do so, such holder must dispose of its interest in such securities, and Trump AC, Trump AC Funding, Funding II and Funding III may redeem the securities at the lesser of the outstanding amount or fair market value.

    INTERIM CASINO AUTHORIZATION. Interim casino authorization is a process which permits a person who enters into a contract to obtain property relating to a casino operation or who obtains publicly-traded securities relating to a casino licensee to close on the contract or own the securities until plenary licensure or qualification. During the period of interim casino authorization, the property relating to the casino operation or the securities is held in trust.

    Whenever any person enters into a contract to transfer any property which relates to an ongoing casino operation, including a security of the casino licensee or a holding or intermediary company or entity qualifier, under circumstances which would require that the transferee obtain licensure or be qualified under the Casino Control Act, and that person is not already licensed or qualified, the transferee is required to apply for interim casino authorization. Furthermore, except as set forth below with respect to publicly traded securities, the closing or settlement date in the contract at issue may not be earlier that the 121st day after the submission of a complete application for licensure or qualification together with a fully executed trust agreement in a form approved by the CCC. If, after the report of the Division and a hearing by the CCC, the CCC grants interim authorization, the property will be subject to a trust. If the CCC denies interim authorization, the contract may not close or settle until the CCC makes a determination on the qualifications of the applicant. If the CCC denies qualification, the contract will be terminated for all purposes and there will be no liability on the part of the transferor.

    If, as the result of a transfer of publicly-traded securities of a licensee, a holding or intermediary company or entity qualifier of a licensee, or a financing entity of a licensee, any person is required to qualify under the Casino Control Act, the person is required to file an application for licensure or qualification within 30 days after the CCC determines that qualification is required or declines to waive qualification. The application must include a fully executed trust agreement in a form approved by the CCC or, in the alternative, within 120 days after the CCC determines that qualification is required, the person whose qualification is required must divest such securities as the CCC may require to order to remove the need to qualify.

    The CCC may grant interim casino authorization where it finds by clear and convincing evidence that: (i) statements of compliance have been issued pursuant to the Casino Control Act; (ii) the casino hotel is an approved hotel in accordance with the Casino Control Act; (iii) the trustee satisfies qualification criteria applicable to key casino employees, except for residency; and (iv) interim operation will best serve the interests of the public.

    When the CCC finds the applicant qualified, the trust will terminate. If the CCC denies qualification to a person who has received interim casino authorization, the trustee is required to endeavor, and is authorized, to sell, assign, convey or otherwise dispose of the property subject to the trust to such persons who are licensed or qualified or shall themselves obtain interim casino authorization.

    Where a holder of publicly-traded securities is required, in applying for qualification as a financial source or qualifier, to transfer such securities to a trust in application for interim casino authorization and the CCC thereafter orders that the trust become operative: (i) during the time the trust is operative, the holder may not participate in the earnings of the casino hotel or receive any return on its investment or debt security holdings; and (ii) after disposition, if any, of the securities by the trustee, proceeds distributed to the unqualified holder may not exceed the lower of their actual cost to the unqualified holder or their value calculated as if the investment had been made on the date the trust became operative.

    APPROVED HOTEL FACILITIES. The CCC may permit an existing licensee to increase its casino space if the licensee agrees to add a prescribed number of qualifying sleeping units within two years after the commencement of gaming operations in the additional casino space. However, if the casino licensee does not fulfill such agreement due to conditions within its control, the licensee will be required to close the additional casino space, or any portion thereof that the CCC determines should be closed.

    Persons who are parties to the lease for an approved hotel building or who have an agreement to lease a building which may in the judgment of the CCC become an approved hotel building are required to hold a casino license unless the CCC, with the concurrence of the Attorney General of the State of New Jersey, determines that such persons do not have the ability to exercise significant control over the building or the operation of the casino therein.

    Unless otherwise determined by the CCC, agreements to lease an approved hotel building or the land under the building must be for a durational term exceeding 30 years, must concern 100% of the entire approved hotel building or the land upon which it is located and must include a buy-out provision conferring upon the lessee the absolute right to purchase the lessor's entire interest for a fixed sum in the event that the lessor is found by the CCC to be unsuitable.

    AGREEMENT FOR MANAGEMENT OF CASINO. Each party to an agreement for the management of a casino is required to hold a casino license, and the party who is to manage the casino must own at least 10% of all the outstanding equity securities of the casino licensee. Such an agreement shall: (i) provide for the complete management of the casino; (ii) provide for the unrestricted power to direct the casino operations; and (iii) provide for a term long enough to ensure the reasonable continuity, stability and independence and management of the casino.

    LICENSE FEES. The CCC is authorized to establish annual fees for the renewal of casino licenses. The renewal fee is based upon the cost of maintaining control and regulatory activities prescribed by the Casino Control Act, and may not be less than $200,000 for a four-year casino license. Additionally, casino licensees are subject to potential assessments to fund any annual operating deficits incurred by the CCC or the Division. There is also an annual license fee of $500 for each slot machine maintained for use or in use in any casino.

    GROSS REVENUE TAX. Each casino licensee is also required to pay an annual tax of 8% on its gross casino revenues. For the years ended December 31, 1994, 1995 and 1996, Plaza Associates' gross revenue tax was approximately $21.0 million, $24.0 million and $29.8 million, respectively, and its license, investigation and other fees and assessments totaled approximately $4.2 million, $4.4 million and $6.0 million, respectively. For the years ended December 31, 1994, 1995 and 1996, Taj Associates' gross revenue tax was approximately $36.7 million, $40.2 million and $40.7 million, respectively, and its license, investigation and other fees and assessments totaled approximately $5.2 million, $5.2 million and $5.0 million, respectively.

    INVESTMENT ALTERNATIVE TAX OBLIGATIONS. An investment alternative tax imposed on the gross casino revenues of each licensee in the amount of 2.5% is due and payable on the last day of April following the end of the calendar year. A licensee is obligated to pay the investment alternative tax for a period of 30 years. Estimated payments of the investment alternative tax obligation must be made quarterly in an amount equal to 1.25% of estimated gross revenues for the preceding three-month period. Investment tax credits may be obtained by making qualified investments or by the purchase of bonds issued by the CRDA (the "CRDA Bonds"). CRDA Bonds may have terms as long as 50 years and bear interest at below market rates, resulting in a value lower than the face value of such CRDA Bonds.

    For the first ten years of its tax obligation, the licensee is entitled to an investment tax credit against the investment alternative tax in an amount equal to twice the purchase price of the CRDA Bonds issued to the licensee. Thereafter, the licensee (i) is entitled to an investment tax credit in an amount equal to twice the purchase price of such CRDA Bonds or twice the amount of its investments authorized in lieu of such bond investments or made in projects designated as eligible by the CRDA and (ii) has the option of entering into a contract with the CRDA to have its tax credit comprised of direct investments in approved eligible projects which may not comprise more than 50% of its eligible tax credit in any one year.

    From the monies made available to the CRDA, the CRDA was required to set aside $175 million for investment in hotel development projects in Atlantic City undertaken by a licensee which result in the construction or rehabilitation of at least 200 hotel rooms. These monies were used to fund up to 27% of the cost to casino licensees of expanding their hotel facilities to provide additional hotel rooms, a portion of which has been required to be available with respect to the new Atlantic City Convention Center.

    MINIMUM CASINO PARKING CHARGES. Since July 1, 1993, each casino licensee has been required to pay the New Jersey State Treasurer a $1.50 charge for every use of a parking space for the purpose of parking motor vehicles in a parking facility owned or leased by a casino licensee or by any person on behalf of a casino licensee. This amount is paid into a special fund established and held by the New Jersey State Treasurer for the exclusive use of the CRDA. Plaza Associates and Taj Associates currently charge their parking patrons $2.00 in order to make their required payments to the New Jersey State Treasurer and cover related expenses. Amounts in the special fund will be expended by the CRDA for eligible projects in the corridor region of Atlantic City related to improving the highways, roads, infrastructure, traffic regulation and public safety of Atlantic City or otherwise necessary or useful to the economic development and redevelopment of Atlantic City in this regard.

    ATLANTIC CITY FUND. On each October 31 during the years 1996 through 2003, each casino licensee shall pay into an account established in the CRDA and known as the Atlantic City Fund, its proportional share of an amount related to the amount by which annual operating expenses of the CCC and the Division are less than a certain fixed sum. Additionally, a portion of the investment alternative tax obligation of each casino licensee for the years 1994 through 1998 allocated for projects in northern New Jersey shall be paid into and credited to the Atlantic City Fund. Amounts in the Atlantic City Fund will be expended by the CRDA for economic development projects of a revenue producing nature that foster the redevelopment of Atlantic City other than the construction and renovation of casino hotels.

    CONSERVATORSHIP. If, at any time, it is determined that Plaza Associates, Trump AC, Funding II, Funding III, Taj Associates or any other entity qualifier has violated the Casino Control Act or that any of such entities cannot meet the qualification requirements of the Casino Control Act, such entity could be subject to fines or the suspension or revocation of its license or qualification. If a casino license is suspended for a period in excess of 120 days or is revoked, or if the CCC fails or refuses to renew such casino license, the CCC could appoint a conservator to operate and dispose of such licensee's casino hotel facilities. A conservator would be vested with title to all property of such licensee relating to the casino and the approved hotel subject to valid liens and/or encumbrances. The conservator would be required to act under the direct supervision of the CCC and would be charged with the duty of conserving, preserving and, if permitted, continuing the operation of the casino hotel. During the period of the conservatorship, a former or suspended casino licensee is entitled to a fair rate of return out of net earnings, if any, on the property retained by the conservator. The CCC may also discontinue any conservatorship action and direct the conservator to take such steps as are necessary to effect an orderly transfer of the property of a former or suspended casino licensee.

    QUALIFICATION OF EMPLOYEES. Certain employees of Plaza Associates, Taj Associates and TCS must be licensed by or registered with the CCC, depending on the nature of the position held. Casino employees are subject to more stringent requirements than non-casino employees and must meet applicable standards pertaining to financial stability, integrity and responsibility, good character, honesty and integrity, business ability and casino experience and New Jersey residency. These requirements have resulted in significant competition among Atlantic City casino operators for the services of qualified employees.

    GAMING CREDIT. Plaza Associates' and Taj Associates' casino games are conducted on a credit as well as cash basis. Gaming debts arising in Atlantic City in accordance with applicable regulations are enforceable in the courts of the State of New Jersey. The extension of gaming credit is subject to regulations that detail procedures which casinos must follow when granting gaming credit and recording counter checks which have been exchanged, redeemed or consolidated.

    CONTROL PROCEDURES. Gaming at the Atlantic City Properties is conducted by trained and supervised personnel. Plaza Associates and Taj Associates employ extensive security and internal controls. Security checks are made to determine, among other matters, that job applicants for key positions have had no criminal history or associations. Security controls utilized by the surveillance department include closed circuit video camera to monitor the casino floor and money counting areas. The count of moneys from gaming also is observed daily by representatives of the CCC.

    OTHER LAWS AND REGULATIONS

    The United States Department of the Treasury (the "Treasury") has adopted regulations pursuant to which a casino is required to file a report of each deposit, withdrawal, exchange of currency, gambling tokens or chips, or other payments or transfers by, through or to such casino which involves a transaction in currency of more than $10,000 per patron, per gaming day (a "Currency Transaction Report"). Such reports are required to be made on forms prescribed by the Secretary of the Treasury and are filed with the Commissioner of the Internal Revenue Service (the "Service"). In addition, Plaza Associates and Taj Associates are required to maintain detailed records (including the names, addresses, social security numbers and other information with respect to its gaming customers) dealing with, among other items, the deposit and withdrawal of funds and the maintenance of a line of credit.

    In the past, the Service had taken the position that gaming winnings from table games by nonresident aliens were subject to a 30% withholding tax. The Service, however, subsequently adopted a practice of not collecting such tax. Recently enacted legislation exempts from withholding tax table game winnings by nonresident aliens, unless the Secretary of the Treasury determines by regulation that such collections have become administratively feasible.

    As the result of an audit conducted by the Treasury's Office of Financial Enforcement in 1995, Plaza Associates was alleged to have failed to file timely the Currency Transaction Report in connection with 65 individual currency transactions in excess of $10,000 during the period from October 31, 1986 to December 10, 1988. Plaza Associates paid a fine of $292,500 in connection with these violations. Plaza Associates has revised its internal control procedures to ensure continued compliance with these regulations. From 1992 through 1995, the Service conducted an audit of Currency Transaction Reports filed by Taj Associates for the period from April 2, 1990 through December 31, 1991. The Treasury has received a report detailing the audit as well as the response of Taj Associates. Recently, as a result of Taj Associates' audit, the Treasury has notified Taj Associates that it failed to timely file the Currency Transaction Report in connection with 172 individual currency transactions. In December 1997, the Treasury agreed to a fine of $477,000 to be paid by Taj Associates in connection with these violations.

    Trump AC is subject to other federal, state and local regulations and, on a periodic basis, must obtain various licenses and permits, including those required to sell alcoholic beverages in the State of New Jersey as well as in other jurisdictions. Management believes all required licenses and permits necessary to conduct the business of Trump AC has been obtained for operations in New Jersey.

PROPERTIES

    TRUMP PLAZA

    Plaza Associates owns and leases several parcels of land in and around Atlantic City, New Jersey, each of which is used in connection with the operation of Trump Plaza and each of which is subject to the liens of the mortgages associated with the TAC I Notes, the TAC II Notes and the Notes (collectively, the "Plaza Mortgages") and certain other liens.

    PLAZA CASINO PARCEL. Trump Plaza's main tower is located on The Boardwalk in Atlantic City, New Jersey, next to the Atlantic City Convention Center. It occupies the entire city block (approximately 2.38 acres) bounded by The Boardwalk, Mississippi Avenue, Pacific Avenue and Columbia Place (the "Plaza Casino Parcel").

    The Plaza Casino Parcel consists of four tracts of land, three of which are currently owned by Plaza Associates and one of which is leased by Plaza Hotel Management Company ("PHMC") to Plaza Associates pursuant to a non-renewable ground lease, which expires on December 31, 2078 (the "PHMC Lease"). The land which is subject to the PHMC Lease is referred to as the "Plaza Leasehold Tract." Seashore Four and Trump Seashore Associates ("Trump Seashore") had leased to Plaza Associates two of the tracts which are now owned by Plaza Associates. Trump Seashore and Seashore Four are 100% beneficially owned by Trump and are, therefore, affiliates of THCR. Plaza Associates purchased the tract from Seashore Four in January 1997 and the tract from Trump Seashore in September 1996 for $10 million and $14.5 million, respectively.

    The PHMC Lease is a "net lease" pursuant to which Plaza Associates, in addition to the payment of fixed rent, is responsible for all costs and expenses with respect to the use, operation and ownership of the Plaza Leasehold Tract and the improvements now, or which may in the future be, located thereon, including, but not limited to, all maintenance and repair costs, insurance premiums, real estate taxes, assessments and utility charges. The improvements located on the Plaza Leasehold Tract are owned by Plaza Associates during the term of the PHMC Lease, and upon the expiration of the term of the PHMC Lease (for whatever reason), ownership of such improvements will vest in PHMC. The PHMC Lease also contains an option pursuant to which Plaza Associates may purchase the Plaza Leasehold Tract at certain times during the term of such PHMC Lease under certain circumstances.

    TRUMP PLAZA EAST. In connection with the Taj Acquisition, Plaza Associates exercised its option to purchase certain of the fee and leasehold interests comprising Trump Plaza East for a purchase price of $28.0 million. Plaza Associates currently leases a portion of the land which comprises Trump Plaza East from an unrelated third party. During the years ended December 31, 1994, 1995 and 1996, Plaza Associates incurred approximately $4.9 million, $3.8 million and $1.1 million, respectively, in expenses associated with its lease of Trump Plaza East.

    In September 1993, Trump (as predecessor in interest to Plaza Associates under the lease for Trump Plaza East) entered into a sublease with Time Warner (the "Time Warner Sublease") pursuant to which Time Warner subleased the entire first floor of retail space for a new Warner Brothers Studio Store which opened in July 1994. Time Warner renovated the premises in connection with opening of the Warner Brothers Studio Store. The lease term is for ten years and gives Time Warner the option to renew for two additional 5-year terms. Time Warner is required to pay percentage rent monthly in an amount equal to (i) 7.5% of gross annual sales up to $15.0 million and (ii) 10% of gross annual sales in excess of $15 million. The terms of the Time Warner Sublease give Time Warner the right to terminate the sublease if (i) gross annual sales are less than $5.0 million for year two or less than $5.0 million as adjusted by CPI for years three through nine; and (ii) Trump Plaza ceases to operate as a first class hotel. The Warner Brothers Studio Store opened in July 1994.

    TRUMP WORLD'S FAIR. Pursuant to the option to purchase Trump World's Fair, on June 12, 1995, using proceeds from the June 1995 Offerings, Plaza Associates acquired title to Trump World's Fair. Further, pursuant to an easement agreement with the NJSEA, Plaza Associates has an exclusive easement over, in and through the portions of the Atlantic City Convention Center used as the pedestrian walkway connecting Trump Plaza's main tower and Trump World's Fair. The easement is for a 25-year term and may be renewed at the option of Plaza Associates for one additional 25-year period. In consideration of the granting of the easement, Plaza Associates must pay to NJSEA the sum of $2.0 million annually, such annual payment to be adjusted every five years to reflect changes in the consumer price index. Plaza Associates has the right to terminate the easement agreement at any time upon six months' notice to NJSEA in consideration of a termination payment of $1,000,000. See "Business--Gaming and Other Laws and Regulations--New Jersey Gaming Regulations--Approved Hotel Facilities."

    PARKING PARCELS. Plaza Associates owns a parcel of land (the "Plaza Garage Parcel") located across the street from the Plaza Casino Parcel and along Pacific Avenue in a portion of the block bound by Pacific Avenue, Mississippi Avenue, Atlantic Avenue and Missouri Avenue. Plaza Associates has constructed the Transportation Facility on the Plaza Garage Parcel. An enclosed pedestrian walkway from the parking garage accesses Trump Plaza at the casino level. Parking at the parking garage is available to Trump Plaza's guests, as well as to the general public.

    Plaza Associates leases, pursuant to the PHMC Lease, a parcel of land located on the northwest corner of the intersection of Mississippi and Pacific Avenues consisting of approximately 11,800 square feet ("Additional Parcel 1") and owns another parcel on Mississippi Avenue adjacent to Additional Parcel 1 consisting of approximately 5,750 square feet.

    Plaza Associates also owns five parcels of land, aggregating approximately 43,300 square feet, and subleases one parcel consisting of approximately 3,125 square feet. All of such parcels are contiguous and are located along Atlantic Avenue, in the same block as the Plaza Garage Parcel. They are used for signage and surface parking and are not encumbered by any mortgage liens other than that of the Plaza Mortgages.

    WAREHOUSE PARCEL. Plaza Associates owns a warehouse and office facility located in Egg Harbor Township, New Jersey, containing approximately 64,000 square feet of space (the "Egg Harbor Parcel"). The Egg Harbor Parcel is encumbered by a first mortgage having an outstanding principal balance, as of November 1, 1997, of approximately $1.4 million and is encumbered by the Plaza Mortgage. This facility is currently being utilized by TCS.

    SUPERIOR MORTGAGES. The liens securing the indebtedness on the Plaza Garage Parcel, the Egg Harbor Parcel and liens securing indebtedness on certain parking facilities are each senior to the liens of the Plaza Mortgages. The principal amount currently secured by such mortgages is, in the aggregate, approximately $5.0 million.

    Plaza Associates has financed or leased and from time to time will finance or lease its acquisition of furniture, fixtures and equipment. The lien in favor of any such lender or lessor may be superior to the liens of the Plaza Mortgages.

    THE TAJ MAHAL

    Taj Associates currently owns the parcels of land which are used in connection with the operation of the Taj Mahal. Each of these parcels is encumbered by the mortgage securing the TAC I Notes, the TAC II Notes and the Notes.

    THE CASINO PARCEL. The land comprising the Taj Mahal site consists of approximately 30 acres, bounded by The Boardwalk to the south, vacated former States Avenue to the east, Pennsylvania Avenue to the west and Pacific Avenue to the north. The Taj Mahal was opened to the public on April 2, 1990.

    TAJ ENTERTAINMENT COMPLEX. In connection with the Taj Acquisition, Taj Associates purchased the Taj Entertainment Complex from Realty Corp. The Taj Entertainment Complex is a 20,000-square-foot multipurpose entertainment complex known as the Xanadu Theater with seating capacity for approximately 1,200 people, which can be used as a theater, concert hall, boxing arena or exhibition hall.

    STEEL PIER. In connection with the Taj Acquisition, Taj Associates purchased the approximately 3.6 acre pier and related property located across The Boardwalk from the Taj Mahal (the "Steel Pier") from Realty Corp. Taj Associates initially proposed a concept to improve the Steel Pier, the estimated cost of which improvements was $30 million. Such concept was approved by the New Jersey Department of Environment Protection ("NJDEP"), the agency which administers the Coastal Area Facilities Review Act ("CAFRA"). A condition imposed on Taj Associates' CAFRA permit initially required that Taj Associates begin construction of certain improvements on the Steel Pier by October 1992, which improvements were to be completed within 18 months of commencement. In March 1993, Taj Associates obtained a modification of its CAFRA permit providing for the extensions of the required commencement and completion dates of the improvements to the Steel Pier for one year based upon an interim use of the Steel Pier for an amusement park. Taj Associates received additional one-year extensions of the required commencement and completion dates of the improvements of the Steel Pier based upon the same interim use of the Steel Pier as an amusement park pursuant to a sublease ("Pier Sublease") with an amusement park operator. The Pier Sublease terminates on December 31, 1998 unless extended.

    OFFICE AND WAREHOUSE SPACE. Taj Associates owns an office building located on South Pennsylvania Avenue adjacent to the Taj Mahal. In addition, Taj Associates, in April 1991, purchased for approximately $1.7 million certain facilities of Castle Associates which are presently leased to commercial tenants and used for office space and vehicle maintenance facilities. In connection with the Taj Acquisition, Taj Associates purchased from Realty Corp. a warehouse complex of approximately 34,500 square feet.

    Taj Associates has entered into a lease with Trump-Equitable Company for the lease of office space in Trump Tower in New York City, which Taj Associates uses as a marketing office. The monthly payments under the lease had been $1,000, and the premises were leased at such rent for four months in 1992, the full twelve months in 1993 and 1994 and eight months in 1995. On September 1, 1995, the lease was renewed for a term of five years with an option for Taj Associates to cancel the lease on September 1 of each year, upon six months' notice and payment of six months' rent. Under the renewed lease, the monthly payments are $2,184.

    PARKING. The Taj Mahal provides parking for approximately 6,950 cars of which 6,725 spaces are located in indoor parking garages and 225 surface spaces are located on land purchased from Realty Corp. in connection with the Taj Acquisition. In addition, Taj Associates entered into a lease agreement with Castle Associates to share its employee parking facilities.

    THEMED RESTAURANTS AND SPECIALTY STORE. Hard Rock Cafe International (N.J.), Inc. ("Hard Rock") has entered into a fifteen-year lease (the "Hard Rock Cafe Lease") with Taj Associates for the lease of space at the Taj Mahal for a Hard Rock Cafe. The basic rent under the Hard Rock Cafe Lease is $750,000 per year, paid in equal monthly installments, for the first 10 years of the lease term, and will be $825,000 per year, paid in equal monthly installments, for the remaining 5 years of the lease term. In addition, Hard Rock will pay percentage rent in an amount equal to 10% of Hard Rock's annual gross sales in excess of $10,000,000. Hard Rock has the right to terminate the Hard Rock Cafe Lease on the tenth anniversary thereof and also has the option to extend the term of the lease for an additional five-year period at an annual basic rent of $907,500 during such renewal term. The Hard Rock Cafe opened in November 1996.

    All Star Cafe, Inc. ("All Star") has entered into a twenty-year lease (the "All Star Cafe Lease") with Taj Associates for the lease of space at the Taj Mahal for an All Star Cafe. The basic rent under the All Star Cafe Lease is $1.0 million per year, paid in equal monthly installments. In addition, All Star will pay percentage rent in an amount equal to the difference, if any, between (i) 8% of All Star's gross sales made during each calendar month during the first lease year, 9% of All Star's gross sales made during each calendar month during the second lease year and 10% of All Star's gross sales made during each calendar month during the third through the twentieth lease years, and (ii) one-twelfth of the annual basic rent. The All Star Cafe opened in March 1997.

    Stage Deli of Atlantic City, Inc. ("Stage Deli") has entered into a ten-year and five-month lease commencing July 7, 1997 (the "Stage Deli Lease") with Taj Associates for the lease of space at the Taj Mahal for a Stage Deli of New York restaurant. Stage Deli has an option to renew the Stage Deli Lease for an additional five-year term. The basic rent under the Stage Deli Lease is (i) $400,000 per year for the first three years of the lease, (ii) $436,000 per year for the fourth through sixth years of the lease, (iii) $475,240 per year for the seventh through ninth years of the lease and (iv) $518,011.56 per year for the last year of the lease, paid in equal monthly installments. In addition, Stage Deli will pay percentage rent in an amount equal to the difference, if any, between (i) 6% of Stage Deli's gross monthly sales made during each lease year and (ii) the applicable monthly basic rent. The Stage Deli of New York opened in October 1997.

    Time Warner has entered into a ten-year lease (the "Time Warner Taj Lease") with Taj Associates for the lease of space at the Taj Mahal for a Warner Brothers Studio Store. Time Warner has an option to renew the Time Warner Taj Lease for two additional five-year terms. Time Warner pays percentage rent monthly in an amount equal to (i) 7.5% of gross annual sales up to $5.0 million and (ii) 10% sales of gross annual sales in excess of $5.0 million. No minimum or "base" rent is payable under the Time Warner Taj Lease. The terms of the lease give Time Warner the right to terminate the lease if (i) gross annual sales are less than $2.5 million for the second year of the lease or less than $2.5 million as adjusted by CPI for the third through ninth years of the lease; and (iii) the Taj Mahal ceases to operate as a first class hotel. The Warner Brothers Studio Store opened in May 1997.

LEGAL PROCEEDINGS

    GENERAL. Trump AC, its partners, certain members of its former executive committee, and certain of its employees, have been involved in various legal proceedings. Such persons and entities are vigorously defending the allegations against them and intend to contest vigorously any future proceedings. In general, Trump AC has agreed to indemnify such persons against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) incurred by them in said legal proceedings.

    PLAZA ASSOCIATES. The CRDA is required to set aside funds for investment in hotel development projects in Atlantic City undertaken by casino licensees which result in the construction or rehabilitation of at least 200 hotel rooms. These investments are to fund up to 27% of the cost to casino licensees of such projects. See "Business--Gaming and Other Laws and Regulations--New Jersey Gaming Regulations-- Investment Alternative Tax Obligations." Plaza Associates made application for such funding to the CRDA with respect to its proposed construction of the Trump Plaza East facilities, demolition of a structure attached thereto, development of an appurtenant public park, roadway and parking area and acquisition of the entire project site. The CRDA, in rulings through January 10, 1995, approved the hotel development project and, with respect to same, reserved to Plaza Associates the right to take investment tax credits up to approximately $14.2 million. Plaza Associates has, except for certain small parcels discussed below, acquired the site and constructed the proposed hotel tower, public park, roadway and parking area.

    As part of its approval and on the basis of its powers of eminent domain, the CRDA, during 1994, initiated certain condemnation proceedings in the Superior Court of New Jersey, Atlantic County, to acquire certain small parcels of land within the project site. These proceedings are currently pending and include a claim by the defendants that the CRDA did not properly determine that the parcels were to be used for public purposes. The CRDA is currently drafting a summary judgment motion seeking dismissal of this claim.

    The defendants in two of the condemnation proceedings filed a separate joint complaint in the New Jersey Superior Court alleging, among other claims, that the CRDA and Plaza Associates are wrongfully attempting to deprive them of property rights in violation of their constitutional and civil rights. COKING, ET AL. V. CASINO REINVESTMENT DEVELOPMENT AUTHORITY, ET AL., Docket No. ATL-L-2555-97. The CRDA's motion for summary judgment on the complaint and Plaza Associates' motion to dismiss it for failure to state a claim were granted by the New Jersey Superior Court on October 24, 1997 and November 11, 1997.

    OTHER LITIGATION. On March 13, 1997, THCR filed a lawsuit in the United States District Court, District of New Jersey, against Mirage, the State of New Jersey ("State"), the New Jersey Department of Transportation ("NJDOT"), the South Jersey Transportation Authority ("SJTA"), the CRDA, the New Jersey Transportation Trust Fund Authority and others. THCR was seeking declaratory and injunctive relief to recognize and prevent violations by the defendants of the casino clause of the New Jersey State Constitution and various federal securities and environmental laws relating to proposed infrastructure improvements in the Atlantic City marina area. While this action was pending, defendants State and CRDA then filed an action in the New Jersey State Court seeking declaration of the claim relating to the casino clause of the New Jersey State Constitution. On May 1, 1997, the United States District Court dismissed the federal claims and ruled that the State constitutional claims should be pursued in State Court. This decision is currently being appealed. On May 14, 1997 the State Court entered a summary judgment in favor of the State and CRDA. This decision is also being appealed.

    On June 26, 1997, THCR filed an action against NJDOT, SJTA, Mirage and others, in the Superior Court of New Jersey, Chancery Division, Atlantic County (the "Chancery Division Action"). THCR is seeking to declare unlawful and enjoin certain actions and omissions of the defendants arising out of and relating to a certain Road Development Agreement dated as of January 10, 1997, by and among NJDOT, SJTA and Mirage (the "Road Development Agreement") and the public funding of a certain road and tunnel project to be constructed in Atlantic City, as further described in the Road Development Agreement. THCR moved to consolidate this action with other previously filed related actions. Defendants opposed THCR's motion to consolidate the Chancery Division Action, initially moved to dismiss this action on procedural grounds and subsequently moved to dismiss this action on substantive grounds. On October 20, 1997, the Chancery Court denied the defendants' motion to dismiss this action on procedural grounds, but granted the motion to dismiss this action on substantive grounds. This decision is currently being appealed.

    On June 26, 1997, THCR also filed an action, in lieu of prerogative writs, against the CRDA, in the Superior Court of New Jersey, Law Division, Atlantic County, seeking review of the CRDA's April 15, 1997 approval of funding ($120 million principal amount plus interest) for the road and tunnel project discussed above, a declaratory judgment that the said project is not eligible for such CRDA funding, and an injunction prohibiting the CRDA from contributing such funding to the said project. Defendants have moved to dismiss this action on procedural grounds and have also sought to transfer this action to New Jersey's Appellate Division. On October 3, 1997, the New Jersey Superior Court transferred this action to the Appellate Division where it is currently pending.

    On September 9, 1997, Mirage filed a complaint against Trump, THCR and Hilton Hotels Corporation, in the United States District Court for the Southern District of New York. The complaint seeks damages for alleged violations of antitrust laws, tortious interference with prospective economic advantage and tortious inducement of a breach of fiduciary duties arising out of activities purportedly engaged in by defendants in furtherance of an alleged conspiracy to impede Mirage's efforts to build a casino resort in the Marina district of Atlantic City, New Jersey. Among other things, Mirage contends that the defendants filed several frivolous lawsuits and funded others that challenge the proposed state funding mechanisms for the construction of a proposed roadway and tunnel that would be paid for chiefly through government funds and which would link the Atlantic City Expressway with the site of Mirage's proposed new casino resort. On November 10, 1997, THCR and Trump moved to dismiss the complaint. THCR and Trump believe that Mirage's claims are without merit.

    On August 14, 1996, certain stockholders of THCR filed two derivative actions in the Court of Chancery in Delaware (Civil Action Nos. 15148 and 15160) (the "Delaware cases") against each of the members of the Board of Directors of THCR, THCR, THCR Holdings, Castle Associates and Trump Casinos II, Inc. ("TCI-II"). The plaintiffs claim that the directors of THCR breached their fiduciary duties in connection with its acquisition of Castle Associates (the "Castle Acquisition") by purchasing these interests at an excessive price in a self-dealing transaction. The complaint sought to enjoin the transaction, and also sought damages and an accounting. The injunction was never pursued. These plaintiffs served a notice of dismissal in the Delaware cases on December 29, 1997. The Court of Chancery has not yet ordered the Delaware cases dismissed.

    On October 16, 1996, a stockholder of THCR filed a derivative action in the United States District Court, Southern District of New York (96 Civ. 7820) against each member of the Board of Directors of THCR, THCR, THCR Holdings, Castle Associates, TCI, TCI-II, TCHI and Salomon Brothers, Inc ("Salomon"). The plaintiff claims that certain of the defendants breached their fiduciary duties and engaged in ultra vires acts in connection with the Castle Acquisition and that Salomon was negligent in the issuance of its fairness opinion with respect to the Castle Acquisition. The plaintiff also alleges violations of the federal securities laws for alleged omissions and misrepresentations in THCR's proxies, and that Trump, TCI-II and TCHI breached the acquisition agreement by supplying THCR with untrue information for inclusion in the proxy statement delivered to THCR's stockholders in connection with the Castle Acquisition. The plaintiff seeks removal of the directors of THCR, and injunction, rescission and damages.

    The Delaware cases were amended and refiled in the Southern District of New York and consolidated with the federal action for all purposes, including pretrial proceedings and trial. On or about January 17, 1997, the plaintiffs filed their Consolidated Amended Derivative Complaint (the "First Amended Complaint"), reflecting the consolidation. On or about March 24, 1997, the plaintiffs filed their Second Consolidated Amended Derivative Complaint (the "Second Amended Complaint"). In addition to the allegations made in the First Amended Complaint, the Second Amended Complaint claims that certain of the defendants breached their fiduciary duties and wasted corporate assets in connection with the previously contemplated transaction with Colony Capital, Inc. ("Colony Capital"). The Second Amended Complaint also includes claims against Colony Capital for aiding and abetting certain of those violations. In addition to the relief sought in the First Amended Complaint, the Second Amended Complaint sought to enjoin the previously contemplated transaction with Colony Capital or, if it was effectuated, to rescind it. On March 27, 1997, THCR and Colony Capital mutually agreed to end negotiations with respect to such transaction. On June 26, 1997, plaintiffs served their Third Consolidated Amended Derivative Complaint (the "Third Amended Complaint"), which omitted the claims against Colony Capital. THCR and the other defendants in the action moved to dismiss the Third Amended Complaint on August 5, 1997. The plaintiffs opposed the defendants' motions to dismiss the Third Amended Complaint by response dated October 24, 1997. The defendants' reply was served December 9, 1997.

    Various legal proceedings are now pending against Trump AC. Trump AC considers all such proceedings to be ordinary litigation incident to the character of its business. Trump AC believes that the resolution of these claims, to the extent not covered by insurance, will not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Trump AC.

    From time to time, Plaza Associates and Taj Associates may be involved in routine administrative proceedings involving alleged violations of certain provisions of the Casino Control Act. However, management believes that the final outcome of these proceedings will not, either individually or in the aggregate, have a material adverse effect on Plaza Associates or Taj Associates or on the ability of Plaza Associates or Taj Associates to otherwise retain or renew any casino or other licenses required under the Casino Control Act for the operation of Trump Plaza and the Taj Mahal.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE ISSUERS, PLAZA ASSOCIATES AND TAJ
  ASSOCIATES

    MANAGEMENT OF TRUMP AC AND FUNDING III

    THCR is the general partner of THCR Holdings. As the sole general partner of THCR Holdings, THCR generally has the exclusive rights, responsibilities and discretion in the management and control of THCR Holdings. THCR Holdings owns 100% of Trump AC, directly and through its ownership of Trump AC Holding. Funding III is a wholly owned subsidiary of Trump AC. Trump AC and TACC are the general partners of Plaza Associates and Taj Associates. The Board of Directors of Funding III consists of Messrs. Trump, Nicholas L. Ribis, Robert M. Pickus, Wallace B. Askins and Don M. Thomas. The Note Indenture requires that two directors of Funding III be persons who would qualify as "Independent Directors" as such term is defined by the rules of the American Stock Exchange, Inc. ("Amex") (the "Independent Directors"). The Amex rules define "independent directors" as those who are not officers of the company, are neither related to its officers nor represent concentrated family holdings of its shares and who, in view of the company's board of directors, are free of any relationship that would interfere with the exercise of independent judgment.

    Set forth below are the names, ages, positions and offices held with Trump AC and Funding III and a brief account of the business experience during the past five years of each member of the board of directors of Funding III and of the executive officers of Trump AC and Funding III.

    DONALD J. TRUMP--Trump, 51 years old, has been Chairman of the Board of THCR and THCR Funding since their formation in 1995. Trump was a 50% shareholder, Chairman of the Board of Directors, President and Treasurer of Trump Plaza GP and the managing general partner of Plaza Associates prior to June 1993. Trump was Chairman of the Executive Committee and President of Plaza Associates from May 1986 to May 1992 and was a general partner of Plaza Associates until June 1993. Trump has been a director of Trump AC Holding since February 1993 and was President of Trump AC Holding from February 1993 until December 1997. Trump was a partner in Trump AC from February 1993 until June 1995. Trump has been Chairman of the Board of Directors of Trump AC Funding since its formation in January 1996 and the Chairman of the Board of Directors of Funding II and Funding III since their formation in November 1997. Trump has been Chairman of the Board of Directors of THCR Holding Corp. and THCR/LP since October 1991; President and Treasurer of THCR Holding Corp. since March 4, 1991; Chairman of the Board of Directors, President and Treasurer of TCI since June 1988; Chairman of the Executive Committee of Taj Associates from June 1988 to October 1991; and President and sole Director of Realty Corp. since May 1986. Trump has been the sole director of TACC since March 1991. Trump was President and Treasurer of TACC from March 1991 until December 1997. Trump has been the sole director of Trump Indiana since its formation. Trump has been Chairman of the Board of Partner Representatives of Castle Associates, the partnership that owns Trump Marina, since May 1992; and was Chairman of the Executive Committee of Castle Associates from June 1985 to May 1992. Trump is the Chairman of the Board of Directors, President and Treasurer of Trump's Castle Funding, Inc. ("Castle Funding"). Trump is the Chairman of the Board and Treasurer of Trump's Castle Hotel & Casino, Inc. ("TCHI"). Trump is the President, Treasurer, sole director and sole shareholder of TCI-II. Trump has been a Director of THCR Enterprises, Inc., a Delaware corporation ("THCR Enterprises"), since its formation in January 1997. Trump is also the President of The Trump Organization, which has been in the business, through its affiliates and subsidiaries, of acquiring, developing and managing real estate properties for more than the past five years. Trump was a member of the Board of Directors of Alexander's Inc. from 1987 to March 1992.

    NICHOLAS L. RIBIS--Mr. Ribis, 53 years old, has been President, Chief Executive Officer, Chief Financial Officer, and a director of THCR and THCR Funding and Chief Executive Officer of THCR Holdings since their formation in 1995. Mr. Ribis has been the Chief Executive Officer of Plaza Associates since February 1991, was President from April 1994 to February 1995, was a member of the Executive

Committee of Plaza Associates from April 1991 to May 29, 1992 and was a director and Vice President of Trump Plaza GP from May 1992 until June 1993. Mr. Ribis served as Vice President of Trump AC Holding from February 1995 until December 1997. Mr. Ribis has served as President of Trump AC Holding since December 1997. Mr. Ribis has served as a director of Trump AC Holding since June 1993. Mr. Ribis has been Chief Executive Officer, President and a director of Trump AC Funding since its formation in January 1996 and Chief Executive Officer, President and a director of Funding II and Funding III since their formation in November 1997. Mr. Ribis served as Vice President of TACC until December 1997. Mr. Ribis has served as the President of TACC since December 1997. Mr. Ribis has been the President and Chief Executive Officer of Trump Indiana since its formation. Mr. Ribis has been a Director of THCR/LP and THCR Holding Corp. since October 1991 and was Vice President of THCR/LP and THCR Holding Corp. until June 1995; Chief Executive Officer of Taj Associates since February 1991; Vice President of TCI since February 1991 and Secretary of TCI since September 1991; Director of Realty Corp. since October 1991; and a member of the Executive Committee of Taj Associates from April 1991 to October 1991. He has also been Chief Executive Officer of Castle Associates since March 1991; member of the Executive Committee of Castle Associates from April 1991 to May 1992; member of the Board of Partner Representatives of Castle Associates since May 1992; and has served as the Vice President and Assistant Secretary of TCHI since December 1993 and January 1991, respectively. Mr. Ribis is now a director of TCHI. Mr. Ribis has served as Vice President of TCI-II since December 1993 and had served as Secretary of TCI-II from November 1991 to May 1992. Mr. Ribis has been Vice President of Trump Corp. since September 1991. Mr. Ribis has been the President and a director of THCR Enterprises since January 1997. From January 1993 to January 1995 Mr. Ribis served as the Chairman of the Casino Association of New Jersey and has been a member of the Board of Trustees of the CRDA since October 1993. From January 1980 to January 1991, Mr. Ribis was Senior Partner in, and from February 1991 to December 1995, was Counsel to the law firm of Ribis, Graham & Curtin (now practicing as Graham, Curtin & Sheridan, A Professional Association), which serves as New Jersey legal counsel to all of the above-named companies and certain of their affiliated entities.

    ROBERT M. PICKUS--Mr. Pickus, 43 years old, has been Executive Vice President and Secretary of THCR since its formation in 1995. He has also been the Executive Vice President of Corporate and Legal Affairs of Plaza Associates since February 1995. From December 1993 to February 1995, Mr. Pickus was the Senior Vice President and General Counsel of Plaza Associates and, since April 1994, he has been the Assistant Secretary of Trump AC Holding. Mr. Pickus has been Secretary and a director of Trump AC Funding since its formation in January 1996 and Secretary and a director of Funding II and Funding III since their formation in November 1997. Mr. Pickus has been the Executive Vice President and Secretary of Trump Indiana since its inception. Mr. Pickus has been the Executive Vice President of Corporate and Legal Affairs of Taj Associates since February 1995, and a Director of THCR Holding Corp. and THCR/ LP since November 1995. He was the Senior Vice President and Secretary of Castle Funding from June 1988 to December 1993 and General Counsel of Castle Associates from June 1985 to December 1993. Mr. Pickus is the Assistant Secretary of TACC. Mr. Pickus was also Secretary of TCHI from October 1991 until December 1993. Mr. Pickus is a director of TCHI. Mr. Pickus has been the Executive Vice President of Corporate and Legal Affairs of Castle Associates since February 1995, Secretary of Castle Associates since February 1996 and a member of the Board of Partner Representatives of Castle Associates since October 1995. Mr. Pickus is currently the Secretary of THCR Holding Corp., has been the Vice President, Secretary and Director of THCR Enterprises since January 1997 and has been Executive Vice President of TCS since its inception.

    R. BRUCE MCKEE--Mr. McKee, 52 years old, served as President and Chief Operating Officer of Castle Associates from October 1996 until June 1997. Mr. McKee has served as the Senior Vice President of Corporate Finance of THCR, Trump AC Funding and TACC since June 1997. Mr. McKee has served as the Senior Vice President of Corporate Finance of Funding II and Funding III since December 1997. Mr. McKee was acting Chief Operating Officer of Taj Associates from October 1995 through October 1996, Senior Vice President, Finance of Taj Associates from July 1993 through October 1996 and Vice

President, Finance of Taj Associates from September 1990 through June 1993. Mr. McKee has been the Assistant Treasurer of THCR/LP, THCR Holding Corp., Realty Corp. and TCI since September 1991. Previously, Mr. McKee was Vice President of Finance of Elsinore Shore Associates, the owner and operator of the Atlantis Casino Hotel Atlantic City, from April 1984 to September 1990 and Treasurer of Elsinore Finance Corp., Elsinore of Atlantic City and Elsub Corp. from June 1986 to September 1990. The Atlantis Casino Hotel now constitutes the portion of Trump Plaza known as Trump World's Fair.

    JOHN P. BURKE--Mr. Burke, 50 years old, served as the Senior Vice President of Corporate Finance of THCR from January 1996 until June 1997. Mr. Burke has served as the Senior Vice President of THCR since June 1997. Mr. Burke has been Senior Vice President of Corporate Finance of THCR Holdings and THCR Funding since January 1996, and has been the Corporate Treasurer of THCR, THCR Holdings and THCR Funding since their formation in 1995. He has also been Corporate Treasurer of Plaza Associates and Taj Associates since October 1991. Mr. Burke has been the Treasurer of Trump Indiana since its formation. Mr. Burke has been Treasurer of Trump AC Funding since its formation in January 1996 and Treasurer of Funding II and Funding III since their formation in November 1997. Mr. Burke was a Director of THCR/LP and THCR Holding Corp. from October 1991 to April 1996 and was Vice President of THCR/LP until June 1995. Mr. Burke has been the Corporate Treasurer of Castle Associates since October 1991, the Vice President of Castle Associates, Castle Funding, TCI-II and TCHI since December 1993 a member of the Board of Partner Representatives of Castle Associates since March 1997 and the Vice President-Finance of The Trump Organization since September 1990. Mr. Burke was an Executive Vice President and Chief Administrative Officer of Imperial Corporation of America from April 1989 through September 1990. Mr. Burke has been the Vice President and Treasurer of THCR Enterprises since January 1997.

    WALLACE B. ASKINS--Mr. Askins, 67 years old, has been a director of THCR and THCR Funding since June 1995. He has also been a director of Trump AC Holding since April 11, 1994, and was a partner representative of the Board of Partner Representatives of Castle Associates from May 1992 to June 1995. Mr. Askins has been a director of Trump AC Funding since April 1996 and a director of Funding II and Funding III since December 1997. Mr. Askins served as a director of TCI-II from May 1992 to December 1993. From June 1984 to November 1992, Mr. Askins served as Executive Vice President, Chief Financial Officer and as a director of Armco Inc. Mr. Askins also serves as a director of EnviroSource, Inc.

    DON M. THOMAS--Mr. Thomas, 67 years old, has been a director of THCR and THCR Funding since June 1995. Mr. Thomas has been a director of Trump AC Funding since April 1996 and a director of Funding II and Funding III since December 1997. He has also been the Senior Vice President of Corporate Affairs of the Pepsi-Cola Bottling Co. of New York since January 1985. Mr. Thomas was the Acting Chairman, and a Commissioner, of the CRDA from 1985 through 1987, and a Commissioner of the CCC from 1980 through 1984. Mr. Thomas was a director of Trump Plaza GP until June 1993 and has been a director of Trump AC Holding since June 1993. Mr. Thomas is an attorney licensed to practice law in the State of New York.

    All of the persons listed above are citizens of the United States and have been qualified or licensed by the CCC.

    Trump was a partner of Plaza Operating Partners Ltd. when it filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on November 2, 1992. The plan of reorganization for Plaza Operating Partners Ltd. was confirmed on December 11, 1992 and declared effective in January 1993.

    MANAGEMENT OF PLAZA ASSOCIATES

    Trump AC is the managing general partner of Plaza Associates. Trump AC Holding is the managing general partner of Trump AC. The Board of Directors of Trump AC Holding consists of Messrs. Trump, Ribis, Wallace B. Askins and Don M. Thomas.

    Set forth below are the names, ages, positions and offices held with Plaza Associates and a brief account of the business experience during the past five years of each of the executive officers of Plaza Associates other than those who are also directors or executive officers of Trump AC or Funding III.

    BARRY J. CREGAN--Mr. Cregan, 43 years old, has been Chief Operating Officer of Plaza Associates since September 19, 1994 and President since March 1995. Since February 21, 1995, Mr. Cregan has been Vice President of Trump AC Holding. Prior to accepting these positions at Trump Plaza, Mr. Cregan was President of The Plaza Hotel in New York for approximately three years. Prior to joining The Plaza Hotel, he was Vice President of Hotel Operations at Trump Marina. In addition, Mr. Cregan has worked for Hilton and Hyatt in executive capacities as well as working in Las Vegas and Atlantic City in executive capacities.

    FRED A. BURO--Mr. Buro, 41 years old, has been the Executive Vice President of Marketing of Plaza Associates since May 1994. Mr. Buro previously served as the President of Casino Resources, Inc., a casino marketing, management and development organization from 1991 through 1994. Prior to that, Mr. Buro served from 1984 through 1991 as the President of a professional services consulting firm.

    JAMES A. RIGOT--Mr. Rigot, 46 years old, has been Executive Vice President of Casino Operations of Plaza Associates since November 1994. Mr. Rigot served as Vice President of Casino Operations of Tropicana Casino and Entertainment Resort from July 1989 through November 1994. From January 1989 through July 1989, Mr. Rigot was Assistant Casino Manager of Resorts Casino Hotel.

    All of the persons listed above are citizens of the United States and are licensed by the CCC.

MANAGEMENT OF TAJ ASSOCIATES

    Set forth below are the names, ages, positions and offices held with Taj Associates and a brief account of the business experience during the past five years of each of the executive officers and certain key employees of Taj Associates other than those who are also directors or executive officers of Trump AC or Funding II.

    RODOLFO E. PRIETO--Mr. Prieto, 54 years old, has been Chief Operating Officer of Taj Associates since October 1996. From December 1995 to October 1996, Mr. Prieto was the Executive Vice President, Operations of Taj Associates. Prior to joining the Taj Mahal, Mr. Prieto was Executive Vice President and Chief Operating Officer for Elsinore Corporation from May 1995 to November 1995; Executive Vice President in charge of the development of the Mojave Valley Resort for Elsinore Corporation from December 1994 to April 1995 and Executive Vice President and Assistant General Manager for the Tropicana Resort and Casino from September 1986 to November 1994.

    LARRY W. CLARK--Mr. Clark, 53 years old, has been Executive Vice President, Casino Operations of Taj Associates since November 1991, Senior Vice President, Casino Operations of Taj Associates from May 1991 to November 1991, and Vice President, Casino Administration of Taj Associates from April 1991 to May 1991 and from January 1990 to November 1990. Prior to joining the Taj Mahal, Mr. Clark was Vice President, Casino Operations of the Dunes Hotel & Country Club from November 1990 to April 1991 and Director of Casino Marketing and Vice President, Casino Operations of the Showboat Hotel & Casino from November 1988 to January 1990.

    WALTER KOHLROSS--Mr. Kohlross, 56 years old, has been Senior Vice President, Food & Beverages of Taj Associates since June 1992, Vice President International Marketing of Taj Associates from June 1993 through October 1995, Vice President, Hotel Operations of Taj Associates from June 1991 to June 1992, and was Vice President, Food & Beverage of Taj Associates from 1988 to June 1991.

    NICHOLAS J. NIGLIO--Mr. Niglio, 51 years old, has been Executive Vice President, International Marketing of Taj Associates since May 1996. From November 1995 to May 1996, Mr. Niglio was Senior Vice President, Casino Marketing of Taj Associates. From February 1995 to October 1995, Mr. Niglio was

Vice President, International Marketing of Taj Associates. Prior to joining Taj Associates, Mr. Niglio was Executive Vice President of International Marketing/Player Development for Castle Associates from 1993 until 1995. Prior to that, Mr. Niglio served as Senior Vice President, Marketing of Caesar's World Marketing Corporation from 1991 until 1993.

    PATRICK J. O'MALLEY--Mr. O'Malley, 43 years old, has been the Executive Vice President of Finance of Taj Associates since October 1996. Prior to joining the Taj Mahal, Mr. O'Malley was the Executive Vice President of Hotel Operations of Plaza Associates from September 1995 to October 1996. Prior to joining Trump Plaza, from September 1994 until September 1995, Mr. O'Malley was President of The Plaza Hotel in New York City. From December 1989 until September 1994, Mr. O'Malley was the Vice President of Finance of The Plaza Hotel in New York City. Prior to joining The Plaza Hotel in New York City, from 1986 to 1989, Mr. O'Malley was a Regional Financial Controller for the Four Seasons Hotel and Resorts, Ltd. From 1979 to 1986, Mr. O'Malley worked in the Middle East and Europe as Hotel Controller for Marriott International Hotels.

    LORETTA I. VISCOUNT--Ms. Viscount, 38 years old, has been Vice President of Legal Affairs of Taj Associates since January 1997, Executive Director of Legal Affairs for Taj Associates from May 1996 to January 1997; and Executive Director of Legal Affairs for Castle Associates from September 1987 to May 1996. Prior to that, Ms. Viscount served as in-house counsel to the Claridge Hotel and Casino and had been engaged in the private practice of law since 1982.

    All of the persons listed above are citizens of the United States and are qualified or licensed by the CCC.

    Rodolfo E. Prieto was an Executive Vice President and the Chief Operating Officer for Elsinore Corporation when it filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on October 31, 1995. Elsinore Corporation filed a plan of reorganization on February 28, 1996, which became effective on February 28, 1997.

EXECUTIVE COMPENSATION

    Plaza Associates and Taj Associates do not offer their executive officers stock option or stock appreciation right plans, long-term incentive plans or defined benefit pension plans.

    The following table sets forth compensation paid or accrued during the years ended December 31, 1996, 1995 and 1994 to the Chairman of the Board of Trump AC Holding, the Chief Executive Officer of Plaza Associates and Taj Associates, each of the four most highly compensated executive officers of Plaza Associates and Taj Associates whose salary and bonuses exceeded $100,000 for the year ended December 31, 1996 and one additional individual who would have been among the four most highly paid executive officers but for he was not employed on December 31, 1996 by Plaza Associates or Taj Associates.

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION
                                      ------------------------------------------------------
              NAME AND                                                        OTHER ANNUAL
         PRINCIPAL POSITION             YEAR        SALARY        BONUS     COMPENSATION(1)   ALL OTHER COMPENSATION
------------------------------------  ---------  ------------  -----------  ----------------  ----------------------

Donald J. Trump.....................       1996  $    --       $   --         $    --              $  1,031,000(2)
  Chairman of the Board of Trump AC        1995       --           --              --                 2,743,000(2)
  Holding                                  1994       --           --              --                 2,353,000(2)(3)

Nicholas L. Ribis...................       1996  $    998,250  $   --         $    --              $      1,188(4)
  Chief Executive Officer of Plaza         1995     1,075,881      --              --                     1,294(4)
  Associates and Taj Associates            1994     1,195,000      250,000         280,407                1,540(4)

Barry J. Cregan(5)..................       1996  $    739,200  $    28,500    $    --              $     10,350(4)
  President and Chief Operating            1995       637,000     284,8000         --                     4,576(4)
  Officer of Plaza Associates              1994       153,945      --              --                   --

Rodolfo Prieto(6)...................       1996  $    313,404  $   --         $    --              $      6,502(4)
  Chief Operating Officer Casino           1995        17,673      --              --                   --
  Operations of Taj Associates             1994       --           --              --                   --

Larry Clark.........................       1996  $    306,525  $   109,700    $    --              $      6,675(4)
  Executive V.P. Casino Operations         1995       270,689      124,200         --                     9,618(4)
  of Taj Associates                        1994       254,380       97,500         --                    11,794(4)

Nicholas L. Niglio(7)...............       1996  $    276,356  $   186,916    $    --              $      6,428(4)
  Senior V.P. Casino Marketing of          1995       223,458      100,236         --                     9,030(4)
  Taj Associates                           1994       --           --              --                   --

R. Bruce McKee(8)...................       1996  $    264,640  $   --         $    --              $      6,027(4)
  Senior V.P. of Corporate Finance         1995       183,799      292,758         --                     6,630(4)
  of THCR                                  1994       168,250       94,500         --                     7,703(4)

------------------------

(1) Represents the dollar value of annual compensation not properly categorized as salary or bonus, including amounts reimbursed for income taxes and directors' fees. Following Commission rules, perquisites and other personal benefits are not included in this table if the aggregate amount of that compensation is the lesser of either $50,000 or 10% of the total of salary and bonus for that officer.

(2) The amounts listed represent (i) amounts paid by Plaza Associates to Trump Plaza Management Corp. ("TPM"), a corporation beneficially owned by Trump, for services provided under a services agreement (the "TPM Services Agreement") and (ii) amounts paid pursuant to the Taj Services Agreement. In addition, Trump was reimbursed $483,000, $549,000 and $471,000 in 1996, 1995 and 1994, respectively, for expenses incurred pursuant to the TPM Services Agreement and the Taj Services Agreement. Trump is not an employee of Plaza Associates or Taj Associates.

(3) In addition to the payment under the TPM Services Agreement, during 1994, Plaza Associates paid to Trump an aggregate of $1,572,000 under a construction service agreement and as a commission to secure a retail lease at Trump Plaza.

(4) Represents vested and unvested contributions made by Plaza Associates, Taj Associates and/or TCS under the Trump Plaza Hotel and Casino Retirement Savings Plan, the Trump Taj Mahal Retirement Savings Plan and Trump Casino Services Retirement Savings Plan, respectively. Funds accumulated for an employee under these plans consisting of a certain percentage of the employee's compensation plus the employer matching contributions equaling 50% of the participant's contributions, are retained until termination of employment, attainment of age 59 1/2 or financial hardship, at which time the employee may withdraw his or her vested funds.

(5) Mr. Cregan commenced employment with Plaza Associates in September 1994.

(6) Mr. Prieto commenced employment with Taj Associates in December 1995.

(7) Mr. Niglio commenced employment with Taj Associates in February 1995.

(8) Former Acting Chief Operating Officer, Chief Financial Officer and Senior V.P. of Finance of Taj Associates. From October 1996 to June 1997, Mr. McKee was the President and Chief Operating Officer of Castle Associates. In June 1997, Mr. McKee became the Senior Vice President of Corporate Finance of THCR.

EMPLOYMENT AGREEMENTS

    As a result of the June 1995 Offerings, THCR and THCR Holdings entered into a revised employment agreement with Mr. Ribis (the "Ribis THCR Agreement"), pursuant to which he agreed to serve as President and Chief Executive Officer of THCR and Chief Executive Officer of THCR Holdings. The term of the Ribis THCR Agreement is five years. Under the Ribis THCR Agreement, Mr. Ribis's annual salary is $1,996,500. Mr. Ribis's annual salary is paid in equal parts by THCR, Plaza Associates, Taj Associates and Castle Associates. In the event Mr. Ribis's employment is terminated by THCR other than for "cause" or if he incurs a "constructive termination without cause," Mr. Ribis will receive a severance payment equal to one year's base salary, and the phantom stock units and options will become fully vested. The Ribis THCR Agreement defines (a) "cause" as Mr. Ribis's (i) conviction of certain crimes, (ii) gross negligence or willful misconduct in carrying out his duties, (iii) revocation of his casino key employee license or (iv) material breach of the agreement, and (b) "constructive termination without cause" as the termination of Mr. Ribis's employment at his initiative following the occurrence of certain events, including (i) a reduction in compensation, (ii) failure to elect Mr. Ribis as Chief Executive Officer of THCR, (iii) failure to elect Mr. Ribis a director of THCR or (iv) a material diminution of his duties. The phantom stock units will also automatically vest upon the death or disability of Mr. Ribis. The Ribis THCR Agreement also provides for up to an aggregate of $2.0 million of loans to Mr. Ribis to be used by him to pay his income tax liability in connection with stock options, phantom stock units and stock bonus awards, which loans will be forgiven, including both principal and interest, in the event of a "change of control." The Ribis THCR Agreement defines "change of control" as the occurrence of any of the following events: (i) any person (other than THCR Holdings, Trump or an affiliate of either) becomes a beneficial owner of 50% or more of the voting stock of THCR,
(ii) the majority of the Board of Directors of THCR consists of individuals that were not directors on June 12, 1995 (the "June 12 Directors"), PROVIDED, HOWEVER, that any person who becomes a director subsequent to June 12, 1995, shall be considered a June 12 Director if his election or nomination was supported by three-quarters of the June 12 Directors, (iii) THCR adopts and implements a plan of liquidation or (iv) all or substantially all of the assets or business of THCR are disposed of in a sale or business combination in which shareholders of THCR would not beneficially own the same proportion of voting stock of the successor entity. The Ribis THCR Agreement also provides certain demand and piggyback registration rights for THCR Common Stock issued pursuant to the foregoing. Pursuant to the Ribis THCR Agreement, Mr. Ribis has agreed that upon termination of his employment other than for "cause" or following a "change of control," he would not engage in any activity competitive with THCR for a period of up to one year.

    Mr. Ribis had an employment agreement with Taj Associates pursuant to which Mr. Ribis acted as Chief Executive Officer of Taj Associates. This agreement has been terminated in connection with the Taj Acquisition and the Castle Acquisition and now Mr. Ribis is compensated for his services to Taj Associates under the Ribis THCR Agreement.

    Plaza Associates has an employment agreement with Barry J. Cregan (the "Cregan Agreement") pursuant to which Mr. Cregan acts as President and Chief Operating Officer of Plaza Associates. The Cregan Agreement, which will expire on December 31, 1997, provides for a current annual base salary of $750,000. Pursuant to the Cregan Agreement, Mr. Cregan devotes all of his professional time to Plaza Associates. In the event that Plaza Funding or Plaza Associates terminates Mr. Cregan's employment for Cause (defined as the revocation of Mr. Cregan's casino key employee license, his conviction of certain crimes, death, disability or the breach of his duty of trust to Plaza Associates), Plaza Associates shall pay Mr. Cregan all compensation earned to the date of such termination. In the event Mr. Cregan terminates the Cregan Agreement for Good Cause, Plaza Associates is required to pay Mr. Cregan all compensation, reimbursements and benefits provided for under the Cregan Agreement (a) due as of the date of such termination and (b) payable from such date of termination through the expiration date of the Cregan Agreement. "Good Cause" is defined in the Cregan Agreement as (i) the assignment to Mr. Cregan, without his consent, of any duties inconsistent with the position of Chief Operating Officer, a demotion or change in Mr. Cregan's title or office, any removal from his position or a change in control of Plaza Associates, except in connection with the termination of Mr. Cregan's employment upon revocation of his casino key employee license, death or disability, (ii) the filing of a bankruptcy petition under Chapter 7 of the Bankruptcy Code by Plaza Associates, Plaza Funding or its respective creditors, (iii) revocation by the CCC or its refusal to renew Plaza Associates' casino license or the appointment of a conservator in connection with Trump Plaza, (iv) the failure by Plaza Associates to pay Mr. Cregan the compensation due under the Cregan Agreement on the dates and at such times such compensation is due, (v) a sale or long term lease of Trump Plaza or substantially all of its assets except to an entity wholly owned by Plaza Associates or Trump or (vi) Nicholas L. Ribis no longer acting as the Chief Executive Officer of THCR; provided that, Mr. Cregan shall not be entitled to compensation described in (b) of the prior sentence following the occurrence of an event described in (v) or (vi) of this sentence. Until the Expiration Date or the earlier termination of the Cregan Agreement as provided therein and provided Mr. Cregan is being paid the compensation, reimbursement and benefits set forth in the Cregan Agreement on the dates and at the times such compensation, reimbursement and benefits are due to be paid, Mr. Cregan shall not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located within a 300 mile radius of Atlantic City, New Jersey.

    Plaza Associates has an employment agreement with James A. Rigot (the "Rigot Agreement") pursuant to which Mr. Rigot acts as Executive Vice President of Casino Operations of Plaza Associates. The Rigot Agreement, which expires on May 4, 2000, provides for an annual base salary of $300,000, with any bonus and increases in salary provided in Plaza Associates' sole and absolute discretion, however, at no time shall such salary be less than $300,000. Pursuant to the Rigot Agreement, Mr. Rigot devotes all of his professional time to Plaza Associates. In the event that Plaza Associates terminates the Rigot Agreement
(i) because Mr. Rigot's CCC license is terminated or (ii) because Mr. Rigot has committed an act constituting Cause (defined as a breach by Mr. Rigot of any provision of the Rigot Agreement or any employee conduct rules, an act of dishonesty, the deliberate and intentional refusal by Mr. Rigot to perform his duties under the Rigot Agreement, certain disabilities or death), Plaza Associates shall pay to Mr. Rigot all compensation earned to the date of such termination. In the event that Plaza Associates terminates the Rigot Agreement for any other reason, Plaza Associates shall offer to pay Mr. Rigot an amount equal to twelve months of Mr. Rigot's then current salary, which offer, if accepted, will constitute complete satisfaction of all obligations and liabilities arising out of the Rigot Agreement. So long as Plaza Associates continues to pay Mr. Rigot's salary pursuant to the Rigot Agreement, Mr. Rigot shall not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located in Atlantic City, New Jersey.

    Plaza Associates has an employment agreement with Fred Buro (the "Buro Agreement") pursuant to which Mr. Buro acts as Executive Vice President of Marketing of Plaza Associates. The Buro Agreement, which expires on May 11, 2000, provides for an annual base salary of $300,000, with any bonus and increases in salary provided in Plaza Associates' sole and absolute discretion, however, at no time shall such salary be less than $300,000. Pursuant to the Buro Agreement, Mr. Buro devotes all of his professional time to Plaza Associates. In the event that Plaza Associates terminates the Buro Agreement (i) because Mr. Buro's CCC license is terminated or (ii) because Mr. Buro has committed an act constituting Cause (defined as a breach by Mr. Buro of any provision of the Buro Agreement or any employee conduct rules, an act of dishonesty, the deliberate and intentional refusal by Mr. Buro to perform his duties under the Buro Agreement, certain disabilities or death), Plaza Associates shall pay to Mr. Buro all compensation earned to the date of such termination. In the event that Plaza Associates terminates the Buro Agreement for any other reason, Plaza Associates shall offer to pay Mr. Buro an amount equal to twelve months of Mr. Buro's then current salary, which offer, if accepted, will constitute complete satisfaction of all obligations and liabilities arising out of the Buro Agreement. So long as Plaza Associates continues to pay Mr. Buro's salary pursuant to the Buro Agreement, Mr. Buro shall not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located in Atlantic City, New Jersey.

    The Cregan Agreement, the Rigot Agreement and the Buro Agreement provide for discretionary bonuses. Factors considered by Plaza Associates in the awarding of all discretionary bonuses generally are the attainment by Plaza Associates of budgeted or forecasted goals and the individual's perceived contribution to the attainment of such goals.

    TCS has an employment agreement with Kevin S. Smith, Esq. (the "Smith Agreement") pursuant to which Mr. Smith acts as the Vice President of Corporate Litigation & Risk Management of TCS. The Smith Agreement, which expires on December 31, 2000, provides for a bonus of $25,000 upon signing and an annual base salary of $160,000, with any bonus and increases in salary provided in TCS's sole and absolute discretion. Pursuant to the Smith Agreement, Mr. Smith devotes all of his professional time to TCS. In the event that TCS terminates the Smith Agreement because Mr. Smith has committed an act constituting Cause (defined as the denial or revocation of Mr. Smith's CCC license, conviction of a disqualifying crime, breach of trust, certain disabilities or death), TCS shall pay to Mr. Smith all compensation earned to the date of such termination.

    Taj Associates has an employment agreement with Rodolfo E. Prieto (the "Prieto Agreement") pursuant to which he serves as Chief Operating Officer of Taj Associates. The Prieto Agreement, which expires November 30, 1998, provides for an annual salary of $275,000 and an annual bonus at the sole discretion of Taj Associates. Pursuant to the Prieto Agreement, Mr. Prieto has agreed that in the event the agreement is terminated by him, he would not solicit or contact, directly or through any other casino in Atlantic City, any customers whom he developed during his employment with Taj Associates for a period of one year.

    Taj Associates has an agreement with Patrick O'Malley (the "O'Malley Agreement") pursuant to which Mr. O'Malley serves as Executive Vice President of Finance and Accounting of Taj Associates. The O'Malley Agreement, which expires on October 13, 1999, provides for an annual base salary of $250,000 per year and an annual bonus at the sole discretion of Taj Associates. In the event Taj Associates terminates the O'Malley Agreement because Mr. O'Malley's casino license is revoked, terminated and/or suspended for more than 30 days or for Cause (defined as a breach by Mr. O'Malley of the material provisions of the O'Malley Agreement or an act of dishonesty), Taj Associates is required to pay Mr. O'Malley an amount equal to his salary earned to the date of such termination. In the event Mr. O'Malley terminates the O'Malley Agreement for Good Cause (defined as the assignment to Mr. O'Malley, without his consent, of any duties inconsistent with the position of Executive Vice President of Finance and Accounting, a demotion or change in Mr. O'Malley's title or office, any removal from his position or a change in control of Taj Associates, except in connection with the termination of Mr. O'Malley's employment upon revocation of his casino key employee license, death or disability), or if Taj Associates terminates the O'Malley Agreement without Cause, Taj Associates shall pay Mr. O'Malley all compensation, reimbursements and benefits provided for under the O'Malley Agreement (i) due on the date of such termination and (ii) payable from such date of termination through the expiration date of the

O'Malley Agreement, which amount shall not be less than one year annual base salary then payable, and any bonuses accrued to such date of termination. Upon termination of the O'Malley Agreement, Mr. O'Malley will not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located within a 300-mile radius of Atlantic City, New Jersey.

    Taj Associates has an employment agreement with Larry W. Clark (the "Clark Agreement") pursuant to which he serves as Executive Vice President, Casino Operations of Taj Associates. The Clark Agreement, which expires on June 30, 2001, provides for a bonus of $50,000 upon signing, an annual salary of $300,000 and, in addition, a minimum guaranteed bonus of at least $125,000 per annum. Pursuant to the Clark Agreement, Mr. Clark has agreed that in the event the agreement is terminated by him for any reason or by Taj Associates for cause, he would not engage in employment for or on behalf of any other casino hotel located in Atlantic City for a period of one year.

    Taj Associates has an employment agreement with Nicholas J. Niglio (the "Niglio Agreement") pursuant to which he serves as Executive Vice President, International Marketing of Taj Associates. The Niglio Agreement, which expires on June 30, 2001, provides for a bonus of $100,000 upon signing, an annual salary of $350,000 and, in addition, a minimum guaranteed bonus of $100,000. Pursuant to the Niglio Agreement, Mr. Niglio has agreed that upon termination of his employment he would not solicit or contact, directly or through any other casino in Atlantic City, any customers whom he had developed during his employment with Taj Associates for a period of one year.

    Taj Associates may terminate the employment agreements of Messrs. Clark, Prieto and Niglio in its sole discretion, without cause. If Mr. Clark's employment agreement is terminated without cause, Taj Associates would be obligated to pay Mr. Clark the greater of one year's salary or his salary for the number of months remaining in the agreement, each at his then current salary. If Mr. Prieto's agreement is terminated without cause, Taj Associates would be obligated to pay Mr. Prieto for the number of months remaining in the agreement plus expenses to move to Nevada. If Mr. Niglio's employment agreement is terminated without cause, Taj Associates would be obligated to pay Mr. Niglio the lesser of twelve month's salary or his salary for the number of months remaining in the agreement, each at his then current salary. Taj Associates may also terminate the Clark Agreement, the Prieto Agreement and the Niglio Agreement (a) in the event that the CCC license of Mr. Clark, Mr. Prieto or Mr. Niglio, respectively, is revoked or terminated or (b) for "cause," which is defined in each of the agreements as (i) a material breach of the agreement or of any employee conduct rules, (ii) dishonesty, (iii) intentional refusal to perform duties or to properly perform them upon notice, (iv) alcohol or drug abuse or (v) disability or death.

    The Prieto Agreement and the O'Malley Agreement provide for discretionary bonuses. Factors considered by Taj Associates in the awarding of all discretionary bonuses generally are the attainment by Taj Associates of budgeted or forecasted goals and the individual's perceived contribution to the attainment of such goals.

COMPENSATION OF DIRECTORS

    All of the directors of Funding III currently serve as an officer or on the Board of Directors of THCR and receive no additional compensation for their service with Funding III. Directors of THCR who are also employees or consultants of THCR and its affiliates receive no directors' fees. Non-employee directors are paid an annual directors' fee of $50,000, plus $2,000 per meeting attended plus reasonable out-of-pocket expenses incurred in attending these meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In general, the compensation of executive officers of Plaza Associates and Taj Associates is determined by Trump AC's managing general partner, Trump AC Holding. No officer or employee of Trump AC Holding, other than Messrs. Trump and Ribis who serve on the Board of Directors of Trump AC Holding, participated in the deliberations concerning executive compensation.

    TAJ ACQUISITION. On April 17, 1996, a subsidiary of THCR was merged with and into THCR Holding Corp. and each outstanding share of THCR Holding Corp.'s Class A Common Stock, which in the aggregate represented 50% of the economic interest in Taj Associates, was converted into the right to receive, at each holder's election, either (a) $30 in cash or (b) that number of shares of THCR Common Stock having a market value equal to $30. Trump held the remaining 50% interest in Taj Associates and contributed such interest in Taj Associates to Trump AC in exchange for limited partnership interests in THCR Holdings. The outstanding shares of THCR Holding Corp.'s Class C Common Stock all of which were held by Trump, were canceled in connection with the Taj Acquisition. In addition, Trump received the Trump Warrants. See "Business--The Taj Mahal--Taj Acquisition."

    CERTAIN RELATED PARTY TRANSACTIONS--PLAZA ASSOCIATES. Seashore Four was the fee owner of a parcel of land constituting a portion of the Plaza Casino Parcel, which it leased to Plaza Associates. Plaza Associates recorded rental expenses of approximately $1.0 million in 1996 concerning rent owed to Seashore Four. In January 1997, Plaza Associates exercised the option to purchase the land under the lease with Seashore Four for $10 million.

    Trump Seashore was the fee owner of a parcel of land constituting a portion of the Plaza Casino Parcel, which it leased to Plaza Associates. Plaza Associates made rental payments to Trump Seashore of approximately $1.0 million in 1996. In September 1996, Plaza Associates exercised the option to purchase the land under the lease with Trump Seashore for $14.5 million.

    On June 24, 1993, in connection with the 1993 refinancing of Trump Plaza,
(i) Trump transferred title to Trump Plaza East to Missouri Boardwalk, Inc. ("MBI"), a wholly owned subsidiary of Midlantic National Bank ("Midlantic"), in exchange for a reduction in indebtedness to Midlantic, (ii) MBI leased Trump Plaza East to Trump (the "Trump Plaza East Lease") for a term of five years, which would have expired on June 30, 1998, during which time Trump would have been obligated to pay MBI $260,000 per month in lease payments and (iii) Plaza Associates acquired an option to purchase Trump Plaza East. In October 1993, Plaza Associates assumed the Trump Plaza East Lease and related expenses. On April 17, 1996, in connection with the Taj Acquisition, Plaza Associates purchased Trump Plaza East and the Trump Plaza East Lease, and related obligations were terminated.

    CERTAIN RELATED PARTY TRANSACTIONS--TAJ ASSOCIATES. Taj Associates has a lease with Trump-Equitable Company, for the lease of office space in The Trump Tower in New York City, which Taj Associates uses as a marketing office. On September 1, 1995, the lease was renewed for a term of five years with an option for Taj Associates to cancel the lease on September 1 of each year, upon six months' notice and payment of six months' rent. Under the renewed lease, the monthly payments are $2,184.

    From October 4, 1991 until April 17, 1996, Taj Associates leased the Specified Parcels from Realty Corp., consisting of land adjacent to the site of the Taj Mahal, which is used primarily for a bus terminal, surface parking and the Taj Entertainment Complex, as well as the Steel Pier and a warehouse complex. During 1993, 1994 and 1995, lease obligations to Realty Corp. for these facilities were approximately $3.3 million per year. On April 17, 1996, in connection with the Taj Acquisition, Taj Associates purchased the Specified Parcels from Realty Corp. and the lease and related obligations were terminated.

    On October 4, 1991, Taj Associates entered into a guarantee with First Fidelity Bank, National Association (now known as First Union National Bank) ("First Fidelity") of the performance by Realty Corp. of its obligations under a loan of approximately $78 million owing to First Fidelity (the "First Fidelity Loan"), which loan was secured by a mortgage on the Specified Parcels. Such guarantee was limited to any deficiency in the amount owed under the First Fidelity Loan when due, up to a maximum of $30 million. In connection with the purchase of the Specified Parcels, Realty Corp.'s obligations to First Fidelity under the First Fidelity Loan were satisfied and First Fidelity, among other things, released Taj Associates from the guarantee.

    Taj Associates and Trump were parties to the Taj Services Agreement, which became effective in April 1991, and which provided that Trump would render to Taj Associates marketing, advertising, promotional and related services with respect to the business operations of Taj Associates through December 31, 1999. In consideration for the services to be rendered, Taj Associates paid an annual fee (the "Annual Fee") equal to 1% of Taj Associates' earnings before interest, taxes and depreciation less capital expenditures for such year, with a minimum base fee of $500,000 per annum. During the year 1995, and the period from January 1, 1996 to April 17, 1996, Trump earned approximately $1.7 million and $0.4 million, respectively, in respect of the Annual Fee, including amounts paid to a third party pursuant to an assignment agreement. In addition, during the year 1995, and the period from January 1, 1996 to April 17, 1996, Taj Associates reimbursed Trump $261,000 and $148,000, respectively, for expenses pursuant to the Taj Services Agreement. Taj Associates agreed to indemnify Trump from and against any licensing fees arising out of his performance of the Taj Services Agreement, and against any liability arising out of his performance of the Taj Services Agreement, other than that due to his gross negligence or willful misconduct. The Taj Services Agreement was terminated upon consummation of the Taj Acquisition on April 17, 1996.

    On April 1, 1991, in connection with the Taj Services Agreement, Taj Associates and Trump entered into an Amended and Restated License Agreement (the "Taj License Agreement") which amended and restated an earlier license agreement between the parties. Pursuant to the Taj License Agreement, Taj Associates had the non-exclusive right to use the name and likeness of Trump, and the exclusive right to use the name and related marks and designs of the Taj Mahal (collectively, the "Taj Marks"), in its advertising, marketing and promotional activities through December 31, 1999. Upon consummation of the Taj Acquisition, the Taj License Agreement was terminated and the Taj Marks were licensed to THCR under the License Agreement.

    OTHER RELATIONSHIPS. The Commission requires registrants to disclose the existence of any other corporation in which both (i) an executive officer of the registrant serves on the board of directors and/or compensation committee, and
(ii) a director of the registrant serves as an executive officer. Messrs. Ribis, Pickus and Burke, executive officers of THCR, have served on the boards of directors of other entities in which members of the Board of Directors of THCR (namely, Messrs. Trump and Ribis) served and continue to serve as executive officers. Management believes that such relationships have not affected the compensation decisions made by the Board of Directors of THCR in the last fiscal year.

    Trump serves on the Board of Directors of TACC, a general partner of Plaza Associates, of which Messrs. Trump, Ribis and Pickus are executive officers. Messrs. Trump and Ribis also serve on the Board of Directors of Trump AC Holding, of which Messrs. Trump, Ribis and Burke are also executive officers. Mr. Trump is the sole director of TACC, of which Messrs. Trump, Ribis and Pickus are executive officers. Trump is not compensated by such entities for serving as an executive officer, however, he has entered into a personal services agreement with Plaza Associates and THCR. Messrs. Ribis and Burke are not compensated by the foregoing entities, however, they are compensated by Plaza Associates for their service as executive officers.

    Messrs. Ribis, Pickus and Burke serve on the Board of Directors of THCR Holding Corp., which held, prior to April 17, 1996, an indirect equity interest in Taj Associates, of which Mr. Trump is an executive officer. Such persons also serve on the Board of Directors of THCR/LP, the former managing general partner of Taj Associates, of which Messrs. Trump and Ribis are executive officers. Mr. Ribis is compensated by Taj Associates for his services as its Chief Executive Officer. See "--Employment Agreements."

    Mr. Ribis also serves on the Board of Directors of Realty Corp., which, prior to the Taj Acquisition, leased certain real property to Taj Associates, of which Trump is an executive officer. Trump, however, does not receive any compensation for serving as an executive officer of Realty Corp.

    Messrs. Ribis, Pickus and Burke are members of the Board of Partner Representatives of Castle Associates and members of the Board of Directors of TCHI, the general partner of Castle Associates of which Messrs. Ribis, Pickus and Burke are executive officers. In addition, Trump is the sole director and an officer of Castle Funding. Messrs. Ribis, Pickus and Burke received no compensation from these entities other than from Castle Associates for their services as executive officers. Trump is not compensated by these entities other than pursuant to the Castle Services Agreement.

    Messrs. Trump and Ribis serve on the Board of Directors of THCR, of which Trump is Chairman of the Board. Messrs. Ribis, Pickus and Burke are executive officers of THCR and are compensated for their services by THCR.

    John Barry, Trump's brother-in-law, is a partner of Barry & McMoran, a New Jersey law firm which provides, from time to time, legal services to Plaza Associates and Taj Associates.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Affiliate party transactions are governed by the provisions of the TAC I
Note Indenture, the Note Indenture and the TAC II Note Indenture which provisions generally require that such transactions be on terms as favorable as would be obtainable from an unaffiliated party, and require the approval of a majority of the independent directors of Trump AC Funding, Funding II or Funding III, as applicable.

    Trump, Ribis and certain affiliates have engaged in certain related party transactions with respect to THCR and its subsidiaries. See "Management--Executive Compensation--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions--Plaza Associates," "Management--Executive Compensation--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions--Taj Associates" and "Management--Executive Compensation--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions--Other Relationships."

    Plaza Associates and Taj Associates have joint insurance coverage with Castle Associates and other entities affiliated with Trump, for which the annual premiums paid by Plaza Associates and Taj Associates were approximately $3.1 million for the year ended December 31, 1996.

    Plaza Associates leased portions of its Egg Harbor Parcel to Castle Associates. Lease payments by Castle Associates to Plaza Associates totaled $5,000 in 1996.

    INDEMNIFICATION AGREEMENTS. In addition to the indemnification provisions in THCR's and its subsidiaries' employment agreements (see "Executive Compensation--Employment Agreements"), certain former and current directors of Plaza Funding entered into separate indemnification agreements in May 1992 with Plaza Associates pursuant to which such persons are afforded the full benefits of the indemnification provisions of the partnership agreement governing Plaza Associates. Plaza Associates also entered into an indemnification trust agreement in November 1992 with Midlantic (the "Indemnification Trustee") pursuant to which the sum of $100,000 was deposited by Plaza Associates with the Indemnification Trustee for the benefit of the directors of Plaza Funding and certain former directors of Trump Plaza GP to provide a source for indemnification for such persons if Plaza Associates, Plaza Funding or Trump Plaza GP, as the case may be, fails to immediately honor a demand for indemnification by such persons. The indemnification agreements with the directors of Plaza Funding and directors of Trump Plaza GP were amended in June 1993 to provide, among other things, that Plaza Associates would maintain directors' and officers' insurance covering such persons during the ten-year term (subject to extension) of the indemnification agreements; PROVIDED, HOWEVER, that if such insurance would not be available on a commercially practicable basis, Plaza Associates could, in lieu of obtaining such insurance, annually deposit an amount in a trust fund equal to $500,000 for the benefit of such directors; PROVIDED FURTHER that deposits relating to the failure to obtain such insurance shall not exceed $2.5 million. Such directors are covered by directors' and officers' insurance maintained by Plaza Associates.

    In connection with the Taj Acquisition, Trump AC has agreed to provide to the former officers and Directors of THCR Holding Corp. and THCR/LP (the "Taj Indemnified Parties"), including Messrs. Ribis, Pickus and Burke, indemnification as provided in the THCR's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws until April 17, 2002. In addition, THCR agreed, and agreed to cause THCR Holding Corp. and THCR/LP to agree, that until April 17, 2002, unless otherwise required by law, the Certificate of Incorporation and By-Laws of THCR Holding Corp. and THCR/LP shall not be amended, repealed or modified to reduce or limit the rights of indemnity afforded to the former directors, officers and employees of THCR Holding Corp. and THCR/LP or the ability of THCR Holding Corp. or THCR/LP to indemnify such persons, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. In addition, Trump AC has also agreed to purchase and maintain in effect, until April 17, 2002, directors' and officers' liability insurance policies covering the Taj Indemnified Parties on terms no less favorable than the terms of the then current insurance policies' coverage or, if such directors' and officers' liability insurance is unavailable for an amount no greater than 150% of the premium paid by THCR Holding Corp. (on an annualized basis) for directors' and officers' liability insurance during the period from January 1, 1996, to April 17, 1996, Trump AC has agreed to obtain as much insurance as can be obtained for a premium not in excess (on an annualized basis) of such amount.

                                STOCK OWNERSHIP

    The general partners of Trump AC are THCR Holdings, a Delaware limited partnership, and Trump AC Holding, a Delaware corporation wholly owned by THCR Holdings. THCR Holdings is a Delaware limited partnership which is owned approximately 61.8% by THCR as both a general and limited partner, and approximately 38.2% by Trump. Funding II and Funding III are wholly owned subsidiaries of Trump AC.

                       DESCRIPTION OF OTHER INDEBTEDNESS

    TAC I NOTES. As a part of the Taj Acquisition, Trump AC and Trump AC Funding issued the TAC I Notes, which mature on May 1, 2006. The TAC I Notes include restrictive covenants prohibiting or limiting, among other things, the sale of assets, the making of acquisitions and other investments, capital expenditures, the incurrence of additional debt and liens and the payment of dividends and distributions. Non-compliance could result in the acceleration of such indebtedness.

    TAC II NOTES. Concurrent with the Initial Offering, Trump AC and Funding II, a wholly owned subsidiary of Trump AC, offered $75,000,000 aggregate principal amount of TAC II Notes in the Concurrent Initial Offering. The TAC II Notes include restrictive covenants prohibiting or limiting, among other things, the sale of assets, the making of acquisitions and other investments, capital expenditures, the incurrence of additional debt and liens and the payment of dividends and distributions. Non-compliance could result in the acceleration of such indebtedness.

    PLAZA NOTES. An aggregate of $330 million of the Plaza Notes of Plaza Funding were retired in connection with the Taj Acquisition. The Plaza Notes were issued by Plaza Funding, with Plaza Associates providing a full and unconditional guaranty thereof. The Plaza Notes were retired through repurchase and defeasance and Plaza Funding and Plaza Associates were released from their obligations under all financial and negative covenants and certain other provisions contained in the Plaza Note Indenture, and the Plaza Note Security (as defined in the Plaza Note Indenture) was released against the deposit of cash or U.S. government obligations in an amount sufficient to effect the redemption on June 15, 1998 of all of the Plaza Notes so defeased, at a redemption price of 105% of the principal amount thereof, together with accrued and unpaid interest to such date. Additionally, Plaza Funding irrevocably instructed the Plaza Note Trustee to provide notice of such redemption not less than 30 or more than 60 days prior to June 15, 1998.

    OTHER INDEBTEDNESS. In addition to the foregoing, Trump AC's long-term indebtedness includes approximately $13.7 million of indebtedness, including, as of December 31, 1996, approximately $5.0 million due under outstanding mortgage notes described above.

                            DESCRIPTION OF THE NOTES

    Set forth below is a summary of certain provisions of the Notes. The Notes were issued pursuant to the Note Indenture, dated as of December 10, 1997, by and among Trump AC and Funding III, as joint and several obligors; Taj Associates, Plaza Associates, TACC, TCS and Trump Communications, as guarantors; and U.S. Bank National Association, formerly known as First Bank National Association, as Trustee. The following summaries of certain provisions of the
Note Indenture and related documents are summaries only, do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Note Indenture and exhibits thereto. Wherever particular provisions of the Note Indenture or related documents are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.

GENERAL

    The Notes are senior obligations of the Issuers, limited in aggregate principal amount to $25.0 million and secured as set forth under "--Security for the Notes" below. The Notes are guaranteed on a senior basis by Trump AC's existing Subsidiaries, Plaza Associates, Taj Associates, TACC, TCS and Trump Communications, and by each future Subsidiary of Trump AC, other than Trump AC Funding, which is one of the issuers of the TAC I Notes, Funding II, which is one of the issuers of the TAC II Notes, and Funding III, which is one of the Issuers. The term "Subsidiary," however, does not include Unrestricted Subsidiaries. At September 30, 1997, after giving pro forma effect to the Initial Offering and the Concurrent Initial Offering, Trump AC's consolidated outstanding indebtedness for borrowed money would have totaled approximately $1.31 billion, consisting of $1.2 billion of TAC I Notes, $75.0 million of TAC II Notes, $25.0 million of Notes, approximately $5.0 million of other senior indebtedness and approximately $8.7 million of other indebtedness. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Notes are non-recourse to the partners of Trump AC. See "--No Personal Liability of Partners, Stockholders, Officers, Directors; Non-recourse" below.

    The Notes mature on May 1, 2006. The Notes bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on May 1 and November 1 of each year, commencing May 1, 1998, to the persons in whose names such Notes are registered at the close of business on the April 15 or October 15 immediately preceding such interest payment date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

    The Trustee is initially acting as paying agent ("Paying Agent") and registrar ("Registrar"). The Issuers may change the Paying Agent or Registrar without prior notice to Holders of the Notes. Unless a Default or Event of Default has occurred and is continuing, the Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.

    Principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes is payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Issuers maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. No service charge will be made for any registration of transfer, exchange or redemption of Notes, but the Issuers may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Issuers, the Issuers' office or agency will be the corporate trust office of the Trustee presently located in the Borough of Manhattan, The City of New York.

SECURITY FOR THE NOTES

    The obligations of the Issuers with respect to the Notes are being secured, on a PARI PASSU basis with the TAC I Notes and the TAC II Notes, by one or more mortgages and assignments of leases and rents (collectively, the "Mortgage"), which will encumber Plaza Associates' and Taj Associates' respective interests in the Casino Hotels, any additions and improvements constructed thereon and the interest of Plaza Associates and Taj Associates in furniture, furnishings, fixtures, machinery and equipment at any time forming a part thereof, or used in connection therewith, and substantially all of the other assets of Plaza Associates and Taj Associates, except as described below (collectively the "Collateral"). The Mortgage represents a first lien and security interest on Plaza Associates' and Taj Associates' interests in the Casino Hotels and such other assets (subject to certain Superior Mortgages, the associated Indebtedness of which aggregated approximately $5.0 million principal amount as of December 31, 1996, and ranking PARI PASSU with the liens on such assets securing the TAC I Notes and the TAC II Notes). See "-- The Mortgage" below. Certain of the assets of the Guarantors not covered by the Mortgage have also been assigned to the Collateral Agent under the Collateral Agency Agreement as security for the Notes pursuant to other agreements. The holders of the TAC I Notes and (with respect to Collateral of Plaza Associates and Taj Associates) the TAC II Notes also have a security interest in the Collateral on an equal and ratable basis with the Notes pursuant to the terms of the Collateral Agency Agreement. Subject to certain limited exceptions, all Equity Interests owned by the Issuers and their Subsidiaries, including without limitation 100% of the Equity Interests of Plaza Associates and Taj Associates, are required to be pledged exclusively as security for THCR Holdings' obligations under the Senior Note Indenture and therefore are not included in the Collateral. Although distributions by the Issuers and the Guarantors, directly or indirectly, to THCR Holdings are restricted by the terms of the Note Indenture, upon an "event of default" under the Senior Note pledge, distributions by a Guarantor on its equity interests (but not on Indebtedness owed to Trump AC) would become property of the Senior Notes trustee to the extent such distributions would be permitted to be paid to THCR Holdings under the Note Indenture.

    The Note Indenture contains certain covenants limiting the ability of Trump AC and its Subsidiaries to incur Indebtedness. The lien and security interest of the Mortgage is subordinated to security interests in furniture, fixtures and equipment acquired by Plaza Associates or Taj Associates that may be granted in connection with the acquisition of such assets. If any agreement granting such security interest in respect of existing or acquired furniture, fixtures and equipment prohibits subordinate liens, the property in question will not be included in the Collateral. As a result, such assets are available to pay Obligations in respect of the Notes, if at all, only after such secured Indebtedness has been paid in full. Cash and Cash Equivalents held by Plaza Associates or Taj Associates (other than proceeds from Collateral) are generally not included within the Collateral. In addition, certain of Plaza Associates' and Taj Associates' intangible assets that may be significant to its operations, such as computer software licenses, are by their terms not assignable and, accordingly, are not included in the property subject to the Mortgage.

    Following an Event of Default, the Collateral Agent, if so instructed by holders of at least a majority in aggregate principal amount of Indebtedness then secured pursuant to the Collateral Agency Agreement, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The ability of the Holders of the Notes to operate the casino facilities of the Casino Hotels after any foreclosure on the Collateral is subject to (x) restrictions under the Casino Control Act, including the approval of the CCC and (y) such other restrictions as may be applicable under the laws of other jurisdictions. See "Business--Gaming and Other Laws and Regulations." If the Trustee or Collateral Agent takes possession of or otherwise acquires either of the Casino Hotels, it would be required to obtain a license under the Casino Control Act to operate the casino facilities of the Casino Hotels and an entity licensed under the Casino Control Act would be required to be retained to operate such casino facilities. Because potential bidders must satisfy licensing requirements, the number of potential bidders in a foreclosure sale will be less than in foreclosure of other types of facilities and such requirements may delay the sale of, and may adversely affect the sales price for, the Casino Hotels and other Collateral. In addition, the ability of the Collateral Agent to realize upon the Collateral may be subject to certain other bankruptcy law or fraudulent transfer limitations in the event of a bankruptcy. Enforcement of each of the terms of the Note Indenture, the Mortgage and the other documents and instruments executed in connection therewith is also subject to general principles of equity.

NOTE GUARANTEES

    The Issuers' obligations under the Notes, the Note Indenture and the Mortgage Documents are jointly and severally irrevocably and unconditionally guaranteed by the Guarantors. Each guarantee is a senior obligation of the respective Guarantor and secured by all of the Collateral of such Guarantor, subject to certain exceptions. See "--Security for the Notes" above. The obligations of each Guarantor under its guarantee and the Mortgage are limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "--Certain Bankruptcy Limitations" below.

    The Note Indenture provides that no Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless (i) subject to the provisions of the following paragraph and certain other provisions of the Note Indenture, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture and supplemental Mortgage Documents in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior secured basis, all of such Guarantor's obligations under such Guarantor's guarantee, the Note Indenture and the Mortgage Documents on the terms set forth in the Note Indenture; (ii) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis, no Default or Event of Default shall have occurred or be continuing; and (iii) immediately after such transaction, the surviving Person holds all Permits required for operation of the business of, and such entity is controlled by a Person or entity (or has retained a Person or entity which is) experienced in, operating casino hotels or otherwise holds all Permits (including those required from Gaming Authorities) to operate its business.

    The Note Indenture further provides that in the event of a sale or other disposition of all of the Equity Interests of any Guarantor (including pursuant to a merger or consolidation) to any person other than a Guarantor, then such Guarantor may be released and relieved of any obligation under its guarantee; PROVIDED, that (x) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and (y) such Asset Sale and the application of the Net Cash Proceeds therefrom are in accordance with the applicable provisions of the Note Indenture, including without limitation the covenants "LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK, EVENT OF LOSS" and "LIMITATION ON MERGER, SALE OR CONSOLIDATION."

CERTAIN BANKRUPTCY LIMITATIONS

    The right of the Trustee to foreclose on the Collateral upon the occurrence of an Event of Default will likely be significantly impaired if a bankruptcy case under Title 11 of the Bankruptcy Code is commenced by or against any of the Issuers or Guarantors prior to such foreclosure. Once such a case is commenced, the Bankruptcy Code prohibits a secured creditor, such as the Trustee, from commencing or pursuing a foreclosure on its collateral without bankruptcy court approval. Moreover, the bankruptcy court may decline to grant such approval, even if the debtor is in default under the applicable debt instruments, if it concludes that there exists or that the debtor can provide "adequate protection" for the interest of such secured creditor. The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral, as of the commencement of the case, and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of foreclosure during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict, in the event of the bankruptcy of an Issuer or Guarantor, whether and for how long payments under the Notes would be delayed, whether or when the Trustee would be permitted to foreclose on the Collateral or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." See "Risk Factors--Fraudulent Transfer Considerations."

    Trump AC is a holding company, conducting all of its business through Subsidiaries, which have guaranteed or will guarantee the Issuers' Obligations with respect to the Notes. See "Risk Factors-- Holding Company Structure." Holders of the Notes are direct creditors of each Guarantor by virtue of its guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its guarantee, and any security interest granted to secure such guarantee, may be subject to review and avoidance under state or federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred and such security interests granted for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the Initial Offering. See "Risk Factors--Fraudulent Transfer Considerations."

    If the obligations of a Guarantor under its guarantee and any security interests granted to secure such guarantee were avoided, Holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes. Equity Interests in Subsidiaries and certain other assets are not included in the Collateral. See "--Security for the Notes" above.

OPTIONAL REDEMPTION

    Except as indicated in the next succeeding paragraph, the Issuers do not have the right to redeem any Notes prior to May 1, 2001. The Notes will be redeemable at the option of the Issuers, in whole or in part, at any time on or after May 1, 2001, upon not less than 30 nor more than 60 days' notice, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing May 1 of the years indicated below, in each case (subject to the right of Holders of record on a record date to receive interest due (and the corresponding Liquidated Damages due, if any) on an interest payment date that is on or prior to such redemption date) together with accrued and unpaid interest (and Liquidated Damages, if any) thereon to the redemption date:

                                                                                   REDEMPTION
12-MONTH PERIOD BEGINNING MAY 1,                                                      PRICE
---------------------------------------------------------------------------------  -----------
2001.............................................................................     105.625%
2002.............................................................................     103.750%
2003.............................................................................     101.875%
2004 and thereafter..............................................................     100.000%

    The Notes of a particular Holder will also be redeemable, in whole or in part, at any time upon not less than 30 nor more than 60 days' prior notice (or such earlier date as may be required by any Gaming Authority) at 100% of the principal amount thereof, together with accrued and unpaid interest (and Liquidated Damages, if any) through the date on which such Holder receives notice of disqualification (or such lesser amount as may be required by applicable law or by order of any Gaming Authority), pursuant to a Required Regulatory Redemption. See "--Gaming Laws."

    In the event of a redemption of less than all of the Notes issued pursuant to the Note Indenture (other than a Required Regulatory Redemption), Notes will be chosen for redemption by the Trustee as provided in the Note Indenture, but, in general, pro rata or by lot. On and after the redemption date, interest ceases to accrue on such Notes or portions thereof called for redemption unless the Issuers default in the payment therefor. If a Note is redeemed subsequent to an interest record date but on or prior to the related interest payment date, then any accrued interest (and Liquidated Damages, if any) will be paid to the person in whose name such Note is registered at the close of business on such record date.

    The Notes do not have the benefit of any sinking fund.

    Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days (unless another notice period shall be required by applicable law or by order of any Gaming Authority) prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued.

CERTAIN COVENANTS

    REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

    The Note Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by Trump AC (the "Change of Control Offer"), to require Trump AC to repurchase all or any part of such Holder's Notes (PROVIDED, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 75 days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued interest (and Liquidated Damages, if any) to the Change of Control Purchase Date. The Change of Control Offer shall be made within 30 days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, Trump AC shall purchase all Notes properly tendered in response to the Change of Control Offer. If required by applicable law, the Change of Control Purchase Date and the Change of Control Offer Period may be extended as so required; however, if so extended, it shall nevertheless constitute an Event of Default if the Change of Control Purchase Date does not occur within 90 days of the Change of Control.

    As used herein, a "Change of Control" means any of the following events:

        (i) THCR Holdings ceases to be the "beneficial owner," directly or indirectly, of 100% of the Equity Interests of Trump AC;

        (ii) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of THCR Holdings or THCR, on a Consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Permitted Holder, or if applicable in the case of THCR Holdings, THCR, becomes the "beneficial owner" (as defined), directly or indirectly, of more than 35% of the total voting power of the Voting Stock (as defined) of the transferee unless the Permitted Holder (as defined) "beneficially owns" (as so defined), directly or indirectly, in the aggregate a greater percentage of the total voting power of the Voting Stock of the transferee than such other person or group and has the right or ability by voting power, contract or otherwise to elect or designate a majority of the Board of Directors of THCR;

       (iii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Permitted Holder, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of THCR, or any successor thereto by merger, consolidation or otherwise, unless the Permitted Holder "beneficially owns" (as so defined), directly or indirectly, in the aggregate a greater percentage of the total voting power of the

    Voting Stock of THCR than such other person or group and has the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of THCR (for purposes of this definition, such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person "beneficially owns" (as so defined), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holder "beneficially owns" (as so defined), directly or indirectly, in the aggregate, a lesser percentage of the voting power of the Voting Stock of such parent corporation and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation); or

        (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of THCR or Funding III (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of THCR or Funding II, as applicable, is approved by the Permitted Holder or by a vote of the 66 2/3% of the directors of THCR or Funding III, as applicable, then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously so approved) have ceased for any reason to constitute a majority of the Board of Directors of THCR or Funding II, as applicable, then in office.

    On or before the Change of Control Purchase Date, Trump AC will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unpurchased portion of the Note or Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered to the Holder thereof. Trump AC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

    Notwithstanding anything herein to the contrary, the obligations of Trump AC to repurchase Notes pursuant to this covenant shall be subject to and conditioned upon (i) Trump AC's prior and complete compliance with the provisions of the TAC I Note Indenture and the TAC II Note Indenture pursuant to which holders of TAC I Notes and TAC II Notes may require Trump AC to repurchase their securities in the event of a Change of Control and (ii) the further condition that, after giving PRO FORMA effect to any repurchase of Notes pursuant to this covenant, there shall be no violation of the "LIMITATION ON RESTRICTED PAYMENTS" covenants contained in the TAC I Note Indenture and the TAC II Note Indenture.

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of THCR or THCR Holdings and, thus, the removal of incumbent management.

    The phrase "all or substantially all" of the assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of THCR Holdings or THCR has occurred. In addition, no assurances can be given that Trump AC will have adequate financial resources to acquire Notes tendered upon the occurrence of a Change of Control.

    Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws.

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL
     STOCK

    The Note Indenture provides that, except as set forth below in this covenant, Trump AC will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness). Notwithstanding the foregoing:

        (a) if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to, such incurrence of Indebtedness or Disqualified Capital Stock and
    (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of Trump AC for the Reference Period immediately preceding the Incurrence Date, after giving effect on a PRO FORMA basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1 for incurrences on or prior to November 1, 1998 and at least 2.25 to 1 for incurrences thereafter (the "Debt Incurrence Ratio"), then Trump AC may incur such Indebtedness or Disqualified Capital Stock, PROVIDED, that except in the case of Acquired Indebtedness, such Indebtedness incurred pursuant to this clause (a) has an Average Life to Stated Maturity that exceeds the remaining Average Life to Stated Maturity of the Notes and has a Stated Maturity for its final scheduled principal or (in the case of Disqualified Capital Stock) redemption payment, as applicable, later than the Stated Maturity for the final scheduled principal payment of the Notes;

        (b) Trump AC, Funding III and the Guarantors may incur Indebtedness evidenced by the Notes, the guarantees thereof and represented by the Note Indenture, and Trump AC, Funding II and the Guarantors may incur Indebtedness evidenced by the TAC II Notes, the guarantees in favor of the holders of such TAC II Notes and represented by the TAC II Note Indenture;

        (c) INTENTIONALLY LEFT BLANK;

        (d) Plaza Associates and Taj Associates may incur Indebtedness represented by F, F&E Financing Agreements and/or Capitalized Lease Obligations relating to after-acquired gaming or related equipment (or other after-acquired equipment necessary to conduct a Related Business and consistent in amount and nature with industry practices) of (or, in the case of Capitalized Lease Obligations, leased by) Plaza Associates or Taj Associates, as applicable, not to exceed (for Plaza Associates and Taj Associates, collectively) $50.0 million in aggregate principal amount outstanding at any time pursuant to this clause (d) (including, as if incurred hereunder, any Indebtedness outstanding under Section 5.11(d) of the TAC I Note Indenture as of the Issue Date and any Indebtedness issued to refinance, refund or replace such Indebtedness or any Indebtedness incurred under this clause (d));

        (e) INTENTIONALLY LEFT BLANK;

        (f) Trump AC, Plaza Associates and Taj Associates, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clauses (a) and (b) of this covenant or (except with respect to any Indebtedness incurred under Section 5.11(d) or 5.11(h) of the TAC I Note Indenture) which is outstanding on the Issue Date so long as such Refinancing Indebtedness is secured only by the assets (if any) that secured the Indebtedness so refinanced;

        (g) Trump AC, Plaza Associates, Taj Associates and their Subsidiaries may incur Permitted Indebtedness; and

        (h) Trump AC may incur Indebtedness in an aggregate amount outstanding at any time pursuant to this clause (h) (including, as if incurred hereunder, any Indebtedness outstanding under Section

    5.11(h) of the TAC I Note Indenture as of the Issue Date and any Indebtedness issued to refinance, replace or refund such Indebtedness or any Indebtedness incurred under this clause (h)) of up to $30.0 million.

    Indebtedness of any Person which is outstanding at the time such Person becomes a Subsidiary of Trump AC, including by designation, or is merged with or into or consolidated with Trump AC or a Subsidiary of Trump AC shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of Trump AC or is merged with or into or consolidated with Trump AC or a Subsidiary of Trump AC, as applicable. Except to the extent provided otherwise in the definition of Permitted Indebtedness, any Guarantor may guarantee Indebtedness of Trump AC or another Guarantor to the extent and at the time Trump AC or such other Guarantor incurs such Indebtedness in compliance with this covenant.

    LIMITATION ON RESTRICTED PAYMENTS

    The Note Indenture provides that Trump AC will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a PRO FORMA basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) Trump AC is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenant "LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK," or (3) the aggregate amount of all Restricted Payments made by Trump AC and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after April 17, 1996, would exceed the sum of (a) 50% of the aggregate Consolidated Net Income of Trump AC and its Consolidated Subsidiaries for the period (taken as one accounting period), commencing on the first day of the first fiscal quarter commencing prior to April 17, 1996, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (b) the aggregate Net Cash Proceeds received by Trump AC after April 17, 1996 and on or prior to the date of such proposed Restricted Payment from (i) the sale of its Qualified Capital Stock (other than (x) to a Subsidiary of Trump AC, (y) to the extent applied in connection with a Qualified Exchange and (z) in connection with the equity offering by THCR prior to or substantially concurrent with the issuance of the TAC I Notes on April 17, 1996, including the exercise of the underwriters' overallotment option, except for amounts Trump AC received therefrom (including by Capital Contribution) in excess of $270 million) or (ii) (without duplication) other Capital Contributions.

    The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit (v) (I) distributions by Trump AC pursuant to the terms of the Partnership Agreement as in effect on the Issue Date to THCR Holdings to the extent promptly distributed to and/or applied by THCR Holdings or THCR (A) to pay reasonable general and administrative expenses of such persons, including directors' fees and premiums for directors' and officers' liability insurance, which distributions shall not exceed $10.0 million in any consecutive four-quarter period, (B) to make indemnification payments as required by the Certificate of Incorporation of THCR as in effect on April 17, 1996 or (C) to effect redemption of any Equity Interest of THCR if (x) counsel to THCR delivers an opinion that failure to so redeem would subject THCR to an adverse action by a Gaming Authority (or, if applicable, a failure to act by a Gaming Authority that is adverse to THCR) and (y) THCR determines (as evidenced by a resolution of its Board of Directors delivered to the Trustee) that such adverse action (or, if applicable, such failure to act) would be likely to have a material adverse effect on THCR, and (II) distributions by Trump AC to THCR Holdings to the extent promptly distributed to and applied by THCR to pay any tax liability resulting from the distributions provided for in (I) above, as required by the Partnership Agreement, (w) distributions by Trump AC to THCR Holdings in an amount not to exceed (I) $50.0 million in the aggregate minus
(II) the aggregate amount of any Restricted Payments made pursuant to clause (w) of the second paragraph of the "LIMITATION ON RESTRICTED PAYMENTS" covenant contained in the TAC I Note Indenture on or prior to the Issue Date, to the extent applied by THCR Holdings, within 20 Business Days of receiving such distribution, to the next scheduled interest payment on the Senior Notes or any Refinancing Indebtedness with respect thereto (PROVIDED, that solely in the case of this clause (w), clause (1) of the immediately preceding paragraph will not prohibit a distribution hereunder except in the case of an Event of Default specified in clause (i) or (ii) of the first paragraph under "Events of Default and Remedies"), (x) a Qualified Exchange, (y) for so long as Trump AC is a partnership or substantially similar pass-through entity for Federal income tax purposes, cash distributions made by Trump AC to its Partners from time to time in amounts not to exceed the Permitted Tax Distributions, so long as the payments are made at the time permitted by the second sentence of the definition of Permitted Tax Distributions contained herein, or (z) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. In addition, the immediately preceding paragraph will not prohibit the purchase by Trump AC of the TAC I Notes substantially concurrent with a purchase by Trump AC of TAC II Notes pursuant to a change of control offer or an asset sale offer in accordance with the TAC II Note Indenture and the TAC I Note Indenture, respectively. The full amount of any Restricted Payment made pursuant to the foregoing clauses (v), (w), (y) and (z) of the second preceding sentence (but not pursuant to the immediately preceding sentence or to clause (x) of the second preceding sentence), however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

    LIMITATION ON LEASES

    The Note Indenture provides that Trump AC will not, nor will any of its Subsidiaries be permitted to, lease as tenant or subtenant real or personal property (except Permitted Leases), unless Trump AC's Consolidated Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period (and also after giving PRO FORMA effect to any such lease as if such lease was entered into at the beginning of such four-quarter period), would have been at least equal to the ratios set forth below for the applicable period during which such determination is being made:

PERIOD                                                                                RATIO
----------------------------------------------------------------------------------  ----------
First 24 months from and including April 17, 1996.................................  2.00 to 1
Thereafter........................................................................  2.25 to 1

    In giving effect to the lease as of such four full fiscal quarters, it will be assumed that the rent for such prior four fiscal quarters was the greater of the (i) average annualized rent over the term of such lease and (ii) rent payable for the first four fiscal quarters of such lease.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING
     SUBSIDIARIES

    The Note Indenture provides that Trump AC will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or otherwise cause or suffer to exist any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Trump AC to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, Trump AC or any Subsidiary of Trump AC, except (a) any restrictions, with respect to a Subsidiary that is not a Subsidiary on the date of the Note Indenture, in existence at the time such Person becomes a Subsidiary of Trump AC (but not created in connection with or in contemplation of such Person becoming a Subsidiary and not applicable to any Person, or property, asset or business, other than the Person, property, asset or business so acquired), (b) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary (which restrictions shall be for the benefit of the purchaser thereof and no other Person and apply only to the assets of the Subsidiary to be sold), (c) restrictions imposed by a Permitted Lien on the transfer of the respective assets subject thereto, (d) restrictions contained in the Note Indenture, the

TAC I Note Indenture, the TAC II Note Indenture and the Mortgage Documents, as the same may be amended from time to time in accordance with the terms thereof,
(e) restrictions imposed by Gaming Authorities on the payment of dividends by entities holding Gaming Licenses and (f) any restrictions existing under any agreement which refinances or replaces the agreements containing and restrictions in clause (a) or clause (d), PROVIDED, that the terms and conditions of any such agreement are not more restrictive than those under or pursuant to the agreement evidencing the Indebtedness refinanced.

    LIMITATION ON LIENS

    The Note Indenture provides that Trump AC will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired after the date of the Note Indenture or upon any income or profits therefrom.

    LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK; EVENT OF LOSS

    The Note Indenture provides that Trump AC will not, and will not permit any of its Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including, without limitation, upon any sale or other transfer or issuance of any Equity Interests of any Subsidiary or any sale and leaseback transaction, whether by Trump AC or a Subsidiary of Trump AC or through the issuance, sale or transfer of Equity Interests by a Subsidiary of Trump AC (an "Asset Sale"), unless (1)(a) within 210 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Notes in accordance with the terms of the Note Indenture or to the repurchase of the Notes pursuant to an irrevocable, unconditional cash offer by Trump AC (the "Asset Sale Offer") to repurchase Notes at a purchase price (the "Asset Sale Offer Price") of 100% of principal amount, plus accrued interest to the date of payment, made within 180 days of such Asset Sale and/or (b) within 180 days following such Asset Sale, the Asset Sale Offer Amount (less that portion of the Asset Sale Offer Amount applied as provided in clause (a) above or clause (c) below) is reinvested by Trump AC or its Subsidiaries to make replacements, improvements or additions to existing properties or new properties directly related to a Related Business and such reinvestment is made or committed to be made (such commitment to be established by (A) the purchase of a new property, the ground-breaking or the commencement of construction, in each case within 180 days of such Asset Sale or (B) promptly placing the Net Cash Proceeds in a Restricted Funds Account, PROVIDED, that such Net Cash Proceeds are invested as aforesaid in existing properties or new properties within 365 days of being placed in such Restricted Funds Account) and PROVIDED FURTHER, that in the case of any Asset Sale involving all or substantially all of (x) the Capital Stock of a Subsidiary, the assets of which constitute all or substantially all of either Casino Hotel (or both) or (y) the assets of either Casino Hotel (or both) (a "Casino Sale"), such Net Cash Proceeds must be used to make an Asset Sale Offer in accordance with clause
(l)(a), and not reinvested under clause (l)(b), and/or (c) within 180 days following such Asset Sale, the Asset Sale Offer Amount (less that portion of the Asset Sale Offer Amount applied as provided in clause (a) or (b) above) is applied to the redemption or repurchase of the TAC I Notes and/or the TAC II Notes in accordance with the TAC I Note Indenture and the TAC II Note Indenture, respectively, (2) with respect to any Asset Sale or related series of Asset Sales involving securities, property or assets with an aggregate fair market value in excess of $5.0 million, at least 75% (or 90%, in the case of a Casino
Sale) of the consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents (treating for this purpose as cash or Cash Equivalents (A) property that promptly after such Asset Sale is converted into cash or Cash Equivalents and (B) except in the case of a Casino Sale, any senior Indebtedness that secured the subject assets that are assumed by the transferee in such Asset Sale), (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a PRO FORMA basis, to, such Asset Sale, and (4) Trump AC determines in good faith that Trump AC or such Subsidiary, as applicable, receives fair market value for such Asset Sale. For purposes of this covenant with respect to the application of the Net

Cash Proceeds thereof, the receipt by Trump AC or any of its Subsidiaries of proceeds due to an Event of Loss shall constitute an Asset Sale. All Net Cash Proceeds from an Event of Loss shall be reinvested or used to repurchase Notes, all within the applicable period and as otherwise provided above in clause (1) of the first paragraph of this covenant.

    The Note Indenture provides that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (1) above (the "Excess Proceeds") exceeds $15.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, Trump AC shall apply the Asset Sale Offer Amount plus an amount equal to accrued interest to the purchase of all Notes tendered (on a PRO RATA basis if the Asset Sale Offer Amount is insufficient to purchase all Notes so tendered) at the Asset Sale Offer Price (together with accrued interest).

    Notwithstanding anything herein to the contrary, the obligations of Trump AC to repurchase Notes pursuant to this covenant shall be subject to and conditioned upon (i) Trump AC's prior and complete compliance with the provisions of the TAC I Note Indenture and the TAC II Note Indenture limiting asset sales, and the availability of Net Cash Proceeds from any Asset Sale following such compliance, and (ii) the further condition that, after giving PRO FORMA effect to any repurchase of Notes pursuant to this covenant, there shall be no violation of the "LIMITATION ON RESTRICTED PAYMENTS" covenants contained in the TAC I Note Indenture and the TAC II Note Indenture.

    Notwithstanding the foregoing:

        (i) Trump AC and its Subsidiaries may, without complying with the foregoing, in the ordinary course of business for the casino industry, convey, sell, lease, transfer, assign or otherwise dispose of assets acquired and held for resale in the ordinary course of business;

        (ii) other than a Casino Sale, Trump AC and its Subsidiaries may, without complying with the foregoing, convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Note Indenture;

       (iii) Trump AC and its Subsidiaries may, without complying with the foregoing, convey, sell, lease, transfer, assign or otherwise dispose of three warehouses and related facilities (the Egg Harbor Parcel, the Pleasantville Warehouse and the Realty Warehouse) in exchange for any type of consideration so long as Trump AC determines in good faith that Trump AC or such Subsidiary, as applicable, receives fair market value;

        (iv) Trump AC and its Subsidiaries may, without complying with the foregoing, convey, sell, transfer, assign or otherwise dispose of assets to Trump AC or any Subsidiaries of Trump AC; and

        (v) Trump AC and its Subsidiaries may, without complying with the foregoing, sell or dispose of, free from the Liens under the Mortgage Documents, any tangible personal property which, in Trump AC's reasonable opinion, may have become obsolete or unfit for use or which is no longer necessary in the conduct of its businesses.

Notwithstanding the foregoing, Trump AC will not, and will not permit any of its Subsidiaries to, directly or indirectly make any Asset Sale of any of the Equity Interests of such Subsidiary except pursuant to an Asset Sale of all the Equity Interests of such Subsidiary.

    In addition, if the amount required to acquire all Notes tendered by Holders pursuant to the Asset Sale Offer (the "Acceptance Amount") is less than the Asset Sale Offer Amount, the excess of the Asset Sale Offer Amount over the Acceptance Amount may be used by Trump AC and its Subsidiaries for general corporate or partnership purposes without restriction, other than dividends, repurchases or other distributions in respect of Equity Interests, and unless otherwise restricted by the other provisions of the Note Indenture. Upon consummation of any Asset Sale Offer, the Asset Sale Offer Amount will be reduced to zero.

    Any Asset Sale Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Note Indenture provides that Trump AC will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, or suffer to exist any contract, agreement, arrangement, understanding or transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of Trump AC (other than a Wholly owned Subsidiary of Trump AC) unless (a) such transaction or series of related transactions is on terms that are no less favorable to Trump AC or such Subsidiary, as the case may be, than would be available at the time of such transaction or transactions in a comparable transaction in arm's-length dealings with an unaffiliated third party and, with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than (x) $2.0 million, such transaction or series of related transactions is approved by a majority of the Independent Directors of the Board of Directors of Funding III, or (y) $10.0 million, prior to the consummation of such transaction or series of related transactions, Trump AC also obtains a written favorable opinion as to the fairness thereof to Trump AC from a financial point of view from an independent investment banking firm of national reputation, and (b) Trump AC delivers an officers' certificate to the Trustee certifying that such transaction or transactions comply with clause (a) above. The foregoing restriction will not apply to (1) pro rata dividends or distributions paid in cash on any class of Equity Interests and not prohibited under "LIMITATION ON RESTRICTED PAYMENTS," (2) the Partnership Agreement as in effect on April 17, 1996 or (3) the arrangements, as in effect on April 17, 1996, which are described under the caption "Certain Transactions" in the prospectus dated April 11, 1996 in connection with the offering of the TAC I Notes.

    Funding III will maintain at least two Independent Directors on its Board of Directors.

    LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Note Indenture provides that neither of the Issuers may consolidate with, merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise, dispose of all or substantially all of its properties and assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to any Person or group of affiliated Persons or permit any of Trump AC's Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a transfer of all or substantially all of the assets of Trump AC on a Consolidated basis or, Funding III, as applicable, to any other Person, unless, among other things: (a) Trump AC or Funding III, as applicable, shall be the continuing Person, or the Person (if other than Trump AC or Funding III) formed by such consolidation or into which Trump AC or Funding III is merged or to which the properties and assets of Trump AC or Funding III are transferred (the "Surviving Entity") shall be a partnership or corporation, in the case of Trump AC, and a corporation, in the case of Funding III, duly organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, all of the obligations of Trump AC or Funding III, as applicable, under the Notes and the Note Indenture, and the Note Indenture shall remain in full force and effect; (b) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis, no Event of Default or Default shall have occurred and be continuing; (c) immediately after giving effect to such transaction on a PRO FORMA basis, the Consolidated Net Worth of Trump AC or the Surviving Entity, as applicable, is at least equal to the Consolidated Net Worth of Trump AC immediately prior to such transaction or series of transactions; (d) immediately before and after giving effect to such transaction on a PRO FORMA basis, Trump AC or the Surviving Entity, as applicable, could incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in paragraph (a) of the covenant "LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK"; and (e) immediately after such transaction, such Issuer or the Surviving Entity, as applicable, holds all Permits required for operation of the business of, and such entity is controlled by a Person or entity (or has retained a Person or entity which is) experienced in, operating casino hotels or otherwise holds all Permits (including those required from Gaming Authorities) to operate its business. Funding III shall also deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that (a) such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the
Note Indenture and (b) the transaction shall not impair the rights and powers of the Trustee and Holders of the Notes thereunder.

    In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which Trump AC or Funding III, as applicable, is not the continuing Person, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, provisions of Trump AC or Funding III, as applicable, and Trump AC or Funding III shall in such case be discharged from all obligations and covenants and under the Note Indenture, the Notes and the Mortgage Documents.

    LIMITATION ON ACTIVITIES OF FUNDING III

    Funding III will not conduct any business (including having any Subsidiary) whatsoever, other than to comply with its obligations under the Note Indenture and the Notes and its obligations as a guarantor of the TAC I Notes under the TAC I Note Indenture. Funding III will not incur or otherwise become liable for any Indebtedness (other than the Notes, the TAC I Notes and any renewal, extension, substitution, refunding, refinancing or replacement thereof in accordance with the Note Indenture or the TAC I Note Indenture, as applicable) or make any Restricted Payments.

    RESTRICTION ON CERTAIN AGREEMENTS

    The Note Indenture provides that other than employment agreements in the ordinary course of business consistent with industry practice and approved by the compensation committee of Funding III, Trump AC will not, and will not permit any of its Subsidiaries to, enter into any management, services or consulting agreement with Trump or any Affiliate of Trump, other than the TPM Services Agreement; PROVIDED, that no Services Fee thereunder shall be paid (i) to any person other than Trump AC or a Subsidiary of Trump AC if the TPM Services Agreement is assigned or transferred by TPM and (ii) to TPM after expiration of the Super Puma Helicopter Lease. Trump AC will not, and will not permit its Subsidiaries to, pay any Services Fee under the TPM Services Agreement to TPM or pay or reimburse any expenses relating thereto if a Default or Event of Default has occurred and is continuing. The terms of the TPM Services Agreement shall not be amended to increase the amounts to be paid thereunder in the aggregate or on any particular date, or in any other manner which would be adverse to Trump AC or its Subsidiaries.

    MAINTENANCE OF INSURANCE

    The Note Indenture provides that Trump AC will, and will cause its Subsidiaries to, (a) obtain, prior to the Issue Date, mortgagee title insurance policies insuring a first mortgage lien on the real estate portion of the Collateral, as constituted on the Issue Date, subject to certain exceptions, in an amount not less than the principal amount of the Notes (for the benefit of all holders of Indebtedness secured pursuant to the Collateral Agency Agreement) and (b) from and at all times after the Issue Date until the Notes have been paid in full, have and maintain in effect insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty, and, with respect to insurance on the Collateral, shall have provided insurance certificates evidencing such insurance to the Collateral Agent prior to the Issue Date and shall thereafter provide such certificates prior to the anniversary or renewal date of each such policy referred to in this clause (b), which certificate shall expressly state the expiration date for each policy listed. All insurance with respect to the Collateral required under the Note Indenture (except worker's compensation) shall name the Issuers, Taj Associates, Plaza Associates and the Collateral Agent as additional insureds or loss payees, as the case may be, with losses in excess of $10.0 million payable jointly to the Issuers, Taj Associates, Plaza Associates and the Collateral Agent (unless a Default or Event of Default has occurred and is then continuing, in which case all losses are payable solely to the Collateral Agent), with no recourse against the Collateral Agent for the payment of premiums, deductibles, commissions or club calls, and for at least 30 days notice of cancellation. All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A- or higher and a financial size category of not less than X, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker.

    RESTRICTION ON SALE AND ISSUANCE OF SUBSIDIARY STOCK

    The Note Indenture provides that Trump AC will not sell, and will not permit any of its Subsidiaries to issue or sell, any shares of Equity Interests of any Subsidiary of Trump AC to any Person other than Trump AC or a Wholly owned Subsidiary of Trump AC, except that all of the Equity Interests of a Subsidiary may be sold if such Asset Sale complies with the other provisions of the Note Indenture, including the covenants "LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK; EVENT OF LOSS" and "LIMITATION ON MERGER, SALE OR CONSOLIDATION." See "--Note Guarantees" above.

    LIMITATION ON USE OF PROCEEDS FROM THE INITIAL OFFERING

    The Note Indenture provides that Trump AC and its Subsidiaries shall use the proceeds from the Offering (after deducting discounts and commissions and reasonable expenses of the Offering) only for working capital and other general corporate purposes at Trump AC and its Subsidiaries, and for no other purpose.

    FUTURE GUARANTORS

    The Note Indenture provides that all present and future Subsidiaries of Trump AC (other than Trump AC Funding, which is one of the issuers of the TAC I Notes, Funding II, which is one of the issuers of the TAC II Notes, and Funding III, which is one of the Issuers) jointly and severally will guarantee irrevocably and unconditionally all principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes on a senior basis.

    LIMITATION ON STATUS AS INVESTMENT COMPANY

    The Note Indenture prohibits Trump AC and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

REPORTS

    The Note Indenture provides that whether or not Trump AC or Funding III is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, each of Trump AC and Funding III will file with the SEC the annual reports, quarterly reports and other documents which each such Person would have been required to file with the SEC (to the extent permitted by applicable law) pursuant to such Section 13(a) or 15(d) if such Person were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which such Person would have been required so to file such documents if such Person were so subject. Each such Person will also, within 15 days of each Required Filing Date, (i) transmit by mail to all Holders, as their names and addresses appear in the Note Register, without cost to such Holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which each such Person would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if such Person were subject to such Sections, together with supplemental information in respect of summary financial data for each of the Casino Hotels at Trump AC's cost.

EVENTS OF DEFAULT AND REMEDIES

    The Note Indenture defines an Event of Default as, among other things, (i) the failure by the Issuers to pay any installment of interest (including any defaulted interest) or Liquidated Damages, if any, on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Issuers to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise, (iii) the failure by Trump AC or any of its Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Note Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding,
(iv) certain events of bankruptcy, insolvency or reorganization in respect of either or both of the Issuers or any of their Significant Subsidiaries, (v) a default in Indebtedness of either or both of the Issuers or any of their Subsidiaries with an aggregate principal amount in excess of $20.0 million, (vi) final unsatisfied judgments aggregating in excess of $20.0 million, at any one time rendered against either or both of the Issuers or any of their Subsidiaries and not stayed, bonded or discharged within 60 days, (vii) the revocation, suspension or involuntary loss of any Permit which results in the cessation of all or a substantial portion of the operations of either Casino Hotel for a period of more than 90 consecutive days, (viii) except as permitted by the Note Indenture and the Notes, the cessation of effectiveness of any guarantee of the Obligations in any material respect or the finding by any judicial proceeding that any such guarantee is unenforceable or invalid in any material respect or the denial or disaffirmation by any Guarantor in writing of its obligations under its guarantee or (ix) certain events of default relating to or under any of the Mortgage Documents. The Note Indenture provides that if a Default occurs and is continuing, the Trustee generally shall, within 90 days after the occurrence of such default, give to the Holders notice of such default.

    If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Issuers (and to the Trustee if given by Holders) (an "Acceleration Notice"), may, and the Trustee at the request of such Holders shall, declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (iv), above, occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The holders of a majority in aggregate principal amount of Notes (or such higher percentage as would be required to amend such provision) generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration, have been cured or waived.

    Prior to the declaration of acceleration of the maturity of the Notes, the holders of not less than specified percentages in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Note Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Note Indenture at the request, order or direction of any of the

Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Note Indenture and applicable law, the holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Note Indenture provides that the Issuers may, at their option and at any time within one year of the final Stated Maturity of the Notes, elect to have their Obligations and the Obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented, the Collateral will be released from the Liens in favor of the Notes and the Note Indenture shall cease to be of further effect as to all outstanding Notes and guarantees thereof, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest (and Liquidated Damages, if any) on such Notes when such payments are due from the trust funds; (ii) the Issuers' obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties and immunities of the Trustee, and the Issuers' obligations, in connection therewith; and (iv) the Legal Defeasance provisions of the Note Indenture. In addition, the Issuers may, at their option and at any time, elect to have the Obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, the Collateral will be released from the Liens in favor of the Notes and certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. Legal Tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Holders of Notes must have a valid, perfected, exclusive security interest in such trust;
(ii) in the case of the Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that (A) the Issuers have received from, or there has been published by the Service, a ruling or (B) since the date of the Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of the Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Note will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Note Indenture or any other material agreement or instrument to which Trump AC or any of its Subsidiaries is a party or by which Trump AC or any of its Subsidiaries is bound; (vi) the Issuers shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of such Notes over any other creditors of Trump AC or any of its Subsidiaries or with the intent of defeating, hindering, delaying or defrauding any other creditors of Trump AC, its Subsidiaries or others; and (vii) the Issuers shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

    If the funds deposited with the Trustee to effect the Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then the obligations of the Issuers under the Note Indenture will be revived, and no such Legal Defeasance or Covenant Defeasance will be deemed to have occurred.

AMENDMENTS AND SUPPLEMENTS

    The Note Indenture contains provisions permitting the Issuers, the Guarantors and the Trustee to enter into a supplemental indenture or to amend, modify or supplement the Notes or the Mortgage Documents for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Issuers, the Guarantors and the Trustee are permitted to amend or supplement the Note Indenture or any supplemental indenture, the Mortgage Documents, the Notes or modify the rights of the Holders; PROVIDED, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions of "--Optional Redemption" above in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Note Indenture or (iii) release any Collateral from the Liens created by the Mortgage Documents, except in accordance with the Note Indenture and such documents, or modify any of the waiver provisions (except to increase any required percentage or to provide that certain other provisions of the Note Indenture cannot be modified or waived); and PROVIDED FURTHER, that only the holders of not less than two-thirds in aggregate principal amount of the then outstanding Notes affected thereby (except, as set forth in the immediately preceding proviso clause) may modify the obligations of the Issuers to make and consummate a Change of Control Offer or modify any of the provisions or definitions with respect thereto. Amendments may be made to the Collateral Agency Agreement only with the consent of holders of at least a majority in aggregate principal amount of Indebtedness then secured pursuant thereto.

    The holders of the applicable percentages of aggregate principal amount outstanding of the Notes specified in the preceding paragraph may waive compliance with certain restrictive covenants and provisions of the Note Indenture and the Mortgage Documents.

GAMING LAWS

    In certain circumstances, Holders of the Notes may be required to qualify under the Casino Control Act as a financial source to Plaza Associates or Taj Associates and as holders of securities of the Issuers. See "Business--Gaming and Other Laws and Regulation." The Note Indenture provides that if the CCC requires that a Noteholder (whether the record or beneficial owner) qualify under the Casino Control Act and if such Holder does not so qualify, then such Holder must dispose of his interest in the Notes within 30 days after receipt of notice of such finding, or within such earlier time as the CCC may require, or the

Issuers may redeem such Notes. If any Holder is found unqualified by the CCC, it is unlawful for the Holder (i) to receive any interest upon the Notes, (ii) to exercise, directly or through any trustee or nominee any right conferred by the Notes or (iii) to receive any remuneration, in any form from any "Regulated Company" (including the Issuers, the Guarantors or the Trustee) for services rendered or otherwise. See "--Optional Redemption."

    The Note Indenture further requires the Trustee to report the names of all record Holders of the Notes to certain Gaming Authorities promptly after the initial issuance of the Notes and prior to the scheduled expiration date of the applicable casino license. The Note Indenture also requires the Trustee to provide to such Gaming Authorities copies of all written communications from the Trustee to the Holders, notice of any default under the Notes, certain other information concerning the Trustee's enforcement of rights under the Note Indenture and other matters respecting the security for the Notes.

TRUSTEE

    The Trustee is U.S. Bank National Association, formerly known as First Bank National Association, a national banking association. U.S. Bank National Association also serves as trustee for the TAC I Note Indenture, the TAC II Note Indenture, the Senior Note Indenture and the Plaza Note Indenture.

    The Note Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Note Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Note Indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS;
  NON-RECOURSE

    The Note Indenture provides that no direct or indirect stockholder, partner, employee, officer or director, as such, past, present or future of either of the Issuers, any Guarantor or any successor entity shall have any personal liability in respect of the obligations of the Issuers or any Guarantor under the Note Indenture or the Notes or the guarantees thereof by reason of his or its status as such stockholder, partner, employee, officer or director, except to the extent such person is an Issuer or Guarantor.

THE MORTGAGE

    The Notes are secured by the Mortgage in favor of the Collateral Agent for the benefit of the holders of the Notes, the TAC I Notes and the TAC II Notes, subject to the terms of the Collateral Agency Agreement. The Mortgage encumbers the Issuers' and the Guarantors' (collectively, the "Mortgagor") respective fee and leasehold interests in the Casino Hotels, any additions and improvements constructed thereon and the interest of the Issuers and the Guarantors in furniture, furnishings, fixtures, machinery and equipment at any time forming a part thereof, or used in connection therewith, and substantially all of the other assets of the Issuers and the Guarantors, except as described herein. The Mortgagor will have the right to sell, free and clear from the Lien of the Mortgage Documents, certain tangible personal property which has become obsolete or unfit for use or which is no longer necessary in the conduct of its businesses or the operation of the Collateral. See "--Security for the Notes."

    Enforceability of certain provisions of the Note Indenture, the guarantees in respect thereof and the Mortgage Documents may be limited by general principles of equity. In general, courts will not allow acceleration of mortgage indebtedness by reason of defaults or other circumstances which are not deemed material to the security of the holder of such indebtedness.

CERTAIN DEFINITIONS

    "ACQUIRED INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock of any Person (a) existing at the time such person becomes a Subsidiary of Trump AC, including by designation, or is merged or consolidated into or with Trump AC or one of its Subsidiaries or (b) assumed in connection with the Acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, consolidation or merger. Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary, including by designation, or the date of such merger or consolidation, as applicable.

    "ACQUISITION" means the purchase or other acquisition of any person or substantially all the assets of any person by any other person, whether by purchase, merger, consolidation or other transfer, and whether or not for consideration.

    "AFFILIATE" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 5% or more of such Person's Equity Interests or any officer or director of any such Person or other person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of (a) the product of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

    "BENEFICIAL OWNER" or "beneficial owner" for purposes of the definition of Change of Control has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

    "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "CAPITAL CONTRIBUTION" shall mean, with respect to any Person, that amount of money or the Fair Market Value of any Property (net of liabilities to which such Property is subject) irrevocably and unconditionally contributed to such Person in exchange for Qualified Equity Interests of such Person; PROVIDED, HOWEVER, that such term shall not include any such contribution of funds obtained from the proceeds of the equity offering by THCR prior to or substantially concurrent with the issuance of the TAC I Notes on April 17, 1996 (including proceeds from the exercise of the underwriters' overallotment option) except for such contributions of proceeds therefrom in excess of $270 million, less amounts received therefrom by Trump AC from the sale of its Qualified Capital Stock to THCR Holdings.

    "CAPITAL STOCK" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

    "CAPITALIZED LEASE OBLIGATION" of any Person means any obligation of such Person or its Subsidiaries on a Consolidated basis under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

    "CASH EQUIVALENT" means (a) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (b) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $300.0 million, and whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Ratings Service, a division of McGraw-Hill, Inc., or any successor rating agency, (c) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of Trump AC) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard & Poor's Ratings Service, a division of McGraw-Hill, Inc., or any successor rating agency and (d) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $300.0 million.

    "CASINO HOTELS" means collectively the (i) casino and hotel complex currently known as the "Trump Plaza Hotel and Casino" in Atlantic City, New Jersey and ancillary structures and facilities located on the premises and all furniture, fixtures and equipment at any time contained therein, in each case owned by or leased to Plaza Associates which are covered by the Lien of the Mortgage Documents and (ii) the casino and hotel complex currently known as the "Trump Taj Mahal Casino Resort" in Atlantic City, New Jersey and ancillary structures and facilities located on the premises and all furniture, fixtures and equipment at any time contained therein in each case owned by or leased to Taj Associates which are covered by the Lien of the Mortgage Documents.

    "CODE"  means the Internal Revenue Code of 1986, as amended.

    "COLLATERAL AGENCY AGREEMENT" means that agreement dated as of April 17, 1996 by and among the Issuers, Trump AC Funding, Funding II, the Guarantors, the Collateral Agent, the Trustee, the trustee under the TAC I Note Indenture and the trustee under the TAC II Note Indenture as well as such other persons as may be permitted to become parties thereunder pursuant to the terms thereof.

    "COLLATERAL AGENT" shall mean U.S. Bank National Association, as collateral agent under the Collateral Agency Agreement.

    "CONSOLIDATED COVERAGE RATIO" of any person on any date of determination (the "Transaction Date") means the ratio, on a PRO FORMA basis, of (a) the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; PROVIDED, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period,

(iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Fixed Charges of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a PRO FORMA basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap and Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

    "CONSOLIDATED EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period (determined, for purposes of this definition only, without taking into effect clause (x) of the last sentence of the definition thereof) adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) Consolidated income tax expense, (ii) Consolidated depreciation and amortization expense, PROVIDED, that consolidated depreciation and amortization of a Subsidiary than is a less than Wholly owned Subsidiary shall only be added to the extent of the equity interest of such person in such Subsidiary and (iii) Consolidated Fixed Charges, less the amount of all cash payments made by such person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period.

    "CONSOLIDATED FIXED CHARGES" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, (b) one-third of Consolidated Rental Payments for such period attributable to operating leases of such person and its Consolidated Subsidiaries, and (c) the amount of dividends accrued or payable by such person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such person to such person or such person's Wholly owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

    "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock), less all fees and expenses relating thereto, (b) the net income, if positive, of any person, other than a Consolidated Wholly owned Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a Consolidated Wholly owned Subsidiary of such person during such period, but in any case not in excess of such person's PRO RATA share of such person's net income for such period,

(c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary and (e) net gains or losses in respect of the redemption and repurchase, respectively, of
(i) the Taj Bonds, (ii) the Plaza Notes or (iii) the Plaza PIK Notes. To the extent not already reduced thereby, Consolidated Net Income of Trump AC for any period shall be reduced by the aggregate amount of (x) all Permitted Tax Distributions made during, or distributable in respect of, such period and (y) all payments made during such period pursuant to the TPM Services Agreement.

    "CONSOLIDATED NET WORTH" of any person at any date means, in the case of a partnership, such person's partners' capital and, in the case of a corporation, the aggregate Consolidated stockholders' equity of such person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of an asset of such person or a Consolidated Subsidiary of such person subsequent to the Issue Date, and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in persons that are not Subsidiaries.

    "CONSOLIDATED RENTAL PAYMENTS" of any Person means the aggregate rental obligations of such Person and its Consolidated Subsidiaries (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases), determined on a Consolidated basis in conformity with GAAP, payable in respect of such period under leases of real or personal property (net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease), whether or not such obligations are reflected as liabilities or commitments on a Consolidated balance sheet of such Person and its Subsidiaries or in the notes thereto, excluding, however, in any event, that portion of Consolidated Fixed Charges of such Person representing payments by such Person or any of its Consolidated Subsidiaries in respect of Capitalized Lease Obligations.

    "CONSOLIDATED SUBSIDIARY" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired), the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

    "CONSOLIDATION" means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP consistently applied. The term "Consolidated" shall have a similar meaning.

    "CRDA" means the New Jersey Casino Reinvestment Development Authority or any successor entity thereto.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DISQUALIFIED CAPITAL STOCK" means, with respect to any person, an Equity Interest of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event (other than the disqualification of the holder thereof by a Gaming Authority) or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) in whole or in part, on or prior to the final Stated Maturity of the Notes.

    "EQUITY INTEREST" of any Person means any shares, interests, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership interests in, such Person.

    "EVENT OF LOSS" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

    "EXCHANGE ACT"  means the Securities Exchange Act of 1934, as amended.

    "F,F&E FINANCING AGREEMENT" means an agreement which creates a Lien upon any after-acquired tangible personal property and/or other items constituting operating assets, which are financed, purchased or leased for the purpose of engaging in or developing a Related Business.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy and, with respect to any redemption of Notes pursuant to the applicable gaming laws, means (a) the last sales price regular way on the last trading day prior to the date of determination of such value on the largest national securities exchange (or, if said security is not listed on a national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ")) on which such Notes shall have traded on such trading day, or (b) if no such sales of such Notes occurred on such trading day, the mean between the "bid" and "asked" prices on such national securities exchange or as quoted on the National Market System of NASDAQ, as the case may be, on such last trading day, or (c) if the Notes are not listed or quoted on any national securities exchange or the National Market System of NASDAQ, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for the Notes have not been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any New York Stock Exchange member firm regularly making a market in the Notes, selected for such purpose by Funding III or (d) if none of clauses (a) through (c) are applicable, the fair market value of such Notes as of the date of determination as determined in such manner as shall be satisfactory to Funding III, which shall be entitled to rely for such purpose on the advice of any firm of investment bankers or securities dealers having familiarity with the Notes.

    "GAMING AUTHORITY" means the New Jersey Casino Control Commission, New Jersey Division of Gaming Enforcement or any other governmental agency which regulates gaming in a jurisdiction in which Trump AC or any of its Subsidiaries conducts gaming activities.

    "GAMING LICENSES" means every material license, material franchise, or other material authorization required to own, lease, operate or otherwise conduct or manage gaming in any state or jurisdiction where Trump AC or its Subsidiaries conduct business, and any applicable liquor licenses.

    "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession as in effect on the Issue Date.

    "GROUND LEASE" means the ground lease, as amended or supplemented in accordance with the Mortgage Documents, which expires on December 31, 2078, pursuant to which Plaza Associates is the current lessee and Plaza Hotel Management is the current lessor.

    "GUARANTEED DEBT" of any Person means, without duplication, all indebtedness of any other Person referred to in the definition of Indebtedness contained in this section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease, (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (d) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor, or (e) otherwise to assure a creditor against loss; PROVIDED, that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business, and PROVIDED, FURTHER, that the obligations of Plaza Associates pursuant to the TPM Services Agreement or the Ground Lease, in each case in effect on the Issue Date or as amended pursuant to terms substantially similar to the terms in effect on the Issue Date, shall not be deemed to be Guaranteed Debt of Plaza Associates.

    "IMPROVEMENTS" shall mean, with respect to either or both of the Casino Hotels, all improvements thereto, including any alteration thereof and the acquisition, construction of any additions related thereto (including adjacent property) or renovations thereof, including without limitation the construction or renovation of additional gaming space or facilities, hotel and restaurant facilities and parking facilities, with all landscaping and other off- and on-site work related thereto.

    "INDEBTEDNESS" means, with respect to any Person, without duplication, (a) all liabilities and obligations, contingent and otherwise, of such Person for borrowed money or representing the balance deferred and unpaid of the purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities or in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Equity Interest of such Person, or any warrants, rights or options to acquire such Equity Interest, now or hereafter outstanding, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) every obligation of such Person issued as payment in consideration of the purchase by such Person or an Affiliate of such Person of the Equity Interest or all or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or an Affiliate of such Person, was a party, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables and other accrued current liabilities arising in the ordinary course of business, (e) all obligations under Interest Swap and Hedging Obligations of such Person, (f) all Capitalized Lease Obligations of such Person, (g) all Indebtedness referred to in clauses (a) through (f) above of other Persons and all dividends of other Persons, the payment of which are secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (h) all Guaranteed Debt of such Person and (i) all Disqualified Capital Stock of such Person (valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Note Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

    "INDEPENDENT DIRECTORS" shall mean directors who are not officers or employees of THCR or any of its Subsidiaries and who are not Affiliates of Trump or any of his Affiliates.

    "INTEREST SWAP AND HEDGING OBLIGATION" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement, or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

    "INVESTMENT" means, with respect to any Person, directly or indirectly, (a) any advance, loan or other extension of credit or capital contribution to any other Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), (b) any purchase or other acquisition by such Person of any Equity Interest, bonds, notes, debentures or other securities issued or owned by, any other Person or
(c) other than guarantees of Indebtedness of the Issuers or any Subsidiary to the extent permitted by the covenant "LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of any other Person.

    "ISSUE DATE" means the date of first issuance of the Notes under the Note Indenture.

    "LEGAL REQUIREMENTS" means all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, of governments, federal, state and municipal.

    "LIEN" means any mortgage, charge, pledge, lien, (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired by an Issuer or Guarantor.

    "MORTGAGE DOCUMENTS"  shall have the meaning provided in the Note Indenture.

    "NET CASH PROCEEDS" (x) of an issuance of Indebtedness or Equity Interests means the cash proceeds of such issuance, net of attorneys' fees, accountants' fees, brokerage, consultant, underwriting and other fees and expenses actually incurred in connection with such issuance, sale, conversion or exchange and net of any taxes paid or payable as a result thereof by the entity making such sale and (y) of an Asset Sale (including an Event of Loss) means the aggregate amount of cash and Cash Equivalents received by Trump AC and its Subsidiaries in respect of such Asset Sale less the sum of all fees, commissions and other expenses incurred in connection with such Asset Sale less, in the case of an Asset Sale only, the amount (estimated reasonably and in good faith by Trump AC) of income, franchise, sales and other applicable taxes required to be paid by Trump AC or any of its Subsidiaries or distributable by Trump AC as a Permitted Tax Distribution, in each case, within twelve months of consummating the Asset Sale, in connection with such Asset Sale.

    "NET PROCEEDS" means the aggregate Net Cash Proceeds and fair market value of property and assets (valued at the fair market value thereof at the time of receipt in good faith by Trump AC).

    "OBLIGATION" means any principal, premium or interest payment, or Liquidated Damages, or monetary penalty, or damages, due by the Issuers or the Guarantors under the terms of the Notes or the Note Indenture.

    "PARTNERS" means each of THCR Holdings and Trump AC Holding or any additional or substitute partners admitted under the Partnership Agreement so long as (i) each is a partner under the Partnership Agreement, unless removed as a partner in accordance with the Partnership Agreement and (ii) no Default or Event of Default occurs as a result thereof.

    "PARTNERSHIP AGREEMENT" means the Amended and Restated Partnership Agreement of Trump AC, dated as of April 17, 1996, as amended from time to time in accordance with its terms.

    "PERMIT" means any license (including, without limitation, all Gaming Licenses), franchise, authorization, statement of compliance, certificate of operation, certificate of occupancy and permit required for the lawful ownership, occupancy, operation and use of all or a material portion of either of the Casino Hotels, whether held by Plaza Associates, Taj Associates or any other Person (which may be temporary or permanent) (including, without limitation, those required for the use of either of the Casino Hotels as a licensed casino facility), in accordance with all applicable Legal Requirements.

    "PERMITTED HOLDER" means Trump and the spouse and descendants of Trump (including any related grantor trusts controlled by, and established and maintained for the sole benefit of, Trump or such spouse or descendants), and the estate of any of the foregoing, but no other Person.

    "PERMITTED INDEBTEDNESS"  means the following:

        (a) Trump AC may incur Indebtedness to any Wholly owned Guarantor, and any Wholly owned Guarantor may incur Indebtedness to any other Wholly owned Guarantor or to Trump AC, PROVIDED, that, in the case of Indebtedness of Trump AC such obligations shall be unsecured and expressly subordinated in right of payment to Trump AC's Obligations pursuant to the Notes, and that the date of any event that causes such Guarantor to no longer be a Wholly owned Guarantor shall be an Incurrence Date;

        (b) the Super Puma Helicopter Lease, but only to the extent no Services Fees are thereafter paid under the TPM Services Agreement; and

        (c) Indebtedness existing on the Issue Date.

    "PERMITTED INVESTMENT" means (a) Investments in any of the Notes; (b) Cash Equivalents; (c) intercompany notes to the extent permitted under clause (a) of the definition of "Permitted Indebtedness"; (d) loans, advances or investments existing on the Issue Date; (e) any Investment in any Subsidiary of Trump AC; and (f) any Investment consisting of the extension of gaming credit to customers consistent with industry practice in the ordinary course of business.

    "PERMITTED LEASES"  means the following:

    (a) any Capitalized Lease Obligation of Trump AC or any of its Subsidiaries incurred in accordance with the covenant "LIMITATION OF INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK";

    (b) any lease of Plaza Associates or Taj Associates, as tenant or subtenant, existing on the date of the Note Indenture and listed on a schedule thereto or referred to in the Mortgage or a schedule thereto, including any modifications, amendments, renewals or supplements thereof, PROVIDED, that the aggregate annual rent and other costs thereunder are not increased thereby, except as such rent or costs may be increased during any renewed lease term pursuant to the terms of such leases as they exist on the date of the Note Indenture; and

    (c) any operating leases of Trump AC or any of its Subsidiaries other than the leases set forth above, PROVIDED, that the aggregate average annual rent and other payments required thereunder over the terms of such leases shall not exceed $10.0 million.

    "PERMITTED LIENS"  means the following:

    (a) Liens existing on the Issue Date and Liens securing Refinancing Indebtedness in respect of secured Indebtedness existing on the Issue Date;

    (b) the Lien of the Trustee as provided for in the Note Indenture and the Mortgage Documents, and the Lien of the trustee under the TAC II Note Indenture as provided for in the TAC II Note Indenture and the mortgage documents relating thereto;

    (c) Indebtedness incurred in accordance with clause (d) of the covenant "LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK" may be secured by the assets acquired pursuant to the respective capital lease (in the case of Capitalized Lease Obligations) or with the proceeds of the respective F,F&E Financing Agreements, so long as such Liens do not extend to any other assets;

    (d) INTENTIONALLY LEFT BLANK;

    (e) INTENTIONALLY LEFT BLANK;

    (f) any Lien arising by reason of (i) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (ii) security for payment of workmen's compensation or other insurance; (iii) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of money); and (iv) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds;

    (g) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings by Trump AC or any of its Subsidiaries if adequate reserves with respect thereto are maintained on the books of Trump AC or any of its Subsidiaries, as the case may be, in accordance with GAAP;

    (h) statutory Liens of carriers, warehousemen, mechanics, landlords, laborers, materialmen, repairmen or other like Liens arising by operation of law in the ordinary course of business and consistent with industry practices and Liens on deposits made to obtain the release of such Liens if (i) the underlying obligations are not overdue for a period of more than 60 days or (ii) such Liens are being contested in good faith and by appropriate proceedings by Trump AC or any of its Subsidiaries and adequate reserves with respect thereto are maintained on the books of Trump AC or any of its Subsidiaries, as the case may be, in accordance with GAAP;

    (i) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects, which, if they are incurred by Trump AC or any of its Subsidiaries after it acquires the property subject thereto, are incurred in the ordinary course of business and consistent with industry practices which, individually or in the aggregate, do not materially detract from the value of the property subject thereto (as such property is used or proposed to be used by Trump AC or any of its Subsidiaries) or interfere with the ordinary conduct of the business of Trump AC or any of its Subsidiaries; PROVIDED, that any such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit;

    (j) Liens that secure Acquired Indebtedness (including Refinancing Indebtedness in respect thereof), PROVIDED, in each case, that such Liens do not secure any property or assets other than the property or assets so acquired and were not put in place in connection with or in anticipation of such acquisition, merger or consolidation;

    (k) leases or subleases granted to other persons in the ordinary course of business not materially interfering with the conduct of the business of Trump AC or any of its Subsidiaries or materially detracting from the value of the relative assets of Trump AC or such Subsidiary;

    (l) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by Trump AC or any of its Subsidiaries in the ordinary course of business;

    (m) Liens on the Equity Interests of Trump AC or any of its Subsidiaries to the extent required to be pledged for the benefit of holders of Senior Notes or of any Refinancing Indebtedness in respect thereof; and

    (n) a notice of intention filed by a mechanic, materialman or laborer under the New Jersey mechanic's lien law, or a building contract filed by a contractor or subcontractor thereunder.

    "PERMITTED TAX DISTRIBUTIONS" means for each tax year that Trump AC qualifies as a partnership or substantially similar pass-through entity under the Code or any similar provision of state or local law, distributions of Tax Amounts in respect of the jurisdictions in which Trump AC so qualifies as a partnership or substantially similar pass-through entity; PROVIDED, that (A) prior to any Permitted Tax Distribution a knowledgeable and duly authorized officer of Funding III shall certify, and counsel reasonably acceptable to the Trustee shall opine, that Trump AC qualifies as a partnership or substantially similar passthrough entity for federal income tax purposes and under similar laws of the states in respect of which such distributions are being made and (B) at the time of such distributions, the most recent audited financial statements of Trump AC provide that Trump AC was treated as a partnership for federal income tax purposes for the period of such financial statements. Distributions of Tax Amounts may be made between the tenth and twentieth day of each January (PROVIDED, that payments in respect of estimated state or local taxes due in January may instead, at the option of Trump AC, be paid during the last five days of the immediately preceding December), April, June and September, based upon the minimum estimated tax payments in respect of Tax Amounts which would then be due and payable, and during the tenth through twentieth day of April or within ten days of the reconciliation described in the immediately succeeding sentence, with respect to any additional tax payments owing in respect of the prior fiscal year. Within 60 days of Trump AC's filing of the Internal Revenue Service Form 1065 for the applicable tax year, a reconciliation shall be made of the Permitted Tax Distributions actually paid versus the amount permitted to be paid as Permitted Tax Distributions based upon the final results of the applicable tax year. In addition, prior to any Permitted Tax Distributions, each Partner shall have entered into a binding agreement promptly to reimburse Trump AC for any positive difference between the distributed amount and the Tax Amount as finally determined; PROVIDED, HOWEVER, that, if the Partners of Trump AC do not promptly reimburse Trump AC for any positive difference between the distributed amount and the Tax Amount, then the Permitted Tax Distributions during the year in which such reimbursement should have been made shall be reduced by the unreimbursed amount until the Permitted Tax Distributions for such year are zero and, thereafter, Permitted Tax Distributions shall be reduced in the succeeding years until the unreimbursed amount not used to reduce Permitted Tax Distributions is zero.

    "PERSON" OR "PERSON" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

    "QUALIFIED CAPITAL STOCK" means any Equity Interest of Trump AC that is not Disqualified Capital Stock.

    "QUALIFIED EXCHANGE" means (a) any repurchase, redemption or other acquisition or retirement of any shares of any class of Equity Interests of Trump AC on or after April 17, 1996 in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares, interests or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary of Trump AC) of,

Qualified Capital Stock of Trump AC; or (b) the redemption, repayment, defeasance, repurchase or other acquisition or retirement for value of any Indebtedness of, or guaranteed by, Trump AC on or after April 17, 1996 in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale of, Qualified Equity Interests of Trump AC.

    "REFERENCE PERIOD" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Note Indenture.

    "REFINANCING INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or constituting an amendment, modification or supplement to, or a deferral or renewal of (collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and
(ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; PROVIDED, that (A) such Refinancing Indebtedness of any Subsidiary shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be so refinanced, (C) such Refinancing Indebtedness shall be secured only by the assets (if any) securing the Indebtedness to be so refinanced and (D) such Refinancing Indebtedness shall have no installment of principal (or redemption payment) scheduled to come due earlier than the scheduled maturity of the corresponding installment of principal of the Indebtedness or Disqualified Capital Stock to be so refinanced which was scheduled to come due prior to the Stated Maturity.

    "RELATED BUSINESS" means the business conducted (or proposed to be conducted) by Plaza Associates or Taj Associates as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of Funding III are related businesses in Atlantic County, New Jersey or are related to the Casino Hotels.

    "REQUIRED REGULATORY REDEMPTION" means a redemption by the Issuers of any of such Holder's Notes pursuant to, and in accordance with, any order of any Governmental Authority with appropriate jurisdiction and authority relating to a Gaming License, or to the extent necessary in the reasonable, good faith judgment of the Issuers to prevent the loss, failure to obtain or material impairment or to secure the reinstatement of, any material Gaming License, where such redemption or acquisition is required because the Holder or beneficial owner of such Note is required to be found suitable or to otherwise qualify under any gaming laws and is not found suitable or so qualified within a reasonable period of time.

    "RESTRICTED FUNDS ACCOUNT" means a segregated bank account of Trump AC or any of its Subsidiaries, subject to the Lien of the Collateral Agent under the Collateral Agency Agreement, the proceeds of which are invested in cash or Cash Equivalents pending any use permitted by the covenant "LIMITATION ON THE SALE OF ASSETS AND SUBSIDIARY STOCK; EVENT OF LOSS."

    "RESTRICTED INVESTMENT" means, in one or a series of related transactions, any Investment, other than investments in Cash Equivalents.

    "RESTRICTED PAYMENT" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any subsidiary or parent of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or any Subsidiary or parent of such person, (c) any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Indebtedness of, or guaranteed by, such Person, any parent of such Person or any Subsidiary prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness (including any payment in respect of any amendment of the terms of any such Indebtedness, which amendment is sought in connection with any such acquisition of such Indebtedness or seeks to shorten any such due date), (d) in connection with the designation of a Person as an Unrestricted Subsidiary, a Restricted Payment shall be deemed to exist in the amount provided in the definition of Unrestricted Subsidiary contained herein and (e) any Restricted Investment by such person; PROVIDED, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; or (ii) any dividend, distribution or other payment to Trump AC or to any of its Subsidiaries or any Guarantor.

    "SERVICES FEE" means, for any period, the amount of the fee payable by Plaza Associates under the TPM Services Agreement for such period.

    "SIGNIFICANT SUBSIDIARY" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

    "STATED MATURITY," when used with respect to any Note, means May 1, 2006, and when used with respect to any other Indebtedness means the dates specified in such other Indebtedness as the fixed date on which the principal of such Indebtedness is due and payable.

    "SUBSIDIARY" of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (iii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and has a majority ownership interest. Notwithstanding the foregoing, no Unrestricted Subsidiary shall be considered a Subsidiary of Trump AC or any of its other Subsidiaries for purposes of the Notes and the Note Indenture. Unless the context otherwise requires, all references herein to "Subsidiaries" shall be to the direct and indirect to Subsidiaries of Trump AC for purposes of the Notes and the Note Indenture.

    "SUPERIOR MORTGAGES" means those certain mortgages, each as in effect on the Issue Date, known as the "Rothenberg," "CFS," "Wozo" and "Arbor" mortgages, securing the Plaza Garage Parcel, the Egg Harbor Parcel and certain property used or to be used for surface parking, as more fully described in the Mortgage Documents.

    "TAX AMOUNTS" with respect to any year means an amount no greater than (a) the higher of (i) the product of (A) the taxable income of Trump AC (computed as if Trump AC were an individual taxpayer) for such year as determined in good faith by the Board of Directors of Funding III and (B) the Tax Percentage and
(ii) the product of (A) the alternative minimum taxable income attributable to Trump AC (computed as if Trump AC were an individual taxpayer) for such year as determined in good faith by Board of Directors of Funding III and (B) the Tax Percentage, reduced by (b) to the extent not previously taken into account, any income tax benefit attributable to Trump AC which could be realized (without regard to the actual realization) by its Partners in the current or any prior taxable year, or portion thereof, commencing on or after the Issue Date (including any tax losses or tax credits), computed at the applicable Tax Percentage for the year that such benefit is taken into account for purposes of this computation. Any part of the Tax Amount not distributed in respect of a tax period for which it is calculated shall be available for distribution in subsequent tax periods.

    "TAX PERCENTAGE" means the highest, aggregate effective marginal rate of federal, state and local income tax or, when applicable, alternative minimum tax, to which any Partner of Trump AC would be subject in the relevant year of determination (as certified to the Trustee by a nationally recognized tax accounting firm); PROVIDED, that in no event shall the Tax Percentage be greater than the sum of (x) the highest, aggregate effective marginal rate of federal, state, and local income tax or, when applicable, alternative minimum tax, to which Trump AC would have been subject if it were a C corporation, for federal income tax purposes, and (y) 5 percentage points. If any Partner or Upper Tier Owner of Trump AC is an S corporation, partnership or similar pass-through entity for federal income tax purposes, the Tax Percentage shall be computed based upon the tax rates applicable to the shareholder or partner of such Partner or Upper Tier Owner, as the case may be.

    "TPM SERVICES AGREEMENT" shall mean the Amended and Restated Services Agreement, dated June 24, 1993, between Plaza Associates and TPM.

    "TRUST INDENTURE ACT"  means the Trust Indenture Act of 1939, as amended.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Trump AC that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by Trump AC, as provided below) PROVIDED that such Subsidiary does not and shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business. Trump AC may designate any Person (other than Plaza Associates, Taj Associates, TACC, TCS, Trump Communications, Trump AC Funding, Funding II and any direct or indirect holder of Equity Interest therein) to be an Unrestricted Subsidiary if (a) no Default or Event of Default is existing or will occur as a consequence thereof, (b) either (x) such Subsidiary, at the time of designation thereof, has no assets, (y) such Subsidiary is designated an "Unrestricted Subsidiary" at the time of Acquisition by Trump AC, in the case of Subsidiaries acquired after the Issue Date or (z) immediately after giving effect to such designation, on a pro forma basis, Trump AC could incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenant "LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK" and (c) such Subsidiary does not own any Equity Interests in, or own or hold any Lien on any property of, Trump AC or any other Subsidiary (excluding other Unrestricted Subsidiaries). Any such designation also constitutes a Restricted Payment (to the extent such amount is in excess of $0.00) in an amount equal to the sum of
(x) the net assets of such Subsidiary at the time of the designation, unless in the case of this clause (x) the designation is made pursuant to clause (b)(y) of the first sentence of this definition, in which case the amount of consideration paid by Trump AC and its Subsidiaries to effect such Acquisition (excluding Qualified Equity Interests of THCR issued in connection therewith) shall be the amount for purpose of this clause (x), and (y) the maximum amount of Guaranteed Debt of Trump AC and its Subsidiaries in respect of the designated Subsidiary which is to be outstanding immediately after such designation, in each case for purposes of the covenant "LIMITATION ON RESTRICTED PAYMENTS." Subject to the foregoing, Trump AC may designate any Unrestricted Subsidiary to be a Subsidiary, provided that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a pro forma basis, Trump AC could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio test in paragraph (a) of the covenant "LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

    "UPPER TIER OWNER" means (i) if a Partner is an S corporation, partnership or similar pass-through entity for federal income tax purposes, any shareholder or partner of such Partner and (ii) if any such shareholder or partner referred to in (i) above is an S corporation, Partnership or similar pass-through entity for federal income tax purposes, any shareholder or partner of such person.

    "VOTING STOCK" with respect to any Person means all classes of Equity Interests of such Person then outstanding and normally entitled to vote in elections of directors of such Person.

    WHOLLY OWNED SUBSIDIARY" means a Subsidiary all the Equity Interests of which are owned by Trump AC or another Wholly owned Subsidiary of Trump AC.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

    The Original Notes sold to Qualified Institutional Buyers are in the form of one or more registered global notes without interest coupons (collectively, the "U.S. Global Notes"). Upon issuance, the U.S. Global Notes were deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined).

    Beneficial interests in all Global Notes and all Certificated Notes (as defined), if any, are subject to certain restrictions on transfer and bear a restrictive legend. In addition, transfer of beneficial interests in any Global Notes is subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants, which may change from time to time.

    The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Original Notes in certificated form in certain limited circumstances. See "-- Transfer of Interests in Global Notes for Certificates Notes."

    Initially, the Trustee will act as Paying Agent and Registrar. The Original Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

    DEPOSITARY PROCEDURES

    DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer or ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

    DTC has also advised the Issuers that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes allocated by the Initial Purchaser to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interest in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

    Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. All ownership interests in any Global Notes may be subject to the procedures and requirements of DTC.

    The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a

Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "--Transfers of Interests in Global Notes for Certificated Notes."

    EXCEPT AS DESCRIBED IN "TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES", OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF THE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS UNDER THE NOTE INDENTURE FOR ANY PURPOSE.

    Under the terms of the Note Indenture, the Issuers, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the
Note Indenture. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for
(i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

    DTC has advised the Issuers that their current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Issuers or the Guarantors. Neither the Issuers, the Guarantors, nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

    The Global Notes trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

    DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

    The information in this section concerning DTC and its book-entry system has been obtained from sources that the Issuers believe to be reliable, but the Issuers take no responsibility for the accuracy thereof.

    TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

    An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes and the Issuers thereupon fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Issuers will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Notes.

    Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

    In all cases described herein, such Certificated Notes will bear a restrictive legend unless the Issuers determine otherwise in compliance with applicable law.

    Neither the Issuers, the Guarantors nor the Trustee will be liable for any delay by the holder of the Global Notes or DTC in identifying the beneficial owners of Notes, and the Issuers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

    TRANSFERS OF CERTIFICATED NOTES FOR INTERESTS IN GLOBAL NOTES

    Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the requisite restrictions on transfer.

    SAME DAY SETTLEMENT AND PAYMENT

    The Note Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Issuers will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Issuers expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

                       ORIGINAL NOTES REGISTRATION RIGHTS

    The Issuers and the Initial Purchaser entered into the Registration Rights Agreement on the Closing Date of the Initial Offering, pursuant to which the Issuers agreed for the benefit of the Holders of the Original Notes to, at their cost, (i) within 45 days after the Issue Date, file the Registration Statement under the Securities Act with the Commission with respect to the Exchange Offer, with terms substantially identical in all material respects to the Original Notes (except that such Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) to use its best efforts to cause such Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. Upon such Registration Statement being declared effective, the Issuers will offer Exchange Notes in exchange for properly tendered Original Notes. The Issuers will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of such Exchange Offer is mailed to the Holders of the Original Notes. For each Original Note surrendered to the Issuers pursuant to such Exchange Offer, the Holder of such Original Note will receive Exchange Notes having a principal amount at maturity equal to that of the surrendered Original Note.

    Under existing Commission interpretations, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; PROVIDED that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act will be delivered upon resale by such broker-dealers in connection with resales of the Exchange Notes. The Issuers have agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

    Each Holder of the Original Notes that wishes to exchange such Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Issuers, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    If the Holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

    In the event that applicable interpretations of the Staff of the Commission do not permit the Issuers to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 210 days of the Issue Date, the Issuers will, at their own expense, (a) within 45 days after such filing obligation arises, file a Shelf Registration Statement covering resales of the Original Notes, (b) use their best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act on or prior to 150 days after such obligation arises and (c) use their best efforts to keep effective such Shelf Registration Statement until the earlier of 24 months following the Issue Date and such time as all of the Original Notes have been sold thereunder, or otherwise cease to be a Transfer Restricted Security (as defined in the Registration Rights Agreement). The Issuers will, in the event a Shelf Registration Statement is required to be filed, provide to each Holder of the Original Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each Holder when such Shelf Registration Statement for the Original Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Original Notes. A Holder of the Original Notes who sells such Original

Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification and contribution rights and obligations).

    If (a) either of the registration statements described above is not filed on or before the date specified for such filing, (b) either of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) a Registration Statement becomes effective but the Issuers fail to consummate the Exchange Offer within 45 days of the earlier of the effectiveness of such registration statement or the Effectiveness Target Date or (d) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the Original Notes during the period specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above, a Registration Default), then the Issuers will pay liquidated damages ("Liquidated Damages") to each Holder of the Original Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of the Original Notes held by such Holder. Upon a Registration Default, Liquidated Damages will accrue at the rate specified above until such Registration Default is cured and the amount of Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Original Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.30 per week per $1,000 principal amount of Original Notes (regardless of whether one or more than one Registration Default is outstanding). All accrued Liquidated Damages will be paid by the Issuers on each interest payment date to the Holders of Original Notes by wire transfer of immediately available funds or by mailing checks to their registered addresses if no such accounts have been specified.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain United States federal income tax considerations for initial purchasers of the Notes and is for general information purposes only. This summary is based upon existing United States federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as Notes held by investors subject to special tax rules (E.G., financial institutions, insurance companies, broker-dealers, traders in securities, tax-exempt organizations, and, except to the extent described below, non-"United States Holders (as defined)) or to persons that will hold the Notes as part of a straddle, hedging, or "synthetic" security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state , or local tax considerations. This summary assumes that investors will hold their Notes as "capital assets" (generally, property held for investment) under the United States Internal Revenue code of 1986, as amended (the "Code"). Prospective investors are urged to consult their tax advisors regarding the United States federal, state, local, and foreign income and other tax considerations of the purchase, ownership, and disposition of the Notes.

    For purposes of this summary, a "United States Holder" is a beneficial owner of a Note that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized under the laws of the United States or any state or political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

UNITED STATES HOLDERS

    ORIGINAL ISSUE DISCOUNT

    The Notes will be issued with original issue discount, for United States federal income tax purposes, in an amount equal to the excess of their stated principal amount due at maturity over their issue price. Accordingly, United States Holders will be required to include original issue discount in ordinary income over the period that they hold the Notes in advance of the receipt of the cash attributable thereto. The amount of original issue discount to be included in income will be determined using a constant yield method, which will result in a greater portion of such discount being included in income in the later part of the term of the Notes. Any amount of discount included in income will increase a United States Holder's adjusted tax basis in the Notes.

    SALE OR EXCHANGE

    A United States Holder will recognize capital gain or loss upon a sale, exchange, or retirement of a Note in an amount equal to the excess of the amount realized (reduced by any amount attributable to accrued but unpaid stated interest) and the Holder's adjusted tax basis in such Note. Under the recently enacted Taxpayer Relief Act of 1997, net capital gain (I.E., generally, capital gain in excess of capital loss) recognized by an individual upon a sale of a Note that has been held for more than 18 months will be generally subject to tax at a rate not to exceed 20%. Net capital gain recognized by an individual upon the sale of a Note that has been held for more than 12 months but for not more than 18 months will continue to be subject to tax at a rate not to exceed 28% and capital gain recognized upon the sale of a Note that has been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer upon the sale of a Note will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

NON-UNITED STATES HOLDERS

    INTEREST

    Interest (including accrued original issue discount) paid by the Issuers to a non-United States Holder will not be subject to United States federal income or withholding tax if (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such non-United States Holder, (ii) the non-United States Holder does not actually or constructively own a 10% or more interest in Funding III and is not a controlled foreign corporation with respect to which the Issuers are a "related person" within the meaning of the Code and (iii) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading "Owner Statement Requirement."

    GAIN ON DISPOSITION

    A non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-United States Holder or
(ii) in the case of a non-United States Holder who is a non-resident alien individual, such Holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

    OWNER STATEMENT REQUIREMENT

    Sections 871(h) and 881(c) of the Code require that either the beneficial owner of a Note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds a Note on behalf of such owner file a statement with the Issuers or their agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States Federal income tax. Under current regulations, this requirement will be satisfied if the Issuers or their agent receive (i) a statement (an "Owner's Statement") from the beneficial owner of a Note in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner's name and address or (ii) a statement from the Financial Institution holding the Note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement together with a copy of the Owner's Statement. The beneficial owner must inform the Issuers or their agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement.

    FEDERAL ESTATE TAXES

    If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above, the Notes will not be included in the estate of a deceased non-United States Holder for United States federal estate tax purposes.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    In the case of payments of interest (including accrued original issue discount) to non-United States Holders, current Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either an Owner's Statement has been received or an exemption has otherwise been established; PROVIDED THAT neither the Issuers not their payment agents have actual knowledge that the Holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under current Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a non-United States Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the Holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the Holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

    Recently, the Treasury Department has promulgated final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general the Final Regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under the Final Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The Final Regulations are generally effective for payments made after December 31, 1998, subject to certain transition rules.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-Unites States Holder's United States federal income tax liability, provided that the required information is furnished to the Service.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Issuers believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is (i) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Issuers or (iii) broker-dealers who acquired Original Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such Holders' business, and such Holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Original Notes to the Initial Purchaser) with the prospectus contained in the Registration Statement. Pursuant to the Registration Rights Agreement, the Issuers have agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Issuers have agreed that, for a period not to exceed 180 days after the Exchange Date, they will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

    Each Holder of the Original Notes who wishes to exchange its Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Issuers as set forth in "The Exchange Offer--Terms and Conditions of the Letter of Transmittal." In addition, each Holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

    The Issuers will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Issuers have agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

    The validity of the Exchange Notes will be passed upon for the Issuers by Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022.

                                    EXPERTS

    The consolidated financial statements and schedule as of December 31, 1996 of Trump AC and the financial statement of Funding III included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Trump Atlantic City Associates and Subsidiaries
  Report of Independent Public Accountants.................................................................        F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1996.............................................        F-3
  Consolidated Statements of Operations for the years ended December 31, 1994, 1995 and 1996...............        F-5
  Consolidated Statements of Capital for the years ended December 31, 1994, 1995 and 1996..................        F-6
  Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996...............        F-7
  Notes to Consolidated Financial Statements...............................................................        F-8

Trump Atlantic City Associates and Subsidiaries
  Condensed Consolidated Balance Sheets of Trump Atlantic City Associates and Subsidiaries as of September
    30, 1997 (unaudited) and December 31, 1996.............................................................       F-23
  Condensed Consolidated Statements of Operations of Trump Atlantic City Associates and Subsidiaries for
    the Three Months and Nine Months Ended September 30, 1997 and 1996 (unaudited).........................       F-24
  Condensed Consolidated Statement of Capital of Trump Atlantic City Associates and Subsidiaries for the
    Nine Months Ended September 30, 1997 (unaudited).......................................................       F-25
  Condensed Consolidated Statements of Cash Flows of Trump Atlantic City Associates and Subsidiaries for
    the Nine Months Ended September 30, 1997 and 1996 (unaudited)..........................................       F-26
  Notes to Condensed Consolidated Financial Statements of Trump Atlantic City Associates and Subsidiaries
    (unaudited)............................................................................................       F-28

Trump Atlantic City Funding III, Inc.
  Report of Independent Public Accountants.................................................................       F-32
  Balance Sheet as of December 31, 1997....................................................................       F-33
  Notes to Balance Sheet...................................................................................       F-34

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Atlantic City Associates and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of Trump Atlantic City Associates and Subsidiaries (a New Jersey general partnership) as of December 31, 1995 and 1996, and the related consolidated statements of operations, capital and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the management of Trump Atlantic City Associates and Subsidiaries. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump Atlantic City Associates and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 7, 1997

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996
                                 (IN THOUSANDS)

                                                                                              1995        1996
                                                                                            ---------  ----------
                                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................................................  $  15,937  $   71,320
  Trade receivables, net of allowances for doubtful accounts of $8,077 and $17,355,
    respectively (Note 2).................................................................      7,494      39,087
  Accounts receivable, other (Note 5).....................................................      6,564       6,144
  Inventories.............................................................................      2,609       9,393
  Prepaid expenses and other current assets...............................................      5,045       6,495
  Due from affiliates, net (Note 7).......................................................      1,298       5,237
                                                                                            ---------  ----------
    Total current assets..................................................................     38,947     137,676
                                                                                            ---------  ----------
PROPERTY AND EQUIPMENT (Notes 2, 5 and 7):
  Land and land improvements..............................................................     48,308     159,390
  Buildings and building improvements.....................................................    379,686   1,280,947
  Furniture, fixtures and equipment.......................................................     90,965     194,050
  Leasehold improvements..................................................................      2,404       2,404
  Construction in progress................................................................     51,183      23,067
                                                                                            ---------  ----------
                                                                                              572,546   1,659,858
Less--Accumulated depreciation and amortization...........................................   (147,284)   (203,591)
                                                                                            ---------  ----------
    Net property and equipment............................................................    425,262   1,456,267
                                                                                            ---------  ----------
OTHER ASSETS:
  Deferred bond issuance costs, net of accumulated amortization of $7,525 and $5,052,
    respectively (Note 3).................................................................      9,866      39,153
  Other Assets............................................................................      5,949      25,910
                                                                                            ---------  ----------
    Total other assets....................................................................     15,815      65,063
                                                                                            ---------  ----------
    Total assets..........................................................................  $ 480,024  $1,659,006
                                                                                            ---------  ----------
                                                                                            ---------  ----------

                                             LIABILITIES AND CAPITAL
CURRENT LIABILITIES:
  Current maturities of long-term debt (Note 3)...........................................  $   2,901  $    9,410
  Accounts payable........................................................................      8,290      22,598
  Accrued payroll.........................................................................      6,815      16,653
  Self-insurance reserves (Note 5)........................................................      3,750       9,911
  Accrued interest payable (Note 3).......................................................      1,497      23,160
  Other accrued expenses..................................................................      6,822      25,202
  Other current liabilities...............................................................      2,235       3,578
                                                                                            ---------  ----------
    Total current liabilities.............................................................     32,310     110,512
                                                                                            ---------  ----------
NON-CURRENT LIABILITIES:
  Long-term debt, net of current maturities (Note 3)......................................    332,721   1,207,795
  Distribution payable to Trump Plaza Funding, Inc........................................      3,822       3,822
  Deferred state income taxes (Note 2)....................................................        359         450
  Other long-term liabilities.............................................................         --       4,569
                                                                                            ---------  ----------
    Total non-current liabilities.........................................................    336,902   1,216,636
                                                                                            ---------  ----------
    Total liabilities.....................................................................    369,212   1,327,148
                                                                                            ---------  ----------
COMMITMENTS AND CONTINGENCIES (Note 5):
CAPITAL:
  Partners' Capital.......................................................................     94,087     363,646
  Retained Earnings (Accumulated Deficit).................................................     16,725     (31,788)
                                                                                            ---------  ----------
    Total Capital.........................................................................    110,812     331,858
                                                                                            ---------  ----------
    Total liabilities and capital.........................................................  $ 480,024  $1,659,006
                                                                                            ---------  ----------
                                                                                            ---------  ----------

         The accompanying notes to financial statements are an integral part of these consolidated financial statements.

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                 (IN THOUSANDS)

                                                                 1994              1995              1996
                                                           ----------------  ----------------  ----------------
REVENUES:
  Gaming.................................................    $    261,451      $    298,073      $    752,228
  Rooms..................................................          18,312            19,986            68,214
  Food and Beverage......................................          40,149            44,602            98,635
  Other..................................................           8,408             9,594            24,146
                                                           ----------------  ----------------  ----------------
    Gross Revenue........................................         328,320           372,255           943,223
  Less-Promotional allowances............................          33,257            38,934           104,400
                                                           ----------------  ----------------  ----------------

    Net Revenues.........................................         295,063           333,321           838,823
                                                           ----------------  ----------------  ----------------

COSTS AND EXPENSES:
  Gaming.................................................         139,540           164,839           453,863
  Rooms..................................................           2,715             2,263            14,827
  Food and Beverage......................................          17,050            18,306            41,225
  General and Administrative.............................          76,690            71,913           155,346
  Depreciation and Amortization..........................          15,653            16,213            60,870
  Preopening.............................................         --                --                  4,145
                                                           ----------------  ----------------  ----------------
                                                                  251,648           273,534           730,276
                                                           ----------------  ----------------  ----------------

    Income from operations...............................          43,415            59,787           108,547
                                                           ----------------  ----------------  ----------------
NON-OPERATING INCOME (EXPENSE):
  Interest income........................................             842             1,003             2,339
  Interest expense (Note 3)..............................         (49,061)          (44,264)         (114,461)
  Non-operating income (expense) (Note 4)................          (4,931)           (5,743)           14,194
                                                           ----------------  ----------------  ----------------
    Non-operating expense, net...........................         (53,150)          (49,004)          (97,928)
                                                           ----------------  ----------------  ----------------
Income (loss) before state income taxes and extraordinary
  items..................................................          (9,735)           10,783            10,619
BENEFIT FROM STATE INCOME TAXES..........................            (865)          --                --
                                                           ----------------  ----------------  ----------------

Income (loss) before extraordinary items.................          (8,870)           10,783            10,619
Extraordinary loss (Note 3)..............................         --                 (9,250)          (59,132)
                                                           ----------------  ----------------  ----------------
Net income (loss)........................................    $     (8,870)     $      1,533      $    (48,513)
                                                           ----------------  ----------------  ----------------
                                                           ----------------  ----------------  ----------------

         The accompanying notes to financial statements are an integral part of these consolidated financial statements.

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF CAPITAL

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                 (IN THOUSANDS)

                                                                                           RETAINED
                                                                                          EARNINGS/
                                                                             PARTNERS'   (ACCUMULATED
                                                                              CAPITAL      DEFICIT)      TOTAL
                                                                             ----------  ------------  ----------
Balance, December 31, 1993.................................................  $  (78,772)  $   24,062   $  (54,710)
Net Loss...................................................................          --       (8,870)      (8,870)
                                                                             ----------  ------------  ----------
Balance, December 31, 1994.................................................     (78,772)      15,192      (63,580)
Capital Contributed by Trump Hotels & Casino Resorts
  Holdings, L.P............................................................     172,859           --      172,859
Net Income.................................................................          --        1,533        1,533
                                                                             ----------  ------------  ----------
Balance, December 31, 1995.................................................      94,087       16,725      110,812
Capital Contributed by Trump Hotels & Casino Resorts
  Holdings, L.P............................................................     269,559           --      269,559
Net Loss...................................................................          --      (48,513)     (48,513)
                                                                             ----------  ------------  ----------
Balance, December 31, 1996.................................................  $  363,646   $  (31,788)  $  331,858
                                                                             ----------  ------------  ----------
                                                                             ----------  ------------  ----------

         The accompanying notes to financial statements are an integral part of these consolidated financial statements.

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                 1994               1995              1996
                                                           -----------------  ----------------  ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................      $  (8,870)        $    1,533        $  (48,513)
  Adjustments to reconcile net income (loss) to net cash
  flows
    provided by operating activities:
  Noncash charges:
    Extraordinary loss...................................             --              9,250            59,132
    Depreciation and amortization........................         15,653             16,213            60,870
    Accretion of discount on indebtedness................          1,916              1,130               132
    Amortization of deferred loan offering costs.........          1,791              1,791             5,588
    Provision for losses on receivables..................            396              1,057             8,599
    Utilization of CRDA credits and donations............          1,062                388                --
    Valuation allowance of CRDA investments..............            394             (1,098)            3,013
                                                                --------      ----------------  ----------------
                                                                  12,342             30,264            88,821
    Increase in receivables..............................           (236)            (8,318)          (20,296)
    Decrease (increase) in inventories...................            (91)               371                47
    Decrease (increase) in prepaid expenses and other
      current assets.....................................         (1,385)              (765)            1,495
    Decrease (increase) in other assets..................           (287)             6,283            (2,309)
    Increase (decrease) in amounts due to (from)
    affiliates...........................................            109             (1,504)           (3,668)
    Increase (decrease) in accounts payable, accrued
    expenses
      and other current liabilities......................         10,464                592           (16,153)
    Decrease in distribution payable to Trump Plaza
      Funding, Inc.......................................           (101)                --                --
    Decrease in other long-term liabilities..............           (865)                --            (1,430)
                                                                --------      ----------------  ----------------
      Net cash flows provided by operating activities....      $  19,950         $   26,923        $   46,507
                                                                --------      ----------------  ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment....................      $ (20,489)        $ (109,756)       $ (193,000)
  Purchases of CRDA investments..........................         (2,525)            (3,178)           (6,725)
  Cash refund of CRDA deposits...........................          1,323                 --                --
  Purchase of Taj Holding, net cash received.............             --                 --            46,714
                                                                --------      ----------------  ----------------
      Net cash flows used in investing activities........        (21,691)          (112,934)         (153,011)
                                                                --------      ----------------  ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cost of issuing debt...................................             --                 --           (41,042)
  Issuance of Trump AC Mortgage Notes....................             --                 --         1,200,000
  Retirement of long-term debt...........................             --                 --        (1,156,836)
  Retirement of NatWest Loan.............................             --                 --           (36,500)
  Additional Borrowings..................................            375              4,218             6,170
  Payments and current maturities of long-term debt......         (1,883)            (4,527)          (14,690)
  Redemption of PIK Notes................................             --            (81,746)               --
  Contributed Capital by Trump Hotel and Casino
    Resorts Holdings, L.P................................             --            172,859           204,785
                                                                --------      ----------------  ----------------
      Net cash flows provided by (used in) financing
      activities.........................................         (1,508)            90,804           161,887
                                                                --------      ----------------  ----------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....         (3,249)             4,793            55,383

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...........         14,393             11,144            15,937
                                                                --------      ----------------  ----------------
CASH AND CASH EQUIVALENTS AT END OF YEAR.................      $  11,144         $   15,937        $   71,320
                                                                --------      ----------------  ----------------
                                                                --------      ----------------  ----------------

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
        FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 (CONTINUED)

                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                 1994               1995              1996
                                                           -----------------  ----------------  ----------------
Supplemental Disclosures of Cash Flow Information:

    - During 1996, THCR Holdings purchased certain parcels of land amounting to $14,455 and contributed the parcels to Trump AC.

    - Equipment purchase under capital leases............      $     375         $    3,317        $       10

    - Cash paid during the year for interest.............      $  36,538         $   36,936        $  138,128
                                                                --------      ----------------  ----------------
                                                                --------      ----------------  ----------------
Supplemental Disclosure of Noncash Activities:

    - During 1996, THCR purchased all of the capital stock of Taj Holding for $31,181 in cash and 323,423 shares of its common stock valued at $9,319. In addition, the contribution by Trump of his 50% interest in Taj
     Associates amounting to $40,500, net of the $10,000 payment to Bankers Trust, was recorded as minority interest. In conjunction with the acquisition, the accumulated deficit amounting to $108,574 was recorded as an increase to Property, Plant & Equipment.

    - This Transaction has been recorded by Trump AC.
        Fair Value of net assets acquired.....................................................     $1,005,816
        Cash paid for the capital stock and payment to Bankers Trust..........................        (41,181)
        Minority interest of Trump............................................................        (30,500)
                                                                                                ----------------
        Liabilities assumed...................................................................     $  934,135
                                                                                                ----------------
                                                                                                ----------------

    - In connection with the purchase of the Specified Parcels, in 1996 THCR issued 500,000 shares of its common stock valued at $10,500 and contributed the Specified Parcels to
     Trump AC.

         The accompanying notes to financial statements are an integral part of these consolidated financial statements.

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION

    The accompanying consolidated financial statements include those of Trump Atlantic City Associates ("Trump AC"), a New Jersey general partnership (formerly Trump Plaza Holding Associates), and its 99% owned subsidiaries, Trump Plaza Associates ("Plaza Associates"), and Trump Taj Mahal Associates ("Taj Associates"). Plaza Associates is a New Jersey general partnership which owns and operates Trump Plaza Hotel and Casino ("Trump Plaza") located in Atlantic City, New Jersey. Taj Associates is a New Jersey general partnership which owns and operates the Trump Taj Mahal Casino Resort (the "Taj Mahal"), located in Atlantic City, New Jersey. Trump Atlantic City Corporation ("TACC"), a New Jersey corporation, owns the remaining 1% interest in Plaza Associates and Taj Associates. Trump AC's sole source of liquidity is distributions in respect of its interests in Plaza Associates and Taj Associates. Trump AC and TACC are owned by Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings").

    All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements. The minority interests in Plaza Associates and Taj Associates have not been separately reflected in the consolidated financial statements of Trump AC since they are not material.

    Trump AC was formed in February, 1993 for the purpose of raising funds for Plaza Associates. On June 25, 1993, Trump AC completed the sale of 12,000 Units (the "Units"), each Unit consisting of $5,000 principal amount of 12 1/2% Pay-In-Kind Notes, due 2003 (the "PIK Notes"), and one PIK Note Warrant (the "PIK Note Warrants") to acquire $1,000 principal amount of PIK Notes. Trump AC has no other assets or business other than its 99% equity interest in Plaza Associates.

    On June 12, 1995, Trump Hotels & Casino Resorts, Inc. ("THCR"), completed a public offering of 10,000,000 shares of common stock (the "Common Stock"), at $14.00 per share (the "Stock Offering") for gross proceeds of $140,000,000. Concurrently with the Stock Offering, Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings"), a then 60% subsidiary of THCR, issued 15 1/2% Senior Secured Notes (the "Senior Secured Notes") for gross proceeds of $155,000,000 (the "Note Offering" and, together with the Stock Offerings, the " 1995 Offerings"). From the proceeds from the Stock Offering, THCR contributed $126,848,000 to THCR Holdings. THCR Holdings subsequently contributed $172,859,000 to Trump AC.

    Prior to the 1995 Offerings, Donald J. Trump (Trump) was the sole stockholder of THCR and sole beneficial owner of THCR Holdings. Concurrent with the 1995 Offerings, Trump contributed to THCR Holdings all of his beneficial interest in Plaza Associates. Trump also contributed to THCR Holdings all of his existing interest and rights to new gaming activities in both emerging and established gaming jurisdictions, including Trump Indiana but excluding his interests in the Trump Taj Mahal Casino Resort (the "Taj Mahal") and Trump's Castle Casino Resort.

    On April 17, 1996, pursuant to the Agreement and Plan of Merger, as amended (the "Taj Merger Agreement"), between THCR and Taj Mahal Holding Corp. ("Taj Holding"), each outstanding share of Class A Common Stock of Taj Holding (the "Taj Holding Class A Common Stock"), which in the aggregate represented 50% of the economic interest in Taj Associates, was converted into the right to receive, at each holder's election, either (a) $30 in cash or (b) that number of shares of Common Stock having a market value equal to $30. Trump held the remaining 50% interest in Taj Associates and contributed such interest in Taj Associates to Trump AC in exchange for limited partnership interests in THCR Holdings. In addition, the outstanding shares of Taj Holding's Class C Common Stock, all of which were held by Trump,

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) ORGANIZATION (CONTINUED)
were canceled in connection with the Taj Merger. The following transactions occurred in connection with the Taj Merger (collectively referred to as the "Taj Merger Transaction"):

        (a) the payment of an aggregate of $31,181,000 in cash and the issuance of 323,423 shares of THCR Common Stock to the holders of Taj Holding Class A Common Stock pursuant to the Taj Merger Agreement;

        (b) the contribution by Trump to Trump AC of all of his direct and indirect ownership interests in Taj Associates, and the contribution by THCR to Trump AC of all of its indirect ownership interests in Taj Associates acquired in the Taj Merger Transaction;

        (c) the public offerings by (i) THCR of 12,500,000 shares of Common Stock (plus 750,000 shares of Common Stock issued in connection with the partial exercise of the underwriters' over-allotment option) (the "1996 Stock Offering") for net proceeds of $386,062,000 and (ii) Trump AC and Trump Atlantic City Funding, Inc. ("Trump AC Funding"), Trump AC's wholly owned finance subsidiary, of $1,200,000,000 aggregate principal amount of 11 1/4% First Mortgage Notes due 2006 (the "Trump AC Mortgage Notes") (the "1996 Notes Offering" and together with the 1996 Stock Offering, the "1996 Offerings");

        (d) the redemption of the outstanding shares of Taj Holding's Class B Common Stock, par value $.01 per share, immediately prior to the Taj Merger Transaction for $.50 per share in accordance with its terms;

        (e) the redemption of the outstanding 11.35% Mortgage Bonds, Series A, due 1999 of Trump Taj Mahal Funding, Inc. (the "Taj Bonds");

        (f) the retirement of the outstanding 10 7/8% Mortgage Notes due 2001 of Trump Plaza Funding, Inc.;

        (g) the satisfaction of the indebtedness of Taj Associates under its loan agreement with National Westminster Bank USA;

        (h) the purchase of certain real property used in the operation of the Taj Mahal that was leased from a corporation wholly owned by Trump (the "Specified Parcels");

        (i) the purchase of certain real property used in the operation of Trump Plaza that was leased from an unaffiliated third party;

        (j) the payment to Bankers Trust Company ("Bankers Trust") to obtain releases of liens and guarantees that Bankers Trust had in connection with indebtedness owed by Trump to Bankers Trust; and

        (k) the issuance to Trump of warrants (the "Trump Warrants") to purchase an aggregate of 1.8 million shares of Common Stock, (i) 600,000 shares of which may be purchased on or prior to April 17, 1999, at $30 per share, (ii) 600,000 shares of which may be purchased on or prior to April 17, 2000, at $35 per share, and (iii) 600,000 shares of which may be purchased on or prior to April 17, 2001, at $40 per share.

    As a result of the contribution by Trump to Trump AC of his direct and indirect ownership interests in Taj Associates and the contribution by THCR to Trump AC of its indirect ownership interests in Taj

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) ORGANIZATION (CONTINUED)
Associates acquired in the Taj Merger Transaction, together with THCR's contribution to THCR Holdings of the proceeds from the 1996 Stock Offering. Trump's aggregate beneficial equity interest in THCR Holdings decreased from approximately 40% to approximately 25% and THCR's aggregate beneficial equity interest in THCR Holdings increased from approximately 60% to approximately 75%. Trump's limited partnership interest in THCR Holdings represents his economic interest in the assets and operations of THCR Holdings.

    The Taj Merger Transaction has been accounted for as a "purchase" for accounting and reporting purposes and the results of Taj Associates have been included in the accompanying financial statements since the date of acquisition. Accordingly, the excess of the purchase price over the fair value of the net assets acquired ($200,782,000), which was allocated to land ($7,979,000) and building ($192,803,000) based on an appraisal on a pro rata basis, consists of the following:

        (a) $40,500,000 representing the payment of $30.00 for each of the 1,350,000 shares of Taj Holding Class A Common Stock. Holders of 298,739 shares of Taj Holding Class A Common Stock elected to receive 323,423 shares of THCR Common Stock and holders of 1,051,261 shares of Taj Holding Class A Common Stock elected to receive $31,181,000 in cash;

        (b) $40,500,000, representing the contribution by Trump to Trump AC (on behalf, and at the direction, of THCR Holdings) of all direct and indirect ownership interest in 50% of Taj Associates;

        (c) $9,900,000 of fees and expenses associated with the Taj Merger Transaction;

        (d) $108,574,000, representing the negative book value of Taj Associates at the date of the Taj Merger Transaction; and

        (e) $1,308,000 of closing costs associated with the purchase of the Specified Parcels.

    In connection with the Taj Merger Transaction, THCR purchased the Specified Parcels from Trump Taj Mahal Realty Corp., a corporation owned by Trump, and Taj Associates was released from its guarantee to First Union National Bank (the "Guarantee"). The aggregate cost of acquiring the Specified Parcels was $50,600,000 in cash and 500,000 shares of THCR Common Stock valued at $10,500,000 (an average value of $21.00 per share based on the price of the THCR Common Stock several days before and after the date of the amended Taj Merger Agreement). The obligation of Taj Associates which had been accrued with respect to the Guarantee ($17,923,000) was eliminated. In addition, THCR exercised the option to purchase a tower adjacent to Trump Plaza's main tower ("Trump Plaza East") for $28,084,000, which amount has been included in land and building.

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) ORGANIZATION (CONTINUED)
    Unaudited pro forma information, assuming that the Taj Merger had occurred on January 1, 1996, is as follows:

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                --------------
Net revenues..................................................................  $  984,789,000
                                                                                --------------
Income from operations........................................................     115,504,000
                                                                                --------------
Loss before extraordinary loss................................................     (11,906,000)
                                                                                --------------
Extraordinary loss............................................................     (59,132,000)
                                                                                --------------
Net income (loss).............................................................  $  (71,038,000)
                                                                                --------------

    The pro forma information is presented for informational purposes only and does not purport to present what the results of operations would have been had the Taj Merger Transaction, in fact, occurred on January 1, 1996 or to project the results of operations for any future period.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BASIS OF PRESENTATION

    Trump AC has no operations, except for its ownership of Plaza Associates and Taj Associates. Through these entities, Trump AC operates luxury casino hotels, located on The Boardwalk in Atlantic City which provide high quality amenities and services to its casino patrons and hotel guests. A substantial portion of Trump AC's revenues are derived from its gaming operations and in the past, Trump AC has targeted the higher-end drive-in slot customer. Competition in the Atlantic City casino market is intense and management believes that this competition will continue as more casinos are opened and new entrants into the gaming industry become operational.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Gaming revenues represent the net win from gaming activities which is the difference between amounts wagered and amounts won by patrons. Revenue from hotel and other services are recognized at the time the related service is performed.

    Trump AC provides an allowance for doubtful accounts arising from casino, hotel and other services, which is based upon a specific review of certain outstanding receivables as well as historical collection information. In determining the amount of the allowance, management is required to make certain estimates and assumptions regarding the timing and amount of collection. Actual results could differ from those estimates and assumptions.

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROMOTIONAL ALLOWANCES

    The retail value of accommodations, food, beverage and other services provided to customers without charge is included in gross revenue and deducted as promotional allowances the estimated departmental costs of providing such promotional allowances are included in gaming costs and expenses as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                      1994           1995           1996
                                                  -------------  -------------  -------------
Rooms...........................................  $   4,311,000  $   4,836,000  $  14,882,000
Food and Beverage...............................     15,373,000     17,167,000     45,452,000
Other...........................................      4,169,000      4,076,000     10,245,000
                                                  -------------  -------------  -------------
                                                  $  23,853,000  $  26,079,000  $  70,579,000
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

    During 1994, certain Progressive Slot Jackpot Programs were discontinued which resulted in $585,000 of related accruals being taken into income.

    INVENTORIES

    Inventories of provisions and supplies are carried at the lower of cost (weighted average) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment is carried at cost and is depreciated on the straight-line method using rates based on the following estimated useful lives:

Buildings and building improvements.............................  40 years
Furniture, fixtures and equipment...............................  3-10 years
Leasehold improvements..........................................  10-40
                                                                  years

    LONG-LIVED ASSETS

    During 1995, Trump AC adopted the provisions of Statement of Financial Accounting Standard No. 121" Accounting for the Impairment of Long-Lived Assets" ("SFAS No. 121 "). SFAS 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment of long-lived assets exists if, at a minimum, the future expected cash flows (undiscounted and without interest charges) from an entity's operations are less than the carrying value of these assets. As a result of its review, Trump AC does not believe that any impairment exists in the recoverability of its long-lived assets.

    INCOME TAXES

    State income taxes are recorded in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) based on the difference between the financial statement and the tax basis of assets and liabilities using enacted tax rates.

    The accompanying consolidated financial statements do not include a provision for federal income taxes since any income or losses are allocated to the partners and are reportable for federal income tax purposes by the partners.

    Under the New Jersey Casino Control Act (the "Casino Control Act"), both Plaza Associates and Taj Associates are required to file a New Jersey corporation business tax return. Accordingly, a benefit from state income taxes has been reflected in the accompanying consolidated financial statements of Trump AC. For state income tax purposes, available net operating loss carryforwards have been utilized to offset 1995 and 1996 taxable income. As of December 31, 1996, Plaza Associates and Taj Associates had a net operating loss carryforward of approximately $85,000,000 and $210,000,000, respectively, for New Jersey State Income Tax purposes. No tax benefit has been reflected in the accompanying financial statements for those losses as utilization of such carryforwards are not considered more likely than not.

    Deferred state income taxes primarily relates to differences in the timing of reporting depreciation for tax and financial statement purposes.

    STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, cash and cash equivalents include hotel and casino funds, funds on deposit with banks and temporary investments purchased with a maturity of three months or less.

    RECLASSIFICATIONS

    Certain reclassifications have been made to prior year financial statements to conform to the current year presentation.

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1995             1996
                                                             --------------  ----------------
Plaza Associates and Plaza Funding Note (10 7/8% Mortgage
  Notes, due 2001), net of unamortized discount of
  $3,348,000 (a)...........................................  $  326,652,000  $             --
Trump AC Mortgage Notes (11 1/4% First Mortgage Notes, due
  2006) (c)................................................              --     1,200,000,000
Mortgage notes payable (d).................................       2,953,000         3,407,000
Other notes payable (e)....................................       6,017,000        13,798,000
                                                             --------------  ----------------
                                                                335,622,000     1,217,205,000
Less--current maturities...................................       2,901,000         9,410,000
                                                             --------------  ----------------
                                                             $  332,721,000  $  1,207,795,000
                                                             --------------  ----------------
                                                             --------------  ----------------

------------------------

(a) On June 25, 1993, Plaza Funding issued $330,000,000 principal amount of
    10 7/8% Mortgage Notes, due 2001 (the "Plaza Notes"), net of discount of $4,313,000, representing an effective interest rate of approximately 11.12%. Net proceeds of the offering were used to redeem all of Plaza Funding's outstanding $225,000,000 principal amount 12% Mortgage Bonds, due 2002 and together with other funds (see (b)), to redeem all of Plaza Funding's stock units, comprised of $75,000,000 redeemable Preferred Stock with associated shares of Common Stock, to repay $17,500,000 principal amount 9.14% Regency Note due 2003, to make a portion of a distribution to Trump to pay certain personal indebtedness, and to pay transaction expenses.

   On April 17, 1996, the Plaza Notes were redeemed at a premium with the proceeds from the 1996 Offerings (see note 2). The early redemption of the Plaza Notes resulted in an extraordinary loss of approximately $59,132,000.

(b) On June 25, 1993, Trump AC issued $60,000,000 principal amount of 12 1/2% Pay-in-Kind Notes, due 2003 (the "PIK Notes"), together with PIK Note Warrants to acquire an additional $12,000,000 of PIK Notes at no additional cost. The PIK Note Warrants were exercised prior to June 12, 1995. The PIK Notes and the PIK Note Warrants were subsequently redeemed with a portion of the proceeds contributed to Trump AC by THCR Holdings (See Note 1). Such redemption resulted in the recognition of an extraordinary loss of $9,250,000, including the write-off of related unamortized deferred financing costs.

(c) On April 17, 1996, Trump AC together with Trump AC Funding, a wholly owned subsidiary of Trump AC, issued the Trump AC Mortgage Notes in an aggregate principal amount of $1,200,000,000 which bear interest at 11.25% and are due May 1, 2006. Interest on the Trump AC Mortgage Notes is due semi-annually on each May 1 and November 1, commencing on November 1, 1996. The Trump AC Mortgage Notes are guaranteed as to payment of principal and interest jointly and severally by Taj Associates, Plaza Associates, Trump AC and all future subsidiaries of Trump AC (other than Trump AC Funding). The Trump AC Mortgage Notes are jointly and severally secured by mortgages

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) LONG-TERM DEBT (CONTINUED)
    representing a first lien and security interest on substantially all of the assets of Taj Associates and Plaza Associates.

   The indenture pursuant to which the Trump AC Mortgage Notes were issued restricts the ability of Trump AC and its subsidiaries to make distributions or to pay dividends, as the case may be, unless certain financial ratios are achieved. In addition, the ability of Plaza Associates and Taj Associates to make payments of dividends or distributions (except for payment of interest) through Trump AC to THCR Holdings may be restricted by the CCC.

   Underwriting costs, legal and accounting fees, printing costs and other expenses of $44,200,000 associated with the issuance of the Trump AC Mortgage Notes are being amortized using the effective interest method over the term of the Trump AC Mortgage Notes. Amortization is included in interest expense in the accompanying statements of operations and totaled $5,052,000 from the date of issuance through December 31, 1996.

(d) Interest on these notes is payable with interest rates ranging from 10.0% to 10.5%. The notes are due at various dates between 1997 and 1998 and are secured by real property.

(e) Interest on these leases are payable with interest rate ranging from 7.9% to 13.5%. The leases are due at various dates between 1997 and 2001 and are secured by equipment.

    The aggregate maturities of long-term debt as of December 31, 1996 are as follows:

1997.........................................................  $   9,410,000
1998.........................................................      5,844,000
1999.........................................................      1,731,000
2000.........................................................        220,000
2001.........................................................              0
Thereafter...................................................  1,200,000,000
                                                               -------------
                                                               $1,217,205,000
                                                               -------------
                                                               -------------

    The ability of Trump AC to repay its long-term debt when due will depend on the ability of Plaza Associates and Taj Associates to generate cash from operations sufficient for such purposes or on the ability of Trump AC to refinance such indebtedness. Management does not currently anticipate that cash flow will be sufficient and that repayment will likely depend upon the ability to refinance such indebtedness. The future operating performance and the ability to refinance such indebtedness will be subject to the then prevailing economic conditions, industry conditions and numerous other financial, business and other factors, many of which are beyond the control of Trump AC. There can be no assurance that the future operating performance of Plaza Associates and Taj Associates will be sufficient to meet these repayment obligations or that the general state of the economy, the status of the capital markets generally or the receptiveness of the capital markets to the gaming industry will be conducive to refinancing or other attempts to raise capital.

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4) NON-OPERATING INCOME (EXPENSE)

    Non-operating income (expense) in 1994, 1995 and 1996 included $4,931,000, $3,939,000 and $806,000, respectively, of costs associated with Trump Plaza East and Trump World's Fair (see Note 5), net of miscellaneous non-operating credits.

    During 1996, Plaza Associates and Taj Associates each entered into an agreement with Atlantic Thermal Systems, Inc. ("Atlantic Thermal") pursuant to which Atlantic Thermal was granted an exclusive license to use, operate and maintain certain steam and chilled water production facilities located at Plaza Associates and Taj Associates. In consideration for the license, Atlantic Thermal paid Plaza Associates and Taj Associates a $15,000,000 non-refundable license fee. This amount has been included in other non-operating income in the accompanying financial statements.

(5) COMMITMENTS AND CONTINGENCIES

    LEASES AND EMPLOYMENT AGREEMENTS

    Pursuant to the acquisition of Trump World's Fair described in Note 7, Plaza Associates entered into an easement agreement with the New Jersey Sports and Exposition Authority ("NJSEA"). Under the terms of the agreement, Plaza Associates has an exclusive easement over, in and through portions of the Atlantic City Convention Center. The easement is for a 25-year term with annual payments of $2,000,000, adjusted every five years for changes in the Consumer Price Index.

    Trump AC has entered into employment agreements with certain key employees and leases certain property (primarily land), office, warehouse space, certain parking space, and various equipment under operating leases. Rent expense for the years ended December 31, 1994, 1995, and 1996 was $3,613,000, $3,609,000 and
$7,200,000, respectively, of which $1,900,000, $2,127,000 and $1,981,000, respectively, relates to affiliates. As of December 31, 1996, Trump AC had approximately $5,370,000 of commitments under employee agreements. These commitments mature at various dates through 1999.

    Future minimum lease payments under the noncancelable operating leases are as follows:

                                                                                    TOTAL
                                                                                --------------
1997..........................................................................  $    9,885,000
1998..........................................................................       5,393,000
1999..........................................................................       3,978,000
2000..........................................................................       3,018,000
2001..........................................................................       3,000,000
Thereafter....................................................................     113,000,000
                                                                                --------------
                                                                                $  138,274,000
                                                                                --------------
                                                                                --------------

    Certain of these leases contain options to purchase the leased properties at various prices throughout the leased terms.

    Taj Associates received a permit under the Coastal Area Facilities Review Act ("CAFRA") (which included a condition of Taj Associates' casino license) that initially required Taj Associates begin construction of certain improvements on the Steel Pier by October 1992, which improvements were to be completed within 18 months of commencement. Taj Associates initially proposed a concept to improve the

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) COMMITMENTS AND CONTINGENCIES (CONTINUED)
Steel Pier, the estimated cost of which was $30,000,000. Such concept was approved by the New Jersey Department of Environmental Protection, the agency which administers CAFRA. In March 1993, Taj Associates obtained a modification of its CAFRA permit providing for the extension of the required commencement and completion dates of the improvements to the Steel Pier for one year, which has been renewed annually based upon an interim use of the Steel Pier for an amusement park. Taj Associates has received an additional one-year extension most recently through March 29, 1998 of the required commencement and completion dates of the improvements of the Steel Pier based upon the same interim use of the Steel Pier as an amusement park.

    CASINO LICENSE RENEWAL

    The operation of an Atlantic City hotel and casino is subject to significant regulatory controls which affect virtually all of its operations. Under the Casino Control Act, Plaza Associates and Taj Associates are required to maintain certain licenses. Casino licenses must be renewed periodically, are not transferable, are dependent on the financial stability of the licensee and can be revoked at any time.

    In June 1995, the New Jersey Casino Control Commission ("CCC") renewed Plaza Associates' and Taj Associates' licenses to operate Trump Plaza and the Taj Mahal. The CCC renewed Plaza Associates' and Taj Associates' casino licenses for a period of four years through 1999. Upon revocation, suspension for more than 120 days, or failure to renew the casino license, the Casino Control Act provides for the mandatory appointment of a conservator to take possession of the hotel and casino's business and property, subject to all valid liens, claims and encumbrances.

    LEGAL PROCEEDINGS

    Plaza Associates, Taj Associates, its Partners, certain members of its former Executive Committee, and certain of its employees, have been involved in various legal proceedings. In general, Plaza Associates and Taj Associates have agreed to indemnify such persons against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) incurred by them in said legal proceedings.

    Various legal proceedings are now pending against Plaza Associates and Taj Associates. Plaza Associates and Taj Associates consider all such proceedings to be ordinary litigation incident to the character of their business. Plaza Associates and Taj Associates believe that the resolution of these claims will not, individually or in the aggregate, have a material adverse effect on their financial condition or results of operations.

    Plaza Associates and Taj Associates are also a party to various administrative proceedings involving allegations that they have violated certain provisions of the Casino Control Act. Plaza Associates and Taj Associates believe that the final outcome of these proceedings will not, either individually or in the aggregate, have a material adverse effect on their financial condition, results of operations or on the ability of Plaza Associates or Taj Associates to otherwise retain or renew any casino or other licenses required under the Casino Control Act for the operation of the respective properties.

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    SELF-INSURANCE RESERVES

    Self-insurance reserves represent the estimated amounts of uninsured claims related to employee health medical costs, workmen's compensation and personal injury claims that have occurred in the normal course of business. These reserves are established by management based upon specific review of open claims, with consideration of incurred but not reported claims as of the balance sheet date. Actual results may differ from these reserve amounts.

    FEDERAL INCOME TAX EXAMINATION

    Taj Associates is currently involved in an examination with the Internal Revenue Service ("IRS") concerning Taj Associates' federal partnership income tax returns for the tax years 1992 and 1993. While any adjustment which results from this examination could affect Taj Associates' state income tax return, Taj Associates does not believe that adjustments, if any, will have a material adverse effect on its financial condition or results of operations.

    CASINO REINVESTMENT DEVELOPMENT AUTHORITY OBLIGATIONS

    Pursuant to the provisions of the Casino Control Act, Plaza Associates and Taj Associates, must either obtain investment tax credits (as defined in the Casino Control Act), in an amount equivalent to 1.25% of its gross casino revenues, or pay an alternative tax of 2.5% of its gross casino revenues (as defined in the Casino Control Act). Investment tax credits may be obtained by making qualified investments or by the purchase of bonds at below market interest rates from the Casino Reinvestment Development Authority ("CRDA"). Plaza Associates and Taj Associates intend on satisfying their obligation primarily by depositing funds and donations of funds deposited. Plaza Associates and Taj Associates are required to make quarterly deposits with the CRDA based on 1.25% of its gross revenue. For the years ended December 31, 1994, 1995 and 1996, Trump AC charged to operations $838,000, $1,141,000, and $3,477,000, respectively, to give effect to the below market interest rates associated with CRDA bonds that have either been issued or are expected to be issued from funds deposited. Additionally, for the years ended December 31, 1995 and 1996, Plaza Associates credited operations for $2,239,000 and $464,000, respectively, resulting from the recapture of the valuation allowance on CRDA receivable.

    In connection with Trump Plaza East (see below), the CRDA has approved the use of up to $14,135,000 in deposits made by Plaza Associates for site improvements. At December 31, 1996, Plaza Associates had recorded a receivable from the CRDA of $7,413,000. While the receivable is fully realizable by Plaza Associates, the amount of actual reimbursements Plaza Associates will receive in any one year is limited to 75% and 50%, respectively, of the amount of funds Plaza Associates has deposited with the CRDA to cover its Atlantic City non-housing and South Jersey obligations. Accordingly, Plaza Associates has recorded $3,150,000 as a current receivable and $4,263,000 as other assets in the accompanying financial statements.

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    CONCENTRATIONS OF CREDIT RISKS

    In accordance with casino industry practice, Plaza Associates and Taj Associates extend credit to a limited number of casino patrons, after extensive background checks and investigations of credit worthiness. At December 31, 1996, approximately 47.7% of Plaza Associates and Taj Associates casino receivables (before allowances) were from customers whose primary residence is outside the United States.

(6) EMPLOYEE BENEFIT PLANS

    Plaza Associates and Taj Associates have a retirement savings plan (the "Plan") for its nonunion employees under Section 401(k) of the Internal Revenue Code. Employees are eligible to contribute up to 15% of their earnings to the Plan and Plaza Associates and Taj Associates will match 50% of the first 5% and 4%, respectively, of an eligible employee's contributions. Trump AC recorded charges of $848,000, $886,000 and $1,882,000 for matching contributions for the years ended December 31, 1994, 1995 and 1996, respectively.

    Plaza Associates and Taj Associates make payments to various trusted multi-employer pension plans under industry-wide union agreements. The payments are based on the hours worked by or gross wages paid to covered employees. Under the Employee Retirement Income Security Act, Plaza Associates and Taj Associates may be liable for their share of the plan's unfunded liabilities, if any, if the plans are terminated. Based upon the most recent information, the combined withdrawal liability of Plaza Associates and Taj Associates related to one of the plan's unfunded status approximates $3,071,000. Pension expense for the years ended December 31, 1994, 1995 and 1996 were $651,000, $423,000 and
$1,077,000 respectively.

    Plaza Associates and Taj Associates provide no other material post-retirement or post-employment benefits.

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) TRANSACTIONS WITH AFFILIATES

    Trump AC has engaged in certain transactions with Trump and entities that are wholly or partially owned by Trump. Amounts receivable from (owed to) at December 31 are as follows:

                                                                     YEAR ENDED DECEMBER 31,
                                                                    --------------------------
                                                                        1995          1996
                                                                    ------------  ------------
Seashore Four Associates(a).......................................  $   (571,000) $   (571,000)
Trump Seashore Associates(a)......................................       756,000            --
Taj Associates(b).................................................       167,000            --
Castle Associates(b)..............................................      (694,000)    1,689,000
Trump Casino Services, L.L.C.(b)..................................            --            --
Trump Organization(b).............................................        64,000       184,000
THCR Holdings(b)..................................................     1,576,000     3,935,000
                                                                    ------------  ------------
                                                                    $  1,298,000  $  5,237,000
                                                                    ------------  ------------
                                                                    ------------  ------------

------------------------

(a) Plaza Associates leases two parcels of land under long-term ground leases from Seashore Four Associates ("Seashore Four") and Trump Seashore Associates.("Seashore Associates"). In 1994, 1995 and 1996, Plaza Associates paid $900,000, $950,000 and $1,000,000, respectively, to Seashore Four, and paid $1,000,000, $1,195,000 and $981,000 in 1994, 1995 and 1996,
    respectively, to Seashore Associates. Plaza Associates purchased the tract from Seashore Four in January 1997 and the tract from Seashore Associates in September 1996 for $10,000,000 and $14,500,000, respectively.

(b) Plaza Associates engages in various transactions with the other Atlantic City hotel/casinos and related casino entities owned by Trump. These transactions are charged at cost or normal selling price in the case of retail items and include utilization of fleet maintenance and limousine services, certain shared professional fees, insurance, and payroll costs as well as complimentary services offered to customers.

    Trump Casino Services, L.L.C. ("TCS"), a New Jersey limited liability company, was formed on June 27, 1996 for the purpose of realizing cost savings and operational synergies by consolidating certain administrative functions of, and providing certain services to, Plaza Associates, Castle Associates and Taj Associates.

    SERVICES AGREEMENT

    Pursuant to the terms of a Services Agreement with Trump Plaza Management Corp. ("TPM"), a corporation beneficially owned by Trump, in consideration for services provided, Plaza Associates pays TPM each year an annual fee of $1,000,000 in equal monthly installments, and reimburses TPM on a monthly basis for all reasonable out-of-pocket expenses incurred by TPM in performing its obligations under such services agreement, up to certain amounts. Under such services agreement, approximately $1,300,000, $1,300,000 and $1,000,000 was charged to expense for the years ended December 31, 1994, 1995 and 1996.

    TRUMP WORLD'S FAIR

    Under an Option Agreement with Chemical Bank ("Chemical"), Trump had an option to purchase (i) Trump World's Fair (including the land, improvements and personal property used in the operation of

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) TRANSACTIONS WITH AFFILIATES (CONTINUED) the hotel) and/or certain promissory notes made by Trump and/or certain of his affiliates and payable to Chemical (the "Chemical Notes") which are secured by certain real estate assets located in New York, unrelated to Plaza Associates. In connection with such Option Agreement, Trump assigned his rights to Plaza Associates. On June 12, 1995, the option to purchase the Trump World's Fair was exercised. The option price of $60,000,000 was funded with $58,150,000 from the capital contributed by THCR Holdings (See Note 1), and $1,850,000 of option payments made by Plaza Associates.

    OTHER PAYMENTS TO DONALD J. TRUMP

    During 1994, Plaza Associates paid to Trump $1,000,000 under a Construction Management Service Agreement. The payment was made for construction management services rendered by Trump with respect to Trump Plaza East. This payment was capitalized as part of the cost of the building.

    During 1994, Plaza Associates also paid Trump a commission of approximately $572,000 for securing a retail lease at Trump Plaza. The commission has been capitalized and is being amortized to expense over the 10 year term of the lease.

    TRUMP PLAZA EAST

    Under an agreement with Midlantic National Bank, Trump had (i) an option to acquire Trump Plaza East and (ii) had a lease agreement for Trump Plaza East which would expire on June 30, 1998 requiring $260,000 per month in lease payments. In October 1993, Plaza Associates assumed the option and the lease agreement from Trump.

    Until such time as the Trump Plaza East Purchase Option was exercised or expired, Plaza Associates was obligated, from and after the date it entered into the Trump Plaza East Purchase Option, to pay the net expenses associated with Trump Plaza East. During 1995 and for part of 1996, Plaza Associates incurred approximately $2,340,000 and $1,100,000, respectively, of such expenses of which $2,045,000 and $348,000, respectively, are included in non-operating expenses in the accompanying consolidated financial statements.

    In connection with the Taj Merger Transaction described in Note 1, Plaza Associates exercised its option to acquire Trump Plaza East. The purchase price of $28,084,000 has been included in land and building in the accompanying financial statements.

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the following financial instruments approximates fair value, as follows: (a) cash and cash equivalents, accrued interest receivables and payables are based on the short term nature of these financial instruments and (b) CRDA bonds and deposits are based on the allowances to give effect to the below market interest rates.

    The estimated fair values of other financial instruments are as follows:

                                                                   DECEMBER 31, 1996
                                                           ----------------------------------
                                                           CARRYING AMOUNT      FAIR VALUE
                                                           ----------------  ----------------
Trump AC Mortgage Notes..................................  $  1,200,000,000  $  1,188,000,000

                         TRUMP ATLANTIC CITY ASSOCIATES
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The fair values of the Trump AC Mortgage Notes are based on quoted market prices as of December 31, 1996.

    There are no quoted market prices for other notes payable and a reasonable estimate could not be made without incurring excessive costs.

(9) FINANCIAL INFORMATION--TRUMP AC FUNDING

    Financial information relating to Trump AC Funding as of December 31, 1996 and for the period from April 17, 1996 to December 31, 1996 is as follows:

Total Assets (including First Mortgage Note receivable of
  $1,200,000,000 and related interest receivable)............  $1,222,500,000
                                                               -------------
                                                               -------------
Total Liabilities and Capital (including AC Notes payable of
  $1,200,000,000 and related interest payable)...............  $1,222,500,000
                                                               -------------
                                                               -------------
Interest Income..............................................  $  95,250,000
                                                               -------------
Interest Expense.............................................  $  95,250,000
                                                               -------------
Net Income...................................................  $          --
                                                               -------------

                TRUMP ATLANTIC CITY ASSOCIATES AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                     ASSETS

                                                                                      SEPTEMBER 30,  DECEMBER 31,
                                                                                          1997           1996
                                                                                      -------------  ------------
                                                                                       (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.........................................................   $    91,557    $   71,320
  Receivables, net..................................................................        54,687        45,231
  Inventories.......................................................................         9,671         9,393
  Advances to affiliates, net.......................................................         6,851         5,237
  Other current assets..............................................................         8,452         6,495
                                                                                      -------------  ------------
    Total Current Assets............................................................       171,218       137,676
PROPERTY AND EQUIPMENT, NET.........................................................     1,472,046     1,456,267
DEFERRED LOAN COSTS, NET............................................................        34,207        39,153
OTHER ASSETS........................................................................        30,195        25,910
                                                                                      -------------  ------------
    Total Assets....................................................................   $ 1,707,666    $1,659,006
                                                                                      -------------  ------------
                                                                                      -------------  ------------

                            LIABILITIES AND CAPITAL

CURRENT LIABILITIES:
  Current maturities of long-term debt..............................   $   9,322    $   9,410
  Accounts payable and accrued expenses.............................      84,214       77,942
  Accrued interest payable..........................................      56,916       23,160
                                                                      -----------  -----------
    Total Current Liabilities.......................................     150,452      110,512
LONG-TERM DEBT, net of current maturities...........................   1,204,415    1,207,795
OTHER LONG-TERM LIABILITIES.........................................       3,151        4,569
DISTRIBUTION PAYABLE TO TRUMP PLAZA FUNDING, INC....................       3,822        3,822
DEFERRED STATE INCOME TAXES.........................................         450          450
                                                                      -----------  -----------
    Total Liabilities...............................................   1,362,290    1,327,148
                                                                      -----------  -----------
CAPITAL:
  Partners' Capital.................................................     373,790      363,646
  Accumulated Deficit...............................................     (28,414)     (31,788)
                                                                      -----------  -----------
  Total Capital.....................................................     345,376      331,858
                                                                      -----------  -----------
    Total Liabilities and Capital...................................   $1,707,666   $1,659,006
                                                                      -----------  -----------
                                                                      -----------  -----------

                     The accompanying notes are an integral
           part of these condensed consolidated financial statements.

                TRUMP ATLANTIC CITY ASSOCIATES AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                       THREE MONTHS             NINE MONTHS
                                                                   ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
                                                                  ----------------------  -----------------------
                                                                     1997        1996        1997         1996
                                                                  ----------  ----------  -----------  ----------
REVENUES:
  Gaming........................................................  $  238,596  $  261,981  $   686,237  $  542,011
  Rooms.........................................................      23,683      24,310       62,707      48,464
  Food and Beverage.............................................      31,751      32,552       87,878      70,854
  Other.........................................................      10,669       8,709       26,419      17,035
    Gross Revenues..............................................     304,699     327,552      863,241     678,364
Less--Promotional allowances....................................      39,250      39,343      106,051      82,472
                                                                  ----------  ----------  -----------  ----------
    Net Revenues................................................     265,449     288,209      757,190     595,892
                                                                  ----------  ----------  -----------  ----------
COSTS AND EXPENSES:
  Gaming........................................................     144,739     150,289      424,379     315,648
  Rooms.........................................................       7,484       7,235       21,315      15,587
  Food and Beverage.............................................      10,040      10,582       28,168      22,073
  Pre-Opening...................................................      --             501      --            3,833
  General and Administrative....................................      39,215      43,011      124,143      99,183
  Depreciation and Amortization.................................      15,137      20,255       50,146      41,457
                                                                  ----------  ----------  -----------  ----------
                                                                     216,615     231,873      648,151     497,781
                                                                  ----------  ----------  -----------  ----------
    Income from operations......................................      48,834      56,336      109,039      98,111
                                                                  ----------  ----------  -----------  ----------
NON-OPERATING INCOME AND (EXPENSES):
  Interest income...............................................         560         854        1,992       1,483
  Interest expense..............................................     (35,839)    (36,495)    (107,657)    (78,077)
  Other non-operating income....................................      --           5,011      --           14,193
                                                                  ----------  ----------  -----------  ----------
                                                                     (35,279)    (30,630)    (105,665)    (62,401)
                                                                  ----------  ----------  -----------  ----------
Income before extraordinary loss................................      13,555      25,706        3,374      35,710
Extraordinary Loss..............................................      --          --          --          (59,132)
                                                                  ----------  ----------  -----------  ----------
NET INCOME (LOSS)...............................................  $   13,555  $   25,706  $     3,374  $  (23,422)
                                                                  ----------  ----------  -----------  ----------
                                                                  ----------  ----------  -----------  ----------

                     The accompanying notes are an integral
           part of these condensed consolidated financial statements.

                TRUMP ATLANTIC CITY ASSOCIATES AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENT OF CAPITAL

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                           RETAINED
                                                                                           EARNINGS
                                                                             PARTNERS'   (ACCUMULATED
                                                                              CAPITAL      DEFICIT)      TOTAL
                                                                             ----------  ------------  ----------
Balance, December 31, 1996.................................................  $  363,646   $  (31,788)  $  331,858
Net Income.................................................................      --            3,374        3,374
Contributed Capital--Trump Hotels & Casino Resorts Holdings, L.P...........      10,144       --           10,144
                                                                             ----------  ------------  ----------
Balance, September 30, 1997................................................  $  373,790   $  (28,414)  $  345,376
                                                                             ----------  ------------  ----------
                                                                             ----------  ------------  ----------

                     The accompanying notes are an integral
            part of this condensed consolidated financial statement.

                TRUMP ATLANTIC CITY ASSOCIATES AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                           NINE MONTHS ENDED
                                                                                             SEPTEMBER 30,
                                                                                      ----------------------------
                                                                                          1997           1996
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...................................................................  $       3,374  $     (23,422)
Adjustments to reconcile net loss to net cash flows from operating activities--
  Noncash charges--
  Extraordinary loss................................................................       --               59,132
  Depreciation and amortization.....................................................         50,146         41,457
  Accretion of discounts on indebtedness............................................       --                  132
  Provisions for losses on receivables..............................................          4,982          3,213
  Amortization of deferred loan offering costs......................................          4,946          3,842
  Deferred income taxes.............................................................       --                   28
  Valuation allowance of CRDA investments and utilization of credits and
    donations.......................................................................          2,941          2,098
                                                                                      -------------  -------------
                                                                                             66,389         86,480
Changes in assets and liabilities:
  Increase in receivables...........................................................        (14,438)       (24,319)
  (Increase) decrease in inventories................................................           (278)            47
  Increase in advances to affiliates................................................         (1,614)        (4,925)
  Increase in other current assets..................................................         (1,090)        (1,236)
  Decrease in other assets..........................................................            188          1,641
  Increase in accounts payable and accrued expenses.................................          6,065          2,160
  Increase in accrued interest payable..............................................         33,756         14,319
  Decrease in other long-term liabilities...........................................         (2,285)          (900)
                                                                                      -------------  -------------
Net cash provided by operating activities...........................................         86,693         73,267
                                                                                      -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net.............................................        (63,449)      (186,447)
Purchase of CRDA investments........................................................         (7,994)        (4,493)
Purchase of Taj Holding, net of cash acquired.......................................       --               46,714
                                                                                      -------------  -------------
Net cash used in investing activities...............................................        (71,443)      (144,226)
                                                                                      -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of other long term debt......................................          2,001          5,906
Payments and current maturities of long-term debt...................................         (7,158)        (8,117)
Capital contributed from THCR Holdings..............................................         10,144        219,240
Retirement of long-term debt........................................................       --           (1,156,836)
Issuance of Trump AC Mortgage Notes.................................................       --            1,200,000
Retirement of Nat West loan.........................................................       --              (36,500)
Cost of issuing debt................................................................       --              (41,042)
  Net cash provided by financing activities.........................................          4,987        182,651
                                                                                      -------------  -------------
  Net increase in cash & cash equivalents...........................................         20,237        111,692

                TRUMP ATLANTIC CITY ASSOCIATES AND SUBSIDIARIES

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                           NINE MONTHS ENDED
                                                                                             SEPTEMBER 30,
                                                                                      ----------------------------
                                                                                          1997           1996
                                                                                      -------------  -------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR......................................         71,320         15,937
                                                                                      -------------  -------------
CASH AND CASH EQUIVALENTS AT SEPTEMBER 30...........................................  $      91,557  $     127,629
                                                                                      -------------  -------------
                                                                                      -------------  -------------
CASH INTEREST PAID..................................................................  $      68,911  $      14,983
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Supplemental Disclosure of noncash activities:
Purchase of property and equipment under capitalized lease obligations..............  $       3,204  $       8,436
                                                                                      -------------  -------------
                                                                                      -------------  -------------
THCR purchased all of the capital stock of Taj Holding for $31,181 in cash and
  323,423 shares of its common stock valued at $9,319. In addition, the contribution by Trump of his 50% interest in Taj Associates amounting to $40,500, net of the
  $10,000 payment to Bankers Trust, was recorded as minority interest. In conjunction with the acquisition, the accumulated deficit amounting to $108,574 was recorded as an increase to Property, Plant and Equipment.
      Fair Value of net assets acquired.............................................                 $   1,005,816
      Cash paid for the capital stock and payment to Bankers Trust..................                       (41,181)
      Minority interest of Trump....................................................                       (30,500)
                                                                                                     -------------
      Liabilities assumed...........................................................                 $     934,135
                                                                                                     -------------
                                                                                                     -------------
In connection with the purchase of the Specified Parcels in 1996, THCR issued
  500,000 shares of its common stock valued at $10,500.

                     The accompanying notes are an integral
           part of these condensed consolidated financial statements.

                TRUMP ATLANTIC CITY ASSOCIATES AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

(1) CONDENSED FINANCIAL STATEMENTS

    The accompanying condensed consolidated financial statements include those of Trump Atlantic City Associates ("Trump AC"), a New Jersey general partnership formerly known as Trump Plaza Holding Associates, and its subsidiaries, Trump Plaza Associates, a New Jersey general partnership ("Plaza Associates"), which owns and operates the Trump Plaza Hotel and Casino located in Atlantic City, New Jersey ("Trump Plaza"), Trump Taj Mahal Associates, a New Jersey general partnership ("Taj Associates"), which owns and operates the Trump Taj Mahal Casino Resort located in Atlantic City, New Jersey (the "Taj Mahal"), Trump Atlantic City Funding, Inc., a Delaware corporation ("Trump AC Funding"), Trump Atlantic City Corporation, a Delaware Corporation ("TACC"), Trump Casino Services, L.L.C., a New Jersey limited liability company ("Trump Services"), and Trump Communications, L.L.C., a New Jersey limited liability company. Trump AC's sole sources of liquidity are distributions in respect of its interests in Plaza Associates and Taj Associates. Trump AC is owned by Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership ("THCR Holdings") (See
Note 2). Trump AC and Trump AC Funding have no independent operations and, therefore, their ability to service debt is dependent upon the successful operations of Plaza Associates and Taj Associates. There are no restrictions on the ability of the guarantors (the "Subsidiary Guarantors") of the Trump AC Mortgage Notes (as defined in Note 2) to distribute funds to Trump AC.

    All significant intercompany balances and transactions have been eliminated in the accompanying condensed consolidated financial statements.

    The accompanying condensed consolidated financial statements have been prepared by Trump AC without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and note disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. In the opinion of Trump AC, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows for the periods presented, have been made.

    The casino industry in Atlantic City is seasonal in nature; therefore, results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the operating results for a full year.

    The separate financial statements of the Subsidiary Guarantors have not been included because (i) the Subsidiary Guarantors constitute all of Trump AC's direct and indirect subsidiaries; (ii) the Subsidiary Guarantors have fully and unconditionally guaranteed the Trump AC Mortgage Notes on a joint and several basis; (iii) the aggregate assets, liabilities, earnings and equity of the Subsidiary Guarantors are substantially equivalent to the assets, liabilities, earnings and equity of Trump AC on a consolidated basis; and (iv) the separate financial and other disclosures concerning the Subsidiary Guarantors are not deemed material to investors.

    Certain reclassifications have been made to prior year financial statements to conform to the current year presentation.

(2) PUBLIC OFFERINGS AND MERGER

    On June 12, 1995, Trump Hotels & Casino Resorts, Inc. ("THCR") completed a public offering of 10,000,000 shares of its common stock, par value $.01 per share (the "THCR Common Stock"), at $14.00 per share (the "1995 Stock Offering") for gross proceeds of $140,000,000. Concurrent with the 1995 Stock

                TRUMP ATLANTIC CITY ASSOCIATES AND SUBSIDIARIES

                                  (UNAUDITED)

(2) PUBLIC OFFERINGS AND MERGER (CONTINUED)
Offering, THCR Holdings, a then 60% subsidiary of THCR, and its subsidiary Trump Hotels & Casino Resorts Funding, Inc. issued 15 1/2% Senior Secured Notes due 2005 for gross proceeds of $155,000,000 (together with the 1995 Stock Offering, the "1995 Offerings"). From the proceeds of the 1995 Stock Offering, THCR contributed $126,848,000 to THCR Holdings. THCR Holdings subsequently contributed $172,859,000 to Trump AC.

    On April 17, 1996, pursuant to the Agreement and Plan of Merger, as amended (the "Taj Merger Agreement"), pursuant to which a wholly owned subsidiary of THCR was merged (the "Taj Merger") with and into Taj Mahal Holding Corp., a Delaware corporation now known as THCR Holding Corp. ("Taj Holding"), each outstanding share of Class A Common Stock of Taj Holding, par value $.01 per share (the "Taj Holding Class A Common Stock"), which in the aggregate represented 50% of the economic interest in Taj Associates, was converted into the right to receive, at each holder's election, either (a) $30 in cash or (b) that number of shares of THCR Common Stock having a market value equal to $30. Donald J. Trump ("Trump") held the remaining 50% interest in Taj Associates and contributed such interest in Taj Associates to Trump AC in exchange for limited partnership interests in THCR Holdings. In addition, the outstanding shares of Taj Holding's Class C Common Stock, par value $.01 per share, all of which were held by Trump, were canceled in connection with the Taj Merger. The following transactions occurred in connection with the Taj Merger (collectively referred to as the "Taj Merger Transaction"):

        (a) the payment of an aggregate of $31,181,000 in cash and the issuance of 323,423 shares of THCR Common Stock to the holders of Taj Holding Class A Common Stock pursuant to the Taj Merger Agreement;

        (b) the contribution by Trump to Trump AC of all of his direct and indirect ownership interests in Taj Associates, and the contribution by THCR to Trump AC of all of its indirect ownership interests in Taj Associates acquired in the Taj Merger Transaction;

        (c) the public offerings by (i) THCR of 12,500,000 shares of THCR Common Stock (plus 750,000 shares of THCR Common Stock issued in connection with the partial exercise of the underwriters' over-allotment option) (the "1996 Stock Offering") for net proceeds of $386,062,000 and (ii) Trump AC and Trump AC Funding, Trump AC's wholly owned finance subsidiary, of $1,200,000,000 aggregate principal amount of 11 1/4% First Mortgage Notes due 2006 (the "Trump AC Mortgage Notes") (together with the 1996 Stock Offering, the "1996 Offerings");

        (d) the redemption of the outstanding shares of Taj Holding's Class B Common Stock, par value $.01 per share, immediately prior to the Taj Merger Transaction for $.50 per share in accordance with its terms;

        (e) the redemption of the outstanding 11.35% Mortgage Bonds, Series A, due 1999 of Trump Taj Mahal Funding, Inc. (the "Taj Bonds");

        (f) the retirement of the outstanding 10 7/8 Mortgage Notes due 2001 (the "Plaza Notes") of Trump Plaza Funding, Inc.;

        (g) the satisfaction of the indebtedness of Taj Associates under its loan agreement with National Westminster Bank USA ("Nat West");

                TRUMP ATLANTIC CITY ASSOCIATES AND SUBSIDIARIES

                                  (UNAUDITED)

(2) PUBLIC OFFERINGS AND MERGER (CONTINUED)
        (h) the purchase of certain real property used in the operation of the Taj Mahal that was leased from a corporation wholly owned by Trump (the "Specified Parcels");

        (i) the purchase of certain real property used in the operation of Trump Plaza that was leased from an unaffiliated third party;

        (j) the payment to Bankers Trust Company ("Bankers Trust") to obtain releases of liens and guarantees that Bankers Trust had in connection with indebtedness owed by Trump to Bankers Trust; and

        (k) the issuance to Trump of warrants to purchase an aggregate of 1.8 million shares of THCR Common Stock, (i) 600,000 shares of which may be purchased on or prior to April 17, 1999 at $30 per share, (ii) 600,000 shares of which may be purchased on or prior to April 17, 2000 at $35 per share and (iii) 600,000 shares of which may be purchased on or prior to April 17, 2001 at $40 per share.

    The Taj Merger Transaction has been accounted for as a "purchase" for accounting and reporting purposes and the results of Taj Associates have been included in the accompanying financial statements since the date of acquisition. Accordingly, the excess of the purchase price over the fair value of the net assets acquired ($200,782,000), which was allocated to land ($7,979,000) and building ($192,803,000) based on an appraisal on a pro rata basis, consists of the following:

        a) $40,500,000, representing the payment of $30.00 for each of the 1,350,000 outstanding shares of Taj Holding Class A Common Stock. Holders of 298,739 shares of Taj Holding Class A Common Stock elected to receive 323,423 shares of THCR Common Stock and holders of 1,051,261 shares of Taj Holding Class A Common Stock elected to receive $31,181,000 in cash;

        b) $40,500,000, representing the contribution by Trump to Trump AC (on behalf, and at the direction, of THCR Holdings) of all of his direct and indirect ownership interest in 50% of Taj Associates;

        c) $9,900,000 of fees and expenses associated with the Taj Merger Transaction;

        d) $108,574,000, representing the negative book value of Taj Associates at the date of the Taj Merger Transaction; and

        e) $1,308,000 of closing costs associated with the purchase of the Specified Parcels.

    In connection with the Taj Merger Transaction, THCR purchased the Specified Parcels from Trump Taj Mahal Realty Corp., a corporation owned by Trump, and Taj Associates was released from its guarantee to First Union National Bank (the "Guarantee"). The aggregate cost of acquiring the Specified Parcels was $50,600,000 in cash and 500,000 shares of THCR Common Stock valued at $10,500,000 (an average value of $21.00 per share based on the price of the THCR Common Stock several days before and after the date of the amended Taj Merger Agreement). The obligation of Taj Associates which had been accrued with respect to the Guarantee ($17,923,000) was eliminated. In addition, THCR exercised the option to purchase a tower adjacent to Trump Plaza's main tower ("Trump Plaza East") for $28,084,000, which amount has been included in land and building.

                TRUMP ATLANTIC CITY ASSOCIATES AND SUBSIDIARIES

                                  (UNAUDITED)

(2) PUBLIC OFFERINGS AND MERGER (CONTINUED)
    Unaudited pro forma information, assuming that the Taj Merger Transaction had occurred on January 1, 1996, is as follows:

                                                                  NINE MONTHS ENDED
                                                                  SEPTEMBER 30, 1996
                                                                  ------------------
Net Revenues....................................................   $    749,694,000
Income from operations..........................................        107,925,000
Loss before extraordinary loss..................................         16,000,000
Extraordinary loss..............................................        (59,132,000)
Net loss........................................................   $    (43,132,000)

    The pro forma information is presented for informational purposes only and does not purport to present what the results of operations would have been had the Taj Merger Transaction, in fact, occurred on January 1, 1996 or to project the results of operations for any future period.

(3) PROPERTY AND EQUIPMENT

    During the second quarter of 1997, Trump AC revised its estimates of the useful lives of buildings, building improvements and furniture and fixtures which were acquired in 1996. Buildings and building improvements were reevaluated to have a forty year life and furniture and fixtures were determined to have a seven year life. Trump AC believes these changes more appropriately reflect the timing of the economic benefits to be received from these assets during their estimated useful lives. For the three months and nine months ended September 30, 1997, the net effect of applying these new lives was to increase net income by $2,108,000 and $4,034,000 respectively

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Atlantic City Funding III, Inc.

    We have audited the accompanying balance sheet of Trump Atlantic City Funding III, Inc. (a Delaware Corporation) as of December 31, 1997. This balance sheet is the responsibility of the management of Trump Atlantic City Funding III, Inc. Our responsibility is to express an opinion on this balance sheet based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Trump Atlantic City Funding III, Inc. as of December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
December 31, 1997

                     TRUMP ATLANTIC CITY FUNDING III, INC.
                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

Cash...........................................................................  $       10
Due from Trump Atlantic City Associates........................................  23,550,000
                                                                                 ----------
        Total Assets...........................................................  $23,550,010
                                                                                 ----------
                                                                                 ----------

                      LIABILITIES AND SHAREHOLDER'S EQUITY

11 1/4% First Mortgage Notes (TAC III) due 2006, net of discount of
  $1,450,000...................................................................  $23,550,000
Commitments and Contingencies
Common Stock, $.01 par value, 1,000 shares authorized, 100 shares issued and
  outstanding..................................................................  $        1
Additional paid in capital.....................................................           9
                                                                                 ----------
        Total Shareholder's Equity.............................................          10
                                                                                 ----------
        Total Liabilities and Shareholder's Equity.............................  $23,550,010
                                                                                 ----------
                                                                                 ----------

  The accompanying notes to balance sheet are an integral part of this balance sheet.

                     TRUMP ATLANTIC CITY FUNDING III, INC.
                             NOTES TO BALANCE SHEET
                               DECEMBER 31, 1997

(1) ORGANIZATION AND OPERATIONS

    Trump Atlantic City Funding III, Inc. ("TAC III"), which is a wholly owned subsidiary of Trump Atlantic City Associates ("Trump AC"), was formed on November 18, 1997 to, together with Trump AC, raise funds through the issuance and sale of debt securities for the benefit of Trump Taj Mahal Associates ("Taj Associates") and Trump Plaza Associates ("Plaza Associates"). Trump AC is a wholly owned subsidiary of Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings"), which in turn is a subsidiary of Trump Hotels & Casino Resorts, Inc. ("THCR").

    As TAC III and Trump AC have no operations, their ability to service their debt is dependent upon the successful operations of Taj Associates and Plaza Associates.

(2) ISSUANCE OF FIRST MORTGAGE NOTES

    On December 10, 1997, Trump AC and TAC III, collectively the issuers, issued and sold $25,000,000 principal amount of 11 1/4% First Mortgage Notes due 2006 (the "Offering"). Concurrent with the Offering, Trump AC and Trump Atlantic City Funding II, Inc. ("TAC II") also issued and sold $75,000,000 principal amount of 11 1/4% First Mortgage Notes, due 2006. The TAC II Notes and the TAC III Notes were issued and sold at a discount of $2,945,000 and $1,450,000, respectively.

    Existing and prospective investors should consider among other things, (i) the high leverage and fixed charges of Trump AC; (ii) the risk in refinancing and repaying the indebtedness and Trump AC's need for additional financing;
(iii) Trump AC's holding company structure; (iv) the restrictions imposed on certain activities by certain debt instruments; (v) the historical results; net losses of Plaza Associates and Taj Associates; and (vi) risks associated with the use of the net proceeds from the Offering, which will be used for working capital and other general corporate purposes for Trump AC and its subsidiaries. There can be no assurance that Trump AC's operations will be successful. See "Risk Factors" included elsewhere in this Prospectus for a discussion of these and other factors.

                         TRUMP ATLANTIC CITY ASSOCIATES
                     TRUMP ATLANTIC CITY FUNDING III, INC.

    All tendered Original Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                               The Exchange Agent
                           for the Exchange Offer is

                         U.S. BANK NATIONAL ASSOCIATION

                                 BY FACSIMILE:
                                 (612) 244-1537
                           Attention: Bernice Chapman

                             CONFIRM BY TELEPHONE:
                                 (612) 244-1572

                        BY REGISTERED OR CERTIFIED MAIL:
                         U.S. Bank National Association
                              180 East 5th Street
                           St. Paul, Minnesota 55101
                                Bernice Chapman

                           BY HAND/OVERNIGHT COURIER:
                         U.S. Bank National Association
                              180 East 5th Street
                           St. Paul, Minnesota 55101
                                Bernice Chapman

                                       OR

                              First Trust New York
                                100 Wall Street
                            Bond Window, 20th Floor
                            New York, New York 10005

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Funding III, which is a Delaware corporation, is empowered by the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of Funding III. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Certificate of Incorporation and by-laws of Funding III provide for indemnification of the directors and officers of such entities to the full extent permitted by the Delaware General Corporation Law.

    Funding III maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS

3.1.1(19)    Certificate of Incorporation of Trump Atlantic City Funding, Inc. (formerly
             THCR Atlantic City Funding, Inc.).

3.1.2(19)    Certificate of Amendment of Certificate of Incorporation of Trump Atlantic City
             Funding, Inc. (formerly THCR Atlantic City Funding, Inc.).

3.2(19)      By-Laws of Trump Atlantic City Funding, Inc. (formerly THCR Atlantic City
             Funding, Inc.).

3.3-3.7      Intentionally omitted.

3.8.1(5)     Partnership Agreement of Trump Atlantic City Associates (formerly Trump Plaza
             Holding Associates).

3.8.2(5)     Amendment No. 1 to the Partnership Agreement of Trump Atlantic City Associates
             (formerly Trump Plaza Holding Associates.).

3.8.3(12)    Amendment No. 2 to the Partnership Agreement of Trump Atlantic City Associates
             (formerly Trump Plaza Holding Associates).

3.8.4(20)    Amended and Restated Partnership Agreement of Trump Atlantic City Associates.

3.9.1(4)     Agreement and Plan of Merger between TP/GP Corp. and Trump Plaza Funding, Inc.

3.9.2(19)    Form of Second Amended and Restated Agreement of Limited Partnership of Trump
             Hotels & Casino Resorts Holdings, L.P.

3.10(24)     Certificate of Incorporation of Trump Atlantic City Funding II, Inc.

3.11(24)     By-Laws of Trump Atlantic City Funding II, Inc.

3.12         Certificate of Incorporation of Trump Atlantic City Funding III, Inc.

3.13         By-Laws of Trump Atlantic City Funding III, Inc.

3.14(24)     Certificate of Incorporation of Trump Atlantic City Corporation, as amended.

3.15(24)     By-Laws of Trump Atlantic City Corporation.

3.16(24)     Certificate of Formation of Trump Casino Services, L.L.C.

3.17(24)     Operating Agreement of Trump Casino Services, L.L.C.

3.18(24)     Certificate of Formation of Trump Communications, L.L.C.

3.19(24)     Operating Agreement of Trump Communications, L.L.C.

3.20(24)     Third Amended and Restated Partnership Agreement of Trump Plaza Associates,
             dated April 17, 1996, by and between Trump Atlantic City Associates, Trump
             Plaza Funding, Inc. and Trump Taj Mahal Corporation (now known as Trump
             Atlantic City Corporation).

3.21(24)     Second Amended and Restated Partnership Agreement of Trump Taj Mahal
             Associates, dated April 17, 1996, by and between Trump Atlantic City
             Associates, TM/GP Corporation (now known as THCR/LP Corporation), Trump Taj
             Mahal Corporation (now known as Trump Atlantic City Corporation) and Trump Taj
             Mahal, Inc. (now known as Trump Casinos, Inc.).

4.1(5)       Mortgage Note Indenture, among Trump Plaza Funding, Inc., as issuer, Trump
             Plaza Associates, as guarantor, and First Bank National Association, as trustee.

4.2(5)       Indenture of Mortgage, between Trump Plaza Associates, as mortgagor, and Trump
             Plaza Funding, Inc., as mortgagee.

4.3(5)       Assignment Agreement between Trump Plaza Funding, Inc. and First Bank National
             Association, as trustee.

4.4(5)       Assignment of Operating Assets from Trump Plaza Associates to Trump Plaza
             Funding, Inc.

4.5(5)       Assignment of Leases and Rents from Trump Plaza Associates to Trump Plaza
             Funding, Inc.

4.6(5)       Indenture of Mortgage between Trump Plaza Associates and First Bank National
             Association, as trustee.

4.7(5)       Assignment of Leases and Rents from Trump Plaza Associates to First Bank
             National Association, as trustee.

4.8(5)       Assignment of Operating Assets from Trump Plaza Associates to First Bank
             National Association, as trustee.

4.9(5)       Trump Plaza Associates Note to Trump Plaza Funding, Inc.

4.10(5)      Mortgage Note Certificate (included in Exhibit 4.1).

4.11(5)      Pledge Agreement of Trump Plaza Funding, Inc., in favor and for the benefit of
             First Bank National Association, as trustee.

4.12-4.18    Intentionally omitted.

4.19.6(20)   Pledge Agreement, dated April 17, 1996, from Trump Atlantic City Associates, as pledgor, to First Bank National Association, as Senior Note Trustee.

4.26.1(20)   Indenture, among Trump Atlantic City Associates and Trump Atlantic City
             Funding, Inc., as issuers, Trump Plaza Associates, Trump Taj Mahal Associates and The Trump Taj Mahal Corporation, as guarantors, and First Bank National
             Association, as trustee.

4.27.1(20)   First Mortgage Note Certificate (included in Exhibit 4.26.1).

4.28.1(20)   Indenture of Mortgage and Security Agreement, among Trump Taj Mahal Associates, as mortgagor, and First Bank National Association, as collateral agent, as mortgagee.

4.28.2(20)   Indenture of Mortgage and Security Agreement, among Trump Plaza Associates, as mortgagor, and First Bank National Association, as collateral agent, as mortgagee.

4.29.1(20)   Assignment of Leases and Rents, among Trump Taj Mahal Associates, as assignor, and First Bank National Association, as collateral agent, as mortgagee.

4.29.2(20)   Assignment of Leases and Rents, among Trump Plaza Associates, as assignor, and
             First Bank National Association, as collateral agent, as mortgagee.

4.30.1(20)   Collateral Agency Agreement, among First Bank National Association, as collateral agent, and First Bank National Association, as trustee, Trump
             Atlantic City Associates, Trump Atlantic City Funding, Inc., the other secured parties signatory thereto and the guarantors under the First Mortgage Note
             Indenture.

4.31(24)     Indenture, dated as of December 10, 1997, by and among Trump Atlantic City
             Associates and Trump Atlantic City Funding II, Inc., as issuers, Trump Atlantic
             City Corporation, Trump Casino Services, L.L.C., Trump Communications, L.L.C.,
             Trump Plaza Associates and Trump Taj Mahal Associates, as guarantors, and U.S.
             Bank National Association, as trustee.

4.32(24)     Registration Rights Agreement, dated as of December 10, 1997, by and among
             Trump Atlantic City Associates and Trump Atlantic City Funding II, as issuers,
             Trump Atlantic City Corporation, Trump Casino Services, L.L.C., Trump
             Communications, L.L.C., Trump Plaza Associates and Trump Taj Mahal Associates,
             as guarantors, and Donaldson, Lufkin & Jenrette Securities Corporation, as
             initial purchaser.

4.33*        Indenture, dated as of December 10, 1997, by and among Trump Atlantic City
             Associates and Trump Atlantic City Funding III, Inc., as issuers, Trump
             Atlantic City Corporation, Trump Casino Services, L.L.C., Trump Communications,
             L.L.C., Trump Plaza Associates and Trump Taj Mahal Associates, as guarantors, and U.S. Bank National Association, as trustee.

4.34         Registration Rights Agreement, dated as of December 10, 1997, by and among
             Trump Atlantic City Associates and Trump Atlantic City Funding III, as issuers,
             Trump Atlantic City Corporation, Trump Casino Services, L.L.C., Trump
             Communications, L.L.C., Trump Plaza Associates and Trump Taj Mahal Associates,
             as guarantors, and Donaldson, Lufkin & Jenrette Securities Corporation, as
             initial purchaser.

4.35(24)     Indenture of Mortgage and Security Agreement by Trump Plaza Associates as
             mortgagor and U.S. Bank National Association (as Collateral Agent) as
             mortgagee.

4.36(24)     Indenture of Mortgage and Security Agreement by Trump Taj Mahal Associates as
             mortgagor and U.S. Bank National Association (as Collateral Agent) as
             mortgagee.

4.37(24)     Assignment of Leases and Rents by Trump Plaza Associates as assignor and U.S.
             Bank National Association (as Collateral Agent) as assignee.

4.38(24)     Assignment of Leases and Rents by Trump Taj Mahal Associates as assignor and
             U.S. Bank National Association (as Collateral Agent) as assignee.

4.39(24)     Debtors' Consent by Trump Atlantic City Associates, Trump Atlantic City Funding
             II, Inc., Trump Atlantic City Corporation, Trump Plaza Associates, Trump Taj
             Mahal Associates, Trump Casino Services, L.L.C. and Trump Communications,
             L.L.C.

4.40         Debtors' Consent by Trump Atlantic City Associates, Trump Atlantic City Funding
             III, Inc., Trump Atlantic City Corporation, Trump Plaza Associates, Trump Taj
             Mahal Associates, Trump Casino Services, L.L.C. and Trump Communications,
             L.L.C.

5*           Opinion of Willkie Farr & Gallagher.

8*           Opinion of Willkie Farr & Gallagher with respect to certain tax matters.

10.1-10.6    Intentionally omitted.

10.7(7)      Employment Agreement between Trump Plaza Associates and Barry Cregan.

10.8-10.27   Intentionally omitted.

10.28(2)     Option Agreement, dated as of February 2, 1993, between Donald J. Trump and
             Trump Plaza Associates.

10.29        Intentionally omitted.

10.30(3)     Amended and Restated Services Agreement between Trump Plaza Associates and
             Trump Plaza Management Corp.

10.31-10.32  Intentionally omitted.

10.33(4)     Mortgage from Donald J. Trump, as nominee, to Albert Rothenberg and Robert
             Rothenberg, dated October 3, 1983.

10.34(4)     Mortgage made by Harrah's Associates to Adeline Bordonaro, dated January 28,
             1986.

10.35.1(4)   Mortgage from Trump Plaza Associates to The Mutual Benefit Life Insurance
             Company, dated October 5, 1990.

10.35.2(4)   Collateral Assignment of Leases from Trump Plaza Associates to The Mutual
             Benefit Life Insurance Company, dated October 5, 1990.

10.36-10.37  Intentionally omitted.

10.38(11)    Employment Agreement between Trump Hotels & Casino Resorts Holdings, L.P. and
             Nicholas L. Ribis (with exhibits).

10.39.2(6)   Severance Agreement between Trump Plaza Associates and Robert M. Pickus.

10.39.4(18)  Employment Agreement between Robert M. Pickus and Trump Hotels & Casino
             Resorts, Inc.

10.40(9)     Employment Contract, dated as of February 7, 1995, between Trump Plaza
             Associates and Kevin S. Smith.

10.41(9)     Employment Agreement between Trump Plaza Associates and James A. Rigot.

10.42(9)     Option and Right of First Offer Agreement between Trump Plaza Associates and
             Missouri Boardwalk Inc., dated June 24, 1993.

10.43(9)     Lease between Donald J. Trump and Missouri Boardwalk Inc., dated June 24, 1993.

10.44(9)     Sublease between Donald J. Trump and Missouri Boardwalk Inc., dated June 24,
             1993.

10.45(8)     Employment Agreement, dated August 1, 1994, between R. Bruce McKee and Trump
             Taj Mahal Associates.

10.46(11)    Executive Agreement among Donald J. Trump, Trump Hotels & Casino Resorts, Inc.
             and Trump Hotels & Casino Resorts Holdings, L.P.

10.47-10.49  Intentionally omitted.

10.50(10)    Acquisition Agreement, dated April 27, 1995, between Trump Oceanview, Inc. and
             The New Jersey Sports and Exposition Authority.

10.51-10.55  Intentionally omitted.

10.56(10)    Agreement of Sublease between Donald J. Trump and Time Warner Entertainment
             Company, L.P., as amended.

10.57-10.62  Intentionally omitted.

10.63.2(20)  Third Amended and Restated Partnership Agreement of Trump Plaza Associates.

10.65.1(21)  Services Agreement, dated as of July 8, 1996, among Trump Plaza Associates,
             Trump Taj Mahal Associates and Trump Casino Services, L.L.C.

10.65.2(22)  Amended and Restated Service Agreement, dated as of October 23, 1996, by and among Trump Plaza Associates, Trump Taj Mahal Associates, Trump's Castle
             Associates, L.P. and Trump Casino Services, L.L.C.

10.66(21)    Thermal Energy Service Agreement, dated as of June 30, 1996, by and between
             Atlantic Jersey Thermal Systems, Inc. and Trump Taj Mahal Associates.

10.67(22)    Thermal Energy Service Agreement, dated as of September 26, 1996, by and between Atlantic Jersey Thermal Systems, Inc. and Trump Plaza Associates.

10.68(8)     Employment Agreement, dated December 10, 1993, between Larry W. Clark and Trump
             Taj Mahal Associates.

10.69(8)     Employment Agreement, dated August 1, 1994, between Walter F. Kohlross and
             Trump Taj Mahal Associates.

10.70(10)    Lease Agreement between Trump's Castle Associates and Trump Taj Mahal
             Associates, dated as of December 16, 1994.

10.71(13)    Employment Agreement, extended and modified, dated October 10, 1995, between
             Larry W. Clark and Trump Taj Mahal Associates.

10.71.1(24)  Second Amendment to Employment Agreement dated May 27, 1997, between Larry W.
             Clark and Trump Taj Mahal Associates.

10.72(15)    Employment Agreement, dated October 25, 1995, between Rodolfo E. Prieto and
             Trump Taj Mahal Associates.

10.73(23)    Employment Agreement, dated October 14, 1996, between Trump Taj Mahal
             Associates and Patrick J. O'Malley.

10.74(23)    Employment Agreement, dated May 3, 1996, between Trump Taj Mahal Associates and
             Loretta I. Viscount.

10.75        Intentionally omitted.

12           Computation of Ratio of Earnings to Fixed Charges.

21.1         List of Subsidiaries of the Registrants.

23.1         Independent Auditors' Consent of Arthur Andersen LLP.

23.2         Consent of Willkie Farr & Gallagher (included in their opinions filed as
             Exhibit 5 and Exhibit 8 hereto).

24           Powers of Attorney (included on the signature page hereto).

25           Statement on Form T-1 of Eligibility of Trustee.

27           Financial Data Schedule of Trump Atlantic City Funding III, Inc.

99.1*        Form of Letter of Transmittal.

99.2*        Form of Notice of Guaranteed Delivery.

99.3*        Form of Letter to Clients.

99.4*        Form of Letter to Nominees.

------------------------

* To be filed by amendment.

 (1) Incorporated herein by reference to the identically numbered Exhibit to the Quarterly Report on Form 10-Q of Trump Plaza Funding, Inc., Trump Plaza Associates and Trump Plaza Holding Associates for the quarter ended September 30, 1992.

 (2) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. for the year ended December 31, 1992.

 (3) Previously filed in the Registration Statement on Form S-1, Registration No. 33-58608, of Trump Atlantic City Associates (formerly Trump Plaza Holding Associates).

 (4) Incorporated herein by reference to the identically numbered Exhibit in the Registration Statement on Form S-1, Registration No. 33-58602, of Trump Plaza Funding, Inc. and Trump Plaza Associates.

 (5) Incorporated herein by reference to the identically numbered Exhibit in the Registration Statement on Form S-1, Registration No. 33-58608, of Trump Atlantic City Associates (formerly Trump Plaza Holding Associates).

 (6) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. and Trump Atlantic City Associates (formerly Trump Plaza Holding Associates) for the year ended December 31, 1993.

 (7) Incorporated herein by reference to the identically numbered Exhibit in the Quarterly Report on Form 10-Q of Trump Plaza Funding, Inc. and Trump Atlantic City Associates (formerly Trump Plaza Holding Associates) for the quarter ended September 30, 1994.

 (8) Incorporated herein by reference to the Exhibit in the Quarterly Report on Form 10-Q of Trump Taj Mahal Funding, Inc. and Trump Taj Mahal Associates for the quarter ended September 30, 1994.

 (9) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. and Trump Atlantic City Associates (formerly Trump Plaza Holding Associates) for the year ended December 31, 1994.

(10) Incorporated herein by reference to the Exhibit in the Annual Report on Form 10-K of Trump Taj Mahal Funding, Inc. and Trump Taj Mahal Associates for the year ended December 31, 1994.

(11) Incorporated herein by reference to the identically numbered Exhibit in the Quarterly Report on Form 10-Q of Trump Hotels & Casino Resorts, Inc., Trump Hotels & Casino Resorts Holdings, L.P. and Trump Hotels & Casino Resorts Funding, Inc. for the quarter ended June 30, 1995.

(12) Incorporated herein by reference to the identically numbered Exhibit to the Quarterly Report on Form 10-Q of Trump Plaza Funding, Inc., Trump Plaza Associates and Trump Atlantic City Associates (formerly Trump Plaza Holding Associates) for the quarter ended June 30, 1995.

(13) Incorporated herein by reference to the Exhibit in the Quarterly Report on Form 10-Q of Trump Taj Mahal Funding, Inc. for the quarter ended September 30, 1995.

(14) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. and Trump Plaza Associates for the year ended December 31, 1995.

(15) Incorporated herein by reference to the Exhibit in the Annual Report on Form 10-K of Taj Mahal Holding Corp. for the year ended December 31, 1995.

(16) Incorporated herein by reference to the identically numbered Exhibit in the Current Report on Form 8-K of Trump Hotels & Casino Resorts, Inc., dated January 10, 1996.

(17) Incorporated herein by reference to the identically numbered Exhibit on the Current Report on Form 8-K of Trump Hotels & Casino Resorts, Inc., dated February 1, 1996.

(18) Incorporated herein by reference to the identically numbered Exhibit to the Registration Statement on Form S-4, Registration No. 333-153, of Trump Hotels & Casino Resorts, Inc.

(19) Previously filed in Registration Statement on Form S-1, Registration No. 333-643, of Trump Atlantic City Associates, Trump Atlantic City Funding, Inc. and Trump Plaza Associates.

(20) Incorporated herein by reference to the identically numbered Exhibit to the Quarterly Report on Form 10-Q of Trump Atlantic City Associates and Trump Atlantic City Funding, Inc. for the quarter ended March 31, 1996.

(21) Incorporated herein by reference to the identically numbered Exhibit to the Quarterly Report on Form 10-Q of Trump Atlantic City Associates and Trump Atlantic City Funding, Inc. for the quarter ended June 30, 1996.

(22) Incorporated herein by reference to the identically numbered Exhibit to the Quarterly Report on Form 10-Q of Trump Atlantic City Associates and Trump Atlantic City Funding, Inc. for the quarter ended September 30, 1996.

(23) Incorporated herein by reference to the identically numbered Exhibit to the Annual Report on Form 10-K of Trump Atlantic City Associates and Trump Atlantic City Funding, Inc. for the year ended December 31, 1996.

(24) Incorporated herein by reference to the identically numbered Exhibit in the
     Registration Statement on Form S-4, Registration No. 333-      , of Trump
     Atlantic City Associates and Trump Atlantic City Funding II, Inc.

    (b) Financial Statement Schedules:

    Schedule II -- Valuation and Qualifying Accounts

    All other schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions, described under Item 20 above, or otherwise, the Registrants have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of January, 1998.

                                TRUMP ATLANTIC CITY ASSOCIATES
                                By:  Trump Atlantic City Holding, Inc.
                                     its General Partner

                                By:  /s/ NICHOLAS L. RIBIS
                                     -----------------------------------------
                                     Name: Nicholas L. Ribis
                                     Title: President

                                TRUMP ATLANTIC CITY FUNDING III, INC.

                                By:  /s/ NICHOLAS L. RIBIS
                                     -----------------------------------------
                                     Name: Nicholas L. Ribis
                                     Title: Chief Executive Officer and
                                     President

                                TRUMP ATLANTIC CITY CORPORATION

                                By:  /s/ NICHOLAS L. RIBIS
                                     -----------------------------------------
                                     Name: Nicholas L. Ribis
                                     Title: President

                                TRUMP CASINO SERVICES, L.L.C.
                                By:  Trump Atlantic City Corporation
                                     its General Partner

                                By:  /s/ NICHOLAS L. RIBIS
                                     -----------------------------------------
                                     Name: Nicholas L. Ribis
                                     Title: President

                                TRUMP COMMUNICATIONS, L.L.C.
                                By:  Trump Atlantic City Corporation
                                     its General Partner

                                By:  /s/ NICHOLAS L. RIBIS
                                     -----------------------------------------
                                     Name: Nicholas L. Ribis
                                     Title: President

                                TRUMP PLAZA ASSOCIATES
                                By:  Trump Atlantic City Corporation
                                     its General Partner

                                By:  /s/ NICHOLAS L. RIBIS
                                     -----------------------------------------
                                     Name: Nicholas L. Ribis
                                     Title: President

                                TRUMP TAJ MAHAL ASSOCIATES
                                By:  Trump Atlantic City Corporation
                                     its General Partner

                                By:  /s/ NICHOLAS L. RIBIS
                                     -----------------------------------------
                                     Name: Nicholas L. Ribis
                                     Title: President

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Trump Atlantic City Holding, Inc., General Partner of Trump Atlantic City Associates, whose signature appears below constitutes and appoints Donald J. Trump and Nicholas L. Ribis, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                 TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ DONALD J. TRUMP        Chairman of the Board of
------------------------------    Directors (principal        January 9, 1998
       Donald J. Trump            executive officer)

 /s/ FRANCIS X. MCCARTHY, JR.   Chief Financial Officer
------------------------------    (principal financial and    January 9, 1998
   Francis X. McCarthy, Jr.       accounting officer)

    /s/ NICHOLAS L. RIBIS
------------------------------  President and Director        January 9, 1998
      Nicholas L. Ribis

    /s/ WALLACE B. ASKINS
------------------------------  Director                      January 9, 1998
      Wallace B. Askins

      /s/ DON M. THOMAS
------------------------------  Director                      January 9, 1998
        Don M. Thomas

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Trump Atlantic City Funding III, Inc., whose signature appears below constitutes and appoints Donald J. Trump and Nicholas L. Ribis, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                       TITLE                      DATE
--------------------------  ------------------------------  -------------------

   /s/ DONALD J. TRUMP
--------------------------  Chairman of the Board of          January 9, 1998
     Donald J. Trump          Directors

  /s/ NICHOLAS L. RIBIS     President, Chief Executive
--------------------------    Officer, Chief Financial        January 9, 1998
    Nicholas L. Ribis         Officer and Director
                              (principal executive and
                              financial officer)

   /s/ ROBERT M. PICKUS
--------------------------  Director                          January 9, 1998
     Robert M. Pickus

    /s/ R. BRUCE MCKEE      Senior Vice President of
--------------------------    Corporate Finance (principal    January 9, 1998
      R. Bruce McKee          accounting officer)

  /s/ WALLACE B. ASKINS
--------------------------  Director                          January 9, 1998
    Wallace B. Askins

    /s/ DON M. THOMAS
--------------------------  Director                          January 9, 1998
      Don M. Thomas

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Trump Atlantic City Corporation, member of Trump Casino Services, L.L.C. and Trump Communications, L.L.C., and general partner of Trump Plaza Associates and Trump Taj Mahal Associates, whose signature appears below constitutes and appoints Donald J. Trump and Nicholas L. Ribis, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                       TITLE                      DATE
--------------------------  ------------------------------  -------------------
   /s/ DONALD J. TRUMP
--------------------------  Sole Director                     January 9, 1998
     Donald J. Trump

  /s/ NICHOLAS L. RIBIS
--------------------------  President and Chief Executive     January 9, 1998
    Nicholas L. Ribis         Officer

   /s/ ROBERT M. PICKUS
--------------------------  Assistant Secretary               January 9, 1998
     Robert M. Pickus

                            Senior Vice President of
    /s/ R. BRUCE MCKEE        Corporate Finance (principal
--------------------------    accounting and financial        January 9, 1998
      R. Bruce McKee          officer)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Atlantic City Associates and Subsidiaries:

    We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Trump Atlantic City Associates and Subsidiaries (Partnerships) included in this Form 10-K and have issued our report thereon dated February 7, 1997. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule is the responsibility of the Partnerships' management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey

February 7, 1997

                                                                     SCHEDULE II

                       TRUMP ATLANTIC CITY ASSOCIATES AND
                                  SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                       CHARGED
                                          BALANCE AT     TO        OTHER     BALANCE AT
                                          BEGINNING   COSTS AND   CHANGES      END OF
                                          OF PERIOD   EXPENSES   (DEDUCTIONS)   PERIOD
                                          ----------  ---------  ----------  ----------
YEAR ENDED DECEMBER 31, 1996:
  Allowance for doubtful accountants....  $8,077,000  $8,598,000 $  680,000(C) $17,355,000
                                          ----------  ---------  ----------  ----------
  Valuation allowance for interest
    differential on CRDA bonds..........  $1,077,000  $3,477,000 $7,907,000(D) $12,461,000
                                          ----------  ---------  ----------  ----------
YEAR ENDED DECEMBER 31, 1995:
  Allowance for doubtful accounts.......  $8,493,000  $1,057,000 $(1,473,000)(A) $8,077,000
                                          ----------  ---------  ----------  ----------
  Valuation allowance for interest
    differential on CRDA bonds..........  $2,174,000  $1,141,000 $(2,238,000)(B) $1,077,000
                                          ----------  ---------  ----------  ----------
YEAR ENDED DECEMBER 31, 1994:
  Allowance for doubtful accounts.......  $10,616,000 $ 323,000  $(2,446,000)(A) $8,493,000
                                          ----------  ---------  ----------  ----------
  Valuation allowance for interest
    differential on CRDA bonds..........  $2,981,000  $ 838,000  $1,645,000(B) $(2,174,000)
                                          ----------  ---------  ----------  ----------

------------------------

(A) Write-off of uncollectible accounts.

(B) Adjustment of allowance applicable to contribution of CRDA deposits.

(C) Includes $(6,916,000) representing the write-off of uncollectible amounts and $7,596,000 which represents Taj Associates' beginning balance as of April 17, 1996.

(D) Includes $(464,000) representing the adjustment of allowance applicable to CRDA contributions and $8,371,000 which represents Taj Associates' beginning balance as of April 17, 1996.

                                 EXHIBIT INDEX

   EXHIBIT                                                  DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

      3.12   Certificate of Incorporation of Trump Atlantic City Funding III, Inc.

      3.13   By-Laws of Trump Atlantic City Funding III, Inc.

      4.34   Registration Rights Agreement, dated as of December 10, 1997, by and among Trump Atlantic City Associates and Trump Atlantic City Funding III, as issuers, Trump Atlantic City Corporation, Trump Casino Services,
             L.L.C., Trump Communications, L.L.C., Trump Plaza Associates and Trump Taj Mahal Associates, as
             guarantors, and Donaldson, Lufkin & Jenrette Securities Corporation, as initial purchaser.

      4.40   Debtors' Consent by Trump Atlantic City Associates, Trump Atlantic City Funding III, Inc., Trump Atlantic
             City Corporation, Trump Plaza Associates, Trump Taj Mahal Associates, Trump Casino Services, L.L.C. and
             Trump Communications, L.L.C.

        12   Computation of Ratio of Earnings to Fixed Charges.

      21.1   List of Subsidiaries of the Registrants.

      23.1   Independent Auditors' Consent of Arthur Andersen LLP.

        25   Statement on Form T-1 of Eligibility of Trustee.

        27   Financial Data Schedule of Trump Atlantic City Funding III, Inc.